UNITED STATES
SECURITIES AND
EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

FEDERAL HOME LOAN BANK OF NEW YORK

Exact name of registrant as specified in its charter

Federally chartered corporation	13-6400946
State or other jurisdiction of incorporation or organization	(I.R.S. employer identification number)

101 Park Avenue	10178
New York, NY	(Zip Code)
(Address of principal executive offices)

(212) 681-6000
(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, par value $100

ITEM 1. BUSINESS	3

ITEM 2. FINANCIAL INFORMATION	33

ITEM 3. PROPERTIES	145

ITEM 4: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	146

ITEM 5: DIRECTORS AND EXECUTIVE OFFICERS	148

ITEM 6: EXECUTIVE COMPENSATION	153

ITEM 7: CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	154

ITEM 8. LEGAL PROCEEDINGS	155

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	156

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES	158

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED	159

ITEM 12: INDEMNIFICATION OF DIRECTORS AND OFFICERS	166

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA	167

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	168

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS	169

SIGNATURES	170
ORGANIZATION CERTIFICATE
BY-LAWS
PFI AGREEMENT
ACQUIRED MEMBER ASSETS REGULATIONS
TYPICAL PURCHASE AGREEMENT
CORPORATE GOVERNANCE COMMITTEE CHARTER
CORPORATE GOVERNANCE GUIDELINES
SEVERANCE PAY POLICY
EXECUTIVE INCENTIVE PLAN
DIRECTORS' COMPENSATION PLAN
FINANCIAL INSTITUTION THRIFT PLAN
COMPREHENSIVE RETIREMENT PROGRAM
RETIREE MEDICAL BENEFITS PLAN
BENEFIT EQUALIZATION PLAN

ITEM 1. BUSINESS

General

The Federal Home Loan Bank of New York (“FHLBNY” or “the Bank”) is a federally chartered corporation, exempt from federal, state and local taxes except real property taxes. It is one of twelve district Federal Home Loan Banks (“FHLBanks”). The FHLBanks are U.S. government-sponsored enterprises (“GSEs”), organized under the authority of the Federal Home Loan Bank Act of 1932, as amended (“FHLBank Act”). Each FHLBank is a cooperative owned by member institutions located within a defined geographic district. The members purchase capital stock in the FHLBank and receive dividends on their capital stock investment. The FHLBNY’s defined geographic district includes New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The FHLBNY provides a readily available, low-cost source of funds for its member institutions. The FHLBNY does not have any wholly or partially owned subsidiaries, nor does it have an equity position in any partnerships, corporations, or off-balance-sheet special purpose entities.

The FHLBNY is a cooperative. Members of the cooperative must purchase FHLBNY stock according to regulatory requirements. The business of the cooperative is to provide liquidity for our members (primarily in the form of advances) and to provide a return on their investment in FHLBNY stock in the form of a quarterly dividend. Since the members are both stockholders and customers, there is a trade-off between providing value to them via low pricing for advances with a relatively lower dividend versus higher advances pricing with a relatively higher dividend. This means that the FHLBNY is managed to deliver balanced value to members, rather than to maximize either advance volume through low pricing or profitability.

All federally insured depository institutions, insured credit unions and insurance companies engaged in residential housing finance can apply for membership in the FHLBank in their district, as can all community financial institutions. For the quarter ended June 30, 2004, the latest period for which data is available, community financial institutions are defined as FDIC-insured depository institutions having average total assets of $548 million or less over the preceding three-year period. All members are required to purchase capital stock in the FHLBNY as a condition of membership. A member of another FHLBank or a financial institution that is not a member of any FHLBank may also hold FHLBNY stock as a result of having acquired an FHLBNY member. As a result of these requirements, the FHLBNY conducts business with related parties in the normal course of business. As is the nature of a cooperative, the FHLBNY considers all members as related parties in addition to other FHLBanks.

The FHLBNY’s primary business is making collateralized loans, known as “advances,” to members, and is the primary focus of the Bank’s operations and also the principal factor that impacts the financial condition of the FHLBNY. The FHLBNY also serves the public through its mortgage programs, which enable FHLBNY members to liquefy certain mortgage loans by selling them to the Bank. The FHLBNY also provides members and non-members that have acquired members with such correspondent services as safekeeping, wire transfers, depository and settlement services.

The FHLBNY combines private capital and public sponsorship to provide its member financial institutions with a reliable flow of credit and other services for housing and community development. By supplying additional liquidity to its members, the FHLBNY enhances the availability of residential mortgages and community investment credit.

The FHLBNY is supervised and regulated by the Federal Housing Finance Board (“Finance Board”), which is an independent agency in the executive branch of the U.S. government. The Finance Board ensures that the FHLBNY carries out its housing and community development mission, remains adequately capitalized and able to raise funds in the capital markets, and operates in a safe and sound manner. However, while the Finance Board establishes regulations governing the operations of the FHLBanks, the Bank functions as a separate entity with its own management, employees and board of directors.

The FHLBNY obtains its funds from several sources. A primary source is the sale of FHLBank debt instruments to the public. The issuance and servicing of consolidated obligations are performed by the Office of Finance, a joint office of the FHLBanks established by the Finance Board. These debt instruments are known as consolidated obligations, since they represent the joint and several obligations of all the FHLBanks. Additional sources of FHLBNY funding are member deposits, other borrowings, and the issuance of capital stock. Deposits may come from member financial institutions and federal instrumentalities.

The FHLBNY’s website is www.fhlbny.com. The FHLBNY has adopted, and posted on its website, a Code of Business Conduct and Ethics applicable to all its employees.

Market Area

The FHLBNY’s market area is the same as its membership district—New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. Institutions that are members of the FHLBNY must have their principal places of business within this market area but may also operate elsewhere. The FHLBNY had 300 and 302 members, respectively, at March 31, 2005 and December 31, 2004.

Based on present laws and regulations, the number of financial institutions eligible for membership in the market area is limited. In its district, there are 858 banks, thrifts and credit unions that are eligible for membership, but have not joined. Of these, the FHLBNY considers only a limited number as attractive candidates for membership. An attractive candidate for membership is an institution that is likely to do sufficient advances business with the FHLBNY within a reasonable period of time so that the stock it is required to purchase will not dilute the dividend on the existing members’ stock. Characteristics that identify attractive candidates included an established practice of wholesale funding, high loan to deposit ratios, strong asset growth, sufficient qualified collateral and management that has used the FHLBNY’s advances during previous employment.

The FHLBNY actively markets membership to attractive candidates through personal calling and promotional materials. We estimate the number to be between 30 to 50. We compete for their membership by explaining to them the relative low interest rates that the FHLBNY charges to members for advances. Institutions join the Bank primarily for access to a reliable source of liquidity. Advances are an attractive source of liquidity because they permit members to liquefy relatively non-liquid assets, such as 1-4 family, multifamily and commercial real estate mortgages held in portfolio. Advances are well priced because of the FHLBNY’s access to capital markets as a Government Sponsored Entity and the FHLBNY’s strategy of providing balanced value to members.

The following table summarizes the FHLBNY’s members by type of institution as of March 31, 2005, December 31, 2004, 2003 and 2002.

	Commercial	Thrift	Credit	Insurance
	Banks	Institutions	Unions	Companies
March 31, 2005	148	125	27	—
December 31, 2004	148	127	27	—
December 31, 2003	150	132	25	—
December 31, 2002	138	136	21	1

Business Segments

The FHLBNY manages and reports on its operations as a single business segment. Management and the FHLBNY’s Board of Directors review enterprise-wide financial information in order to make operating decisions and assess performance. All FHLBNY’s revenues are derived from U.S. operations. A more detailed discussion of segment information is provided in the “Segment Information” section of Note 23 to Financial Statements.

The FHLBNY’s cooperative structure permits it to expand and contract with demand for advances and changes in membership. When advances are paid down, either because the member no longer needs the funds or because the member has been acquired by a non-member, the stock associated with the advance is immediately redeemed. When advances are paid before maturity, the FHLBNY collects fees that make the FHLBNY financially indifferent to the prepayment. The FHLBNY’s operating expenses are very low, about 7 bps on assets. Dividend capacity, which is a function of net income and the amount of stock outstanding, is unaffected, since future stock and future income are reduced more or less proportionately. All of this means that the FHLBNY will be able to meet its financial obligations and continue to deliver balanced value to members even if demand for advances drops significantly or if members are lost to acquisitions.

Products and Services

The FHLBNY offers to its member financial institutions certain correspondent banking services as well as safekeeping services. The fee income that is generated from these services are almost inconsequential. The FHLBNY also issues standby letters of credits on behalf of members at a fee, in amounts that are de minimus. The sum total of income derived from such services were less than $1 million for the three months ended March 31, 2005 and about $4 million for each of the prior three years. On an infrequent basis, the FHLBNY may act as an intermediary to purchase derivative instruments for members. The FHLBNY provides the Mortgage Partnership Finance® program to its members as another service. However, the FHLBNY does not expect the program to become a significant factor in its operations. The revenues derived from this program and another inactive mortgage program aggregated $16.0 million and $48.3 million for the three months ended March 31, 2005 and the year ended December 31, 2004. The revenues represented only 2.4% and 2.5% of total interest income.

The FHLBNY’s short-term investments provide immediate liquidity to satisfy members’ needs. Investments in Held-to-maturity securities, specifically mortgage-backed securities, provide additional earnings to enhance dividend potential for members. As a cooperative, the FHLBNY strives to provide its members a reasonable return on their investment in the FHLBNY’s capital stock. Interest income derived from held-to-maturity investment securities constituted 22.5% and 30.6 % of total interest income for the three months ended March 31, 2005 and 2004.

However, advances to members are the primary focus of the FHLBNY’s operations, and is also the principal factor that impacts the financial condition of the FHLBNY. Revenue from advances to members was the largest and the most significant element in the FHLBNY’s operating results. Providing advances to members, supporting the products and associated collateral and credit operations, and funding and swapping the funds are the focus of the FHLBNY’s operations.

Advances

Advances to members constituted 74.91%, or $62.7 billion, of the FHLBNY’s $83.7 billion in total assets at March 31, 2005. In terms of revenues, interest income from advances constituted 68.73%, or $458.8 million of total interest income for the three months ended March 31, 2005. These metrics have remained relatively stable over time. Advances to members constituted 77.5%, or $68.5 billion, of the FHLBNY’s $88.4 billion in total assets at December 31, 2004. Interest income from advances constituted 63.2%, or $1.2 billion, of $1.9 billion in total interest income for the year ended December 31, 2004. At December 31, 2003, the percentage of advances to total assets was 80.7%; the percentage of interest income derived from advances to total interest income was 64.7%. Most of the FHLBNY’s critical functions are directed at supporting the borrowing needs of the FHLBNY’s members, and managing the members’ associated collateral positions, and providing member support operations.

The FHLBNY offers a wide range of credit products to help members meet local credit needs, manage interest rate risk and liquidity, and serve their communities. The Bank’s primary business is making secured loans, called advances, to its members. These advances are available as short-term and long-term loans, and as adjustable, variable-rate and fixed-rate products (including option-embedded advances and amortizing advances).

Members use advances as a source of funding to supplement their deposit-gathering activities. Advances have grown substantially in recent years because many members have not been able to increase their deposits in their local markets as quickly as they have increased their assets. To close this funding gap, members have preferred to obtain reasonably priced advances rather than increasing their deposits by offering higher rates or forgoing asset growth. Because of the wide range of advance types, terms, and structures available to them, members have also used advances to enhance their asset/liability management. As a cooperative, the FHLBNY prices advances at minimal net spreads above the cost of its funding in order to deliver value to members.

The FHLBNY’s members are required by the FHLBank Act to pledge collateral to secure their advances. Eligible collateral includes: (1) one-to-four-family and multi-family mortgages; (2) Treasury and U.S. government agency securities; (3) mortgage-backed securities; and (4) certain other collateral that is real estate-related, provided that such collateral has a readily ascertainable value and that the FHLBNY can perfect a security interest in that collateral. The FHLBNY also has a statutory lien priority with respect to certain member assets under the FHLBank Act, as well as a claim on FHLBNY capital stock held by its members.

Highlights of the more significant types of advances offered to members follow (Income derived from each of these products are summarized in a table on page 57):

•	Adjustable-Rate Credit Advances (“ARC”). An Adjustable-Rate Credit advances are medium- and long-term lending that can be pegged to one of a variety of indices, such as 1-month LIBOR, 3-month LIBOR, or Fed Funds rate. Members use an Adjustable-Rate Credit Advance to manage interest rate and basis risks by efficiently matching the interest rate index and the repricing of the characteristics of floating-rate assets and liabilities. The interest rate is set and reset (depending upon the maturity of the advance and the type of index) at a spread to that designated index. Principal is due at maturity and interest payments are due at every reset date including the final payment.

•	Convertible Advances. Regular Convertible Advances are medium- to long-term lending that are structured so that the member sells the FHLBNY an option or a strip of options (Bermudan). If the advance is put by the FHLBNY at the end of the lockout period, the member has the option to convert the funding to an advance product of their choice at current market rates, or pay off the advance. The Repurchase Agreement Advances Convertible advance is a variation of Convertible Advance. It is competitively priced because of the additional flexibility of being collateralized with eligible securities. The interest rate is fixed on the initial advance. The advance selected after the call can be used on either a fixed- or floating-rate at the then current market rates.

•	Fixed-Rate Advance. Fixed-Rate Advances are flexible funding tools that can be used by members to meet short-to long-term liquidity needs. Terms vary from 2-years to 30-years.

•	Overnight Repricing Advance Program. The Overnight Line of Credit (“OLOC”) advances are short- term, flexible, readily accessible revolving lines of credit for immediate liquidity needs. Advances issued under the Overnight Letter of Credit commitments mature on the next succeeding business day at which time the advance is repaid. Interest is calculated on a 360-day basis and is charged daily, and is priced at a spread to the then-prevailing Federal funds rate.

•	Repurchase Agreement (“Repo”) Advance. Repurchase Agreement Advances are secured by eligible securities that can be structured to have fixed or adjustable interest rates, “bullet” or quarterly interest payments, and a put option by which the FHLBNY receives an option to require payments after a predetermined lockout period. Members may use U.S Treasuries, Agency- issued debentures and mortgage-backed securities as collateral.

•	Mortgage-Matched Advance. Mortgage-matched advances are medium- or long-term lending that are fixed- rate, with fixed amortizing schedules and are structured to match the payment characteristics of a mortgage loan or portfolio of the member. Terms offered are from one to 30 years, with constant principal and interest payments.

Letters of Credit

The FHLBNY may issue letters of credit (“Standby Letters of Credit”) on behalf of members. Standby Letters of Credit may be used to facilitate members’ residential and community lending, provide members with liquidity, or assist members with asset/liability management. Where permitted by law, members may utilize FHLBNY letters of credit to collateralize deposits made by units of state and local governments (“municipal deposits”). The FHLBNY’s underwriting and collateral requirements for securing Letters of Credit are the same as its requirements for securing advances.

Derivatives

To assist members in managing their interest rate and basis risk in both rising and falling interest-rate environments, the FHLBNY will act as an intermediary between the member and a derivatives counterparty. Participating members must comply with the FHLBNY’s documentation requirements and meet the Bank’s underwriting and collateral requirements.

Acquired Member Assets Programs

Utilizing a risk-sharing structure, the FHLBanks are permitted to acquire certain assets from or through their members. These initiatives are referred to as Acquired Member Assets (“AMA”) programs. At the FHLBNY, the Acquired Member Assets initiative is the Mortgage Partnership Finance (“MPF”) Program, which provides members with an alternative to originating and selling long-term, fixed-rate mortgages in the secondary market. In the Mortgage Partnership Finance Program, the FHLBNY purchases conforming fixed-rate mortgages originated or purchased by its members. Members are then paid a fee for assuming a portion of the credit risk of the mortgages acquired by the FHLBNY. Members assume credit risk by providing a credit enhancement guarantee to the FHLBNY. This guarantee provides a double-A-equivalent level of creditworthiness on the mortgages. The amount of this guarantee is fully collateralized by the member. The FHLBNY assumes the remainder of the credit risk, along with the interest rate risk of holding the mortgages in its portfolio.

In a typical Mortgage Partnership Finance Program, the Participating Financial Institution sells previously closed loans to the FHLBNY. In the past, the FHLBNY has also purchased loans on a flow basis (referred to as “table- funding,” which means that the Participating Financial Institution uses the FHLBNY’s funds to make the mortgage loan to the borrower), the Participating Financial Institution closes the loan “as agent” for the FHLBNY. Flow loans are restricted to the Mortgage Partnership Finance 100 product. The Finance Board specifically authorized table funded loans in its Regulations authorizing the Mortgage Partnership Finance program and the only product initially offered for the first two years of the Mortgage Partnership Finance Program was for table funded loans. The Finance Board’s initial Resolutions were specifically extended by the Acquired Member Assets Regulations (12 CFR Part 955).

The Acquired Member Assets Regulation does not specifically address the disposition of Acquired Member Assets. The main intent of that regulation is the purchase of assets for investment rather than for trading purposes. However, the FHLBanks have the legal authority to sell Mortgage Partnership Finance loans pursuant to the grant of incidental powers in Section 12 of the FHLBank Act. Section 12(a) of the FHLBank Act specifically provides that each FHLBank “shall have all such incidental powers, not inconsistent with the provisions of this chapter, as are customary and usual in corporations generally.” General corporate law principles permit the sale of investments.

The FHLBNY also holds participation interests in residential and community development mortgage loans through its Community Mortgage Asset (“CMA”) program. Acquisitions of participations under the Community Mortgage Asset program were suspended indefinitely in November 2001.

Mortgage Partnership Finance Program

The Mortgage Partnership Finance Program is a unique secondary mortgage market structure under which participating FHLBanks (“MPF Banks”) serve as a long-term source of liquidity to their Participating

[1]	Registered trademark of the Federal Home Loan Bank of Chicago.

Financial Institution members (“PFIs”) who originate mortgage loans. The Mortgage Partnership Finance Banks do this by either purchasing mortgage loans after they have been originated by the participating financial institutions or, alternatively, by table funding the mortgage loans themselves. In this regard, the mortgage loans purchased or funded are held on the Mortgage Partnership Finance Bank’s balance sheet.

The current Mortgage Partnership Finance Banks are the Federal Home Loan Banks of Atlanta, Boston, Chicago, Dallas, Des Moines, New York, Pittsburgh, San Francisco and Topeka. The Federal Home Loan Bank of Chicago acts as “Mortgage Partnership Finance Provider” and provides programmatic and operational support to the Mortgage Partnership Finance Banks and their participating financial institutions. The FHLBNY received regulatory approval in 1999 and has been a participant in the Mortgage Partnership Finance Program since that date.

The FHLBNY purchases whole loans directly from participating financial institutions, typically its members, although the FHLBNY is permitted under the program to purchase loans directly from participating financial institutions that are members of another FHLBank. The Participating Financial Institution credit enhances the loan, feeds the required data into a web based system supported by the FHLBank Chicago and contracts to deliver a dollar amount and a coupon by executing a delivery commitment. The coupon rate pricing is quoted in 1/8’s, and the terms are 3, 10, 20, 30 and 45 business days out for delivery and are product specific to Fixed Rate 15, 20 & 30 years conventional loan limits and Veterans Administration (“VA”) and Federal Housing Administration (“FHA”) insured 15 & 30 years. The delivery commitment is a mandatory obligation for the participating financial institution, and is associated with a specific credit enhanced loan. Once the loan is committed to delivery, transactions are generated to charge or to credit the participating financial institution’s demand account and offsetting accounts in the books of the FHLBNY. The Participating Financial Institution has seven business days to deliver to the Mortgage Partnership Finance Custodian the Endorsed Note and copy of the mortgage a long with the proper form of assignment to complete the transaction. The Participating Financial Institution then is required to report monthly and remit loan payment activity until satisfaction of the debit.

The Mortgage Partnership Finance Provider services the loans through its back-office operations, which offers participating financial institutions a web based application to perform all sales transactions. The Mortgage Partnership Finance Provider, the FHLBank Chicago, provides “End of Day” information to the FHLBNY each business day. Contained in those files are ACH transactions to facilitate the funding of the loans through the FHLBNY’s records. The Mortgage Partnership Finance Provider also acts as a third party vendor to facilitate the generation and tracking of the loan purchases and through their agent Wells Fargo, the Master Servicer, who collects, reconciles and reports loan level activity each month from the respective participating financial institutions.

The assets acquired by the Mortgage Partnership Finance Banks under the Mortgage Partnership Finance Program generally have the net credit risk exposure equivalent to “AA” rated assets because of the credit risk sharing structure mandated by the Finance Board’s Acquired Member Asset regulation (12 CFR Part 955) (“AMA Regulation”). Mortgage Partnership Finance Program assets are qualifying conventional conforming and government (i.e., Federal Housing Administration insured and Veterans Administration guaranteed) fixed-rate mortgage loans and participations in pools of such mortgage loans, consisting of one-to-four family residential properties with maturities ranging from 5 to 30 years, which are funded by or sold to the Mortgage Partnership Finance Banks (“Mortgage Partnership Finance Loans”). The Acquired Member Assets Regulation requires Mortgage Partnership Finance Loans to be purchased by the Mortgage Partnership Finance Banks through or from participating financial institutions and to be credit enhanced in part by the participating financial institutions. Mortgage Partnership Finance Banks generally acquire whole loans from their respective participating financial institutions but may also acquire them from a member of another Mortgage Partnership Finance Bank with permission of the participating financial institution’s respective Mortgage Partnership Finance Bank or may acquire participations from another Mortgage Partnership Finance Bank.

The Mortgage Partnership Finance Provider establishes the eligibility standards under which an Mortgage Partnership Finance Bank member may become a participating financial institution, the structure of Mortgage Partnership Finance products and the eligibility standards for Mortgage Partnership Finance Loans, and manages the pricing and delivery mechanism for Mortgage Partnership Finance Loans. The Mortgage Partnership Finance Provider publishes and maintains the Mortgage Partnership Finance Origination Guide and Mortgage Partnership Finance Servicing Guide (together, “Mortgage Partnership Finance Guides”) which detail the guidelines participating financial institutions must follow in originating or selling and servicing Mortgage Partnership Finance Loans.

The distinctive feature of the Mortgage Partnership Finance Program, and benefit for participating financial institutions, is that rather than paying a guaranty fee to another housing- related Government Sponsored Enterprise (“GSE”), participating financial institutions are paid credit enhancement fees for sharing in the risk of loss on Mortgage Partnership Finance Loans. For the nine FHLBanks, more than 850 commercial banks, thrifts, credit unions and insurance companies are approved participating financial institutions that collectively deliver mortgage loans into the Mortgage Partnership Finance Program secured by homes in all fifty states, the District of Columbia and Puerto Rico.

The FHLBNY had 64 members at March 31, 2005 and December 31, 2004 that had been approved as participating financial institutions. During the year ended December 31, 2004, the FHLBNY has granted participation interests in the Mortgage Partnership Finance Loans it has acquired from its participating financial institution’s totaling $531.7 million on a cumulative basis to the Mortgage Partnership Finance Provider.

The Mortgage Partnership Finance Program is designed to allocate the risks of Mortgage Partnership Finance Loans among the Mortgage Partnership Finance Banks and participating financial institutions and to take advantage of their respective strengths. Participating Financial Institutions have direct knowledge of their mortgage markets and have developed expertise in underwriting and servicing residential mortgage loans. By allowing participating financial institutions to originate Mortgage Partnership Finance Loans, whether through retail or wholesale operations, and to retain or acquire servicing of Mortgage Partnership Finance Loans, the Mortgage Partnership Finance Program gives control of those functions that most impact credit quality to participating financial institutions. The credit enhancement structure motivates participating financial institutions to minimize Mortgage Partnership Finance Loan losses. The Mortgage Partnership Finance Banks are responsible for managing the interest rate risk, prepayment risk and liquidity risk associated with owning Mortgage Partnership Finance Loans.

Mortgage Partnership Finance Mortgage Standards. The Mortgage Partnership Finance Guides set forth the eligibility standards for Mortgage Partnership Finance Loans. Participating financial institutions are free to use an approved automated underwriting system or to underwrite Mortgage Partnership Finance Loans manually when originating or acquiring loans though the loans must meet Mortgage Partnership Finance Program underwriting and eligibility guidelines outlined in the Mortgage Partnership Finance Origination Guide. In some circumstances, a participating financial institution may be granted a waiver exempting it from complying with specified provisions of the Mortgage Partnership Finance Guides.

The current underwriting and eligibility guidelines can be broadly summarized as follows with respect to Mortgage Partnership Finance Loans:

•	Conforming loan size, which is established annually as required by the Acquired Member Assets Regulation and may not exceed the loan limits permitted to be set by the other Government

Sponsored Entities (e.g. Fannie Mae and Freddie Mac) each year. Mortgage Partnership Finance purchases loans that are limited to OFHEO’s single- family loan limits; fixed-rate fully amortizing loans.

•	Fixed-rate, fully-amortizing loans with terms from 5 to 30 years;

•	Secured by first liens on residential owner occupied primary residences and second homes; primary residences may be up to four units.

•	Condominium, planned unit development and manufactured homes are acceptable property types as are mortgages on leasehold estates (though manufactured homes must be on land owned in fee simple by the borrower);

•	95% maximum loan-to-value ratio (“LTV”); except for FHLBank Affordable Housing Program mortgage loans which may have loan-to-value ratios up to 100% (but may not exceed 105% total loan-to-value ratio, which compares the property value to the total amount of all mortgages outstanding against a property) and Veterans Administration and Federal Housing Administration insured Mortgage Partnership Finance Loans which may not exceed the loan-to-value ratio limits set by Federal Housing Administration and VA;

•	Mortgage Partnership Finance Loans with loan-to-value ratios greater than 80.0% require certain amounts of mortgage guaranty insurance (“MI”), from a mortgage guaranty insurance company rated at least “AA” or “Aa” and acceptable to Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies (“S&P”);

•	Unseasoned or current production with up to 5 payments made by the borrowers;

•	Credit reports and credit scores for each borrower; for borrowers with no credit score, alternative verification of credit is permitted;

•	Analysis of debt ratios;

•	Verification of income and sources of funds, if applicable;

•	Property appraisal;

•	Customary property or hazard insurance, and flood insurance, if applicable; from insurers acceptably rated as detailed in the Mortgage Partnership Finance Guides;

•	Title insurance or, in those areas where title insurance is not customary, an attorney’s opinion of title;

•	The mortgage documents, mortgage transaction, and mortgaged property must comply with all applicable laws and loans must be documented using standard Fannie Mae/Freddie Mac Uniform Instruments;

•	Loans that are not ratable by a rating agency are not eligible for delivery under the Mortgage Partnership Finance Program; and

•	Loans that are classified as high cost, high rate, high risk, HOEPA loans or loans in similar categories defined under predatory lending or abusive lending laws are not eligible for delivery under the Mortgage Partnership Finance Program.

Mortgage Partnership Finance Service Agreement. Mortgage Partnership Finance Loans are delivered to each Mortgage Partnership Finance Bank through the infrastructure maintained by the Mortgage Partnership Finance Provider, which includes both a telephonic delivery system and a web based delivery system accessed through the eMPF® website. The Mortgage Partnership Finance Provider has entered into an agreement (“Services Agreement”) with each of the other Mortgage Partnership Finance Banks to make the Mortgage Partnership Finance Program available to their respective participating financial institutions. The Services Agreement sets forth the terms and conditions of the Mortgage Partnership Finance Bank’s participation in the Mortgage Partnership Finance Program. The Services Agreement outlines the Mortgage Partnership Finance Provider’s agreement to provide transaction-processing services for the Mortgage Partnership Finance Banks, including acting as master servicer and master custodian for the Mortgage Partnership Finance Banks with respect to the Mortgage Partnership Finance Loans. The Mortgage Partnership Finance Provider has engaged Wells Fargo Bank N.A. as its vendor for master servicing and as the primary custodian for the Mortgage Partnership Finance Program, and has also contracted with other custodians meeting Mortgage Partnership Finance Program eligibility standards at the request of certain participating financial institutions. Such other custodians are typically affiliates of participating financial institutions and in some case a Participating Financial Institution acts as self-custodian.

Historically, in order to compensate the Mortgage Partnership Finance Provider for its transaction processing services, the Mortgage Partnership Finance Provider has required that each of the Mortgage Partnership Finance Banks sell to the Mortgage Partnership Finance Provider not less than a twenty-five percent (25%) participation interest in Mortgage Partnership Finance Loans funded by that Mortgage Partnership Finance Bank. Currently, all but one of the Mortgage Partnership Finance Banks compensate the Mortgage Partnership Finance Provider for its transaction processing services by paying a transactions services fee instead of granting the Mortgage Partnership Finance Provider a participation interest with respect to Mortgage Partnership Finance Loans acquired after 2003. One Mortgage Partnership Finance Bank continues to compensate the Mortgage Partnership Finance Provider for its transaction processing services by selling to that Mortgage Partnership Finance Bank not less than twenty-five percent (25%) participation interest in their Mortgage Partnership Finance Loans.

In addition to receiving participation interests as compensation for providing transaction-processing services, the Mortgage Partnership Finance Provider may purchase additional participation interests in Mortgage Partnership Finance Loans through an agreement with the relevant Mortgage Partnership Finance Bank. As such, the participation percentages in Mortgage Partnership Finance Loans may vary by each pool of Mortgage Partnership Finance Loans funded or purchased by the Mortgage Partnership Finance Bank (“Master Commitment”) by agreement of the Mortgage Partnership Finance Bank granting or selling the participation interests (the “Owner Bank”), the Mortgage Partnership Finance Provider and other Mortgage Partnership Finance Banks receiving a participation interest. In order to detail the responsibilities and obligations for all participation interests sold by an Owner Bank to the Mortgage Partnership Finance Provider or to other participating Mortgage Partnership Finance Banks, each Owner Bank has entered into a participation agreement with the Mortgage Partnership Finance Provider and, as applicable, any other participant Mortgage Partnership Finance Banks. Each participant Mortgage Partnership Finance Bank is responsible for all risk of loss commensurate with its ownership interest in the Mortgage Partnership Finance Loans in which it has a participation interest. In return, the participant Mortgage Partnership Finance Bank is entitled to its participation interest in the principal and interest collected by the Owner Bank. The Owner Bank and other participant Mortgage Partnership Finance Bank(s) are obligated to pay for each Mortgage Partnership Finance Loan their respective share of the loan funding or purchase price, credit enhancement fees, and other costs and expenses incurred.

Mortgage Partnership Finance Loans are funded through or purchased directly from Participating Financial Institution through the transactional services provided by the Mortgage Partnership Finance Provider. Under the Services Agreement between the Mortgage Partnership Finance Bank and the Mortgage Partnership Finance Provider, the Mortgage Partnership Finance Provider provides the necessary systems for participating financial institutions to deliver Mortgage Partnership Finance Loans to the Mortgage Partnership Finance Bank, establishes daily pricing for Mortgage Partnership Finance Loans, prepares reports for both the participating financial institutions and Mortgage Partnership Finance Bank, and provides necessary quality control services on purchased Mortgage Partnership Finance Loans.

The Owner Bank is responsible for evaluating, monitoring, and certifying to any participant Mortgage Partnership Finance Bank the creditworthiness of each relevant Participating Financial Institution initially, and at least annually thereafter. The Owner Bank is responsible for ensuring that adequate collateral is available to secure the credit enhancement obligations of each of its participating financial institutions arising from the origination or sale of Mortgage Partnership Finance Loans. The Owner Bank is also responsible for enforcing the participating financial institution’s obligations under the Participating Financial Institution Agreement between the Participating Financial Institution and the Owner Bank .

Mortgage Partnership Finance Participating Financial Institution Agreement. A member (or housing associate) of an Mortgage Partnership Finance Bank must specifically apply to become a Participating Financial Institution. The Mortgage Partnership Finance Bank reviews the general eligibility of the member while the Mortgage Partnership Finance Provider reviews the member’s servicing qualifications and ability to supply documents, data and reports required to be delivered by participating financial institutions under the Mortgage Partnership Finance Program. The member and its Mortgage Partnership Finance Bank sign an Mortgage Partnership Finance Program Participating Financial Institution Agreement (“PFI Agreement”) that creates a relationship or framework for the Participating Financial Institution to do business with its Mortgage Partnership Finance Bank. The Participating Financial Institution Agreement provides the terms and conditions for the origination of the Mortgage Partnership Finance Loans to be funded or purchased by the Mortgage Partnership Finance Bank and establishes the terms and conditions for servicing Mortgage Partnership Finance Loans for the Mortgage Partnership Finance Bank.

Mortgage Partnership Finance Credit Enhancement Agreement. The Participating Financial Institution’s credit enhancement obligation (the “CE Amount”) arises under its Participating Financial Institution Agreement while the amount and nature of the obligation are determined with respect to each Master Commitment based upon the Mortgage Partnership Finance product and other criteria. Under the Acquired Member Assets Regulation, the Participating Financial Institution must “bear the economic consequences” of certain losses with respect to a Master Commitment.

The Participating Financial Institution’s Credit Enhancement Amount for a Master Commitment is equal to the loan losses for that Master Commitment in excess of the first loss account (the “FLA”), if any, up to an agreed upon amount. The final Credit Enhancement Amount is determined once the Master Commitment is closed (i.e., when the maximum amount of Mortgage Partnership Finance Loans are delivered, the maximum Credit Enhancement Amount, if any, is reached or the expiration date has occurred). Under the Mortgage Partnership Finance Program, the Participating Financial Institution’s credit enhancement may take the form of a direct liability to pay losses incurred with respect to that Master Commitment, or may require the Participating Financial Institution to obtain and pay for an Supplemental Mortgage Insurance policy insuring the Mortgage Partnership Finance Bank for a portion of the losses arising from the Master Commitment, or the Participating Financial Institution may contract for a contingent performance based credit enhancement fee whereby such fees are reduced by losses up to a certain amount arising under the Master Commitment.

Under the Acquired Member Assets Regulation, the Credit Enhancement Amount that is a Participating Financial Institution’s direct liability must be collateralized by the Participating Financial Institution in the same way that advances from the Bank are collateralized. The Participating Financial Institution Agreement provides that the Participating Financial Institution’s obligations under the Participating Financial Institution Agreement are secured along with other obligations of the Participating Financial Institution under its regular advances agreement with the Mortgage Partnership Finance Bank and further, that the Mortgage Partnership Finance Bank may request additional collateral to secure the Participating Financial Institution’s obligations.

Typically, a Participating Financial Institution will sign one Master Commitment to cover all the conventional Mortgage Partnership Finance Loans it intends to deliver to the Mortgage Partnership Finance Bank in a year. However, a Participating Financial Institution may also sign a Master Commitment for Government Mortgage Partnership Finance Loans and it may choose to deliver Mortgage Partnership Finance Loans under more than one conventional product, or using different servicing remittance options and thus have several Master Commitments opened at any one time. Master

Commitments may be for periods shorter than one year and may be extended or increased by agreement of the Mortgage Partnership Finance Bank and the Participating Financial Institution.

The Master Commitment defines the pool of Mortgage Partnership Finance Loans for which the Credit Enhancement Amount is set so that the risk associated with investing in such pool of Mortgage Partnership Finance Loans is equivalent to investing in a “AA” rated asset without giving effect to the Mortgage Partnership Finance Bank’s obligation to incur losses up to the amount of the First Loss Account. Participating Financial Institutions deliver Mortgage Partnership Finance Loans by first obtaining a Delivery Commitment, which is a mandatory commitment of the Participating Financial Institution to sell or originate and the Mortgage Partnership Finance Bank to acquire eligible loans at a specific rate of interest (within a range of plus or minus 0.125%) having a specified term (i.e., 60 months, 61 to 180 months, 181 months to 240 months, or 241 to 360 months) within a specified time period (i.e., 3, 10, 15, 30 or 45 business days).

Prior to requesting funding for an Mortgage Partnership Finance Loan, the Participating Financial Institution must designate under which Delivery Commitment the loan will be funded and must submit certain data concerning the loan to the Mortgage Partnership Finance Program system so that a credit enhancement analysis and calculation can be completed. The designation of a Delivery Commitment then assigns the Mortgage Partnership Finance Loan to a Master Commitment so that the cumulative credit enhancement level can be determined along with the funding availability under that Master Commitment. Loans which would exceed the maximum amount of a Master Commitment or exceed the Participating Financial Institution’s maximum Credit Enhancement Amount, if any, or which would be funded after the expiration of the Master Commitment will be rejected by the Mortgage Partnership Finance Program system. In addition, except for a minimal tolerance, the amount of the Mortgage Partnership Finance Loans funded under a Delivery Commitment may not exceed the amount of the Delivery Commitment. Delivery Commitments that are not fully funded by their expiration date are subject to pair-off fees or extension fees, which protect the Mortgage Partnership Finance Bank against changes in market prices.

By delivering loan data, usually electronically through the Mortgage Partnership Finance Provider’s secure eMPF website, and requesting funding for the Mortgage Partnership Finance Loan, the Participating Financial Institution makes certain representations and warranties to the Mortgage Partnership Finance Bank which are contained in the Participating Financial Institution Agreement and in the Mortgage Partnership Finance Guides. The representations and warranties are similar to those required by Fannie Mae, Freddie Mac and in mortgage-backed securities and specifically include compliance with predatory lending laws and the integrity of the data transmitted to the Mortgage Partnership Finance Program system.

Once a Mortgage Partnership Finance Loan is funded or purchased, the Participating Financial Institution must deliver the promissory note and certain other relevant documents (“Collateral Package”) to the designated custodian. The custodian reports to the Mortgage Partnership Finance Provider whether the Collateral Package matches the funding information in the Mortgage Partnership Finance Program system and otherwise meets Mortgage Partnership Finance Program requirements. If the Participating Financial Institution does not deliver a conforming Collateral Package within the timeframes required under the Mortgage Partnership Finance Guides, it will be assessed a late fee and can be required to purchase or repurchase the Mortgage Partnership Finance Loan.

Mortgage Partnership Finance Servicing. Participating Financial Institutions generally deliver Mortgage Partnership Finance Loans on a servicing retained basis, that is, the Participating Financial Institution or its servicing affiliate retains the right and responsibility for servicing the Mortgage Partnership Finance Loans. However, certain Participating Financial Institutions may desire to sell the servicing rights under the Mortgage Partnership Finance Program’s concurrent sale of servicing option. To date, the Mortgage Partnership Finance Program has designated one servicing Participating Financial

Institution, which is eligible to acquire servicing rights under this option. An originating Participating Financial Institution may also negotiate with other Participating Financial Institutions to purchase servicing rights, however this type of arrangement would not include direct support from the Mortgage Partnership Finance Program. The current limited options for selling Mortgage Partnership Finance Loans to the Mortgage Partnership Finance Bank on a servicing-released basis may reduce the attractiveness of the Mortgage Partnership Finance Program to potential Participating Financial Institutions that do not want to retain servicing.

The Participating Financial Institution servicer of the Mortgage Partnership Finance Loan is responsible for collecting the borrower’s monthly payments and otherwise dealing with the borrower with respect to the Mortgage Partnership Finance Loan and the mortgaged property. Monthly principal and interest payments are withdrawn from the Participating Financial Institution’s deposit account with the Mortgage Partnership Finance Bank on the 18th day of each month (or prior business day if the 18th is not a business day) based on reports the Participating Financial Institution is required to provide to the master servicer. Based on these monthly reports, the Mortgage Partnership Finance Program system generates electronic directions to the Bank’s accounting system to make the appropriate deposit or withdrawal from the Participating Financial Institution’s deposit account.

If a Mortgage Partnership Finance Loan becomes delinquent, the Participating Financial Institution is required to contact the borrower to determine the cause of the delinquency and whether the borrower will be able to cure the default. The Mortgage Partnership Finance Guides provide the limited types of forbearance plans that are permitted. If the Participating Financial Institution determines that a Mortgage Partnership Finance Loan which has become ninety days delinquent is not likely to be brought current, the Participating Financial Institution is to proceed with a foreclosure plan and commence foreclosure activities. The foreclosure plan includes determining the current condition and value of the mortgaged property and the likelihood of loss upon disposition of the property after foreclosure or in some case a deed in lieu of foreclosure. The Participating Financial Institution is required to secure and insure the property after it acquires title through the date of disposition. After submitting its foreclosure plan to the master servicer, the Participating Financial Institution provides monthly status reports regarding the progress of foreclosure and subsequent disposition activities. Upon disposition, a final report must be submitted to the master servicer detailing the outstanding loan balance, accrued and unpaid interest, the net proceeds of the disposition and the amounts advanced by the Participating Financial Institution, including principal and interest advances during the disposition period for the scheduled/scheduled remittance option. If there is a loss on the conventional Mortgage Partnership Finance Loan, the loss is allocated to the Master Commitment and shared in accordance with the risk sharing structure for that particular Master Commitment. Gains are the property of the Mortgage Partnership Finance Bank but are available to offset future losses under the Master Commitment.

Throughout the servicing process the Mortgage Partnership Finance Provider’s vendor for master servicing monitors the Participating Financial Institution’s compliance with Mortgage Partnership Finance Program requirements and makes periodic reports to the Mortgage Partnership Finance Provider. The Mortgage Partnership Finance Provider will bring any material concerns to the attention of the Mortgage Partnership Finance Bank. Minor lapses in servicing are simply charged to the Participating Financial Institution rather than allowed to be included in determining a loss on a Mortgage Partnership Finance Loan. Major lapses in servicing could result in a Participating Financial Institution’s servicing rights being terminated for cause and the servicing of the particular Mortgage Partnership Finance Loans being transferred to a new, qualified servicing Participating Financial Institution. No Participating Financial Institution’s servicing rights have been terminated for cause in the history of the Mortgage Partnership Finance Program. In addition, the Mortgage Partnership Finance Guides require each Participating Financial Institution to maintain errors and omissions insurance and a fidelity bond and to provide an annual certification with respect to its insurance and its compliance with the Mortgage Partnership Finance Program requirements.

Mortgage Partnership Finance Quality Assurance. The Mortgage Partnership Finance Provider conducts an initial quality assurance (“QA”) review of a selected sample from the Participating Financial Institution’s initial Mortgage Partnership Finance Loan deliveries. Thereafter periodic reviews of a sample of Mortgage Partnership Finance Loans are performed to determine whether the reviewed Mortgage Partnership Finance Loans complied with the Mortgage Partnership Finance Program requirements at the time of acquisition. A Quality Assurance letter is sent to the Participating Financial Institution noting any critical or general exception compliance matters. The Participating Financial Institution will be required to purchase or repurchase any Mortgage Partnership Finance Loan that is determined to be ineligible and for which the ineligibility cannot be cured. Any exceptions, which indicate a negative trend, are discussed with the Participating Financial Institution and could result in the suspension or termination of a Participating Financial Institution’s ability to deliver new business if the concerns are not adequately addressed.

A majority of the states, and some municipalities, have enacted laws against mortgage loans considered predatory or abusive. Some of these laws impose liability for violations on not only the originator, but also upon purchasers and assignees of mortgage loans. The Bank is taking measures that it considers reasonable and appropriate to reduce its exposure to potential liability under these laws and is not aware of any claim, action or proceeding asserting that the Bank is liable under these laws. However, there can be no assurance that the Bank will never have any liability under predatory or abusive lending laws.

Mortgage Partnership Finance Allocation of Losses and Credit Enhancement. The risk characteristics of each Mortgage Partnership Finance Loan (as detailed in data provided by the Participating Financial Institution) are analyzed by the Mortgage Partnership Finance Provider using Standard & Poor’s Rating Services’ LEVELS™ model in order to determine the amount of credit enhancement required for a loan or group of loans to be acquired by an Mortgage Partnership Finance Bank (“Mortgage Partnership Finance Program methodology”) but which leaves the decision whether or not to deliver the loan or group of loans into the Mortgage Partnership Finance Program with the Participating Financial Institution.

The Mortgage Partnership Finance Bank and Participating Financial Institution share the risk of losses on Mortgage Partnership Finance Loans by structuring potential losses on conventional Mortgage Partnership Finance Loans into layers with respect to each Master Commitment.

The general allocation of losses is described in the table below:

Mortgage Partnership Finance Loss Layers

*	The First Loss Account feature is offered with all conventional mortgage loan products.

By undertaking to credit enhance (bear the economic consequences of certain losses) each Master Commitment, the Participating Financial Institution maintains an interest in the performance of the Mortgage Partnership Finance Loans it sells to or originates and services for the Mortgage Partnership Finance Bank. This feature of the Mortgage Partnership Finance Program provides continued incentive for active management by the Participating Financial Institution to reduce credit risk in Mortgage Partnership Finance Loans and distinguishes the Mortgage Partnership Finance Program from other secondary market sale structures. Also, the Participating Financial Institution’s Credit Enhancement Amount for each Master Commitment (which includes any Supplemental Mortgage Insurance) is sized to equal the amount of expected losses in excess of the First Loss Account (at the time the Credit Enhancement Amount is established) that would need to be paid so that any losses in excess of the Credit Enhancement Amount and First Loss Account would be limited to the losses of an investor in an “AA”-rated mortgage-backed security, as determined by the Mortgage Partnership Finance Program methodology. As required by the Acquired Member Assets Regulation, the Mortgage Partnership Finance Program methodology has been confirmed by Standard & Poor’s Rating Services, a Nationally Recognized Statistical Rating Organization (“NRSRO”), as providing an analysis of each Master Commitment that is “comparable to a methodology that the Nationally Recognized Statistical Rating Organization would use in determining credit enhancement levels when conducting a rating review of the asset or pool of assets in a securitization transaction.” (12 CFR §955.3(a)). Thus the required credit enhancement determined by the Mortgage Partnership Finance Program methodology is calculated to provide to the Mortgage Partnership Finance Bank the same probability as that of an investor in an “AA”-rated mortgage-backed security of incurring losses on any Master Commitment in excess of the First Loss Account and the required Credit Enhancement Amount.

With respect to participation interests, Mortgage Partnership Finance Loan losses not absorbed by borrower’s equity or primary mortgage guaranty insurance will be applied to the First Loss Account and allocated amongst the participant’s pro rata based upon their respective participation interests. Next, losses will be applied to the Credit Enhancement Amount of the Participating Financial Institution which may include Supplemental Mortgage Insurance as indicated by the particular Mortgage Partnership Finance product in question, and finally, further losses will be shared based on the participation interests of the Owner Bank and Mortgage Partnership Finance Bank(s) in each Master Commitment. Under the Services Agreement, other than the obligation, where applicable, to sell the Mortgage Partnership Finance Provider a participation interest in Mortgage Partnership Finance Loans funded by the Owner Bank, there are no minimum sales levels.

Any portion of the Credit Enhancement Amount of a Participating Financial Institution that is not covered by Supplemental Mortgage Insurance provided by a qualified mortgage guaranty insurance company is secured by collateral pursuant to the terms of the Participating Financial Institution’s Advances Agreement with its Mortgage Partnership Finance Bank.

Mortgage Partnership Finance products. In the chart above, “Mortgage Partnership Finance Loss Layer”, the section “Allocation of Losses and Credit Enhancement” describes the general mechanics for the allocation of losses under Mortgage Partnership Finance Program. The chart below describes the particular First Loss Account and Participating Financial Institution credit enhancement obligations for each Mortgage Partnership Finance Product type.

The FHLBNY’s outstanding balance of Mortgage Partnership Finance loans at December 31, 2004 and 2003 included all product types, described below.

Original Mortgage Partnership Finance

First Loss Account

•	The First Loss Account starts out at zero on the day the first Mortgage Partnership Finance Loan under a Master Commitment is purchased but increases monthly over the life of the Master Commitment at a rate that ranges from 0.03% to 0.05% (3 to 5 basis points) per annum based on the month end outstanding aggregate principal balance of the Master Commitment.

•	Over time the First Loss Account is expected to cover expected losses on a Master Commitment, though losses early in the life of the Master Commitment could exceed the First Loss Account and be charged in part to the Participating Financial Institution’s Credit Enhancement Amount.

Participating Financial Institutions Credit Enhancement Amount

•	The Participating Financial Institution’s Credit Enhancement Amount is sized using the Mortgage Partnership Finance Program methodology to equal the amount needed for the Master Commitment to have a rating equivalent to a “AA” rated mortgage backed security, without giving effect to the First Loss Account.

•	The Participating Financial Institution is paid a monthly credit enhancement fee, typically 0.10% (10 basis points) per annum, based on the aggregate outstanding principal balance of the Mortgage Partnership Finance Loans in the Master Commitment.

Mortgage Partnership Finance 100

First Loss Account

•	The First Loss Account is equal to 1.00% (100 basis points) of the aggregate principal balance of the Mortgage Partnership Finance Loans funded under the Master Commitment.

•	Once the Master Commitment is fully funded, the First Loss Account is expected to cover expected losses on that Master Commitment.

Participating Financial Institution Credit Enhancement Amount

•	The Participating Financial Institution Credit Enhancement Amount is calculated using the Mortgage Partnership Finance Program methodology to equal the difference between the amount needed for the Master Commitment to have a rating equivalent to a “AA” rated mortgage backed security and the amount of the First Loss Account.

•	The credit enhancement fee is between 0.07% and 0.10% (7 and 10 basis points) per annum of the aggregate outstanding principal balance of the Mortgage Partnership Finance Loans in the Master Commitment.

•	In addition, the Participating Financial Institution monthly credit enhancement fee after the first two or three years becomes performance based in that it is reduced by losses charged to the First Loss Account.

•	Under the Mortgage Partnership Finance 100 product, Participating Financial Institution originate loans as agent for the MPF Bank and the Mortgage Partnership Finance Bank provides the funds to close the loans (“table funding”). This differs from the other Mortgage Partnership Finance products in which the MPF Bank purchases loans that have already been closed by the Participating Financial Institution.

Mortgage Partnership Finance 125

FLA

•	The FLA is equal to 1.00% (100 basis points) of the aggregate principal balance of the MPF Loans funded under the Master Commitment.

•	Once the Master Commitment is fully funded, the FLA is expected to cover expected losses on that Master Commitment.

PFI CE Amount

•	The PFI’s CE Amount is calculated using the MPF Program methodology to equal the difference between the amount needed for the Master Commitment to have a rating equivalent to a “AA” rated mortgage backed security and the amount of the FLA.

•	The credit enhancement fee is between 0.07% and 0.10% (7 and 10 basis points) per annum of the aggregate outstanding principal balance of the MPF Loans in the Master Commitment and is performance based in that it is reduced by losses charged to the FLA.

Mortgage Partnership Finance Plus

Original Mortgage Partnership Finance for Federal Housing Administration /VA

•	Only Government Mortgage Partnership Finance Loans are eligible for sale under this product.

•	The Participating Financial Institution provides and maintains Federal Housing Administration insurance or a Veterans Administration guaranty for the Government Mortgage Partnership Finance Loans and the Participating Financial Institution is responsible for compliance with all Federal Housing Administration or Veterans Administration requirements and for obtaining the benefit of the Federal Housing Administration insurance or the Veterans Administration guaranty with respect to defaulted Government Mortgage Partnership Finance Loans.

•	The Participating Financial Institution’s servicing obligations are essentially identical to those undertaken for servicing loans in a Ginnie Mae security. Because the Participating Financial Institution servicing these Mortgage Partnership Finance Loans assumes the risk with respect to amounts not reimbursed by either the Federal Housing Administration or Veterans Administration, the structure results in the Mortgage Partnership Finance Banks having assets that are expected to perform the same as Ginnie Mae securities.

•	The Participating Financial Institution is paid a monthly Government Loan fee equal to 0.02% (2 basis points) per annum based on the month end outstanding aggregate principal balance of the Master Commitment in addition to the customary 44 basis point (0.44%) per annum servicing fee that is retained by the Participating Financial Institution on a monthly basis based on the outstanding aggregate principal balance of the Mortgage Partnership Finance Loans.

•	Only Participating Financial Institutions that are licensed or qualified to originate and service Federal Housing Administration and Veterans Administration loans and that maintain a mortgage loan delinquency ratio that is acceptable to the Mortgage Partnership Finance Provider and that is comparable to the national average and/or regional delinquency rates as published by the Mortgage Bankers Association from time-to-time are eligible to sell and service Government Mortgage Partnership Finance Loans under the Mortgage Partnership Finance Program.

FLA

•	The FLA is equal to an agreed upon number of basis points of the aggregate principal balance of the MPF Loans funded under the Master Commitment that is not less than the amount of expected losses on the Master Commitment.

•	Once the Master Commitment is fully funded, the FLA is expected to cover expected losses on that Master Commitment.

PFI CE Amount

•	The PFI is required to provide an SMI policy covering the MPF Loans in the Master Commitment and having a deductible initially equal to the FLA.

•	Depending upon the amount of the SMI policy, the PFI may or may not have a separate CE Amount obligation.

•	The total amount of the PFI’s CE Amount (including the SMI policy) is calculated using the MPF Program methodology to equal the difference between the amount needed for the Master Commitment to have a rating equivalent to a “AA” rated mortgage backed security and the amount of the FLA.

•	The performance based portion of the credit enhancement fee is typically between 0.06% and 0.07% (6 and 7 basis points) per annum of the aggregate outstanding balance of the MPF Loans in the Master Commitment. The performance based fee is reduced by losses charge to the FLA and is delayed for one year from the date MPF Loans are sold to the MPF Bank. The fixed portion of the credit enhancement fee is typically 0.07% (7 basis points) per annum of the aggregate outstanding principal balance of the MPF Loans in the Master Commitment. The lower performance based credit enhancement fee is for Master Commitments without a direct PFI CE Amount obligation.

The following chart provides a comparison of the Mortgage Partnership Finance products. FHLBNY has participated in all product types and its outstanding balance at March 31, 2005, December 31, 2004 and 2003 includes the products types described below.

		Participating
		Financial	Average
	Mortgage	Institution	Preferred	Credit		Servicing
	Partnership	Direct Credit	Financial	Enhancement Fee		Fee to
	Finance Bank	Enhancement	Institution Credit	to Participating	Credit	Participating
	First Loss	Size	Enhancement	Financial	Enhancement	Financial
Product Name	Account *	Description	Size*	Institution	Fee Offset [1]	Institution
Original Mortgage Partnership Finance	3 to 5 basis points/added each year based on the unpaid balance	Equivalent to “AA”	3.17%	9 to 11 basis points/year – paid monthly	No	25 basis points/year
Mortgage Partnership Finance 100	100 basis points fixed based on the size of the loan pool at closing	After First Loss Account to “AA”	0.88%	7 to 10 basis points/year – paid monthly; performance based after 2 or 3 years	Yes – After first 2 to 3 years	25 basis points/year
Mortgage Partnership Finance 125	100 basis points fixed based on the size of the loan pool at closing	After First Loss Account to “AA”	0.67%	7 to 10 basis points/year – paid monthly; performance based	Yes	25 basis points/year
Mortgage Partnership Finance Plus	Sized to equal expected losses	0-20 bps after First Loss Account and SMI	0.04%	13 or 14 basis points/year divided between a fixed fee and a performance based (delayed for 1 year) fee; all fees paid monthly	Yes, for performance based fee	25 basis points/year
Mortgage Partnership Finance for Federal Housing Administration/Veteran’s Administration	N/A	N/A (Unreimbursed Servicing Expenses)	N/A	2 basis points/year - paid monthly [2]	N/A	44 basis points/year

*	As of March 31, 2005 and December 31, 2004

[1]	May not exceed the First Loss Account amount for the life of the pool.

[2]	Government Loan Fee

First Loss Account feature is available for only conventional mortgage products

Correspondent Banking Services

The FHLBNY offers its members an array of correspondent banking services, including depository services, wire transfers, settlement services, and safekeeping services. Depository services include processing of customer transactions in their Overnight Investment Accounts, the interest-bearing demand deposit account each customer has with the FHLBNY. All customer-related transactions (e.g., deposits, Federal Reserve Bank settlements, advances, securities transactions, and wires) are posted to these accounts each business day. Wire transfers include processing of incoming and outgoing domestic and foreign wire transfers, including third-party transfers. Settlement services include automated clearinghouse and other transactions received through the FHLBNY’s accounts at the Federal Reserve Bank as correspondent for its members and passed through to customers’ Overnight Investment Accounts at the FHLBNY. Through a third party, the FHLBNY offers customers a range of securities custodial services, such as settlement of book entry (electronically held) and physical securities. The FHLBNY encourages members to access these products through 1Link -sm , an Internet-based delivery system developed as a proprietary service by the FHLBNY. Members access the 1Link system to obtain account activity information or process wire transfers, book transfers, security safekeeping and advance transactions.

Affordable Housing Program and Other Mission Related Programs

Federal Housing Finance Board regulation Part 952.5 (a) (Community Investment Cash Advance Programs) states in general that each FHLBank shall establish an Affordable Housing Program in accordance with part 951, and a Community Investment Program. As more fully discussed under “Tax Status”, annually, the 12 FHLBanks, including the FHLBNY, must set aside for the Affordable Housing Program the greater of $100 million or 10 percent of regulatory defined net income.

The FHLBank may also offer a Rural Development Advance program, an Urban Development Advance program, and other Community Investment Cash Advance programs.

Affordable Housing Program (“AHP”). The FHLBNY has met this requirement by allocating 10 percent of its previous year’s net income to its Affordable Housing Program each year since the inception of the program. The Affordable Housing Program helps members of the FHLBNY meet their Community Reinvestment Act responsibilities. The program gives members access to cash grants and subsidized, low-cost funding to create affordable rental and home ownership opportunities, including first-time homebuyer programs. Within each year’s Affordable Housing Program allocation, the FHLBNY has established a set-aside program for first-time homebuyers called the First Home Club sm . A total of 25% of the Affordable Housing Program allocation for 2004 has been set aside for this program. Household income qualifications for the First Home Club are the same as for the competitive Affordable Housing Program. Qualifying households can receive matched funds at a 3:1 ratio, up to $5,000, as closing cost and/or down payment assistance. Households are also required to attend counseling seminars that address personal budgeting and home ownership skills training.

Other Mission Related Activities. The Community Investment Program (“CIP”), Rural Development Advance (“RDA”), and Urban Development Advance (“UDA”) are community-lending programs that provide additional support to members in their affordable housing and economic development lending activities. These community-lending programs support affordable housing and economic development activity within low- and moderate-income neighborhoods and other activity that benefits low- and moderate-income households. Through the Community Investment Project, Rural Development Advance, and Urban Development Advance programs, the FHLBNY provides reduced-interest-rate advances to members for lending activity that meets the program requirements. The FHLBNY also provides letters of credit (“Letters of Credit”) in support of projects that meet the CIP, Rural Development Advance, and Urban Development Advance program requirements. These project-eligible Letters of Credit are offered at reduced fees. Providing community lending programs (Community Investment Project, Rural Development Advance, Urban Development Advance, and Letters of Credit) at advantaged pricing that is discounted from the FHLBNY’s market interest rates and fees represents an additional income allocation in support of affordable housing and community economic development efforts. In addition, overhead costs and administrative expenses associated with the implementation of the FHLBNY’s Affordable Housing and community lending programs are absorbed as general operating expenses and are not charged back to the Affordable Housing Program allocation. The foregone interest and fee income, as well as the administrative and operating cost are above and beyond the annual income contribution to the Affordable Housing Program. Loans offered under these programs are accounted for on their contractual terms consistent with standard accounting practices and no separate benefits are recorded.

Investments

The FHLBNY maintains portfolios of investments to provide additional earnings and for liquidity purposes. Investment income also bolsters the FHLBNY’s capacity to fund Affordable Housing Program projects, to cover operating expenditures, and to satisfy the REFCORP obligation. To help ensure the availability of funds to meet member credit needs, the FHLBNY maintains a portfolio of short-term investments issued by highly rated institutions. The investments include overnight Federal funds, term Federal funds, interest-bearing deposits, and certificates of deposit. The FHLBNY further enhances interest income by maintaining a longer-term investment portfolio. This portfolio may include: securities issued by the U.S. government and U.S. government agencies, as well as mortgage-backed and residential asset-backed securities issued by government-sponsored mortgage agencies or carrying the highest credit ratings from Moody’s Investors Service (“Moody’s”) or Standard & Poor’s. Investments in housing-related obligations of state and local governments and their housing finance agencies are required to carry ratings of AA or higher at time of acquisition. Housing-related obligations help to liquefy mortgages that finance low- and moderate-income housing. The long-term investment portfolio generally provides the FHLBNY with higher returns than those available in the short-term money markets.

Under the Finance Board’s Financial Management Policy, the FHLBNY is prohibited from investing in certain types of securities, including:

•	Instruments such as common stock that represent ownership in an entity. Exceptions include stock in small business investment companies and certain investments targeted at low-income persons or communities;

•	Instruments issued by non-U.S. entities, other than those issued by U.S. branches and agency offices of foreign commercial banks; and

•	Non-investment-grade debt instruments. Exceptions include certain investments targeted at low-income persons or communities and instruments that were downgraded after purchase.

Finance Board Financial Management Policy limits the book-value of the FHLBNY’s investments in mortgage-backed and residential asset-backed securities, collateralized mortgage obligations, Real Estate Mortgage Investment Conduits, and other eligible asset- backed securities to not exceed 300% of the Bank’s previous month end capital on the day it purchases the securities. At the time of purchase, all securities purchased must carry the highest rating assigned by Moody’s or Standard & Poor’s. In addition, the FHLBNY is prohibited from purchasing:

•	Interest-only or principal-only stripped mortgage-backed securities;

•	Residual-interest or interest-accrual classes of collateralized mortgage obligations (“CMOs”) and real estate mortgage investment conduits (“REMICs”);

•	Fixed-rate or floating-rate mortgage-backed securities that on the trade date are at rates equal to their contractual caps and whose average lives vary by more than six years under an assumed instantaneous interest rate change of 300 basis points; and

•	Non-U.S. dollar denominated securities.

Debt Financing—Consolidated Obligations

The primary source of funds for the FHLBNY is the sale of debt securities, known as consolidated obligations, in the U.S. and Global capital markets. Consolidated obligations are the joint and several obligations of the FHLBanks, backed only by the financial resources of the twelve FHLBanks. Consolidated obligations are not obligations of the United States, and the United States does not guarantee them. Moody’s has rated consolidated obligations Aaa/P-1, and Standard & Poor’s has rated them AAA/A-1+.

Although the FHLBNY is primarily liable for its portion of consolidated obligations (i.e., those issued on its behalf), the FHLBNY is also jointly and severally liable with the other FHLBanks for the payment of principal and interest on the consolidated obligations of all the FHLBanks. If the principal or interest on any consolidated obligation issued on behalf of the FHLBNY is not paid in full when due, the following rules apply: the FHLBNY may not pay dividends to, or redeem or repurchase shares of stock from, any member or non-member stockholder until the Finance Board approves the FHLBNY’s consolidated obligation payment plan or other remedy and until the FHLBNY pays all the interest or principal currently due under all its consolidated obligations. The Finance Board, at its discretion, may require any FHLBank to make principal or interest payments due on any consolidated obligations.

To the extent that an FHLBank makes any payment on a consolidated obligation on behalf of another FHLBank, the paying FHLBank shall be entitled to reimbursement from the non-complying FHLBank. However, if the Finance Board determines that the non-complying FHLBank is unable to make the payment, then the Finance Board may allocate the outstanding liability among the remaining FHLBanks in proportion to each FHLBank’s participation in all consolidated obligations outstanding, or on any other basis the Finance Board may determine.

Finance Board regulations state that the FHLBanks must maintain, free from any lien or pledge, the following types of assets in an amount at least equal to the face amount of consolidated obligations outstanding:

•	Cash;

•	Obligations of, or fully guaranteed by, the United States;

•	Secured advances;

•	Mortgages that have any guaranty, insurance, or commitment from the United States or any agency of the United States;

•	Investments described in section 16(a) of the FHLBank Act, including securities that a fiduciary or trust fund may purchase under the laws of the state in which the FHLBank is located; and

•	Other securities that are rated Aaa by Moody’s or AAA by Standard & Poor’s.

The FHLBanks issue consolidated obligations through the Office of Finance (“OF”), which has authority to issue joint and several debt on behalf of the FHLBanks. Consolidated obligations are distributed through dealers selected by the OF, using various methods including competitive auction and negotiations with individual or syndicates of underwriters. Some debt issuance is in response to specific inquiries from underwriters. Many consolidated obligations are issued with the FHLBank concurrently entering into interest rate exchange agreements. To facilitate issuance, the Office of Finance may coordinate communication between underwriters, individual FHLBanks, and financial institutions executing derivative agreements with the FHLBanks.

Issuance volume is not concentrated with any particular underwriter.

The Office of Finance may reject the FHLBNY’s request, and the requests of other FHLBanks, to raise funds through the issuance of consolidated obligations on particular terms and conditions if the Office of Finance determines that its action is consistent with its Finance Board-mandated policies that require consolidated obligations to be issued efficiently and at the lowest all-in cost of funds over time. The FHLBNY has never been denied access under this policy for all periods reported.

The Office of Finance also services all outstanding debt; provides the FHLBanks with rating information received from nationally recognized statistical rating organizations (“NRSROs”) for counterparties to which the FHLBanks have unsecured credit exposure; serves as a source of information for the FHLBanks on capital market developments; administers the Resolution Funding Corporation and the Financing Corporation; and manages the FHLBanks’ relationship with the rating agencies with respect to the consolidated obligations.

Consolidated Bonds. Consolidated bonds satisfy the FHLBNY’s long-term funding requirements. Typically, the maturity of these securities ranges from one to ten years, but the maturity is not subject to any statutory or regulatory limit. Consolidated bonds can be issued and distributed through negotiated or competitively bid transactions with underwriters approved by the Office of Finance or members of a selling group.

The FHLBanks also conduct the TAP Issue Program for fixed-rate, non-callable bonds. This program combines bond issues with specific maturities by reopening these issues daily during a three-month period through competitive auctions. The goal of the TAP program is to aggregate frequent smaller issues into a larger bond issue that may have greater secondary market liquidity.

Consolidated Discount Notes. Consolidated discount notes provide the FHLBNY with short-term funds for advances to members. These notes have maturities up to 360 days and are offered daily through a dealer-selling group. The notes are sold at a discount from their face amount and mature at par.

On a daily basis, FHLBanks may request that specific amounts of discount notes with specific maturity dates be offered by the Office of Finance for sale through the dealer- selling group. One or more other FHLBanks may also request that amounts of discount notes with the same maturities be offered for sale for their benefit on the same day. The Office of Finance commits to issue discount notes on behalf of the participating FHLBanks when dealers submit orders for the specific discount notes offered for sale. The FHLBanks receive funding based on the time of the request, the rate requested for issuance, the trade date, the settlement date and the maturity date. If all terms of the request are the same except for the time of the request, then the FHLBank may receive from zero to 100 percent of the proceeds of the sale of the discount notes issued depending on the time of the request, the maximum costs the FHLBank or other FHLBanks, if any, participating in the same issuance of discount notes are willing to pay for the discount notes, and the amount of orders for the discount notes submitted by dealers.

Twice weekly, FHLBanks may also request that specific amounts of discount notes with fixed maturity dates ranging from four to 26 weeks be offered by the Office of Finance through competitive auction conducted with securities dealers in the discount note selling group. One or more of the FHLBanks may also request that amounts of those same discount notes be offered for sale for their benefit through the same auction. The discount notes offered for sale through competitive auction are not subject to a limit on the maximum costs the FHLBanks are willing to pay. The FHLBanks receive funding based on their requests at a weighted average rate of the winning bids from the dealers. If the bids submitted are less than the total of the FHLBanks’ requests, an FHLBank receives funding based on that FHLBank’s capital relative to the capital of other FHLBanks offering discount notes.

Regardless of the method of issuance, the Office of Finance can only issue consolidated obligations when an FHLBank provides a request for and agrees to accept the funds.

Deposits

The FHLBank Act allows the FHLBNY to accept deposits from its members, and FHLBanks and government instrumentalities. For the FHLBNY, deposits are a source of funding. For members, deposits are a low-risk earning asset that may satisfy their regulatory liquidity requirements. The FHLBNY offers several types of deposit programs to its members, including demand and term deposits.

Retained Earnings and Dividends

The FHLBNY’s Board of Directors adopted the Retained Earnings and Dividend Policy (“Policy”) in order to: (1) establish a process to assess the adequacy of retained earnings in view of the Bank’s assessment of the financial, economic and business risks inherent in its operations; (2) establish the priority of contributions to retained earnings relative to other distributions of income; (3) establish a target level of retained earnings and a timeline to achieve the target; and (4) establish a process to ensure maintenance of appropriate levels of retained earnings. The objective of the Policy is to preserve the value of the members’ investment in the Bank.

The FHLBNY may pay dividends from retained earnings and current income. The FHLBNY’s Board of Directors may declare and pay dividends in either cash or capital stock. Dividends and the retained earnings policy of the FHLBNY are subject to Finance Board regulations and policies.

To preserve the value of the member’s investments, the level of retained earnings should be sufficient to: (1) protect the members’ paid in capital from losses related to market, credit, operational, and other risks (including legal and accounting) within a defined confidence level under normal operating conditions; and (2) provide members with a predictable dividend stream. The FHLBNY’s level of retained earnings should provide management with a high degree of confidence that reasonably foreseeable losses will not impair paid in capital thereby preserving the par value of the stock, and to supplement dividends when current earnings are low or losses occur.

As of March 31, 2005 and December 31, 2004, management determined that the amount of retained earnings necessary to achieve the objectives based on the risk profile of the FHLBNY’s balance sheet was $225.7 and $196.5 million. Actual retained earning as of March 31, 2005 and December 31, 2004 were $255.3 and $223.4 million. Management expects future dividend payout ratios to range from 80% to 100% of net income.

The Policy establishes dividend payout after determining a retained earnings target amount, based on an assessment methodology approved by the Board of Directors, that reasonably identifies and quantifies all material risks faced by the FHLBNY. The final dividend payout is subject to Board approval and the applicable Finance Board regulations.

The following table summarizes the impact of dividends on the FHLBNY’s retained earnings for the three months ended March 31, 2005 and 2004, and the years ended December 31, 2004, 2003 and 2002 (in thousands).

	For the three months ended
	March 31,		For the year ended December 31,
	2005	2004	2004	2003	2002
Retained earnings, beginning balance	$223,434	$126,697	$126,697	$244,436	$177,008

Net Income for the period	59,300	27,145	161,276	45,816	234,090

	282,734	153,842	287,973	290,252	411,098

Dividend paid*	(27,466)	(12,543)	(64,539)	(163,555)	(166,662)

Retained earnings, ending balance	$255,268	$141,299	$223,434	$126,697	$244,436

*	Dividends are not accrued; they are declared and paid in the month following the end of the quarter.

Competition

Demand for advances is affected by, among other things, the availability to members of other sources of liquidity, including deposits, and the cost of those other sources. Customer deposits are the preferred funding source for our members, with wholesale funding as a secondary source. The FHLBNY competes with other suppliers of wholesale funding, both secured and unsecured. Such other suppliers may include investment banking concerns and commercial banks. Smaller members may have access to alternative wholesale funding sources through lines of credit and wholesale CD programs, while larger members may have access to these alternatives in addition to sales of securities under agreements to repurchase. Large members may also have independent access to the national and global credit markets. The availability of alternative funding sources can vary as a result of market conditions, members’ creditworthiness, availability of collateral and other factors. In aggregate, FHLBNY advances make up about 33% of the members’ wholesale funding. This indicative “market share” measure has fallen from over 50% in the last two years as the FHLBNY has increased its targeted spread on advances in order to enhance dividend capacity and speed the growth of retained earnings.

The FHLBNY also competes for funds raised through the issuance of unsecured debt in the national and global debt markets. Competitors include Fannie Mae, Freddie Mac and other Government Sponsored Entities, as well as corporate, sovereign, and supranational entities. Increases in the supply of competing debt products could, in the absence of increases in demand, result in higher debt costs or lesser amounts of debt issued at the same cost than otherwise would be the case. In addition, the availability and the cost of funds can be adversely affected by regulatory initiatives that tend to reduce certain depository institutions’ investments in debt instruments that have greater price volatility or interest-rate sensitivity than fixed-rate instruments of the same maturity. Although the available supply of funds has kept pace with the funding needs of the FHLBNY’s members as expressed through FHLBNY debt issuance, there can be no assurance that this will continue to be the case indefinitely.

The FHLBNY also competes for the purchase of mortgage loans held for investment. For single-family products, the FHLBNY competes primarily with the Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan Mortgage Corporation (Freddie Mac). The FHLBNY competes primarily on the basis of price, products, structures, and services offered.

In addition, the sale of callable debt and the simultaneous execution of callable derivatives that mirror the debt have been an important source of competitively priced funding for the FHLBNY. Therefore, the availability of markets for callable debt and derivatives may be an important determinant of the FHLBNY’s relative cost of funds. There is considerable competition among high-credit-quality issuers in the markets for callable debt and for derivatives. There can be no assurance that the current breadth and depth of these markets will be sustained.

Competition within the FHLBanks is limited. A member with multiple-charters may operate in multiple Federal Home Loan Bank districts. If the member has a centralized treasury function, it is quite likely that there will be competition for advances. At March 31, 2005 and periods to that date, the FHLBNY is not aware of competition of this nature. One financial institution that became a member after March 31, 2005 did meet this description. However, transaction volume is not material. In addition, a limited number of members of the FHLBNY are part of a bank holding company, and could therefore be affiliated to members of another FHLBank. The amount of advances borrowed, or the amount of capital stock held is not material. Certain large financial institutions, operating in the FHLBNY’s district may borrow unsecured federal funds from other Federal Home Loan Banks. The FHLBNY’s current practice is not to permit members to borrow unsecured funds from the FHLBNY and in compliance with the current practice, the FHLBNY does not compete for member borrowing needs of unsecured federal funds. An indirect source of competition is the acquisition of a member bank by a member of another FHLBank. Under Finance Board regulations, the acquired member is no longer a member of the FHLBNY and cannot borrow additional funds from the FHLBNY. In addition, the non-member may not renew advances when they mature. Former members, who by virtue of being acquired attained non-member status, had outstanding advances aggregating $0.715 billion and $2.5 billion at March 31, 2005 and December 31, 2004, respectively. Such non-members held capital stock, which was reported as mandatorily redeemable, totalling $35.7 million and $126.6 million at March 31, 2005 and December 31, 2004, respectively.

Oversight, Audits, and Examinations

The FHLBNY is supervised and regulated by the Finance Board, which is an independent agency in the executive branch of the U.S. government. The Finance Board ensures that the FHLBNY carries out its housing and community development mission, remains adequately capitalized and able to raise funds in the capital markets, and operates in a safe and sound manner.

The Finance Board has five members. Four are appointed by the President of the United States, with the advice and consent of the Senate, to serve seven-year terms. The fifth member is the Secretary of the Department of Housing and Urban Development or the Secretary’s designee. The Finance Board is supported by assessments from the twelve FHLBanks, with no tax dollars or other appropriations supporting the operations of the Finance Board or the FHLBanks. To evaluate the safety and soundness of the FHLBNY, the Finance Board conducts annual and periodic on-site examinations of the Bank, as well as periodic off-site reviews. Additionally, the Finance Board requires the FHLBNY to submit monthly financial information on the Bank’s condition and results of operations.

The Government Corporation Control Act provides that, before a government corporation may issue and offer obligations to the public, the Secretary of the Treasury shall prescribe the form, denomination, maturity, interest rate, and conditions of the obligations; the way and time issued; and the selling price. The U.S. Department of the Treasury receives the Finance Board’s annual report to Congress, monthly reports reflecting securities transactions of the FHLBanks, and other reports reflecting the operations of the FHLBanks.

The FHLBNY has an internal audit department; the FHLBNY’s Board of Directors has an Audit Committee; and the independent registered public accounting firm audits the annual financial statements of the FHLBNY. The independent registered public accounting firm conducts these audits following auditing standards established by the Public Company Accounting Oversight Board. The FHLBanks, the Finance Board, and Congress all receive the audit reports. The FHLBNY must also submit annual management reports to Congress, the President, the Office of Management and Budget, and the Comptroller General. These reports include a statement of financial condition; a statement of operations; a statement of cash flows; a statement of internal accounting and administrative control systems; and the report of the independent registered public accounting firm on the financial statements.

The Comptroller General has authority under the FHLBank Act to audit or examine the Finance Board and the FHLBanks, including the FHLBNY, and to decide the extent to which they fairly and effectively fulfil the purposes of the FHLBank Act. Furthermore, the Government Corporation Control Act provides that the Comptroller General may review any audit of the FHLBNY’s financial statements conducted by a registered independent public accounting firm. If the Comptroller General conducts such a review, then he or she must report the results and provide his or her recommendations to Congress, the Office of Management and Budget and the FHLBNY. The Comptroller General may also conduct his or her own audit of any financial statements of the FHLBNY.

The most recent Federal Housing Finance Board (“Finance Board”) Report of Examination (“Report”) was issued on January 4, 2005. The scope of the examination included: (1) Board of Directors and management oversight; (2) financial management, financial performance, and strategic planning; (3) interest rate risk/hedging/modelling and funding; (4) acquired member assets; (5) audit, internal controls and accounting; (6) unsecured credit: (7) advances and collateral operations; (8) payment systems; (9) business continuity planning and information technology; (10) corrective actions for the prior examination.

The Report raised a number of issues that the FHLBNY expects to address in the normal course of business. The Finance Board did not place any restrictions on the FHLBNY’s operations. In the opinion of management, the issues raised would not have a material impact on the operations of the FHLBNY, or to the financial condition for any periods reported. The regulations of the Finance Board limits access to the Report to members of the Board of Directors and those officers and employees whom the Board of Directors determines to have the need for such access. The Finance Board regulations further prohibits the Bank, or any of its directors, officers, or employees from disclosing in any manner, without prior authorization, the Report or any portion thereof to any person or organization not officially connected with the Bank as officer, director, employee, attorney or auditor.

Personnel

As of March 31, 2005 and December 31, 2004, the FHLBNY had respectively, 204 and 209 full-time employees and two part-time employees. The employees are not represented by a collective bargaining unit, and the FHLBNY considers its relationship with its employees to be good.

Tax Status

Resolution Funding Corporation (REFCORP) Assessments. Although the FHLBNY is exempt from ordinary federal, state, and local taxation except for local real estate tax, it is required to make payments to REFCORP.

REFCORP was established by Act of Congress in 1989 to help facilitate the U.S. government’s bailout of failed financial institutions. The REFCORP assessments are used by the Treasury to pay a portion of the annual interest expense on long-term obligations issued to finance a portion of the cost of the bailout. Principal of those long-term obligations is paid from a segregated account containing zero-coupon U.S. government obligations, which were purchased using funds that Congress directed the FHLBanks to provide for that purpose.

Each FHLBank is required to pay 20 percent of income calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”) after the assessment for Affordable Housing Program, but before the assessment for the REFCORP. The Affordable Housing Program and REFCORP assessments are calculated simultaneously because of their interdependence on each other. The Bank accrues its REFCORP assessment on a monthly basis.

The Resolution Funding Corporation has been designated as the calculation agent for Affordable Housing Program and REFCORP assessments. Each FHLBank provides their net income before Affordable Housing Program and REFCORP to the Resolution Funding Corporation, who then performs the calculations for each quarter end.

The FHLBanks will continue to pay REFCORP assessments until the aggregate amounts actually paid by all 12 FHLBanks are equivalent to a $300 million annual annuity (or a scheduled payment of $75 million per quarter) whose final maturity date is April 15, 2030, at which point the required payment of each FHLBank to REFCORP will be fully satisfied. The Finance Board, in consultation with the Secretary of the Treasury, selects the appropriate discounting factors to be used in this annuity calculation. The FHLBanks use the actual payments made to determine the amount of the future obligation that has been defeased. The cumulative amount to be paid to REFCORP by the FHLBNY is not determinable at this time because it depends on the future earnings of all FHLBanks and interest rates. If the FHLBNY experienced a net loss during a quarter, but still had net income for the year, the Bank’s obligation to the REFCORP would be calculated based on the Bank’s year-to-date net income. The Bank would be entitled to a refund of amounts paid for the full year that were in excess of its calculated annual obligation. If the Bank had net income in subsequent quarters, it would be required to contribute additional amounts to meet its calculated annual obligation. If the Bank experienced a net loss for a full year, the Bank would have no obligation to the REFCORP for the year.

The Finance Board is required to extend the term of the FHLBanks’ obligation to the REFCORP for each calendar quarter in which there is a deficit quarterly payment. A deficit quarterly payment is the amount by which the actual quarterly payment falls short of $75 million.

The FHLBanks’ aggregate payments through 2004 exceeded the scheduled payments, effectively accelerating payment of the REFCORP obligation and shortening its remaining term to the second quarter of 2019. The FHLBanks’ aggregate payments through 2004 have satisfied $45 million of the $75 million scheduled payment for the second quarter of 2019 and all scheduled payments thereafter. This date assumes that all $300 million annual payments required after December 31, 2004 will be made.

The benchmark payments or portions of them could be reinstated if the actual REFCORP payments of the FHLBanks fall short of $75 million in a quarter. The maturity date of the REFCORP obligation may be extended beyond April 15, 2030 if such extension is necessary to ensure that the value of the aggregate amounts paid by the FHLBanks exactly equals a $300 million annual annuity. Any payment beyond April 15, 2030 will be paid to the Department of Treasury.

Affordable Housing Program (“AHP”) Assessments. Section 10(j) of the Act requires each FHLBank to establish an Affordable Housing Program. Each FHLBank provides subsidies in the form of direct grants and below-market interest rate advances to members who use the funds to assist in the purchase, construction, or rehabilitation of housing for very low-, low-, and moderate-income households. Annually, the FHLBanks must set aside for the Affordable Housing Program the greater of $100 million or 10 percent of regulatory net income. Regulatory net income is defined as GAAP net income before interest expense related to mandatorily redeemable capital stock under SFAS 150 and the assessment for Affordable Housing Program, but after the assessment for REFCORP. The exclusion of interest expense related to mandatorily redeemable capital stock is a regulatory interpretation determined by the Finance Board. The Affordable Housing Program and REFCORP assessments are calculated simultaneously because of their interdependence on each other. The FHLBNY accrues this expense monthly based on its income. The FHLBank reduces the Affordable Housing Program liability as members use subsidies.

The FHLBNY charges the amount set aside for Affordable Housing Program to income and recognizes it as a liability. In periods where the FHLBNY’s regulatory income before Affordable Housing Program and REFCORP is zero or less, the amount of Affordable Housing Program liability is equal to zero, barring application of the following. The FHLBNY relieves the Affordable Housing Program liability as members use subsidies. If the result of the aggregate 10 percent calculation described above is less than $100 million for all 12 FHLBanks, then the Act requires the shortfall to be allocated among the FHLBanks based on the ratio of each FHLBank’s income before Affordable Housing Program and REFCORP to the sum of the income before Affordable Housing Program and REFCORP of the 12 FHLBanks. There was no shortfall in the first quarter of 2005, or the years 2004 and 2003.

ANY DISCUSSION OR STATEMENTS CONTAINED HEREIN INSOFAR AS THEY ADDRESS U.S. FEDERAL TAX MATTERS (WHETHER EXPLICITLY OR IMPLICITLY) ARE NOT INTENDED TO BE “COVERED OPINIONS” WITHIN THE MEANING OF U.S. TREASURY DEPARTMENT CIRCULAR 230. ACCORDINGLY, WE ARE INFORMING YOU THAT (A) THE DISCUSSION HEREIN IS NOT INTENDED AND WAS NOT WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE U.S. FEDERAL TAX LAWS THAT MAY BE IMPOSED ON THE TAXPAYER, (B) THE DISCUSSION HEREIN WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY US OF OUR SECURITIES, AND (C) EACH TAXPAYER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

ITEM 2. FINANCIAL INFORMATION
Selected Financial Data

	March 31,	As of December 31,
	2005	2004	2003	2002	2001	2000
Statement of Condition (dollars in millions, except ratios)
Investments (1)	$19,255	$18,363	$14,217	$23,598	$19,200	$22,406
Advances	62,711	68,507	63,923	68,926	60,962	52,396
Mortgage loans held for investment, net	1,308	1,178	672	435	425	528
Total assets	83,677	88,439	79,230	93,606	81,240	76,600
Deposits and other borrowings	2,272	2,297	2,100	2,743	2,862	2,162
Consolidated Obligations, net	76,021	80,157	70,857	83,512	72,628	69,563
Mandatorily Redeemable Stock	36	127	—	—	—	—
AHP Liability	83	82	93	110	105	88
REFCORP Liability	13	10	—	14	20	19
Capital stock	3,552	3,655	3,639	4,051	3,733	3,626
Unrestricted Retained earnings	254	223	127	244	177	121
Restricted retained earnings*	1	—	—	—	—	—
Total capital ratio (2)	4.55%	4.38%	4.75%	4.59%	4.81%	4.89%
Leverage ratio (6)	21.78	22.08	21.04	21.79	20.78	20.44

*	Balance represents amount necessary to bring six different Mortgage Partnership Finance Pools of loans to double-A rating using Standards & Poors LEVELS model.

	March 31,		For the years ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Statements of Condition
Averages (dollars in millions, except percentages)
Investments (1)	$18,446	$15,061	$17,642	$19,833	$20,677	$22,017	$20,076
Advances	65,880	64,363	65,289	70,943	64,210	54,295	46,851
Mortgage loans held for investment, net	1,255	712	928	527	400	475	376
Total assets	86,082	80,599	84,344	92,747	86,682	77,972	68,311
Deposits and other borrowings	2,156	2,327	1,968	2,952	2,908	2,825	1,814
Consolidated Obligations, net (5)	78,113	71,802	76,105	81,818	76,907	70,077	62,149
Mandatorily Redeemable Stock	93	337	238	—	—	—	—
AHP Liability	81	89	83	105	107	97	76
REFCORP Liability	5	2	4	5	8	12	9
Capital stock	3,580	3,400	3,554	4,082	3,768	3,673	3,354
Retained earnings	223	124	159	193	204	129	98

	For the three months
	ended March 31,		For the years ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Operating Results (dollars in millions, except percentages)
Net interest income (3)	$97	$52	$268	$298	$389	$408	$410
Net income (5)	$59	$27	$161	$46	$234	$285	$277
Dividends paid in cash*	$27	$13	$65	$164	$167	$229	$227
AHP expense	$7	$3	$19	$5	$26	$32	$31
Refcorp Expense	$15	$7	$40	$11	$59	$71	$69
Return on average equity	1.55%	0.73%	4.34%	1.08%	5.89%	7.50%	8.02%
Return on average assets	0.07%	0.03%	0.19%	0.05%	0.27%	0.37%	0.41%
Operating Expenses	$15	$12	$51	$48	$39	$35	$34
Weighted average dividend rate (4)	3.05%	1.45%	1.83%	5.33%	4.51%	6.29%	6.95%
Operating Expenses as a percent of average assets	0.02%	0.01%	0.06%	0.05%	0.04%	0.04%	0.05%

(1)	Investments include held-to-maturity securities, available-for-sale securities, interest-bearing deposits, Federal funds sold and Loans to other FHLBanks.

(2)	Total capital ratio is capital stock plus retained earnings and accumulated other comprehensive income (loss) as a percentage of total assets at period-end.

(3)	Net interest income is net interest income before the provision for credit losses on mortgage loans.

(4)	Represents cash dividend paid, divided by weighted average capital stock outstanding.

(5)	See “Management’s Discussion and Analysis – Analysis of Interest Spreads”

(6)	Leverage ratio is the percentage of total assets minus allowance for credit losses divided by total capital.

*	Dividends are declared and paid within the same month.

Supplementary financial data for each quarter for the years ended December 31, 2004, 2003 and 2002 are included in the table below (in thousands):

	2004
	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Interest income	$584,507	$496,911	$435,920	$409,634
Interest expense	507,037	426,950	366,859	358,939

Net interest income	77,470	69,961	69,061	50,695

Provision for credit loss	—	—	—	—
Non-interest income (expense)	(1,947)	(130)	10,989	55
Non-interest (expense) income	(31,348)	(28,650)	(31,274)	(23,606)

Net income	$44,175	$41,181	$48,776	$27,144

	2003
	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Interest income	$422,193	$505,132	$562,641	$570,476
Interest expense	372,559	423,096	479,825	486,451

Net interest income	49,634	82,036	82,816	84,025

Provision for credit loss	—	(4)	(19)	(57)
Non-interest income (expense)	2,292	(188,088)	809	(117)
Non-interest (expense) income	(23,407)	18,397	(30,593)	(31,908)

Net income	$28,519	$(87,659)	$53,013	$51,943

	2002
	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Interest income	$638,684	$651,788	$638,739	$670,160
Interest expense	546,183	561,762	551,432	550,777

Net interest income	92,501	90,026	87,307	119,383

Provision for credit loss	203	(387)	(19)	(33)
Non-interest income (expense)	(6,028)	(7,107)	(4,355)	(15,111)
Non-interest (expense) income	(32,302)	(29,324)	(29,529)	(31,135)

Net income	$54,374	$53,208	$53,404	$73,104

Interim period-Infrequently occurring items recognized.

2004- During the second quarter of 2004, the FHLBNY changed its method of accounting for certain highly-effective consolidated obligation hedging relationships during each reporting period. The FHLBNY assessed the impact of this change on all prior annual periods since the adoption of SFAS 133 on January 1, 2001, and all prior quarterly periods for 2004 and 2003, and determined that had the FHLBNY applied this approach since January 1, 2001 it would not have had a material impact on the results of operations or financial condition of the FHLBNY for any of these prior reporting periods. The FHLBNY recorded a $9.3 million increase to income before assessments included in other income in net realized and unrealized gains (losses) on derivatives and hedging activities.

2003- $1.9 billion of credit deteriorated mortgage-backed securities were sold. As a result a loss of $189.4 million was recognized and reported in the third quarter of 2003 and is reported in Non-interest Income (expense); in the same quarter, accrued assessments payable to REFCORP and to the Affordable Housing Program were reversed as a credit to Non-interest expense.

2002- Debt associated with an advance that was prepaid, was retired at a loss of $16.1 million during the first quarter of 2002.

Management’s Discussion and Analysis

Forward-Looking Statements

Statements contained in this report, including statements describing the objectives, projections, estimates, or predictions of the Federal Home Loan Bank of New York (“FHLBNY” or “Bank”), may be “forward-looking statements.” These statements may use forward-looking terminology, such as “anticipates,” “believes,” “could,” “estimates,” “may,” “should,” “will,” or other variations on these terms or their negatives. The Bank cautions that, by their nature, forward-looking statements involve risks or uncertainties, and actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

These forward-looking statements involve risks and uncertainties including, but not limited to, the following:

•	Demand for FHLBNY advances resulting from changes in FHLBNY members’ deposit flows and credit demands;

•	Volatility of market prices, rates, and indices or other factors that could affect the value of investments or collateral held by the FHLBNY as security for the obligations of FHLBNY members and counterparties to derivatives and similar agreements, which could result from the effects of, and changes in, various monetary or fiscal policies and regulations, including those determined by the Federal Reserve Board and the Federal Deposit Insurance Corporation;

•	Political events, including legislative, regulatory, judicial, or other developments that affect the FHLBNY, its members, counterparties, and/or investors in the consolidated obligations of the FHLBanks, such as changes in the Federal Home Loan Bank Act or Finance Board regulations that affect FHLBNY’s operations and regulatory oversight;

•	Competitive forces, including other sources of funding available to FHLBNY members without limitation, other entities borrowing funds in the capital markets, the ability to attract and retain skilled individuals; and general economic and market conditions.

•	The pace of technological change and the ability to develop and support technology and information systems, including the Internet, sufficient to manage the risks of the FHLBNY’s business effectively;

•	Changes in investor demand for consolidated obligations and/or the terms of derivatives and similar agreements, including without limitation changes in the relative attractiveness of consolidated obligations as compared to other investment opportunities;

•	Timing and volume of market activity;

•	Ability to introduce new products and services and to successfully manage the risks associated with those products and services, including new types of collateral used to secure advances;

•	Risk of loss arising from litigation filed against one or more of the FHLBanks; and

•	Inflation/deflation.

Business Overview

Financial Performance. As a cooperative, the FHLBNY seeks to maintain a balance between its public policy mission and its ability to provide adequate returns on the capital supplied by its members. The FHLBNY achieves this balance by delivering low-cost financing to members to help them meet the credit needs of their communities and by paying a dividend. Reflecting the FHLBNY’s cooperative nature, the FHLBNY’s financial strategies are designed to enable the FHLBNY to expand and contract in response to member credit needs. The FHLBNY invests its capital in high quality, short- and intermediate-term financial instruments. This strategy allows the FHLBNY to maintain liquidity to satisfy member demand for short- and long-term funds, repay maturing consolidated obligations, and meet other obligations. The dividends paid by FHLBNY are largely the result of the FHLBNY’s earnings on invested member capital, net earnings on member credit, mortgage loans and investments, offset in part by the FHLBNY’s operating expenses and assessments. FHLBNY’s board of directors and management determine the pricing of member credit and dividend policies based on the needs of its members.

Historical Perspective. The fundamental business of the FHLBNY is to provide member institutions and housing associates with advances and other credit products in a wide range of maturities to meet their demand. Congress created the FHLBanks in 1932 to improve the availability of funds to support home ownership. Although the FHLBanks were initially capitalized with government funds, members have provided all of the FHLBanks’ capital for over 50 years.

To accomplish its public purpose, the FHLBanks offers a readily available, low-cost source of funds, called advances, to member institutions and certain housing associates. Congress originally granted access to advances only to those institutions with the potential to make and hold long-term, amortizing home mortgage loans. Such institutions were primarily federally and state-chartered savings and loan associations, cooperative banks, and state-chartered savings banks (thrift institutions). As a result, FHLBanks and its member thrift institutions have become an integral part of the home mortgage financing system in the United States.

However, a variety of factors, including a severe recession, record-high interest rates, and deregulation, resulted in significant losses for thrift institutions in the 1980s. In response to the very significant cost borne by the American taxpayer to resolve failed thrift institutions, Congress restructured the home mortgage financing system in 1989 with the passage of the Financial Institutions Reform, Recovery and Enforcement Act (“FIRREA”). Through this legislation, Congress reaffirmed the housing finance mission of the FHLBanks and expanded membership eligibility in the FHLBanks to include commercial banks and credit unions with a commitment to housing finance.

Different FHLBank Business Strategies. Each FHLBank is operated as a separate entity with its own management, employees and board of directors. In addition, all FHLBanks operate under the Finance Board’s supervisory and regulatory framework. However, each FHLBank’s management and board of directors determine the best approach for meeting its business objectives and serving its members. As such, the management and board of directors of each FHLBank have developed different business strategies and initiatives to fulfill the FHLBank’s mission, and they re-evaluate these strategies and initiatives from time to time.

Financial Trends

Conditions in Financial Markets. The primary external factors that affect net interest income are market interest rates and the general state of the economy. The Federal Reserve Board has raised the federal funds rate 7 times since June 30, 2004. The U.S. Federal funds rate has increased from .94 percent at December 31, 2003 to 2.31 percent at December 31, 2004 and to 2.62 percent at March 31, 2005.

Through its Federal Open Market Committee (“FOMC”), the Federal Reserve continued its policy of gently raising the federal funds target rates that began in June 2004. In 2005, the target rate was raised twice, 25 basis points on each occasion. On December 15, the target federal funds rate on overnight loans was increased by a quarter point to 2.25 percent, and the Federal Reserve reiterated its intention to raise borrowing costs at a “pace that is likely to be measured.” This followed a similar rate hike on November 11, 2004 in the rate on overnight loans between banks was raised by a quarter of point to 2 percent. On September 21, 2004, the Federal Open Market Committee had raised the federal funds rate target for the third time this year to 1.75 percent from 1.5 percent, saying that economic growth appeared to have regained some “traction.” The previous two rate hikes — 25 basis points on June 30 to 1.25 percent, and another 25 basis points on August 10 to 1.50 percent – came after a period of no change in the federal funds target of 1.00 percent at the beginning of this year.

The 3-Month LIBOR rate has increased to 3.09 percent at March 31, 2005, up from 2.56 percent at December 31, 2004 and 1.15 percent at December 31, 2003. The 3-Month LIBOR rate is the rate at which banks lend funds to each other and is a key benchmark rate for the FHLBNY. The rate has displayed some volatility over this period. The 3-Month LIBOR rate was 1.29 percent in January 2003, dropping to 1.03 percent in June 2003 and staying within a range of +/- 3 basis points until early May 2004. The rate increased to 1.18 percent at the end of May 2004, rose again in June 2004 to 1.43 percent, and then to 1.55 percent in July and 2.02 percent on September 30, 2004.

Mortgage rates, which had remained relatively flat over the past year, have begun to trend upwards. The 15-year residential mortgage rates were at 5.24 percent up from 4.79 percent at December 31, 2004, which was almost unchanged from 4.78 percent at December 31, 2003. The 30-year rate at March 31, 2005 was at 5.65 percent up from 5.36 percent at December 31, 2004 and 5.47 percent at December 31, 2003.

The following table presents changes in key rates over the course of 2003 through March 31, 2005:

	March 31,	December 31,	November 30,	September 30,	June 30,	December 31,
	2005	2004	2004	2004	2004	2003
Federal Funds Rate	2.62	2.31	1.94	1.88	1.25	0.94
3-month LIBOR	3.09	2.56	2.41	2.02	1.61	1.15
Prime Rate	5.75	5.25	5.00	4.75	4.25	4.00
15-year residential mortgage note rate	5.24	4.79	4.83	4.78	5.29	4.78
30-year residential mortgage note rate	5.65	5.36	5.39	5.37	5.87	5.47
1- year Adjustable Rate Mortgage	3.86	3.46	3.43	3.21	3.41	3.37

At the short-end of the mortgage yield curve, the Adjustable Rate Mortgage yield at March 31, 2005 was up 40 basis points, the largest increase in over a quarter. At December 31, 2004, the increase over December 31, 2003 was 9 basis points.

According to the Federal Reserve Board, “the economy proved to be sufficiently resilient to maintain solid growth and moderate core inflation in 2004”. Real Global Debt Program rose 3-3/4 percent in 2004, compared to 4-1/2 percent in 2003, and the activity was supported on a broad front, with advances in household spending and capital spending by businesses increasing notably.

Residential investment remained robust in 2004. Real expenditures increased 5-3/4 percent, the third straight year of strong gains. Demand for housing was influenced by nominal interest rates that have remained near their lowest levels since the late 1960s. In the single-family sector, housing starts amounted to 1.6 million units in 2004, a rate faster than the already rapid pace of 1.5 million units started in 2003. In the multi-family sector, starts totalled a solid 350,000 units in 2004, a figure in line with that of the preceding several years. Sales of both new and existing single-family homes hit new highs in 2004, and home prices moved up sharply.

Impact of general level of interest rates to the FHLBNY. The level of interest rates during a reporting period impacts the FHLBNY’s profitability, due primarily to the relatively shorter-term structure of earning assets and the impact of interest rates on invested capital. As of March 31, 2005 and December 31, 2004, investments, excluding mortgage-backed securities, and state and local housing agency obligations had stated maturities of less than one year. The FHLBNY had also used derivatives to effectively change the re-pricing characteristics of a significant proportion of its advances and consolidated obligation bonds to match shorter-term LIBOR rates that re-priced at three-month intervals or less. The current low level of short-term interest rates, as represented by the overnight Federal funds target rate, has an impact on the FHLBNY’s profitability. The lower level of interest rates also directly affects the FHLBNY through lower earnings on invested capital. Compared to other banking institutions, the FHLBNY operates at comparatively low net spreads between the yield it earns on assets and its cost of liabilities. Therefore, the FHLBNY generates a relatively higher proportion of its income from the investment of member-supplied capital at the average asset yield. As a result, changes in asset yields tend to have a greater effect on FHLBNY’s profitability than they do on the profitability of other banking institutions. The FHLBNY average asset yields and the returns on capital invested in these assets largely reflect the short-term interest rate environment because the maturities of FHLBNY assets are generally short-term in nature, have rate resets that reference short-term rates, or have been hedged with derivatives in which a short-term rate is received.

Changes in rates paid on consolidated obligation debt and the spread of these rates relative to LIBOR and treasury securities may also impact FHLBNY’s profitability. The rate and price at which the FHLBNY is able to issue consolidated obligations, and their relationship to other products such as Treasury securities and LIBOR, change frequently, and are affected by a multitude of factors including overall economic conditions; volatility of market prices, rates, and indices; the level of interest rates and shape of the Treasury curve; the level of asset swap rates and shape of the swap curve; supply from other issuers (including Government Sponsored Enterprises such as Fannie Mae and Freddie Mac, supra/sovereigns, and other highly-rated borrowers); the rate and price of other products in the market such as mortgage-backed securities, repurchase agreements, and commercial paper; investor preferences; the total volume, timing, and characteristics of issuance by the FHLBNY; the amount and type of advance demand from the FHLBNY’s members; political events, including legislation and regulatory action; press interpretations of market conditions and issuer news; the presence of inflation or deflation; actions by the Federal Reserve; and currency exchange rates. There has not been a consistent market trend that has hindered or helped the FHLBNYs’ ability to issue consolidated obligations.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with generally accepted accounting principles in the U.S. requires management to make a number of judgments, estimates, and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities (if applicable), and the reported amounts of income and expenses during the report period. Although management believes these judgments, estimates, and assumptions to be reasonably accurate, actual results may differ.

The FHLBNY has identified certain accounting policies that it believes are critical because they require management to make subjective judgments about matters that are inherently uncertain and because of the likelihood those materially different amounts would be reported under different conditions or using different assumptions. These policies include estimating the allowance for credit losses on the advance and mortgage loan portfolios; estimating fair values on certain assets and liabilities, including investments classified as available-for-sale and all derivatives and associated hedged items accounted for in accordance with SFAS 133, Accounting for Derivative Instruments and Hedging Activities; and estimating the fair value of the collateral that members pledge for advance borrowings. These policies, estimates, and assumptions are described in greater detail in Notes to the Financial Statements included in Item 13.

Provision for Credit Losses

The provision for credit losses for advances and mortgage loans acquired under the Mortgage Partnership Finance Program represents management’s estimate of the probable credit losses inherent in these two portfolios. Determining the amount of the provision for credit losses is considered a critical accounting estimate because management’s evaluation of the adequacy of the provision is inherently subjective and requires significant estimates, including the amounts and timing of estimated future cash flows, estimated losses based on historical loss experience, and consideration of current economic trends, all of which are susceptible to change. The FHLBNY’s assumptions and judgments on its provision for credit losses are based on information available as of the date of the financial statements. Actual results could differ from these estimates.

Advances. The provision for credit losses on advances includes the following underlying assumptions that the FHLBNY uses for evaluating its exposure to credit loss: (i) management’s judgment on the creditworthiness of the members to which the FHLBNY lends funds, (ii) review and valuation of the collateral pledged by members, and (iii) evaluation of historical loss experience. The FHLBNY has policies and procedures in place to manage its credit risk effectively. These include:

•	Monitoring the creditworthiness and financial condition of the institutions to which it lends funds.

•	Reviewing the quality and value of collateral pledged by members to secure advances.

•	Estimating borrowing capacity based on collateral value and type for each member, including assessment of margin requirements based on factors such as cost to liquidate and inherent risk exposure based on collateral type.

•	Evaluating historical loss experience.

The FHLBNY is required by the FHLB Act and Finance Board regulations to obtain sufficient collateral on advances to protect against losses and to accept only certain collateral for advances, such as U.S. government or government-agency securities, residential mortgage loans, deposits in the FHLBNY, and other real estate-related assets.

The FHLBNY has never experienced a credit loss on an advance. Based on management’s credit analyses, the collateral held as security for advances, and prior repayment history, the FHLBNY has not provided a provision for losses on advances as of March 31, 2005, or December 31, 2004 and 2003.

Significant changes to any of the factors described above could materially affect the FHLBNY’s provision for losses on advances. For example, the FHLBNY’s current assumptions about the financial strength of any member may change due to various circumstances, such as new information becoming available regarding the member’s financial strength or future changes in the national or regional economy. New information may require the FHLBNY to place a member on credit watch and require collateral to be delivered, adjust its current margin requirement, or provide for losses on advances.

Based on the collateral held as security for advances, management’s credit analyses, and prior repayment history, no allowance for credit losses on advances is deemed necessary by management. FHLBNY is required by Finance Board regulations to obtain sufficient collateral on advances to protect against losses, and to accept only certain collateral on its advances, such as U.S. government or government-agency securities, residential mortgage loans, deposits in the FHLBNY, and other real estate related assets.

At March 31, 2005 and December 31, 2004 and 2003, FHLBNY had rights to collateral, either loans or securities, on a member-by-member basis, with an estimated fair value in excess of outstanding advances.

Mortgage Loans Acquired Under Mortgage Partnership Finance Program . The provision for credit losses on mortgage loans includes the following assumptions used to evaluate the FHLBNY’s exposure to credit loss: (i) management’s judgment on the eligibility of members to participate in the program, (ii) evaluation of credit exposure on purchased loans, and (iii) valuation of loss exposure and historical loss experience.

The FHLBNY has policies and procedures in place to manage its credit risk effectively. These include:

•	Evaluation of members to ensure that they meet the eligibility standards for participation in the Mortgage Partnership Finance Program.

•	Evaluation of the purchased loans to ensure that they are qualifying conventional, conforming fixed rate, first lien mortgage loans with fully amortizing loan terms of up to 30 years, secured by owner-occupied, single-family residential properties.

•	Estimation of loss exposure and historical loss experience to establish an adequate level of loss reserves.

The FHLBNY maintains an allowance on mortgage loans acquired under the Mortgage Partnership Finance Program at levels that management believes to be adequate to absorb estimated losses inherent in the total mortgage portfolio. Setting the level of reserves requires significant judgment and regular evaluation by management. Many factors, including delinquency statistics, past performance, current performance, loan portfolio characteristics, collateral valuations, industry data, and prevailing economic conditions, are important assumptions in estimating mortgage loan losses. The use of different estimates or assumptions as well as changes in external factors could produce materially different allowance levels.

The FHLBNY places a mortgage loan on non-accrual status when the collection of the contractual principal or interest is 90 days or more past due. When a mortgage loan is placed on non-accrual status, accrued but uncollected interest is reversed against interest income. The FHLBNY records cash payments received on non-accrual loans as interest income and a reduction of principal.

Allowance for loan losses on mortgage loans, which are either classified under regulatory criteria (Special Mention, Sub-standard, or Loss) or past due, are separated from the aggregate pool.

If adversely classified, or on non-accrual status, reserves for mortgage loans, except Federal Housing Administration and Veterans Administration insured loans, are analyzed under liquidation scenarios on a loan level basis, and identified losses greater than $1,000 are fully reserved. Federal Housing Administration and Veterans Administration insured mortgage loans have minimal inherent credit risk; risk generally arises mainly from the servicer defaulting on their obligations. Federal Housing Administration and Veterans Administration mortgage loans, if adversely classified, will have reserves established only in the event of a default of a Participating Financial Institution. Reserves are based on the estimated costs to recover any uninsured portion of the Mortgage Partnership Finance loan.

Mortgage loans, other than those included in large groups of smaller-balance homogeneous loans, are considered impaired when, based on current information and events, it is probable that the FHLBNY will be unable to collect all principal and interest amounts due according to the contractual terms of the mortgage loan agreements.

Management of the FHLBNY identifies inherent losses through analysis of the conventional loans (not Federal Housing Administration and Veterans Administration insured loans) that are not classified. In the absence of historical loss data, the practice is to look at loss histories of pools of loans at other financial institutions with similar characteristics to determine a reasonable basis for loan loss allowance. Management continues to evaluate this practice for appropriateness.

The FHLBNY also holds participation interest in residential and community development mortgage loans through its Community Mortgage Asset (“CMA”) program. Acquisitions of participations under the Community Mortgage Asset program were suspended indefinitely in November 2001, and the outstanding balance of Community Mortgage Asset loans was down to $11.4 and $12.4 million at March 31, 2005 and December 31, 2004. If adversely classified, Community Mortgage Asset loans will have additional reserves established based on the shortfall of the underlying estimated liquidation value of collateral to cover the remaining balance of the loan. Reserve values are calculated by subtracting the estimated liquidation value of the collateral (after-sale value) from the current remaining balance of the Community Mortgage Asset Loan. If the reserve value indicates a potential loss greater than 5%, an additional reserve will be created for any potential loss greater than 5%.

Management performs periodic reviews of its portfolio to identify the losses inherent within the portfolio and to determine the likelihood of collection of the portfolio. The FHLBNY has established an allowance for credit losses in the amount of $541,000 as of March 31, 2005, and $507,000 as of December 31, 2004, and 2003.

Fair Values

As of March 31, 2005, December 31, 2004 and 2003, certain of the FHLBNY’s assets and liabilities, including investments classified as available-for-sale securities are presented in the Statements of Condition at their estimated fair values. Many of these financial instruments and the collateral that members pledge for advance borrowings lack an available liquid trading market as characterized by frequent transactions between a willing buyer and willing seller engaging in an exchange transaction. Therefore, significant assumptions and various valuation techniques have been used by the FHLBNY for the purpose of determining estimated fair values. Changes in these assumptions, calculations and techniques could significantly affect FHLBNY’s financial position and results of operations. Thus, the fair values may not represent the actual values of the financial instruments that could have been realized as of period-end or that will be realized in the future. Although the FHLBNY uses its best judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation technique or valuation methodology. FHLBNY continually refines its assumptions and valuation techniques and methodologies to better reflect market indications. Therefore, these estimated fair values are not necessarily indicative of the amounts that would be realized in current market transactions.

The FHLBNY does not have a significant amount of assets and liabilities that are measured for fair value using “highly subjective techniques and analysis”. Valuation is a significant element of the FHLBNY’s financial results of operations and changes in the fair values of certain assets and liabilities could have disproportionate effect on the financial condition of the FHLBNY, which as a cooperative is sensitive to such effects. Accordingly, the FHLBNY places significant emphasis on the measurement process.

For each major category of assets and liabilities measured at fair value at March 31, 2005 and December 31, 2004, the FHLBNY has segregated fair value amounts into four disclosure levels:

1. Fair value amounts determined using quoted prices for identical assets and liabilities in active markets (Level 1).

•	Approximately 5 percent of assets (State or local housing agency obligations, available-for-sale mortgage-backed securities, certain variable rate mortgage-backed securities, and certain mortgage-backed securities backed by manufactured homes) are valued using market pricing and a combination of dealer, market maker, or other external pricing source.

2. Fair value amounts determined using quoted prices for similar assets and liabilities in active markets, adjusted for differences between assets and liabilities being measured and other similar assets or liabilities (Level 2 Estimates).

•	The fair values derived from the use of Level 2 estimates are not material.

3. Fair value amounts are determined by the use of multiple valuation techniques and other available market inputs (Level 3 Estimates).

•	All of the FHLBNY’s asset securities are marketable and can, theoretically, be priced using open market quotes. However, they generally do not have enough liquidity and would require special quotes from market makers. The fair values of about 95% of mortgage-backed securities and 100% of mortgage loans are computed using market information (pricing and spreads) as inputs to standard option valuation models.

•	The fair values of all derivatives are valued using market information, including forward rates and expected volatilities, as inputs to standard option valuation models.

•	With regard to the FHLBNY’s liabilities, the consolidated obligations do have a secondary market but there are limits to its liquidity and the FHLBNY’s ability to obtain timely quotes, particularly with regard to option-embedded issues that are seldom traded. Therefore, FHLBNY prices its bonds off of the current consolidated obligations market curve, which has a daily active market. The fair values of consolidated obligation debt (bonds and discount notes) are computed using standard option valuation models using market data: 1) CO debt curve that is available to the public and published by the Office of Finance, and 2) LIBOR curve and volatilities.

•	Variable rate advances are valued with market spreads, volatilities and using standard option valuation models.

4. Fair value amounts are determined by the use of entity inputs within Level 3 Estimates that represent an entity’s own internal estimates and assumptions as a practical expedient where market inputs are not available (Level 4 Estimates).

•	Fixed-rate advances with or without put options are valued with internal assumptions and using standard valuation models.

Accounting for Derivatives

Accounting for derivatives includes the following assumptions and estimates by the FHLBNY: (i) assessing whether the hedging relationship qualifies for hedge accounting under SFAS 133 (ii) assessing whether an embedded derivative should be bifurcated under SFAS 133 (iii) calculating the estimated effectiveness of the hedging relationship, (iv) evaluating exposure associated with counterparty credit risk, and (v) estimating the fair value of the derivatives. The FHLBNY’s assumptions and judgments include subjective estimates based on information available as of the date of the financial statements and could be materially different based on different assumptions, calculations, and estimates.

The FHLBNY accounts for derivatives in accordance with SFAS 133. The FHLBNY specifically identifies the hedged asset or liability and the associated hedging strategy. Prior to execution of each transaction, the FHLBNY documents the following items:

•	Hedging strategy

•	Identification of the item being hedged

•	Determination of the accounting designation under SFAS 133

•	Determination of method used to assess the effectiveness of the hedge relationship

•	Assessment that the hedge is expected to be effective in the future if designated as a hedge under SFAS 133

All derivatives are recorded on the Statements of Condition at their fair value and designated as either fair value or cash flow hedges for SFAS 133-qualifying hedges or as non-SFAS 133-qualifying hedges (economic hedges). Any changes in the fair value of a derivative are recorded in current period earnings or other comprehensive income, depending on the type of hedge designation.

In addition, the FHLBNY evaluates all transactions to determine whether an embedded derivative exists based on the guidance of SFAS 133. The evaluation includes reviewing the terms of the instrument to identify whether some or all of the cash flows or the value of other exchanges required by the instrument are similar to a derivative and should be bifurcated from the host contract. If it is determined that an embedded derivative should be bifurcated, the FHLBNY measures the fair value of the embedded derivative separately from the host contract and records the changes in fair value in earnings.

Assessment of Effectiveness. Highly effective hedging relationships that use interest rate swaps as the hedging instrument and that meet criteria under SFAS 133 may qualify for the “short-cut” method of assessing effectiveness. The short-cut method allows the FHLBNY to make the assumption of no ineffectiveness, which means that the change in fair value of the hedged item can be assumed to be equal to the change in fair value of the derivative. No further evaluation of effectiveness is performed for these hedging relationships unless a critical term is changed.

For a hedging relationship that does not qualify for the short-cut method, the FHLBNY measures its effectiveness using the “long-haul” method, in which the change in fair value of the hedged item must be measured separately from the change in fair value of the derivative. The FHLBNY designs effectiveness testing criteria based on its knowledge of the hedged item and hedging instrument that were employed to create the hedging relationship. The FHLBNY uses regression analyses or other statistical analyses to evaluate effectiveness results, which must fall within established tolerances. Effectiveness testing is performed at inception and on at least a quarterly basis for both prospective considerations and retrospective evaluations.

Hedge Discontinuance. When a hedging relationship fails the effectiveness test, the FHLBNY immediately discontinues hedge accounting. In addition, the FHLBNY discontinues hedge accounting when it is no longer probable that a forecasted transaction will occur in the original expected time period and when a hedged firm commitment no longer meets the required criteria of a firm commitment. The FHLBNY treats modifications of hedged items (e.g., reduction in par amounts, change in maturity date, change in strike rates) as a termination of a hedge relationship. The FHLBNY records the effect of discontinuance of hedges to earnings in “Net realized and unrealized gain (loss) on derivatives and hedging activities.”

Accounting for Hedge Ineffectiveness. The FHLBNY quantifies and records in Other income the ineffective portion of its hedging relationships. Ineffectiveness for fair value hedging relationships is calculated as the difference in the change in fair value of the hedging instrument and the change in fair value of the hedged item that is attributable to the risk being hedged. Ineffectiveness for anticipatory hedge relationships is recorded when the change in the fair value of the hedging instrument differs from the related change in the fair value of the anticipated hedged item.

Credit Risk for Counterparties. The FHLBNY is subject to credit risk as a result of nonperformance by counterparties to the derivative agreements. All extensions of credit to counterparties that are members of the FHLBNY are fully secured by eligible collateral. The FHLBNY also enters into master netting arrangements and bilateral security agreements with all active non-members derivative counterparties, which provide for delivery of collateral at specified levels to limit the FHLBNY’s net unsecured credit exposure to these counterparties. The FHLBNY makes judgments on each counterparty’s creditworthiness and estimates of collateral values in analyzing its credit risk for nonperformance by counterparties.

Accounting and Reporting Developments

The impact of recently issued accounting standards and interpretations are more fully discussed in Note 2, Accounting adjustments, Changes in Accounting Principles, and Recently issued Accounting Standards, in Notes to Financial Statements, under Item 13.

Change in Accounting Principle – Amortization and accretion on premiums and discounts on mortgage loans have been computed by the contractual method in accordance with Statement of Financial Accounting Standards No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases” (“FAS 91”), beginning in the quarter ended March 31, 2005. Previously, amortization and accretion of premiums and discounts was computed using the retrospective method with estimated life, which requires a retrospective adjustment each time the FHLBNY changes the estimated remaining life of the mortgage loans. The retrospective method is intended to correct prior period reported amounts as if the new estimate had been known since the original acquisition date of the mortgage loans. While both methods are acceptable under GAAP, we believe that the contractual method is preferable because under the contractual method, the income effects of premiums and discounts are recognized in a manner that is reflective of the actual behavior of the mortgage loans during the period in which the behavior occurs without regard to changes in estimates based on assumptions about future borrower behavior. As a result of the change in accounting principle, income of $1.1 million, before assessments, was recorded on January 1, 2004 as a cumulative effect of change in accounting principle.

Adoption of SFAS 150. The FASB issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”) in May 2003. This statement establishes a standard for how certain financial instruments with characteristics of both liabilities and equity are classified in the financial statements and provides accounting guidance for, among other things, mandatorily redeemable financial instruments.

The FHLBNY adopted SFAS 150 as of January 1, 2004 as it met the definition of a non-public entity as defined in SFAS 150. In analyzing the conclusion regarding the appropriate effective date applicable, the FHLBNY considered the FASB guidance regarding the application of the effective dates to nonpublic entities as outlined in FAS 150 and in FSP FAS 150-3, Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable noncontrolling Interests under FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. For mandatorily redeemable financial instruments of a nonpublic entity, FAS 150 was effective for existing or new contracts for fiscal periods beginning after December 15, 2003. FSP FAS 150-3 extended the effective date for mandatorily redeemable financial instruments issued by nonpublic entities that were not SEC registrants or otherwise met the definition as defined in footnote 1 of that standard. FAS 150 defines a nonpublic entity as “any entity other than one (a) whose equity securities trade in a public market either on a stock exchange (domestic or foreign) or in the over-the-counter market, including securities quoted only locally or regionally, (b) that makes a filing with a regulatory agency in preparation for the sale of any class of equity securities in a public market, or (c) that is controlled by an entity covered by (a) or (b)”.

The FHLBank System is comprised of twelve FHLBanks, which are separate cooperatives whose member financial institutions own all of the capital stock in each respective FHLBank. Member shares are not and will not be publicly traded and cannot be purchased or sold except between an FHLBank and its members and only at their $100 per share par value. The FHLBanks are each in the process of registering their capital stock with the SEC, but not for the purpose of any public sale of those equity securities, which is prohibited by law. Based on the characteristics of the FHLBNY’s stock and the definition in FAS 150 of a nonpublic entity, the FHLBNY concluded that the FHLBanks, including the FHLBNY are nonpublic entities. This conclusion is based on the fact that the FHLBNY does not have any equity securities which trade in a public market; future filings with the SEC are not in anticipation of the sale of equity securities in a public market, as the FHLBanks, including the FHLBNY, are prohibited by law from ever doing so; and the FHLBanks are not controlled by an entity which has equity securities traded or contemplated to be traded in a public market.

An adoption date of January 1, 2004 is also consistent with the transition rules of FAS 150 as they apply to a calendar year-end SEC registrant that had public debt outstanding but whose equity was not publicly traded. Applying FAS 150 on this date would make the FHLBNY’s financial statements consistent with all other entities that do not have publicly traded equity but that have either publicly traded debt or are otherwise deemed an SEC registrant.

Proposed rule under EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. In March 2004, the FASB reached a consensus regarding the application of an impairment model to determine whether investments are other-than-temporarily impaired. The provisions of this rule are required to be applied prospectively to all current and future investments accounted for in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. On September 15, 2004, the FASB issued proposed FASB Staff Position (FSP) EITF 03-1-a Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1, “The Meaning of Other-Than Temporary Impairment and Its Application to Certain Investments” (“FSP EITF 03-1-a”) to provide guidance on the application of paragraph 16 of EITF 03-1 to debt securities that are impaired because of interest rate and/or sector spread increases. On September 30, 2004, the FASB issued FSP EITF Issue 03-1-1 Effective Date of Paragraphs 10- 20 of EITF Issue No. 03-1, “The Meaning of Other-Than Temporary Impairment and Its Application to Certain Investments” (“FSP EITF 03-1-1”), which deferred the effective date of the impairment measurement and recognition provisions contained in specific paragraphs of EITF 03-1 and expanded the scope of proposed FSP EITF 03-1-a to include all securities, not only debt securities. The comment period for proposed FSP EITF 03-1-a ended on October 29, 2004 and the effective date has been deferred indefinitely. The deferral of the effective date for paragraphs 10-20 of EITF 03-1 as reported in FSP EITF 03-1-1 will be superseded concurrently with the final issuance of proposed FSP EITF Issue 03-1-a.

The FHLBNY does not expect the new rules to have a material impact on its results of operations at the time of adoption. The FHLBNY purchases investments for its held-to-maturity portfolio only when it has the intent and financial ability to hold the investments to maturity.

Accounting for share based payments. In December 2004, the FASB issued SFAS 123R, which revises SFAS 123 and supersedes APB 25. In March 2005, the SEC issued SAB 107, which provides interpretive guidance on SFAS 123R. Accounting and reporting under SFAS 123R is generally similar to the SFAS 123 approach. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS 123R permits adoption using one of two methods – modified prospective or modified retrospective. The FHLBNY does not expect this rule to have any impact on its results of operation.

Operating Results — Three Months Ended March 31, 2005 and 2004

Highlights

As a cooperative, the FHLBNY seeks to maintain a balance between its public policy mission and its obligation to provide adequate returns on capital supplied by its members. The FHLBNY strives to achieve this balance by providing low-cost financing to its members to help them meet their funding needs and paying a dividend that reflects the interest rate environment and fairly compensates the members for the use of their capital. Reflecting its cooperative nature, the FHLBNY’s financial strategies are designed to enable it to expand and contract in response to member credit needs.

Net Income more than doubled to $59.3 million in the three months ended March 31, 2005 from $27.1 million in the comparative quarter in 2004. Net earnings per share of capital for the three months ended March 31, 2005 was $1.65 up from $0.80 for the comparative quarter in 2004. Net interest income was $97.4 million for the three months ended March 31, 2005, up from $52.0 million for the comparable quarter in 2004. Other expenses was $16.2 million for the three months ended March 31, 2005, up from $13.5 million for the comparable quarter in 2004.

Net interest spread, the difference between interest earnings from assets and interest expenses paid on liabilities grew to 29.2 basis points during the three months ended March 31, 2005 from 10.9 basis points in the comparable quarter in 2004.

Balance sheet size averaged $86.1 billion during the three months ended March 31, 2005 compared to $80.6 billion a during the first quarter in 2004. During the three months ended March 31, 2005, par value of advances to members averaged $64.8 billion compared to $63.5 billion during the year ended December 31, 2004. Investments in mortgage-backed securities averaged $11.3 billion compared to $10.0 billion during the three months ended March 31, 2005 and 2004, respectfully. Investments in short-term securities, Federal Funds sold, and interest-bearing deposits averaged $6.1 billion during the three months ended March 31, 2005 compared to $3.9 billion in the comparable quarter in 2004.

Retained earnings at March 31, 2005 grew to $253.9 million from $223.4 million at December 31, 2004. The Dividend rate in the quarter ended March 31, 2005 was 3.05% compared to 1.45% in the comparable quarter in 2004.

Net Interest Income

Net income for the three months ended March 31, 2005 at $59.3 million increased by $27.1 million compared to the three months ended March 31, 2004. The significant increase is attributable to three factors.

1.	First, net interest spread was compressed during the first quarter of 2004 from the carrying costs of high-priced liabilities that were associated with $1.9 billion in long-term mortgage- backed securities sold in the third quarter of 2003 because of deteriorating creditworthiness of those securities. The effort to restructure the liabilities and reduce the high-priced funding was still not complete until later.

2.	Second, the resulting pre-assessment loss of $189.4 million from the sale caused the FHLBNY to eliminate dividend payment during the fourth quarter of 2003. Lack of a dividend may have caused members not to renew longer-term advances at maturity. Demand was concentrated around shorter-term advances with lower interest margins. Term lending, at relatively higher spreads, declined in the three months ended March 31, 2004.

3.	Third, the FHLBNY replaced $1.9 billion of the higher-yielding, mortgage-backed securities that were sold primarily with variable- rate securities with significantly lower margins.

During the three months ended March 31, 2005, the FHLBNY continued to benefit from selective increases in advance pricing instituted in 2004. While the FHLBNY’s overall cost of liabilities has increased by about 90 basis points, the yields from advances have grown by 114 basis points. This also partly reflects the FHLBNY’s decision last year to withdraw certain advance products yielding marginal profits, or not widely utilized by members, and to hold prices in very competitive products, such as Repurchase Agreement Advances (which are collateralized by eligible securities) rather than compete by lowering price. These benefits, which were not fully realized last year, have been a principal factor in the significant gains in margins and yields during the three months ended March 31, 2005. Yields from investments in variable rate mortgage-backed securities have increased in a rising interest rate environment and have contributed to the growth in net interest income. The spread compression from high-coupon debt in the first quarter of 2004 has been effectively dealt with and was no longer a factor during the three months ended March 31, 2005. In line with the general increase in the interest rate environment, the FHLBNY’s cost of funding has also increased, but the increase has been contained and has been relatively lower than the increase in the yields from interest earnings assets. This has been another factor contributing to the increase in net interest income. Increase in investor demand for FHLBank debt has continued to push down the relative funding cost of new issuances. Coupons for longer-term debt issuances have declined. The cost of swapped-out callable debt has also declined relative to LIBOR. These factors together with more advantageous advance pricing have been primary drivers in the results of operations for the three months ended March 31, 2005.

Provision for Credit Losses

During the three months ended March 31, 2005, the FHLBNY recorded a provision of $34,000 against its mortgage loans held for investment based on identification of inherent losses under an allowance policy described more fully in the section Critical Accounting Policies and Estimates. The FHLBNY experienced no charge-offs during the three months ended March 31, 2005 or 2004. The allowance for credit losses against mortgage loans stood at $541,000 at March 31, 2005 and $507,000 at December 31, 2004 and March 31, 2004. The FHLBNY believes the current allowance for loan losses is adequate to reflect the losses inherent in the FHLBNY’s mortgage loan portfolio.

The FHLBNY’s credit risk from advances at March 31, 2005 and December 31, 2004 were concentrated in commercial banks and savings institutions. All advances were fully collateralized during their entire term. In addition, borrowing members had pledged their stock of the FHLBNY as additional collateral for advances. The FHLBNY has not experienced any losses on credit extended to any member since its inception. Based on the collateral held as security and prior repayment history, no allowance for losses is currently deemed necessary.

Non-Interest Income

Non-interest income consists primarily of fees from various correspondent services provided to members, fees earned on standby letters of credit, realized and unrealized net gains and losses from derivatives and hedging activities. Non-interest income aggregated a loss of ($1,559,000) for the three months ended March 31, 2005. This compares with a gain of $55,000 for the comparable period in 2004. Service fees earned for both periods totalled $1,100,000. For the three months ended March 31, 2005, the net from derivatives and hedging activities total a gain of $1,055,000 compared to a loss of $1,094,000 in the first quarter of 2004. The net includes both realized and unrealized gains and losses from derivatives and hedging activities. During the three months ended March 31, 2005, the FHLBNY retired consolidated obligation bonds and recorded a loss of $3,760,000. The bonds retired were associated with assets that had been prepaid.

Non-Interest Expense

Non-interest expense consists of operating expenses and costs allocated to the FHLBNY by the Office of Finance and the Finance Board to cover their operating expenses. Non-interest expenses totaled $16.2 million for the three months ended March 31, 2005 compared with $13.5 million for the comparable quarter in 2004. The increase was primarily attributable to significant increases in pension and supplemental retirement plans, medical insurance costs and consulting fees related to the implementation of Sarbanes-Oxley. Operating expenses include the administrative and operating costs of providing advances to members, managing the investment portfolios and mortgage programs, and providing correspondent services to members.

Expenses allocated by the Office of Finance and the Finance Board to the FHLBNY totalled $1.5 million for the three months ended March 31, 2005 and $1.4 million for the comparable period in 2004. The Finance Board is the regulator of the FHLBanks, including the FHLBNY. The Office of Finance is a joint office of the 12 FHLBanks that facilitates the issuance and servicing of consolidated obligation bonds and discount notes on behalf of the 12 FHLBanks.

Assessments

Each FHLBank is required to set aside a proportion of earnings to fund its Affordable Housing Program and to satisfy its Resolution Funding Corporation assessment. These are more fully described under the section “Tax Status”.

For the three months ended March 31, 2005, the FHLBNY accrued $14.8 million towards its obligations to the Resolution Trust Corporation, and $6.8 million in the comparable period in 2004. The Affordable Housing Program contribution was $6.7 million for the three months ended March 31, 2005 compared to $3.3 million for the same period of 2004. Assessments are analogous to a tax on income and the increase reflects the increase in pre-assessment income for the three months ended March 31, 2005 compared to the comparable period in 2004.

Financial Condition: Highlights March 31, 2005 versus December 31, 2004

Total assets at March 31, 2005 stood at $83.7 billion, down from $88.4 billion at December 31, 2004. The primary driver of the decline was outstanding advances at March 31, 2005 compared to December 31, 2004.

Advances

The book value of advances to members stood at $62.7 billion at March 31, 2005, down from $68.5 billion at December 31, 2004. Approximately $650 million of the change was attributable to a decline in the fair value basis of certain hedged fixed-rate advances in a rising interest rate environment. Adjustable-rate advances were down by $1.8 billion primarily because one non-member (who was previously a member) withdrew maturing advances. By Finance Board regulations, non-members are to liquidate their advances in an orderly manner. Advances to non-members totaled $0.715 billion at March 31, 2005, and $2.532 billion at December 31, 2004. Capital stock held by non-members totaled $35.7 million at March 31, 2005 and $126.7 million at December 31, 2004. The FHLBNY expects these advances to be repaid at maturity and further expects the capital stock outstanding (which is held by the non-members and pledged to the FHLBNY as additional collateral) to be redeemed or repurchased, pro rata, as advances are repaid. The extinguishment of these advances and capital stock is expected to have the effect of reducing proportionately the FHLBNY’s revenues and net interest income, and consequently its assessments (analogous to tax). The effect on the FHLBNY’s return on equity is not expected to be significant due to the proportionate reduction of assets and capital in approximate proportion to the FHLBNY’s total assets and total capital, over the remaining life of the non-member advances.

Short-term, fixed-rate advances outstanding at March 31, 2005 were $4.4 billion, down from $7.8 billion at December 31, 2004. We believe a small number of members have allowed their balance sheets to decline by lowering their leverage targets in view of the uncertainties surrounding the interest rate environment, and have utilized the flexible short-term advances to achieve their balance sheet objectives. Repurchase Agreement Advances, which are secured by eligible securities, are also down to $18.7 billion at March 31, 2005 from $19.5 billion at December 31, 2004. The product continued to face very strong pricing pressure and demand varies depending on market appetite for securities in the securities repurchase market. The FHLBNY has not reduced its prices and lost some of its market share as a result. The FHLBNY has continued its policy of balancing its need for a reasonable return with making low-cost advances to its members.

Investment Securities

At March 31, 2005, the FHLBNY maintained an investment portfolio of held-to-maturity securities, consisting of privately issued mortgage-backed and asset-backed securities, collectively referred to as “MBS,” that were rated “Aaa” by Moody’s or “AAA” by Standard and Poor’s, and mortgage-pass-throughs and Real Estate Mortgage Investment Conduit bonds issued by government sponsored mortgage agencies. In addition, the FHLBNY had investments in primary public and private placements of taxable obligations of state and local housing finance authorities that were rated at least “Aa” by Moody’s or “AA” by Standard and Poor’s.

Mortgage-backed securities at March 31, 2005 stood at $10.4 billion, down slightly from $10.8 billion at December 31, 2004. Purchases of new securities were kept at a level a step below pay-downs. As a percentage of total assets, the portfolios at the two dates are almost at the same level. This is as expected as acquisition of mortgage-backed securities is limited to 300% of capital at the time of acquisition. Investment in mortgage-backed securities provides a reliable income stream.

Investments in state and local housing finance bonds at $1.0 billion as of March 31, 2005 as compared to $1.1 billion at December 31, 2004. There were no acquisitions during the three months ended March 31, 2005. Estimated fair value was $1.1 billion, slightly in excess of book value. Investments help to liquefy mortgages that finance low- and moderate-income housing.

At March 31, 2005, the FHLBNY also maintained a portfolio of available-for-sale securities, consisting exclusively of mortgage-backed securities. Acquisitions were held to a level just below pay-downs, and as result, the portfolio of $678.6 million was slightly below $713.4 million at December 31, 2004.

The fair value of held-to-maturity securities, which are primarily fixed rate securities at March 31, 2005 and December 31, 2004, are based on securities dealers’ market values or derived from quoted market prices of similar mortgage loans. Fair values of fixed-rate securities are affected by changes in market interest rates. The FHLBNY conducted a review and evaluation of the securities portfolio to determine if the decline, if any, in the fair value of any security below its carrying value is other than temporary. The FHLBNY generally views changes in fair value caused by changes in interest rates as temporary, which is consistent with the FHLBNY’s experience. The FHLBNY has both the intent and financial ability to hold the temporarily impaired securities until recovery of their value.

Short-term investments

High-quality, short-term investments such as Federal funds and short-term securities in the form of certificates of deposits were held at March 31, 2005 and December 31, 2004, and provided the liquidity necessary to meet member credit needs and to provide a reasonable return on the FHLBNY’s members’ short-term deposits. Both short- and long-term investments are used by the FHLBNY to employ excess capital when advance demand is insufficient to generate returns on capital for its members.

Mortgage loans held-for-investment

Mortgage loans held-for-investment, before allowance for credit losses, increased to $1.3 billion at March 31, 2005 from $1.2 billion at December 31, 2004. Acquisitions, net of run-offs were about $129.0 million during the first quarter in 2005, compared to $94.8 million in the first quarter of 2004.

Deposits

At March 31, 2005, the FHLBNY’s deposit liabilities were comprised of demand and other term deposits predominantly from members and some from eligible entities, as well as collateral from derivatives counterparties. Deposits from members and eligible entities at March 31, 2005 totalled $2.3 billion, unchanged from $2.3 billion at December 31, 2004. Cash collateral held by the FHLBNY at March 31, 2005 totalled $.5 billion compared to $1.1 billion at December 31, 2004, and the decline reflects the change in net unrealized gain position of certain derivative contracts with counterparties.

Consolidated Obligation Liabilities

The FHLBNY continued to fund its assets through the use of consolidated obligation bonds and to a lesser extent by consolidated obligation discount notes. These instruments, unadjusted for changes in fair values, aggregated $76.4 billion at March 31, 2005. Together, they financed 91.3% of the $83.7 billion total assets at March 31, 2005, virtually unchanged from 90.8% at December 31, 2004. At December 31, 2004, these instruments aggregated $80.3 billion and funded a majority of $88.4 billion in total assets. Reported carrying values of consolidated obligations at March 31, 2005 included net unrealized fair value basis gains of $371.5 million compared to $161.4 million at December 31, 2004. These unrealized gains are almost entirely offset by unrealized losses on the associated derivatives that hedge the consolidated obligation bonds at March 31, 2005 and December 31, 2004.

Included in the outstanding balances of total consolidated obligations are discounts notes, which have maturities of one year or less. These aggregated $16.1 billion at March 31, 2005, compared to $19.6 billion at December 31, 2004, and were mostly utilized in funding short-term advances, some long-term advances and investments with short-term repricing intervals, and money market investments. The decline in the usage reflects the relatively lower cost of issuing callable debt with an associated interest rate derivative with matching terms.

At March 31, 2005, the FHLBNY has continued to issue callable consolidated obligation bonds for a significant percentage of its funding needs. Callable bonds totaled $22.9 billion, representing 38.0% of the par value of all bonds, compared to $20.2 billion, or 33.3% of the par value of all bonds at December 31, 2004. The issuance of a callable bond and the execution of an associated interest rate swap with mirrored call options results in funding at a lower cost than the FHLBNY would otherwise achieve. The continued attractiveness of the issuance of callable bonds and the simultaneous swapping with a derivative instrument depends on price relationships in both the bond and the derivatives markets.

The FHLBNY also converts at the time of issuance, certain simple fixed-rate bonds into a floating-rate bond with the simultaneous execution of interest rate swaps that will convert the cash flows of the fixed-rate bond to conventional adjustable rate instruments tied to an index, typically LIBOR. The aggregate amount of consolidated obligation bonds that were swapped, including callable and non-callable bonds, totalled $36.9 billion, or 61.3 % of bonds outstanding at March 31, 2005, compared with $34.3 billion, or 56.6% at December 31, 2004. The change reflects a relative increase in swapped callable bonds, and an indication of more attractive executions for such instruments during the three months ended March 31, 2005.

Mandatorily Redeemable Stock

The FHLBNY adopted SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, “ (“FAS 150”) as of January 1, 2004. Shares of capital stock covered by FAS 150 were reclassified to liabilities at fair value. Unpaid dividends related to capital stock classified as liability were accrued at the expected dividend rate and reported as interest expense. At December 31, 2004, the FHLBNY reclassified $126.6 million to a liability. The stocks were held by banks that had attained non-member status by virtue of being acquired by non-members in 2002. At March 31, 2005, the liability declined to $35.7 million. During the three months ended March 31, 2005, a significant portion of advance borrowing to one non-member matured. In accordance with Finance Board regulations non-members cannot renew their advance borrowings at maturity. Since advances are typically associated with the holding of FHLBNY stock, the decline in advances resulted in a proportionate decline in stock that was considered a liability under the FAS 150.

Capital Stock

Each member is required to purchase FHLBNY stock based upon the amount of the member’s residential mortgage loans, its total assets or its outstanding advances borrowed from the FHLBNY. Under the current regulations, borrowing members must hold capital stock equal to the greater of 1 percent of their mortgage assets, or 5 percent of their advance outstanding. Total capital stock was $3.6 billion at March 31, 2005, a decline from the $3.7 billion level at December 31, 2004. These levels also closely approximate the averages outstanding for the three months ended March 31, 2005 and twelve months ended December 31, 2004. During 2004 and the three months ended March 31, 2005, the FHLBNY at its discretion routinely redeemed, on a semi-monthly basis, amounts of capital stock that were in excess of members’ advance borrowing requirements. As a result, changes in the level of capital stock are generally in line with changes in the borrowing patterns of members.

Retained Earnings

Unrestricted retained earnings stood at $253.9 million at March 31, 2005, up from $223.4 million at December 31, 2004. A dividend of 3.05%, or $22.2 million was paid on January 31, 2005 to members, based on the weighted average stock outstanding during the quarter ended December 31, 2004. Dividends are paid in arrears and are declared and paid in the month following the end of the quarter. A dividend of 4.7% was paid on April 30, for the three months ended March 31, 2005.

The FHLBNY has reclassified $1,343,000 to “restricted retained earnings” as of March 31, 2005. The amount represents the unpaid principle balance of certain acquired mortgages with a credit rating below an established minimum. The amount of “restricted retained earnings will decline as the balance on those mortgage assets decline or until the FHLBNY converts to its new capital plan in the fourth quarter of 2005. The restrictions on the FHLBNY’s retained earnings had no impact on the results of operations.

Capital Ratios

Finance Board regulations generally allow the FHLBanks, including the FHLBNY, to hold assets up to 21 times capital. However, a FHLBank whose average non-mortgage assets as defined in the Finance Board’s regulations that do not exceed 11 percent of its average total assets may hold assets in amounts up to 25 times capital. The FHLBNY was eligible for the higher asset-based leverage limit of 25 to 1 at March 31, 2005, and December 31, 2004. The FHLBNY’s asset-based leverage was 22.08 to 1 at March 31, 2005, and 22.1 to 1 at December 31, 2004.

Derivative Instruments

Derivative instruments are important tools that we use to manage interest rate risk and restructure interest rates on both the debt (consolidated obligations bonds and discount notes) and advances. The FHLBNY, to a limited amount, also uses interest rate swaps to hedge changes in interest rates prior to debt issuance, and essentially lock in the FHLBNY’s funding cost. The FHLBNY does not take speculative positions with derivatives or any other financial instruments, or trade derivatives for short-term profits. The FHLBNY does not have any special purpose entities or any other types of off-balance sheet conduits. Interest income and interest expense from interest rate swaps used for hedging are recorded with interest on the instrument being hedged. The notional amounts of derivatives are not recorded as assets and liabilities on the balance sheet; rather, the fair value of all derivatives is recorded as either derivative asset or derivative liability on the balance sheet. Although notional principal is a commonly used measure of volume in the derivatives market, it is not a meaningful measure of market or credit risk since the notional amount does not change hands (other than in the case of currency swaps, which the FHLBNY does not do). FHLBNY and derivatives counterparties use notional amounts to calculate cash flows to be exchanged, and the notional amounts is significantly greater than the potential market or credit loss that could result from such transactions. The fair value of derivatives in a gain position is a more meaningful measure of the FHLBNY’s current market exposure on derivatives.

At March 31, 2005, the notional amounts of derivatives outstanding were $69.6 billion, an increase over the $66.1 billion at December 31, 2004. Notional amounts outstanding at December 31, 2003 were $62.1 billion. Derivative contracts in a gain position at March 31, 2005 totaled $11.6 million, compared to $11.1 million and $59.2 billion at December 31, 2004 and 2003. The FHLBNY mitigated its exposure at March 31, 2005 and December 31, 2004 by requiring derivatives counterparties to pledge cash collateral of $0.5 million and $1.1 million at those dates. Derivative liabilities at March 31, 2005 stood at $869.4 million compared to $1.4 billion at December 31, 2004.

Financial Highlights: Years ended December 31, 2004 versus 2003

The FHLBNY was successful in rebuilding retained earnings, improving profit margins, and restoring a modest level of dividend. Net income of $161.3 million for the year ended December 31, 2004 rebounded from 2003 net income of $45.8 million. In late 2003, the FHLBNY sold $1.9 billion of credit-deteriorated mortgage-backed and residential asset-backed securities and realized a loss of $189.4 million from sale. No dividend was paid in January 2004 for the quarter ended December 31, 2003. Dividends have since been restored to levels that balance the FHLBNY’s goal of providing its stockholders an economic return on their investment in the FHLBNY’s capital stock, and the FHLBNY’s goal of re-building its retained earnings. These financial objectives are aligned to the FHLBNY’s public mission and its obligation of providing low-cost financing to its stockholders to help them meet their credit needs. As a cooperative, owned by its member-shareholders, these financial and mission related objectives remain as key drivers in the FHLBNY’s strategy.

Net interest spread of $268.5 million for 2004 was down from $298.4 million in 2003. Yields from investments declined as pay-downs and maturities reduced higher-yielding assets, which were replaced by lower coupon fixed rate and variable rate securities that were all triple-A rated. Average capital outstanding, a source of earnings for the FHLBNY, declined to $3.8 billion during 2004 compared to $4.1 billion in 2003. This was somewhat offset by improved margins from selective increases in advance pricing, sacrificing volume for profitability, and withdrawing those products where members could obtain more competitively priced funds for their credit needs. The FHLBNY focused on products where it could deliver funds with structures and terms that provided the most benefit to the member and improved the FHLBNY’s margins.

The balance sheet grew from $79.2 billion at December 31, 2003 to $88.4 billion at December 31, 2004, as management restored traditional leverage to capital. At the end of 2003, leverage ratios were intentionally pulled back after the large loss in the 3rd quarter of 2003.

Advance volumes have been restrained as a result of pricing policies, and FHLBNY’s management and the board of directors believe that the balance is appropriate. Merger activity resulted in about $4.5 billion in maturing advances that were not replaced by one large member that was acquired in 2002 by a non-member and attained non-member status by being acquired by a member of another FHLBank. Nonetheless, advances volume has grown by a significant factor compared to the latter part of 2003, and this has mostly been from large members’ seeking mainly adjustable rate funds from the FHLBNY.

Interest margin from investment in mortgage-backed and asset backed-securities, and the return from investing funds generated from member capital have traditionally provided the FHLBNY with earnings that have been passed on to members in the form of dividends. In the aftermath of the loss from sale of securities in the 3rd quarter of 2003, the management of the FHLBNY has placed certain restrictions on acquisition of mortgage-backed securities. No asset-backed or commercial mortgage-backed securities may be acquired under current practice. Only variable rate securities that are triple-A rated at the time of acquisition may be added to the newly established available-for-sale portfolio, and only triple-A rated mortgage-backed securities may be added to the held-to-maturity securities portfolio. At year-end, short-term investments were up compared to 2003. Substantial liquidity allows the FHLBNY to expand or contract in response to members’ credit needs or to repay excess capital.

Mortgage loans have increased by just over $500 million, from $0.7 billion at December 31, 2003 to $1.2 billion at December 31, 2004, compared to an increase in total assets over the same period of $9.2 billion. Management expects similar restrained volume growth of mortgage loans in the future. The increase is from purchases in the Mortgage Partnership Finance program. The Community Mortgage Asset pilot program is down to $12.4 million and further activity was suspended in 2001.

Balance sheet funding remains almost entirely by issuance of consolidated obligations which accounted for 94.8 % of liabilities at December 31, 2004 compared to 93.9 % at December 31, 2003, an indication that the FHLBNY continues to rely on the issuances of consolidated obligations for its basic funding source. The use of discount notes remains at levels seen in 2003. The relatively lower usage of discount notes reflects alternative issuance of callable debt swapped to a variable interest rate.

The FHLBNY’s capital stock increased as a result of increases in advances volume and stood at $3.7 billion at December 31, 2004, including mandatorily redeemable capital stock, compared to $3.6 billion at December 31, 2003. Throughout 2004, the FHLBNY continued to redeem, on a weekly basis, amounts of stock that were in excess of member’s minimum investment requirements. Retained earnings jumped from $126.7 million at December 31, 2003 to $223.4 million at December 31, 2004, partly reflecting the increase in net income for the year and partly the FHLBNY’s policy to reduce dividends to a level that would balance it’s need to increase retained earnings and still maintain a competitive dividend.

Financial Condition : March 31, 2005, December 31, 2004, and December 31, 2003

Advances

Advances to members, the FHLBNY’s principal line of business, increased despite the loss of significant advances to institutions that are no longer members of the FHLBNY. These former members have been acquired by institutions that do not qualify for membership in the FHLBNY since they are located outside the FHLBNY’s district. Under FHFB regulations, the FHLBNY may not offer advances to non-members; however, FHLBNY may permit advances to a member that is acquired by a non-member to remain outstanding until maturity. The FHLBNY has been successful by diversifying its source of advances amongst its smaller members and by reaching out to certain larger members who have been less active in borrowing from the FHLBNY. Compared to other FHLBanks, concentration of advances among the largest borrowers at the FHLBNY is relatively low. This diversification of advances has been a significant achievement, and sustaining it will be an important goal for the FHLBNY in the future.

Discussions with respect to changes in outstanding advances to members at March 31, 2005 compared to December 31, 2004 are highlighted on page 52 (Financial Condition Highlights: March 31, 2005 versus December 31, 2004).

In 2004, management selectively increased pricing on a broad range of advance offerings to its members, eliminated one advance product that was only marginally profitable and not in great demand by members, and maintained pricing discipline on all advance transactions rather than compete for volume by lowering prices. These tactical strategies were carefully crafted to trade off volume for profitability, which in turn would enhance retained earnings. The management of the FHLBNY believes it has been successful in the implementation of the strategy.

Advances to members reported at book value increased by $4.6 billion from $63.9 billion at December 31, 2003 to $68.5 billion at December 31, 2004. Par value of advances, a measure of economic activity, grew by $5.5 billion on a year-over-year basis. The increase was somewhat offset by market rate driven decline in the fair value basis (as required under SFAS 133) associated with hedged advances of $0.9 billion, and is explained by hedged fixed rate advances falling in value as market rates rose.

The analysis and discussion that follow exclude the impact of SFAS 133 valuation basis adjustments because changes in valuations do not reflect demand for advances from the members of the FHLBNY. The level of fair value is influenced principally by changes in interest rates and the level of hedging activity, factors that do not illustrate economic demand for advances by members. Management believes the demand for advances did bottom out in December 2003 when the balance at par averaged $61.0 billion. Since the resumption of dividend payments in January 2004, advances have grown strongly, despite over $4 billion of required paydowns by acquired members who were prohibited from renewing maturing advances. From an average par of $61.0 billion during December 2003, the average par for the six months ended June 30, 2004 improved to $62.5 billion, despite the loss of advances from one large acquired member. The growth trend continued through the third quarter of 2004, and averaged $62.9 billion through September 30, 2004. The twelve-month 2004 average reached $63.5 billion, and the average for the month of December 2004, a key indicator, stood at $67.3 billion, confirming a positive trend.

Demand was strong for longer-term, adjustable-rate LIBOR-based advances (“ARC”), particularly those with repricing intervals of one to three months. During the second quarter of 2004, about $2.0 billion in maturing Adjustable-Rate Credit Advances were not replaced by a former member. This was almost entirely offset by demand for Adjustable-Rate Credit Advances by other members. Outstanding

Adjustable-Rate Credit Advances of $10.8 billion at December 31, 2003 declined marginally to $10.1 billion at June 30, 2004 as result. Demand kept pace and outstanding Adjustable-Rate Credit Advances increased significantly at the end of the third quarter 2004 to $12.7 billion and to end the year 2004 at $13.9 billion as a result of increased borrowing needs of a few large members with an appetite for LIBOR-based funding. Because the loss of the advances occurred in the first half of 2004, and the offsetting gains in the latter part of the year, the annual average for the year 2004, the key factor that drives interest income for ARCs, was at $11.5 billion down from the comparable annual average in 2003 of $12.4 billion. The full impact of the incremental gains in the latter part of 2004 will be seen in 2005.

Member appetite was healthy for short-term fixed rate advances, and volumes were up substantially. Outstanding balance grew from $4.4 billion at December 31, 2003 to $6.9 billion at June 30, 2004 as members that paid down short-term advances in order to reduce holding of FHLBNY stock during the fourth quarter of 2004 resumed borrowing with resumption of dividend payments. Demand eased in the third quarter of 2004 as short-term rate increases restrained member appetite for new short-term borrowing. Demand for short-term fixed rate funds was up again in the third quarter of 2004 and outstanding balance increased to $7.8 billion.

Demand for short-term advances, with maturities ranging from overnight to less than a year, has fluctuated because such advances tend to closely reflect members’ short-term liquidity needs. In June 2004, the FHLBNY withdrew one of its overnight advance products that was indexed to the Federal funds rate, because of declining member utilization and the very modest return it provided for the Bank.

The volume of Repurchase Agreement Advances, a type of advance secured by eligible securities, has fluctuated over the years. This product type has been under intense competitive pressure and has declined from an average outstanding of $22.9 billion during 2003 to an average of $19.2 billion in 2004, and ended the year 2004 at an outstanding balance of $19.5 billion. An extremely competitive pricing environment and the Bank’s desire to maintain pricing discipline explains most of the fluctuations in the volume of Repurchase Agreement Advances. Competition in the securities repurchase market varies widely, depending on participants’ preference in acquiring specific securities. Another factor is members’ preferences for their balance sheet mix and the securities they have available to pledge as collateral to secure Repurchase Agreement Advances. As members liquidate their securities or allow securities to run off their books at maturity, they have fewer securities to pledge as collateral for Repurchase Agreement borrowings. Conversely, as members increase their securities holdings, demand for Repurchase Agreement borrowings increases.

A significant part of the advances to members is in the form of convertible advances, which entail one or more put options sold by the member to the FHLBNY. These options allow the FHLBNY to convert the advance, with its existing fixed rate, to a new advance of the member’s choice, priced at the then-current market rate, or, if the member prefers, to terminate the advance. A convertible advance is priced at substantially lower rates than that of a comparable maturity advance with no conversion feature. Typically, convertible advances are hedged with swaps that mirror option terms of the advance, and the option is sold to the swap counterparty. Convertible advances have been on the decline in recent years. Outstanding balance was $24.5 billion at December 31, 2004 compared to $26.5 billion and $28.8 billion at December 31, 2003, and 2002. Nonetheless, they constituted a significant percentage of the total advances outstanding: 36.4% and 42.9% at December 31, 2004 and 2003. Some of the growth in other advance products is due to members’ choices of a different advance type at conversion or maturity of a convertible.

Member appetite for longer term, fixed-rate advances was uneven in 2004. Demand from smaller members that prefer to match fund specific longer-term assets was strong. Typically, the size of the transactions also was small, so that these were largely offset by paydowns by larger members. As a result, net outstanding balance in this category at December 31, 2004 has declined from levels at same time 2003.

Under Finance Board regulations, a member attains non-member status by being acquired by a member of another FHLBank or a non-member. Current regulations require an orderly liquidation of advances. In recent years, two large member-borrowers of the FHLBNY were acquired by members of another FHLBank and advances associated have either been repaid, or are in the process of repayment in the normal course of business, without any significant impact to the FHLBNY’s financial condition or its operations.

Advances — Product Types

The following table summarizes the more significant advance product types (dollar in thousands):

	March 31, 2005		December 31, 2004		December 31, 2003
		Percentage		Percentage		Percentage
	Amounts	of total	Amounts	of total	Amounts	of total
Adjustable Rate Credit — ARCs	$12,075,099	19.44%	$13,891,305	20.65%	$10,775,890	17.45%
Fixed rate Advances*	25,006,976	40.26%	24,116,211	35.86%	25,340,399	41.03%
Repurchase (Repo) Agreement	18,698,547	30.10%	19,526,844	29.03%	19,341,419	31.31%
Short-Term Advances	4,411,680	7.10%	7,761,630	11.54%	4,449,251	7.20%
Mortgage Matched Advances	974,724	1.57%	1,032,075	1.53%	974,873	1.58%
Overnight Line of Credit (OLOC) Advances	847,023	1.36%	841,225	1.25%	778,258	1.26%
All other categories	101,343	0.16%	95,336	0.14%	103,990	0.17%

Total par value of advances	$62,115,392	100.00%	$67,264,626	100.00%	$61,764,080	100.00%

*	Includes putable advances

With uncertainties in a rising interest rate environment, demand for short-term fixed rate advances was down during the three months ended March 31, 2005. Fixed-rate advances, Adjustable-Rate Credit Advances, and Repurchase Agreement Advances constituted the significant product types in 2004 and 2003.

The following tables summarize interest income from advance products, before the impact of interest rate swaps (in thousands):

	For the three months ended		For the year Ended
	March 31,	March 31,	December, 31	December, 31	December, 31
	2005	2004	2004	2003	2002
ARC Advances	$86,221	$32,640	188,119	166,775	239,315
Fixed Advances	258,615	273,407	1,071,656	1,237,177	1,313,752
Short Term Advances	38,260	13,892	97,134	72,349	78,344
Community Investment Advances	1,266	1,236	4,777	5,310	5,621
Overnight Line of Credit Advances	6,739	1,906	10,310	7,410	6,494
Affordable Housing Program Advances	87	129	460	567	600
Repurchase Agreement Advances	204,905	204,770	807,557	897,264	912,514
Mortgage Match Securities	9,750	9,927	40,532	42,115	41,634

Total Interest Income	$605,843	$537,907	$2,220,545	$2,428,967	$2,598,274

Advance — Maturities and Coupons

The FHLBNY had advances outstanding, including Affordable Housing Program advances, as summarized below by year of maturity (dollar amounts in thousands):

	March 31, 2005		December 31, 2004		December 31, 2003
		Weighted		Weighted		Weighted
		Average		Average		Average
	Amount	Rate	Amount	Rate	Amount	Rate
Overdrawn demand deposit accounts	$68	3.65%	$237	4.75%	$—	—
Due in one year or less	17,265,070	3.40%	23,111,281	2.90%	19,054,973	2.12%
Due after one year through two years	6,961,137	3.52%	7,583,635	3.38%	9,428,476	3.22%
Due after two years through three years	11,845,737	3.35%	7,967,893	3.05%	5,712,807	3.31%
Due after three years through four years	5,233,914	4.36%	8,435,962	3.79%	3,341,100	3.89%
Due after four years through five years	2,814,564	5.08%	2,300,288	4.91%	5,424,315	4.44%
Thereafter	17,994,902	4.50%	17,865,330	4.65%	18,802,409	4.76%

Total par value	62,115,392	3.88%	67,264,626	3.62%	61,764,080	3.50%

Discount on AHP advances*	(744)		(786)		(1,066)
Net premium on advances*	1,620		1,784		2,450
SFAS 133 hedging adjustments*	594,824		1,241,863		2,157,720

Total	$62,711,092		$68,507,487		$63,923,184

*	Discount on Affordable Housing Program advances are amortized to interest income on a straight-line basis, results of which closely approximated the level-yield method, and were not significant for all periods reported. Amortization of fair value basis adjustments were a charge to interest income and amounted to ($0.2) million for the three months ended March 31, 2005 and 2004. Amortization of fair value basis adjustments was a charge to interest income and amounted to ($0.4) million and ($1.3) million for the years ended December 31, 2004 and 2003. All other amortization charged to interest income aggregated ($0.2) million for the three months ended March 31, 2005 and 2004. All other amortization charged to interest income aggregated ($0.7) million and ($0.3) million for the years ended December 31, 2004 and 2003.

Approximately 72.2%, or $44.9 billion, of the par value of advances at March 31, 2005 had a remaining maturity greater than one year. Approximately 65.6%, or $44.2 billion of the par value of advances outstanding at December 31, 2004 had a remaining maturity greater than one year, compared to 69.1%, or $42.7 billion at December 31, 2003.

Advances — Interest Rate Terms

The following table summarizes interest-rate payment terms for advances (dollar amounts in thousands):

	March 31, 2005		December 31, 2004		December 31, 2003
		Percentage		Percentage		Percentage
	Amount	of total	Amount	of total	Amount	of total
Fixed-rate	$50,040,226	80.56%	$53,373,084	79.35%	$50,975,990	82.53%
Variable-rate	10,326,973	16.63%	11,959,522	17.78%	9,141,090	14.80%
Variable-rate capped	1,748,193	2.81%	1,932,020	2.87%	1,647,000	2.67%

Total par value	$62,115,392	100.00%	$67,264,626	100.00%	$61,764,080	100.00%

Fixed-rate borrowings remained popular with members, although the percentage declined somewhat as members with an appetite for adjustable-rate LIBOR-based funding increased their borrowings. Variable-rate capped advances were also popular with some members who purchased cap options from the FHLBNY to limit their interest exposure in a rising rate environment. The FHLBNY has offsetting purchased cap options that mirror the terms of the caps sold to members, eliminating FHLBNY’s exposure. Variable-rate advances were mainly indexed to LIBOR.

The following summarizes variable advances by reference-index type (in thousands).

	March 31,	December 31,	December 31,
	2005	2004	2003
LIBOR indexed	$11,957,249	$13,791,055	$10,740,540
Federal Funds	117,500	100,137	35,000
Prime	350	350	350
FHLBank Discount Rate	—	—	12,200

	$12,075,099	$13,891,542	$10,788,090

Advances — Maturity or Next Call Date

The following table summarizes advances by year of maturity or next call date (in thousands):

	March 31, 2005	December 31, 2004	December 31, 2003
Overdrawn demand deposit accounts	$68	$237	$—
Due in one year or less	34,096,582	39,671,293	37,657,829
Due after one year through two years	10,394,943	10,042,141	9,074,033
Due after two years through three years	12,244,058	9,475,176	7,357,562
Due after three years through four years	3,043,114	5,718,400	4,160,400
Due after four years through five years	884,864	804,388	2,478,153
Thereafter	1,451,763	1,552,991	1,039,103

Total par value	$62,115,392	$67,264,626	$61,767,080

The FHLBNY offers convertible advances for which, the FHLBNY effectively purchases a put option from the member. If the advance is put by the FHLBNY at the end of the lockout period, the member has the option to convert the borrowing to an advance product of their choice, which allows the FHLBNY to convert the advance from fixed-rate to floating-rate if interest rates increase. FHLBNY had convertible advances outstanding of $25.1 billion at March 31, 2005 and $24.5 billion and $26.5 billion at December 31, 2004 and 2003, respectively.

While on a contractual basis (Advance maturities table), about 27.8% of the par value of advances at March 31, 2005 will mature within one year, the put option, purchased from members and exercisable by the FHLBNY, on an option exercise basis, about 54.9% of advances are potentially putable within one year. At December 31, 2004, on a contractual basis, about 34.4% of advances will mature within one year. With put options purchased from members with convertible advances, about 58.9% of advances were potentially putable by the FHLBNY within one year.

The most significant impact of call options is in the maturity band of five years and greater. Based on contractual maturity, the percentage at March 31, 2005 was 29.0%, compared to 2.3% on a putable basis. At December 31, 2004, the contractual basis was 26.6%; if put options are exercised by the FHLBNY, the percentage beyond five years declines to only 2.3%. Compared to December 31, 2003, the percentage trends remain virtually unchanged, reflective of a consistent risk management outlook and policy.

Investments

The FHLBNY invests in securities authorized by Finance Board policies and regulations. The Bank maintains substantial investments in high-quality short- and intermediate-term financial instruments.

Total FHLBNY investments consisted of investment securities classified as held-to-maturity, available-for-sale securities, interest-bearing deposits, certificates of deposits, and Federal funds sold. Finance Board regulations prohibit the FHLBNY from trading in investment securities, and the FHLBNY does not operate trading accounts.

The largest component of the held-to-maturity securities, with an amortized cost of $10.5 billion at March 31, 2005 and $10.8 billion and $10.2 billion at December 31, 2004 and 2003, was comprised of investments in mortgage-backed and asset-backed securities, collectively referred to as “MBS.” All these securities were rated triple-A by a nationally recognized statistical rating organization (“NRSRO”). The FHLBNY’s remaining held-to-maturity investments at March 31, 2005 consisted of $1.1 billion in housing-related obligations of state and local governments and their housing agencies (“HFA”), almost unchanged from December 31, 2004 and 2003. These obligations carried a rating of double-A or higher. Estimated fair values of held-to-maturity securities were in excess of book values.

During 2004, the FHLBNY established an available-for-sale investment classification and acquired variable-rate mortgage-backed securities issued by the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation. (“Freddie Mac”). Neither Fannie Mae nor Freddie Mac are agencies of the U.S. Government nor are their securities guaranteed by the U.S. Government. All securities were rated triple-A by a Nationally Recognized Statistical Rating Organization

At March 31, 2005, investments in certificates of deposits and Federal funds sold have increased, reflecting a continuation of the trend to maintain liquidity for its members borrowing needs. Investments in certificates of deposits and Federal funds at December 31, 2004 were also higher than the level on December 31, 2003. At December 2003, the FHLBNY allowed its money market investments to decline after management adopted a policy of lowering balance sheet leverage. Since then, leverage has been gradually increased, allowing for increased investment levels in short-term money investments. Historically, the FHLBNY has been a major provider of Federal funds, allowing the FHLBNY to warehouse and provide balance sheet liquidity to meet unexpected member borrowing demands.

Book Value of Investment portfolio

The following table summarizes changes in investment categories (including available-for-sale investments) between December 31, 2004 and March 31, 2005 (dollars in thousands):

			March 31, 2005
			vs.
			December 31, 2004
	March 31,	December 31,	Dollar	Percentage
	2005	2004	Variance	Variance
State or local housing agency obligations	$1,045,908	$1,056,982	$(11,074)	(1.05%)
Mortgage- backed securities	11,142,583	11,527,055	(384,472)	(3.34%)

Total investment securities	12,188,491	12,584,037	(395,546)	(3.14%)

Interest- bearing deposits	3,976,271	2,806,870	1,169,401	41.66%
Federal funds sold	3,090,000	2,972,000	118,000	3.97%

Total investments Book Values	$19,254,762	$18,362,907	$891,855	4.86%

The following table summarizes changes in investment categories (including available-for-sale investments) between December 31, 2003 and December 31, 2004 (dollars in thousands):

			December 31, 2004
			vs.
			December 31, 2003
	December 31,	December 31,	Dollar	Percentage
	2004	2003	Variance	Variance
State or local housing agency obligations	$1,056,982	$1,164,486	$(107,504)	(9.23%)
Mortgage- backed securities	11,527,055	10,194,881	1,332,174	13.07%

Total investment securities	12,584,037	11,359,367	1,224,670	10.78%

Interest- bearing deposits	2,806,870	1,654,603	1,152,267	69.64%
Federal funds sold	2,972,000	1,143,000	1,829,000	160.02%

Total investments Book Values	$18,362,907	$14,156,970	$4,205,937	29.71%

Fair value of investments was in excess of book value for each date shown.

Composition of Available-for-sale securities

Available-for-sale securities were composed of mortgage-backed securities in the amount of $679 million and $713 million at March 31, 2005 and December 31, 2004, respectively. There were no available-for-sale securities as of December 31, 2003.

Investment Securities — Counterparty ratings, policies and practices

All the mortgage-backed securities held by the FHLBNY were rated triple-A by a Nationally Recognized Statistical Rating Organization. At March 31, 2005, about 39.7% of state and local housing-finance agency bonds were rated triple-A, and 60.3% were double-A. At December 31, 2004, 35.5% were rated triple-A, and 64.5% double-A. Certificates of deposit with original maturities of no more than six months totalled $3.4 billion at March 31, 2005 and $1.7 billion at December 31, 2004. Deposits pledged with derivatives counterparties as collateral were $0.5 billion at March 31, 2005 and $1.1 billion at December 31, 2004. All derivatives counterparties were rated single-A or better, and the FHLBNY has collateral agreements with its derivatives counterparties, which mitigates the credit exposure. Overnight and term Federal funds sold amounted to $3.1 billion at March 31, 2005 and $2.9 billion at December 31, 2004.

Finance Board regulations limit investment in housing-related obligations of state and local governments and their housing finance agencies to obligations that carry ratings of double-A or higher. Finance Board regulations further limit the mortgage-backed and asset-backed investments of each FHLBank to 300% of that FHLBank’s capital. The FHLBNY was within the 300% limit for all periods reported. The FHLBNY’s Held-to-maturity and Available-for-sale securities consisted of mortgage-backed and residential asset-backed securities, and housing finance agency bonds.

The FHLBNY does not preclude or specifically seek out investments any differently than it would in the normal course of acquiring securities for investments, unless it is prohibited by existing regulations. The FHLBNY’s practice is to not lend unsecured funds, including overnight Federal funds sold and certificates of deposits, to members. Unsecured lending to members is not prohibited by Finance Board regulations or Board of Directors’ approved policy. The FHLBNY is prohibited from purchasing a consolidated obligation issued directly, but may acquire consolidated obligations for investment in the secondary market after the bond settles.

The FHLBNY’s investment in Mortgage-backed securities during all periods reported complied with FHLBNY Board-approved policy of acquiring mortgage-backed securities issued or guaranteed by the government-sponsored housing enterprises, or prime residential mortgages rated triple-A by both Moody’s and Standard & Poor’s rating services. The Board of Directors of the FHLBNY has directed management to purchase only Government Sponsored Enterprises issued mortgage-backed securities, and triple A rated prime-residential mortgage-backed securities. This policy represents the continuation of a cautious approach to investing in mortgage-backed securities. In the third quarter of 2003, the FHLBNY sold approximately $1.9 billion of mortgage-backed securities in response to the deteriorating creditworthiness of these securities, mainly backed by manufactured homes. These securities were rated triple-A when purchased and later were downgraded. Selective acquisition explains the levelling off of mortgage-backed securities investments even as total assets have risen by over $9.2 billion. Total investments in mortgage- and asset- backed securities were $10.5 billion, $11.5 billion and $10.2 billion at March 31, 2005, December 31, 2004 and 2003, respectively.

Mortgage- and Asset-backed Securities

Composition of FHLBNY’s mortgage- and asset-backed securities was as follows (in thousands):

	March 31, 2005	December 31, 2004	December 31, 2003
U.S. government sponsored entity residential mortgage-backed securities	$4,693,303	$4,867,676	$1,218,189
U.S. agency residential mortgage-backed securities	210,346	217,710	27,142
Home equity loans	2,731,618	3,165,078	5,628,195
Non-federal agency residential mortgage-backed securities	976,297	655,964	503,074
Non-federal agency commercial mortgage-backed securities	2,115,459	2,188,732	2,305,857
Manufactured Housing loans	415,560	431,895	512,424

Total mortgage-backed and asset- backed securities	$11,142,583	$11,527,055	$10,194,881

(Excludes fair value gains of available-for-sale investments of about $2.5 and $2.2 million at March 31, 2005 and December 31, 2004, respectively).

Investment Ratings

The following tables set forth the FHLBNY’s investments by rating category at March 31, 2005 (in thousands):

		NRSRO Ratings- March 31, 2005
	Amount	AAA	AA	A
Issued, guaranteed or insured by:
Pools of Mortgages
Fannie Mae	$2,281	$2,281	$—	$—
Freddie Mac	632	632	—	—

Total pools of mortgages	2,913	2,913	—	—

Collateralized Mortgage Obligations (CMOs)/Real Estate Mortgage Investment Conduits (REMICs)
Fannie Mae	725	725	—	—
Freddie Mac	1,055	1,055	—	—
Ginnie Mae	210	210	—	—

Total CMOs/REMICs	1,990	1,990	—	—

Non-GSE MBS
CMOs/REMICs	976	976	—	—
Commercial mortgage-backed securities	2,115	2,115	—	—

Total non-federal-agency MBS	3,091	3,091	—	—

Asset-Backed Securities
Manufactured housing (insured)	416	416	—	—
Home equity loans (insured)	1,386	1,386	—	—
Home equity loans (uninsured)	1,345	1,345	—	—

Total asset-backed securities	3,147	3,147	—	—

Total mortgage-backed securities	$11,141	$11,141	$—	$—

Other
State and local housing finance agency obligations	$1,046	$415	$631	$—
Interest-bearing deposits	3,976	16	3,084	876
Overnight Federal funds	3,090	—	1,540	1,550
Loans to other FHLB	—	—	—	—

Total other	$8,112	$431	$5,255	$2,426

The following tables set forth the FHLBNY’s investments by rating category at December 31, 2004 (in thousands):

		NRSRO Ratings - December 31, 2004
	Amount	AAA	AA	A
Issued, guaranteed or insured by:
Pools of Mortgages
Fannie Mae	$2,370,522	$2,370,522	$—	$—
Freddie Mac	656,542	656,542	—	—

Total pools of mortgages	3,027,064	3,027,064	—	—

Collateralized Mortgage Obligations (CMOs)/Real Estate Mortgage Investment Conduits (REMICs)
Fannie Mae	759,270	759,270	—	—
Freddie Mac	1,081,342	1,081,342	—	—
Ginnie Mae	217,710	217,710	—	—

Total CMOs/REMICs	2,058,322	2,058,322	—	—

Non-GSE MBS
CMOs/REMICs	655,964	655,964	—	—
Commercial mortgage-backed securities	2,188,732	2,188,732	—	—

Total non-federal-agency MBS	2,844,696	2,844,696	—	—

Asset-Backed Securities
Manufactured housing (insured)	431,895	431,895	—	—
Home equity loans (insured)	3,165,078	3,165,078	—	—
Home equity loans (uninsured)	—	—	—	—

Total asset-backed securities	3,596,973	3,596,973	—	—

Total mortgage-backed securities	$11,527,055	$11,527,055	$—	$—

Other
State and local housing finance agency obligations	$1,056,982	$374,842	$682,140	$—
Interest-bearing deposits	2,806,870	19,170	653,938	2,133,762
Overnight Federal funds	2,972,000	—	—	2,972,000

Total other	$6,835,852	$394,012	$1,336,078	$5,105,762

The following tables set forth the FHLBNY’s investments by rating category at December 31, 2003 (in thousands):

		NRSRO Ratings- December 31, 2003
	Amount	AAA	AA	A
Issued, guaranteed or insured by:
Pools of Mortgages
Fannie Mae	$745,523	$745,523	$—	$—
Freddie Mac	440,375	440,375	—	—

Total pools of mortgages	1,185,898	1,185,898	—	—

Collateralized Mortgage Obligations (CMOs)/Real Estate Mortgage Investment Conduits (REMICs)
Fannie Mae	25,443	25,443	—	—
Freddie Mac	6,848	6,848	—	—
Ginnie Mae	27,142	27,142	—	—

Total CMOs/REMICs	59,433	59,433	—	—

Non-GSE MBS
CMOs/REMICs	503,074	503,074	—	—
Commercial mortgage-backed securities	2,305,857	2,305,857	—	—

Total non-federal-agency MBS	2,808,931	2,808,931	—	—

Asset-Backed Securities
Manufactured housing (insured)	512,424	512,424	—	—
Home equity loans (insured)	2,590,258	2,590,258	—	—
Home equity loans (uninsured)	3,037,937	3,037,937	—	—

Total asset-backed securities	6,140,619	6,140,619	—	—

Total mortgage-backed securities	$10,194,881	$10,194,881	$—	$—

Other
State and local housing finance agency obligations	$1,164,486	$457,755	$706,731	$—
Interest-bearing deposits	1,654,603	32,689	853,470	768,444
Overnight Federal funds	1,143,000	—	353,000	790,000
Loans to other FHLB	60,000	60,000	—	—

Total other	$4,022,089	$550,444	$1,913,201	$1,558,444

Market Value — Held-to-maturity Securities

Market value of Held-to-maturity securities was as follows (in thousands):

	March 31, 2005
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
State or local housing agency obligations	$1,045,908	$19,769	$—	$1,065,677
Mortgage-backed securities	10,463,964	137,753	(92,795)	10,508,922

Total	$11,509,872	$157,522	$(92,795)	$11,574,599

	December 31, 2004
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
State or local housing agency obligations	$1,056,982	$26,669	$(718)	$1,082,933
Mortgage-backed securities	10,813,692	220,060	(21,808)	11,011,944

Total	$11,870,674	$246,729	$(22,526)	$12,094,877

	December 31, 2003
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
State or local housing agency obligations	$1,164,486	$33,269	$(508)	$1,197,247
Mortgage-backed securities	10,194,881	361,756	(5,596)	10,551,041

Total	$11,359,367	$395,025	$(6,104)	$11,748,288

Contractual Maturities — Held-to-maturity Securities

The amortized cost and estimated fair value of Held-to-maturity securities by contractual maturity are shown below (in thousands). Expected maturities of certain securities, including mortgage-backed securities, will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment fees. The FHLBNY has the intent and ability to hold Held-to-maturity securities until maturity.

	March 31, 2005		December 31, 2004		December 31, 2003
	Amortized	Estimated	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value
Due in one year or less	$—	$—	$—	$—	$—	$—
Due after one year through five years	—	—	—	—	—	—
Due after five years through ten years	48,063	49,372	48,063	50,156	67,332	70,563
Due after ten years	997,845	1,016,305	1,008,919	1,032,777	1,097,154	1,126,684

	1,045,908	1,065,677	1,056,982	1,082,933	1,164,486	1,197,247

Mortgage-backed securities	10,463,964	10,508,921	10,813,692	11,011,944	10,194,881	10,551,041

Total	$11,509,872	$11,574,598	$11,870,674	$12,094,877	$11,359,367	$11,748,288

Held-to-maturity, non-mortgage-backed securities had the following maturity characteristics:

	March 31, 2005	December 31, 2004	December 31, 2003
Non-mortgage-backed securities
Due in one year or less	0.00%	0.00%	0.00%
Due after one year through five years	0.00%	0.00%	0.00%
Due after five years through ten years	4.60%	4.55%	5.78%
Due after ten years	95.40%	95.45%	94.22%

Held-to-maturity, mortgage- and- asset- backed securities had the following maturities (in thousands):

	March 31, 2005		December 31, 2004		December 31, 2003
	Amortized	Estimated	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value
Mortgage-backed securities
Due in one year or less	$—	$—	$—	$—	$—	$—
Due after one year through five years	1,464,838	1,549,371	1,512,286	1,632,348	984,411	1,077,053
Due after five years through ten years	15,622	15,712	17,402	17,641	660,645	746,269
Due after ten years	8,983,503	8,943,837	9,284,004	9,361,955	8,549,825	8,727,719

Total mortgage-backed securities	$10,463,963	$10,508,920	$10,813,692	$11,011,944	$10,194,881	$10,551,041

*	Mortgage-backed securities were allocated, based on contractual principal maturities assuming no prepayment.

Contractual maturities of certain mortgage-backed securities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment fees.

Market Value — Available-for-sale Securities

Market value of Available-for-sale securities was as follows (in thousands):

	March 31, 2005
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Mortgage-backed securities	$676,093	$2,527	$—	$678,620

Total	$676,093	$2,527	$—	$678,620

	December 31, 2004
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Mortgage-backed securities	$711,123	$2,240	$—	$713,363

Total	$711,123	$2,240	$—	$713,363

There were no Available-for-sale securities at December 31, 2003.

Contractual Maturities — Available-for-sale Securities

The amortized cost and estimated fair value of available-for-sale securities by contractual maturity, are shown below (in thousands):

	March 31, 2005		December 31, 2004
	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value
Due in one year or less	$—	$—	$—	$—
Due after one year through five years	—	—	—	—
Due after five years through ten years	—	—	—	—
Due after ten years	676,093	678,620	711,123	713,363

Total	$676,093	$678,620	$711,123	$713,363

Contractual maturities of certain mortgage-backed securities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment fees.

Mortgage Loans

During the three months ended March 31, 2005, the FHLBNY added $162.9 million in new loans; run-offs totalled $33.9 million in the period. The total portfolio of mortgage-loans comprised of Mortgage Partnership Finance and Community Mortgage Asset loans, which has not been active since 2002, and has declined steadily over time to $11.3 million at March 31, 2005 compared to $12.4 million at December 31, 2004 and $27.4 million at March 31, 2004.

At December 31, 2004, mortgage loans (before allowance for credit losses) increased by $506.4 million to $1.2 billion at December 31, 2004, from December 31, 2003, while total assets increased by over $9.2 billion. This is a restrained increase, and the FHLBNY expects its Mortgage Partnership Finance purchases to grow only moderately in the future to provide its members another option in place of selling to other housing Government Sponsored Entities. The increases were entirely from purchases of Mortgage Partnership Finance loans under the initiative referred to as the Acquired Member Assets program. The FHLBNY’s decision to purchase and retain all of its members’ production rather than sharing this production with another FHLBank has achieved modest and controlled growth over the year. A member with a relatively large production has also joined the program, and the production volume from this source has been another factor in the relative growth of the mortgage loan portfolio. Nevertheless, the FHLBNY does not expect its Mortgage Partnership Finance portfolio to become a large portion of its assets.

Collateral types and general description of the primary mortgage loans are as follows:

•	Mortgage Partnership Finance single-family fully amortizing residential loans comprise of “Fixed 15” years or less, greater than 15 years but less than or equal to 20 years and greater than 20 years but less than or equal to 30 years maturity. Property types consist of 1-4 family attached, detached, and planned unit developments, condominiums, and non-mobile manufactured housing properties.

•	Multi-family portfolio consists of “Ten-year balloon” notes collateralized by multi-family units from 5 to 1000 units in the metropolitan area of New York. These participations were purchased under Community Mortgage Asset program, which has been suspended indefinitely and the portfolio is running off. Loans were underwritten to debt service coverage not to be less than 125% and loan to value not to exceed 75%.

•	The non-residential loan is a community development syndication loan with four banks participating. Citicorp, Carver Federal, Chase Manhattan Development Corp and the FHLBNY. The FHLBNY’s prorated share is 40%. The property is collateralized by a retail building of approximately 50,000 square feet occupied by a grocery store as the single tenant.

Limitations on the Mortgage Partnership Finance portfolio are the loan lending limits established by Office of Federal Housing Enterprise Oversight.

Mortgage Loans by loss layer structure types.

Original Mortgage Partnership Finance - The first layer of losses are applied to the First Loss Account provided by the Bank. The member then provides a credit enhancement up to “AA” rating equivalent. Loan losses beyond the first two layers, though a remote possibility, would be absorbed by the FHLBNY.

Mortgage Partnership Finance 100 - The first layer of losses are applied to the First Loss Account provided by the Bank. Losses incurred in the First Loss Account are deducted from credit enhancement fees payable to the member after the third year. The member then provides a credit enhancement up to “AA” rating equivalent less the amount placed in the FLA. Loan losses beyond the first two layers, though a remote possibility, would be absorbed by the FHLBNY.

Mortgage Partnership Finance 125 - The first layer of losses are applied to the First Loss Account provided by the Bank. Losses incurred in the First Loss Account are deducted from the credit enhancement fees payable to the member. The member then provides a credit enhancement up to “AA” rating equivalent less the amount placed in the FLA. Loan losses beyond the first two layers, though a remote possibility, would be absorbed by the Bank.

Mortgage Partnership Finance Plus - The first layer of losses are applied to the First Loss Account in an amount equal to a specified percentage of loans in the pool as of the sale date. Losses incurred in the First Loss Account are deducted from the credit enhancement fees payable to the member. The member acquires an additional Credit Enhancement (“CE”) coverage through a supplemental mortgage insurance policy (“SMI”) to cover second-layer losses that exceed the deductible (FLA) of the Supplemental Mortgage Insurance policy. Losses not covered by the First Loss Account or Supplemental Mortgage Insurance coverage will be paid by the member’s Credit Enhancement obligation up to “AA” rating equivalent. Any losses that exceed the Credit Enhancement obligation, though a remote possibility, would be absorbed by the Bank .

Mortgage Partnership Finance for Federal Housing Administration /VA - The Participating Financial Institution provides and maintains Federal Housing Administration insurance or Veterans Administration insurance for Federal Housing Administration/VA mortgage loans; the Participating Financial Institution is responsible for compliance with all Federal Housing Administration /VA requirements and for obtaining the benefit of the Federal Housing Administration insurance or the Veterans Administration insurance with respect to defaulted mortgage loans.

The following tables summarizes Mortgage Partnership Finance Loans by loss layer structure product types (in thousands)

	March 31, 2005	December 31, 2004	December 31, 2003	December 31, 2002
Original MPF	$117,304	$113,155	$74,940	$11,557
MPF 100	47,373	46,617	40,158	20,224
MPF 125	475,827	455,477	382,783	259,251
MPF 125 Plus	627,980	522,375	98,597	3,262
Other	18,369	20,631	38,818	82,518

	$1,286,853	$1,158,255	$635,296	$376,812

Participating Financial Institutions may use whichever underwriting system they choose. While Mortgage Partnership Finance loans generally conform to criteria for sale such as used by Freddie Mac and Fannie Mae, in addition, each loan is created or sold only if the lender is willing to share in the management of that loan’s credit risk. Participating Financial Institutions contact the Federal Home Loan Bank of Chicago, the Mortgage Partnership Finance provider, to credit enhance and sell loans into the Mortgage Partnership Finance program. The credit enhancement software used by the Mortgage Partnership Finance provider for Mortgage Partnership Finance analyzes the risk characteristics of each loan and determines the amount of credit enhancement required, but the decision whether to deliver the loan into the Mortgage Partnership Finance Program is made solely by the Participating Financial Institution.

Most Participating Financial Institutions service loans on an actual/actual form of remittance. That remittance requires the Participating Financial Institution to remit whatever amounts it collects. Participating Financial Institutions participating in the Mortgage Partnership Finance Plus and Mortgage Partnership Finance for Federal Housing Administration/VA products must service loans on a scheduled/scheduled form of remittance. That remittance requires the Participating Financial Institution to remit each month whatever scheduled interest and scheduled principal payments are due, whether the amounts are collected. The Participating Financial Institution must remit scheduled interest and scheduled principal whether or not mortgage payments are received.

The FHLBNY also holds participation interests in residential and community development mortgage loans through its pilot Community Mortgage Asset (“CMA”) program. Acquisitions of participations under the Community Mortgage Asset program were suspended indefinitely in November 2001. Participation interests in Community Mortgage Asset loans are reviewed at least annually.

Mortgage Loans by Loan Type

Mortgage loans held for portfolio were as follows (dollar amounts in thousands):

	March 31, 2005		December 31, 2004		December 31, 2003
	2005	Percentage	2004	Percentage	2003	Percentage
Real Estate:
Fixed medium-term single-family mortgages	$555,0584	2.8%	$516,666	44.2%	$283,300	42.6%
Fixed long-term single-family mortgages	731,3635	6.4%	641,730	54.8%	352,140	52.9%
Multi-family mortgages	8,475	0.7%	9,493	0.8%	27,081	4.1%
Non-residential mortgages	2,757	0.2%	2,771	0.2%	2,824	4.0%

Total par value	1,297,653	100.0%	1,170,660	100.0%	665,345	100.0%

Net unamortized premiums	15,832		13,294		6,736
Net unamortized discounts	(5,365)		(4,882)		—
Basis adjustment	—		(482)		70

Total mortgage loans held for investment	$1,308,120		$1,178,590		$672,151

	March 31, 2005	December 31, 2004	December 31, 2003
Federal Housing Administration and Veteran Administration insured loans	$18,370	$20,632	$38,819
Conventional loans	1,268,051	1,137,765	596,621
Others	11,232	12,264	29,905

Total par value	$1,297,653	$1,170,661	$665,345

Mortgage Loans – Past Due

In the FHLBNY’s outstanding net mortgage loans held for portfolio, nonperforming loans and loans 90 days or more past due and accruing interest were as follows (in thousands):

		December 31,
	March 31, 2005	2004	2003
Mortgage loans held for portfolio, net of provisions for credit losses	$1,307,578	$1,178,083	$671,644

Nonperforming mortgage loans held for portfolio	$1,004	$519	$115

Mortgage loans held for portfolio past due 90 days or more and still accruing interest	$1,544	$1,898	$2,732

Mortgage Loans – Non-Performing

The FHLBNY’s interest contractually due and actually received for nonperforming loans were as follows (in thousands):

	For the three months ended
	March 31,		For the year ended December 31,
	2005	2004	2004	2003	2002
Interest contractually due during the period	$22	$48	$51	$30	$24
Interest actually received during the period	—	46	51	29	22

Shortfall	$22	$2	$—	$1	$2

At March 31, 2005, loans in foreclosure totaled $69 thousand. Loans in foreclosure decreased to $0.3 million on December 31, 2004 from $0.4 million on December 31, 2003. The FHLBNY does not have any real estate owned.

Mortgage Loans – Credit Losses

The FHLBNY had no charge-off experience during periods reported. Roll-forward of the allowance account was as follows (in thousands):

	For the three months ended		For the years ended
	March 31,		December 31,
	2005	2004	2004	2003	2002
Balance, beginning of period	$507	$507	$507	$428	$193

Charge offs	—	—	—	—	—
Recoveries	—	—	—	—	—

Net charge- off	—	—	—	—	—
Provision for credit losses	34	—	—	79	235

Balance, end of period	$541	$507	$507	$507	$428

Deposits

The FHLBNY operates deposit programs for the benefit of its members. Deposits are primarily short term in nature, with the majority maintained in demand accounts that reprice daily based upon rates prevailing in the overnight Federal funds market. Depositor demand, primarily driven by members’ liquidity preferences, is the primary determinant of the level of deposits. At March 31, 2005, member deposits of $2.2 billion remained almost unchanged from December 31, 2004, which was up a little to $2.3 billion compared to $2.1 billion at December 31, 2003.

Debt Financing Activity and Consolidated Obligations

Consolidated obligations, which are the joint and several obligations of the FHLBanks, are the principal funding source for the FHLBNY’s operations, and consist of consolidated bonds and consolidated discount notes. Generally, discount notes are consolidated obligations with maturities up to 360 days, and consolidated bonds have maturities of one year or longer. Member deposits, capital, and to a lesser extent borrowings from other FHLBanks are also funding sources.

The issuance and servicing of consolidated obligations debt are performed by the Office of Finance, a joint office of the FHLBanks established by the Finance Board. Each FHLBank independently determines its participation in each issuance of consolidated obligations, based on, among other factors, its own funding and operating requirements, maturities, interest rates, and other terms available for consolidated obligations in the market place. Although the FHLBNY is primarily liable for its portion of consolidated obligations (i.e., those issued on its behalf), the FHLBNY is also jointly and severally liable with the other FHLBanks for the payment of principal and interest on the consolidated obligations of all the FHLBanks. The FHLBanks, including the FHLBNY, have emphasized diversification of funding sources and channels as the need for funding from the capital markets has grown.

The two major debt programs offered by the Office of Finance are the Global Debt Program and the TAP. The FHLBNY participates in both programs.

The Global Debt Program provided $98.9 billion and $86.3 billion of term funding at par in 2004 and 2003 for the 12 FHLBanks. The Global Debt Program (“GDP”) provides the FHLBanks with the ability to distribute debt into multiple primary markets across the globe. The FHLBank global debt issuance facility has been in place since July 1994. FHLBank global bonds are known for their variety and flexibility; all can be customized to meet changing market demand with different structures, terms and currencies. Global Debt Program bonds are available in maturities ranging from one year to 30 years, with the majority of global issues between one and five years. The most common Global Debt Program structures are bullets, floaters (both callable and non-callable) and fixed-rate callable bonds, with maturities of one through ten years. Issue sizes are typically from $500 million to $5 billion, and individual bonds can be reopened to meet additional demand. Bullets are the most common global bonds, particularly in sizes of $3 billion or larger.

In mid-1999, the Office of Finance implemented the TAP issue program on behalf of the FHLBanks. This program consolidates domestic bullet bond issuance through daily auctions of common maturities by reopening previously issued bonds. Effectively, the program has reduced the number of separate FHLBanks bullet issues, and individual issues have grown as large as $1 billion. The increased issue sizes have a number of market benefits for investors, dealers and the 12 FHLBanks. TAP issues have improved market awareness, expanded secondary market trading opportunities, improved liquidity and stimulated greater demand from investors and dealers seeking high-quality Government Sponsored Enterprises securities with Treasury-like characteristics. The TAP issues follow the same 3-month quarterly cycles used for the issuance of “on-the-run” Treasury securities, and also have semi-annual coupon payment dates (February 15 and August 15 or May 15 and November 15), which coincide with the Treasury conventions. The coupon and settlement dates for new issues are determined by the timing of the first auction during a given quarter. In 2004, TAP issuance was $33.7 billion, up from $29.8 billion from 2003.

The FHLBanks continue to issue debt that is both competitive and attractive in the marketplace. In addition, the FHLBanks continuously monitor and evaluate their debt issuance practices to ensure that consolidated obligations are efficiently and competitively priced.

General Terms Consolidated obligations are issued with either fixed- or variable-rate coupon payment terms that use a variety of indices for interest rate resets. These indices include the London Interbank Offered Rate (LIBOR), Constant Maturity Treasury (CMT), 11th District Cost of Funds Index (COFI), and others. In addition, to meet the expected specific needs of certain investors in consolidated obligations, both fixed and variable-rate bonds may also contain certain features that may result in complex coupon payment terms and call options. When the FHLBNY cannot use such complex coupons to hedge its assets, FHLBNY enters into derivatives transactions containing offsetting features that effectively convert the terms of the bond to those of a simple variable- or fixed-rate bond.

These consolidated obligations, beyond having fixed- or variable-rate coupon payment terms, may also be Optional Principal Redemption Bonds (callable bonds) that the FHLBNY may redeem in whole or in part at its discretion on predetermined call dates, according to the terms of the bond offerings. With respect to interest payments, consolidated bonds may also have the following terms:

Step-up Bonds generally pay interest at increasing fixed rates for specified intervals over the life of the bond. These bonds generally contain provisions enabling the FHLBNY to call the bonds at its option on the step-up dates.

Zero-Coupon Bonds are long-term discounted instruments that earn a fixed yield to maturity or the optional principal redemption date. All principal and interest are paid at maturity or on the optional principal redemption date, if exercised prior to maturity. There were no zero-coupon bonds outstanding at March 31, 2005, or December 31, 2004 and 2003.

At March 31, 2005, consolidated obligation debt of $76.3 billion, was comprised of $60.2 billion of amortized book value of bonds and $16.1 billion of discount notes on a historical cost basis. The comparable number at December 31, 2004, was $60.7 for bonds and $19.6 for discount notes. Associated basis adjustments as a result of net fair value gains and losses from hedging the debt are discussed below.

The majority of bonds outstanding at March 31, 2005, and December 31, 2004 and 2003 were at fixed rates. About $54.0 billion par amount of bonds at March 31, 2005 were fixed-rate, and represented 89.7% of the par amount. At December 31, 2004, the comparable number was $53.6 billion at par (88.5%) were at fixed-rate coupons at December 31, 2004, compared to $47.5 billion at December 31, 2003. The FHLBNY may convert, at the time of issuance of certain fixed-rate bonds, into floating-rate bonds with the simultaneous execution of interest rate swaps, or may issue bonds with call options that are exercisable by the FHLBNY as discussed below.

The FHLBNY makes extensive use of derivatives to restructure interest rates on consolidated obligations to better match its funding needs, and to reduce funding costs. The FHLBNY also uses derivatives to manage the risk arising from changing market prices and volatility of a fixed coupon bond by matching the cash flows of the bond with the cash flows of a derivative, and making the FHLBNY indifferent to changes in market conditions. The FHLBNY may also issue bonds with call options exercisable by the FHLBNY. At March 31, 2005, callable bonds made up 38.1% of the par amount of bonds, or $23.0 billion. Callable bonds comprised of 33.4% of par value, or $20.2 billion at December 31, 2004 compared to 23.2%, or $12.5 billion, at December 31, 2003. Typically, callable bonds are hedged by an offsetting mirror-image derivative with identical call options and other terms. The reported carrying value of hedged consolidated bonds is adjusted for changes in their fair value (“fair value basis” or “fair value”) that are attributable to the risk being hedged in accordance with hedge accounting rules. Amounts reported for consolidated obligation bonds in the accompanying statements of condition include fair value basis. At March 31, 2005, the fair value basis of hedged bonds included $371.5 million in unrealized gains. At December 31, 2004, the fair value basis of hedged bonds amounted to $161.3 million in unrealized gains, compared to fair value unrealized loss of $281.3 million at December 31, 2003. The unrealized gains and losses were substantially offset by changes in the fair value of the associated derivatives in all periods reported. Changes in fair value basis reflect changes in the term structure of interest rates, the shape of the yield curve at the measurement dates and the value of call options of convertible bonds.

On a par basis, consolidated bonds funded 71.9% of assets at March 31, 2005, while consolidated obligation discount notes funded 19.2%. Funding strategy has remained constant over the years with some marginal changes. On a par basis, consolidated bonds funded 68.5% of assets at December 31, 2004, compared to 67.7% at December 31, 2003. Consolidated obligation discount notes funded 22.2% and 21.2% at the same dates. These percentages reflect the FHLBNY’s preference for the longer-maturity instruments. Discount notes are a significant funding source for advances with short-term maturities or short-term repricing intervals, for convertible advances, and for money-market investments.

Consolidated Obligation Bonds – Maturity and Coupons

The following table summarizes the consolidated bonds outstanding by year of maturity (in thousands):

	March 31, 2005		December 31, 2004		December 31, 2003
		Weighted		Weighted		Weighted
		Average		Average		Average
Maturity	Amount	Rate	Amount	Rate	Amount	Rate
1 year or less	$26,382,735	2.91%	$25,348,025	2.64%	$15,611,780	3.39%
over 1 year through 2 years	14,025,845	3.33%	16,297,480	3.41%	15,914,075	2.86%
over 2 years through 3 years	8,977,100	3.55%	8,688,675	3.54%	10,291,170	3.90%
over 3 years through 4 years	4,761,670	4.12%	4,561,750	4.00%	5,104,750	3.97%
over 4 years through 5 years	2,791,900	3.97%	2,227,200	3.89%	3,407,900	4.17%
over 5 years through 6 years			1,028,350	4.57%	1,226,100	4.20%
Thereafter	3,287,050	5.01%	2,434,650	5.14%	2,078,600	5.18%

Total par value	60,226,300		60,586,130		53,634,375
Bond premiums	95,785		112,768		158,398
Bond discounts	(19,486)		(19,957)		(20,002)
SFAS 133 fair value adjustments	(358,288)		(161,370)		281,283
Deferred net gains on terminated hedges	(3,983)		(2,215)		(2,185)

Total	$59,940,328		$60,515,356		$54,051,869

Consolidated Obligation Bonds – Maturity or Next Call Date

The following table summarizes the consolidated bonds outstanding by year of maturity or next call date (in thousands):

	March 31, 2005	December 31, 2004	December 31, 2003
Year of Maturity or next call date
Due or callable in one year or less	$41,821,235	$37,897,285	$25,354,280
Due or callable after one year through two years	8,745,845	12,616,220	14,461,575
Due or callable after two years through three years	4,589,100	4,948,175	7,871,170
Due or callable after three years through four years	2,917,670	3,202,750	2,542,250
Due or callable after four years through five years	1,098,400	696,700	2,637,900
Thereafter	1,054,050	1,225,000	767,200

Total par value	$60,226,300	$60,586,130	$53,634,375

Composition of Bonds By Type

The following table summarizes the composition of consolidated obligation bonds outstanding (in thousands):

	March 31, 2005	December 31, 2004	December 31, 2003
Fixed-rate, Non-callable	$35,205,040	$34,635,470	$35,022,275
Fixed-rate, Callable	18,728,760	19,001,260	12,453,000
Step Ups	4,268,000	1,260,000	50,000
Single-index Floating Rate	2,024,500	5,689,400	6,109,100

Total par value	$60,226,300	$60,586,130	$53,634,375

Discount Notes Outstanding

The following table summarizes composition of discount notes outstanding (dollar amounts in thousands):

			Weighted
	Book	Par	Average
	Value	Value	Interest Rate
March 31, 2005	$16,080,634	$16,112,082	2.62%

December 31, 2004	$19,641,626	$19,670,201	1.90%

December 31, 2003	$16,804,767	$16,819,977	0.99%

Discount notes are short-term instruments with maturities ranging from overnight to 360 days. Through a sixteen-member selling group, the Office of Finance, acting on behalf of the twelve Federal Home Loan Banks, offers discount notes. In addition, the FHLBanks offer discount notes in four standard maturities in two auctions each week. The FHLBNY uses discount notes to fund short-term advances, longer-term advances with short repricing intervals, convertible advances and money market investments.

At March 31, 2005, discounts notes funded 19.2% of assets, down from 22.2% at December 31, 2004. The percentage range from a low 20s to mid 20s is fairly typical for most of the periods reported. The importance of the instrument to the FHLBNY in its day-to day operations is best illustrated by measuring the annual cash flows generated by discount note issuances. For the year 2004, the FHLBNY issued $961.6 billion and retired $958.8 billion of discount notes. Cash flows from consolidated bonds were $22.6 billion in the same period. These statistics are indicative of the fact that discount notes are mainly used for overnight funding and term discount notes are a relatively smaller component of the FHLBNY’s financing strategy.

Capital and Retained Earnings

Under the terms of the FHLBank Act as amended by the Gramm-Leach-Bliley Act, members are required to maintain a minimum investment in the stock of their FHLBank in accordance with a capital structure plan approved by the Finance Board. The minimum investment may be determined by one or more of the requirements, specified in the FHLBank Act, or by other provisions approved by the Finance Board. The FHLBNY’s new Capital Plan has been approved by the Finance Board, but has not yet converted to a new capital structure. Until this occurs, borrowing members must hold capital stock equal to the greater of 1 percent of their mortgage assets, or 5 percent of their advances outstanding.

During most of 2003 and all of 2004, and through the three months ended March 31, 2005, the FHLBNY, in its discretion routinely redeemed capital on a monthly basis in 2003 and bi-weekly in 2004 and 2005, in amounts that were in excess of members’ minimum investment requirements. Members’ requests for redemption of excess capital are typically honored the same day as the request. When the excess is with respect to a non-member, the redemption of excess capital occurs typically on the same day as when the advance matures or is prepaid. The practice of redeeming excess capital on a monthly basis began in February 2003, in preparation for the implementation of the new capital plan. In mid-2004, periodic redemption date was changed from end of month to mid month, and in the last quarter of 2004, redemption of capital that exceeded requirements by $1 million was added to the redemption practice. As a result, decreases and increases in capital stock remain generally in line with changes in the borrowing patterns of members.

Accordingly, the decrease in capital stock to $3.6 billion is in line with the decline in advances outstanding at March 31, 2005, and the increase in capital stock at December 31, 2004 is also consistent with the increase in the par amount of advances year-over-year. Capital stock including mandatorily redeemable stock grew to $3.7 billion at December 31, 2004 from $3.6 billion on December 31, 2003. About $126.6 million of the capital was classified as mandatorily redeemable stock at December 31, 2004 in accordance with SFAS 150, which the FHLBNY adopted on January 1, 2004.

Another component of capital is retained earnings. The FHLBNY is building its retained earnings to further strengthen its financial condition. The Finance Board has recently mandated that all Federal Home Loan Banks increase their levels of retained earnings. In line with this guidance, unrestricted retained earnings at the FHLBNY grew to $253.9 million at March 31, 2005, up from $223.4 million at December 31, 2004, and $126.7 million at December 31, 2003.

The FHLBNY has reclassified $1,343,000 to “restricted retained earnings” as of March 31, 2005, representing the unpaid principal balance of certain acquired mortgages with a credit rating below an established minimum. The amount of the “restricted retained earnings” will decline as the balance on those assets declines or until the FHLBNY converts to its new capital structure plan in the fourth quarter of 2005. The restriction on the FHLBNY’s retained earnings had no impact on the results of operations.

As a cooperative, the FHLBNY seeks to maintain a balance between its public policy mission of providing low-cost funds to its members, and to provide its members with adequate returns on their capital invested in FHLBNY stock. The FHLBNY also has to balance those needs with the Finance Board’s mandate that all Federal Home Loan Banks increase their levels of retained earnings. The FHLBNY’s dividend policy takes all three factors into consideration — the need to enhance retained earnings while reasonably compensating members for the use of their capital, and to provide low-cost advances. The Board of Directors and management eliminated dividend payment normally due on October 31, 2003 as result of a significant loss incurred in the third quarter of 2003, when the FHLBNY sold $1.9 billion of credit-deteriorated mortgage-backed securities at a loss of $189.4 million.

Dividend payments were resumed in 2004. Since then, four cash dividends were paid on schedule during

2004 and the first quarter of 2005. On January 31, 2005, the first dividend of $3.05 per share ($27.5 million) was paid for the quarter ended December 31, 2004. Cash dividends paid aggregated $1.83 per share or $64.5 million during 2004, and $3.97 per share or $163.6 million in 2003. Dividend rate in 2002 was $4.51 per share or $166.7 million. The reduced payouts reflect the FHLBNY’s desire to enhance retained earnings while reasonably compensating members for the use of their capital. A more detailed history of dividend payments is available under Item 9, Market Place Price and Dividends on Registrant’s Common Equity and Related Stockholder Matters.

Affordable Housing Program and other Mission Related Activities .

The Affordable Housing Program helps members of the FHLBNY meet their Community Reinvestment Act responsibilities by providing members access to cash grants and subsidized, low-cost funding to create affordable rental and home ownership opportunities, including first-time homebuyer programs.

Annually, it is the FHLBNY’s goal to commit the full amount of its required contribution to the Affordable Housing Program. As stated in section 951.15 of the Affordable Housing Program regulations, “If a Bank fails to use or commit the full amount it is required to contribute to the Program in any year pursuant to section 951.2, 90 percent of the unused or uncommitted amount shall be deposited by the Bank in an Affordable Housing Reserve Fund established and administered by the Finance Board. The remaining 10 percent of the unused and uncommitted amount retained by the Bank should be fully used up or committed to the Bank during the following year, and any remaining portion must be deposited in the Affordable Housing Reserve Fund.” Since the inception of the program, the FHLBNY has met its annual goal of committing the full amount of its required contribution and has never been required to deposit funds into an Affordable Housing Reserve Fund.

The total Affordable Housing Program assessment liability for the three months ended March 2005 is $6,663,000, which represents 10% of the regulatory net income as defined. The assessment liability for the twelve months ended December 31, 2004 was $18,643,000. In 2005, the FHLBNY will continue its practice of allocating 25% of the Affordable Housing Program assessment, $4.7 million, to the First Home Club sm (“FHC”) set-aside program. The First Home Club is a non-competitive, matching grant program for first-time homebuyers. The balance of the Affordable Housing Program assessment, approximately $14 million, is allocated to the competitive Affordable Housing Program. During the first quarter of 2005, the FHLBNY announced its first of two competitive Affordable Housing Program offerings scheduled for the year. Approximately half of the competitive Affordable Housing Program allocated funds, $7 million, is made available for each offering. Additional Affordable Housing Program funds that have been either recaptured or de-obligated from existing projects due to lack of demonstrated need or due to compliance issues, may be re-allocated to either or both offerings. The FHLBNY expects to complete the scoring process for the first offering during the second quarter of 2005.

In 2004, the FHLBNY held one competitive Affordable Housing Program offering due to the significant decrease of available Affordable Housing Program funds. This decrease in Affordable Housing Program funds was directly attributable to the FHLBNY’s financial performance in 2003. The $5.1 million allocated to the Affordable Housing Program for 2004 included $3.8 million for the competitive Affordable Housing Program and $1.3 million for the First Home Club program. Prior to the 2004 competitive offering, an additional $3.1 million in Affordable Housing Program funds were either recaptured or de-obligated from existing projects due to lack of demonstrated need or due to compliance issues. These recaptured or de-obligated funds were added to the total Affordable Housing Program funds available for the 2004 competitive process, bringing the available amount up to $6.9 million.

Affordable Housing Program Assessments

Assessments are a fixed percentage of net income after the required payment to REFCORP and before adjustment for dividends associated with mandatorily redeemable capital stock reported as an expense under SFAS 150, which was adopted on January 1, 2004. If the FHLBNY incurs a loss for the year, no assessment or assessment credit is due or accrued. For the three months ended March 31, 2005, Affordable Housing Program assessments totaled $6.7 million, compared to $3.3 million for the comparable three months in 2004. The Affordable Housing Program assessment for the year ended December 31, 2004 was $18.6 million, compared to $5.1 million for 2003. Because the Affordable Housing Program contribution is calculated as a percentage of net income, the changes in Affordable Housing Program expense reflect changes in FHLBNY net income.

Other Mission Related Activities

Additionally, each FHLBank offers community-lending programs that support affordable housing and economic development activity within low- and moderate-income areas or that benefit low- and moderate-income households. The Community Investment Program (“CIP”) primarily supports affordable housing that benefits households with incomes at or below 115 percent of area median income. Community Investment Program can also be used for economic development projects that are located in low- and moderate-income areas, or that benefit families with incomes at or below 80 percent of area median income. The Rural Development Advance (“RDA”) and the Urban Development Advance (“UDA”) are community-lending programs that support economic development activity within rural and urban communities. Rural Development Advances must be used to benefit households with incomes that are at 115% or less of area median income, while Urban Development Advances must be used to benefit households that are at 100% or less of area median income. The FHLBNY offers these programs (Community Investment Program, Rural Development Advances, and Urban Development Advances) as reduced interest-rate advances to members on a project-specific basis, or for portfolio lending activity that meets the program income requirements. The FHLBNY also provides Standby Letters of Credit (“LOC”) in support of projects that meet the Community Investment Program, Rural Development Advance, or Urban Development Advance program requirements. These project-eligible Letters of Credit are also offered at reduced fees.

Unlike the Affordable Housing Program, applications for Community Investment Program-Rural Development Advance-, and Urban Development Advance-qualifying advances, or project-eligible letters of credit (“Letters of Credit”), are not subject to competitive scoring and may be submitted and funded at any time. Annually, the FHLBNY establishes quantitative targeted community lending performance goals for economic development activities as part of its Community Lending Plan. For 2005, the FHLBNY has established an economic development goal of $20.6 million in new commitments for economic development advances. As of March 31, 2005, it had issued a $9.4 million commitment in support of an economic development project. In addition, during the three months ended March 31, 2005, the FHLBNY funded $7.2 million of advances under various community lending programs (Community Investment Program, Rural Development Advance, Urban Development Advance). In 2004, the FHLBNY surpassed its economic development goal of $8 million by committing a total of $18.7 million in advances to 9 economic development projects in the district. For 2005, the FHLBNY has established a goal to originate new economic development commitments of $20.6 million. During 2004, the FHLBNY funded $8.2 million in Rural Development Advance, Urban Development Advance and Community Investment Program advances. Through the FHLBNY’s regular advance programs, regular advances with similar terms are typically priced from 23 to 26 basis points above the FHLBNY’s cost of funds. However, Community Investment Program -, Rural Development Advance-, and Urban Development Advance -qualifying advances were priced at 6 basis points during 2004, and 7 basis points in 2005, above our cost of funds. In addition to these discounted advances, a $3.9 million Letter of Credit was issued, on behalf of a member, for an economic development project that met the requirements of the Community Investment Program. Community Investment Program-, Rural Development Advance-, and Urban Development Advance-qualifying Letter of Credit receive 12.5 basis point discount from the normal per annum fee for Standby Letters of Credit.

Providing community lending programs (Community Investment Program, Rural Development Advance, Urban Development Advance, and Letters of Credit) at advantaged pricing that is discounted from the FHLBNY’s market interest rates and fees represents an additional income allocation in support of affordable housing and community economic development efforts. In addition, overhead costs and administrative expenses associated with the implementation of the FHLBNY’s Affordable Housing and community lending programs were absorbed as general operating expenses and are not charged back to the Affordable Housing Program allocation. The foregone interest and fee income, as well as the administrative and operating costs are above and beyond the annual income contribution to the Affordable Housing Program.

Analysis of Operating Results: 2004 and 2003

Results of operations for the three months ended March 31, 2005 compared to the same period in 2004 are explained starting on page 49.

Net Income for the year ended December 31, 2004 increased by $115.5 million to $161.3 million from net income of $45.8 million in 2003. The 2003 results included a realized, pre-assessment loss of $189.4 million loss from sale of $1.9 billion in credit-deteriorated, mortgage and asset-backed securities. To restore profitability, management put in place three primary strategies. First, increase pricing on its advance offering to members that would balance the FHLBNY’s desire for healthier spreads and maintain competitive pricing available to members for similar structures and terms. Pricing increases were implemented over time and in consultation with the FHLBNY’s Board of Directors. Second, the FHLBNY stopped offering products yielding marginal profits, or not widely utilized by members. Third, management decided to not compete on pricing for those products that it deemed would be marginally profitable. These products and the associated strategies are more fully described under the section – Advances. The anticipated benefits are being realized and the full impact will be realized over time as outstanding advances mature and the FHLBNY books new advances at the Bank’s new pricing standards. Comparative analysis of operating results for the two years ended December 31, 2003 and 2002 are discussed on page 89.

Beside employing asset oriented plans to increase margins, the FHLBNY has also been active in dealing with high-coupon debt originally issued to fund the mortgage-backed securities sold which remained on the balance sheet after $1.9 billion of securities had been sold in the 3rd quarter of 2003. As interest rates in the market declined in the last quarter of 2003 and the beginning of 2004, the FHLBNY began to redeem expensive callable debt.

The FHLBNY earns a significant portion of its income from member capital. As the level of capital declines, the level of earnings declines as well. Average capital for the year 2003 was $4.3 billion, while the average capital, including mandatorily redeemable capital stock, for 2004 was $3.8 billion. Until well into the second quarter of 2004, many market yields were at their historical lows, and the combination of lower rates in the early part of 2004 and lower member capital has had a negative impact on earnings.

Adoption of SFAS 150 on January 1, 2004 resulted in the reclassification of $6.5 million in dividends paid to certain non-member stockholders as interest expense. This expense includes $1.3 million in cumulative effect of a change in adopting the accounting principle and is reported in the Statement of Income for 2004.

Net income for 2004 benefited from a $9.3 million gain before assessments ($6.9 million gain net of assessments) when the FHLBNY changed its manner of assessing the effectiveness of certain hedging relationships, and a cumulative adjustment was recorded in 2004. Under SFAS 133, all derivatives are recorded at fair value and the FHLBNY recognizes unrealized losses or gains on derivative positions, whether or not offsetting gains or losses on the underlying assets or liabilities being hedged are permitted to be recognized. Therefore, SFAS 133 introduces the potential for timing differences between income recognition from assets or liabilities and the income effect of hedge transactions intended to mitigate interest-rate risk and cash flow variability. In addition, the adoption of SFAS 133 has led to more volatility in reported earnings due to changes in market prices and interest rates because the FHLBNY may use certain hedge strategies that do not qualify for hedge accounting treatment under SFAS 133 accounting rules. Net realized and unrealized gains and losses on derivatives and hedging activities were a gain of $8.3 million in 2004, a loss of $0.8 million in 2003, and a loss of $9.7 million in 2002.

Net interest income provides the basic earning power of the FHLBNY. For the year ended December 2004, the FHLBNY earned $268.5 million in net interest income—the interest income from the Bank’s interest-earning assets minus the interest cost of financing those assets. By comparison, in 2003, the FHLBNY earned $298.4 million in net interest income.

Member capital is a source of funds that is invested by the FHLBNY to generate interest income with no offsetting interest expense. The FHLBNY frequently redeems excess capital stock, which lowers average capital outstanding, in turn lowering the potential to earn interest income, but ensuring the efficient deployment of capital and maximizing the potential dividend.

Other Income, Other Expenses, and Assessments: 2004 and 2003

Other income for the year ended December 31, 2004 was $9.0 million. This category reported a loss of $185.1 million in 2003. Comparability between 2004 and 2003 is less meaningful because of a $189.4 million realized loss on the sale of credit-deteriorated mortgage-backed securities in the third quarter of 2003. Other income for 2004 includes a $4.2 million loss on redemption of certain high-coupon consolidated obligation bonds. Net income from correspondent banking services provided to members was $4.8 million. Realized and unrealized gains and losses from hedging activities are included in Other income, and except for the one-time catch up adjustment of $9.3 million discussed previously, reported numbers are fully comparable to 2003. While more volatility is expected as a result of SFAS 133, the FHLBNY believes its hedging strategies are well balanced and makes it largely indifferent to the movement of market interest rates.

Other expenses for 2004 were somewhat higher than 2003 because of higher aggregate Operating expenses. The 2003 expenses were also reduced by the receipt of $1.8 million in insurance proceeds associated with the destruction of the FHLBNY’s headquarters facility on September 11, 2001. These are more fully discussed in subsequent sections. Assessments for the Affordable Housing Program (“AHP”) and the Resolution Funding Corporation (“REFCORP”) are a fixed percentage of income, and change in accordance with fluctuations in net income. The assessments for 2003 were reduced as a result of a realized loss of $189.4 million from sale of mortgage-backed securities .

Analysis of Operating Results: 2003 and 2002

Net income decreased by 80.4 percent to $45.8 million in 2003 from $234.1 million in 2002. Net interest income after mortgage loan loss provision decreased 23.3 percent to $298.4 million in 2003 from $389.0 million in 2002. The decline in net interest income was due to both the lower yield on assets and the narrower net spread between the cost of funding and the yield on assets. Average assets of $92.0 billion during 2003 were 7.0 percent higher than the $86.0 billion average during 2002. In the third quarter of 2003, certain held-to-maturity securities were sold in response to the deteriorating creditworthiness of those securities. The sales resulted in a realized loss of $189.4 million, and a net loss for the third quarter. As a result of the loss, no dividend was paid to the FHLBNY stockholders for that quarter. A dividend from fourth-quarter 2003 earnings was paid in January 2004. Operating expenses, which were $47.7 million in 2003, were up 22.3 percent from $39.0 million in 2002. Assessments for the operation of the Finance Board and the Office of Finance increased by $565,000. Assessments for the Affordable Housing Program (“AHP”) and payments to the Resolution Funding Corporation (“REFCORP”), both of which are based on net income, declined by $68.0 million.

Advances grew sharply during the first half of 2003, peaking at $74.0 billion during June. As interest rates began to rise during the second half of 2003, the level of mortgage refinancing activity declined, and advances fell from June through December, ending the year at $63.9 billion, down $5.0 billion, or 7.3 percent, from year-end 2002. Also contributing to the decline in advances was the repayment of $2.0 billion in advances held by non-member institutions as a result of their acquisition of one or more of the FHLBNY’s borrowing members. In addition, the absence of a dividend resulting from the third-quarter loss may have caused some members to repay advances and reduce their capital stock investment in the Bank.

Short-term investments decreased to $2.8 billion at December 31, 2003, down from $10.6 billion at December 31, 2002. This decline, most of which took place during the first nine months of 2003, was in anticipation of the conversion to a new Capital Plan and the redemption of capital stock that would be in excess of member requirements under that Plan. Total assets declined 15.4 percent to $79.2 billion at December 31, 2003, from $93.6 billion at December 31, 2002. This decline reflected the lower level of advances described above and the somewhat lower leverage during the fourth quarter of 2003 that resulted from the reduction in short-term investments. Deposits declined to $2.1 billion at year-end 2003 from $2.7 billion at year-end 2002 as members appeared to draw down these funds to meet their own liquidity needs. Capital stood at $3.8 billion at December 31, 2003, compared with $4.3 billion at December 31, 2002, reflecting the redemption of excess capital stock as a result of the net decline in outstanding advances.

Analysis of Net Interest Income: Three months ended March 31, 2005 and 2004; Years ended December 31, 2004, 2003, and 2002

The principal sources of revenue for the FHLBNY are interest income from advances, investments and mortgage loans acquired from members. The principal expenses of the FHLBNY are interest paid on consolidated obligations, Affordable Housing Program and REFCORP assessments, and operating expenses.

The following table summarizes key changes in the components of net interest income for the three months ended March 31, 2005 and 2004 (dollar amounts in thousands):

	For the three months ended
	March 31,		Dollar	Percentage
	2005	2004	Variance	Variance
Interest Income
Advances	$458,763	$265,509	$193,254	72.79%
Mortgage loans held for portfolio	149,945	125,123	24,822	19.84%
Other	58,818	19,002	39,816	209.54%

Total interest income	667,526	409,634	257,892	62.96%

Interest Expense
Consolidated obligations	557,298	351,551	205,747	58.53%
Other	12,785	6,082	6,703	110.21%

Total interest expense	570,083	357,633	212,450	59.40%

Net interest income before mortgage loan loss provision	$97,443	$52,001	$45,442	87.39%

The following table summarizes key changes in the components of net interest income for the years ended December 31, 2004, and 2003 (dollar amounts in thousands):

	For the years ended
	December 31,		Dollar	Percentage
	2004	2003	Variance	Variance
Interest Income
Advances	$1,247,568	$1,292,990	$(45,422)	(3.51%)
Mortgage loans held for portfolio	48,291	29,099	19,192	65.95%
Other	631,113	738,366	(107,253)	(14.53%)

Total interest income	1,926,972	2,060,455	(133,483)	(6.48%)

Interest Expense
Consolidated obligations	1,631,221	1,733,663	(102,442)	(5.91%)
Other	27,259	28,269	(1,010)	(3.57%)

Total interest expense	1,658,480	1,761,932	(103,452)	(5.87%)

Net interest income before mortgage loan loss provision	$268,492	$298,523	$(30,031)	(10.06%)

The following table summarizes key changes in the components of net interest income for the years ended December 31, 2003 and 2002 and December 31, 2002 and 2001 (dollar amounts in thousands):

	For the years ended
	December 31,		Dollar	Percentage
	2003	2002	Variance	Variance
Interest Income
Advances	$1,292,990	$1,684,716	$(391,726)	(23.25%)
Mortgage loans held for portfolio	29,099	26,413	2,686	10.17%
Other	738,366	888,242	(149,876)	(16.87%)

Total interest income	2,060,455	2,599,371	(538,916)	(20.73%)

Interest Expense
Consolidated obligations	1,733,663	2,167,227	(433,564)	(20.01%)
Other	28,269	42,926	(14,657)	(34.14%)

Total interest expense	1,761,932	2,210,153	(448,221)	(20.28%)

Net interest income before mortgage loan loss provision	$298,523	$389,218	$(90,695)	(23.30%)

	For the years ended
	December 31,		Dollar	Percentage
	2002	2001	Variance	Variance
Interest Income
Advances	$1,684,716	$2,584,644	$(899,928)	(34.82%)
Mortgage loans held for portfolio	26,413	34,129	(7,716)	(22.61%)
Other	888,242	1,250,503	(362,261)	(28.97%)

Total interest income	2,599,371	3,869,276	(1,269,905)	(32.82%)

Interest Expense
Consolidated obligations	2,167,227	3,353,476	(1,186,249)	(35.37%)
Other	42,926	107,404	(64,478)	(60.03%)

Total interest expense	2,210,153	3,460,880	(1,250,727)	(36.14%)

Net interest income before mortgage loan loss provision	$389,218	$408,396	$(19,178)	(4.70%)

Analysis of Interest Spreads

Interest spreads measure the basic earnings power of the FHLBNY, and this measure is presented in the analysis that follows on the economics of the Bank’s interest earning assets and interest costing liabilities.

On the generally accepted accounting principles in the U.S. basis, the net interest spread for the three months ended March 31, 2005 was significantly higher at 28.5 basis points compared to 11.4 basis points in the comparable period in 2004. Net interest on earning assets in the period ended March 2005 was 47 basis points, well ahead of 26 basis points in the same period in 2004. The improvements were a result of actions implemented during 2004, primarily pricing increases on advances offered to members.

Net interest spread for the year ended December 31, 2004 was 17.4 basis points, almost unchanged from 17.7 basis points in 2003, but substantially down from 27.6 basis points in 2002. The net interest spread in 2002 included net prepayment fees of $40.4 million, while comparable fee income in 2004 and 2003 were $6.4 million and $8.1 million. During the historically low rates in 2002, members opted to incur prepayment fee penalties and repay advances before their contractual maturity dates to take advantage of low prevailing rates and refinance their borrowings. Refinancing slowed in 2003 and 2004 as rates moved up and customers of member banks were less inclined to refinance their own loans.

The FHLBNY’s net interest spread began 2004 at low levels. Various factors were the cause. High-coupon mortgage-backed securities were sold in late 2003 and the associated debt could not be re-aligned or redeemed immediately. New purchases of mortgage-backed securities were deferred and the volume of advances was down after the dividend was not paid in October 2003. Starting in February 2004, advance volume began to grow after payment of the dividend was resumed in January 2004. Issuance of discount notes and bonds at advantageous execution levels provided margin improvements. In March 2004, and thereafter, the FHLBNY reduced the amount of expensive, high-coupon debt that remained on the balance sheet after the sale of $1.9 billion of mortgage-backed securities in late 2003.

The impact of interest rate swaps on yields. The yield on interest-earning assets rose by 107 basis points and the cost of liabilities rose by 90 basis points in the three months ended March 31, 2005, compared to March 31, 2004. The yield on both interest earning assets and interest costing liabilities rose about 4 basis points in 2004, compared to 2003. Reported yields do not necessarily equal the coupons on the instruments. The FHLBNY uses derivatives extensively to change the yield and optionality characteristics of the underlying hedged instruments. When fixed-rate debt is issued by the FHLBNY and hedged with an interest rate swap, it effectively converts the debt into a simple floating-rate bond, typically resulting in a funding at an advantageous price. Similarly, the FHLBNY makes fixed-rate advances to members and may hedge the advance with a pay-fixed, receive variable interest rate swap that effectively converts the fixed-rate asset to one that floats with prevailing LIBOR rates. This is illustrated by a comparison of weighted average coupon (“WAC”) of 3.49% on the average par advances of $63.5 billion, and an after swap yield of 1.94% on a similar basis during 2004. This compares to a weighted average coupon of 3.56% and an after swap yield of 1.88% in 2003. On a year-to-date average, about $30.9 billion of advances were swapped from fixed-rates to LIBOR, representing 48.6% of average par value of advances outstanding in 2004. The comparable percentage in 2003 was also 48.6%. On average, about $33.2 billion of advances were swapped of a total average par of $88.3 billion during 2003.

The following table summarizes the impact of interest rate swaps on gross interest income and interest expense for the three months ended March 31, 2005 and 2004, and for the years ended December 31, 2004, 2003 and 2002 (in thousands):

	For the three months ended
	March 31,		For the years ended December 31,
	2005	2004	2004	2003	2002
Gross interest income before adjustment for interest rate swaps	$819,127	$681,439	$2,900,021	$3,197,213	$3,551,726
Net interest adjustment for interest rate swaps	(151,601)	(271,805)	(973,049)	(1,136,758)	(952,355)

Total interest income reported	$667,526	$409,634	$1,926,972	$2,060,455	$2,599,371

Gross interest expense before adjustment for interest rate swaps	$(598,495)	$(497,551)	$(2,107,988)	$(2,391,360)	$(2,956,227)
Net interest adjustment for interest rate swaps	28,413	139,918	449,520	629,428	746,074

Total interest expense reported	$(570,082)	$(357,633)	$(1,658,468)	$(1,761,932)	$(2,210,153)

Yields from investments. Yields from investments declined primarily because of management’s decision to acquire variable rate mortgage-backed securities for its available-for-sale portfolio and to purchase fixed-rate mortgage-backed securities at their then prevailing low market coupons. Also, high-coupon mortgage-backed securities assets sold in late 2003 were replaced in the fourth quarter of 2003 and the first quarter of 2004 with lower-yielding securities, primarily 15-year and 30-year “agency” mortgage-backed securities. The decline in yields was a trade-off between yields and credit quality. Certain mortgage-backed securities purchased in late 2003 at premiums paid down faster than predicted and the resulting amortization drove down yields.

Cost of debt. The average cost of debt for the three months ended March 31, 2005 (consolidated obligations) was 285 basis points, up from 196 basis points in the comparable period in 2004. In the same period, 3-month LIBOR rose by about 150 basis points to 309 basis points. While 3-month LIBOR rose from 1.15% at December 31, 2003 to 2.56% on December 31, 2004, the 10-year Treasury rate, which was 4.25% at December 31, 2004, dropped by 3 basis points to 4.22% at December 31, 2004. Rates for FHLBank debt in the longer end of the curve (10-years and beyond) have declined. Investor demand for FHLBank debt has pushed down the relative funding cost of new issuances, and swapped debt funding further reduced funding costs.

FHLBNY’s fixed-rate debt averaged a weighted average coupon of 3.86% in 2003 compared to 3.40% in 2004. Asset mix changed between 2003 and 2004. Variable rate debt, a relatively small percentage of the debt mix of the FHLBNY, had a weighted average coupon of 1.34% in 2004 compared to 1.13% in 2003. The sharp decrease is partly attributable to greater debt issuances in the first half of the year, when rates were still relatively low, to finance a rapid growth in balance sheet, from an average of $76.5 billion in January 2004 to $82.7 billion in June 2004. The FHLBNY continued to make significant use of interest rate swaps to alter the fixed-rate coupons of consolidated obligation bonds to variable rate coupons, primarily LIBOR. On average, about 60.0% of fixed-rate coupon debt was swapped to LIBOR during 2004, compared to 56.1% in 2003. On an after-swap basis, the overall cost of debt increased by 2 basis points to 2.12% for 2004.

Spread and Yield Analysis: Three Months ended March 31, 2005 and 2004 (dollar amounts in millions)

	For the three months ended
	March 31, 2005			March 31, 2004
		Interest			Interest
	Average	Income/	Rate	Average	Income/	Rate
(dollars in millions)	Balance	Expense	(Annualized)	Balance	Expense	(Annualized)
Earning Assets:
Advances	$65,880	$459	2.79%	$64,363	$266	1.65%
Interest-earning deposits	3,750	23	2.45%	3,034	8	1.05%
Fed Funds Sold	2,319	14	2.41%	857	2	0.93%
Investments	12,378	155	5.01%	11,170	125	4.48%
Mortgage and other loans, net	1,255	17	5.42%	727	9	4.95%

Total interest-earning assets	85,582	668	3.12%	80,151	410	2.05%

Funded By:
Consolidated obligations	78,113	557	2.85%	71,803	352	1.96%
Interest-bearing deposits and other borrowings	2,250	13	2.31%	2,326	6	1.03%

Total interest-bearing liabilities	80,363	570	2.84%	74,129	358	1.93%
Capital and other non-interest-bearing funds	5,220	—	0.00%	6,022	—	0.00%

Total Funding	$85,583	570		$80,151	358

Net Interest Spread		$98	0.285%		$52	0.114%

Net Interest margin			0.470%			0.260%
(Net interest income/Earning assets)

Net interest spread, the difference between the yield on earning assets and costing liabilities grew to 28.5 basis points for the three months ended March 31, 2005, compared to 11.4 basis points during the comparable period in 2004. The yield on advances improved by 114 basis points while the overall cost of liabilities increased by 91 basis points in the same two periods. This is primarily the result of pricing changes set in 2004 to improve interest spreads and over all profitability. Two other factors have also contributed to the improvement. First, consolidated obligation spreads have improved for the benefit of the FHLBanks, resulting in better execution of funding. Second, substantially all of high-costing debt that was in place during early 2004 which was creating significant spread compression during the first half of 2004, has since been retired.

Rate and Volume Analysis: Three Months ended March 31, 2005 and 2004

The Rate and Volume Analysis shows the changes in interest income, interest expense, and net interest income that were due to changes in volumes and rates.

The following table summarizes changes in net interest income from changes in rates and volumes between the three months ended March 31, 2005 and 2004 (in millions).

	For the three months ended
	March 31, 2005 vs. March 31, 2004
	Increase (decrease)
	Volume	Rate	Total
Interest Income
Advances	$6.3	$187.0	$193.3
Interest-earning deposits	1.8	14.0	15.8
Federal funds sold	3.7	8.5	12.2
Investments	13.5	16.3	29.8
Mortgage loans	6.0	0.9	6.9
Other loans	(0.2)	—	(0.2)

Total interest income	31.1	226.7	257.8

Interest Expense
Consolidated obligations	30.9	174.9	205.8
Deposits and borrowings	(0.2)	6.7	6.5

Total interest expense	30.7	181.6	212.3

Changes in Net Interest Income	$0.4	$45.1	$45.5

Changes in spread have been attributable to changes in rates and pricing as discussed. Volume has contributed very little to the growth in the net interest spread during the three months ended March 31, 2005 compared to the three months ended March 31, 2004. Advance volume has declined but positive rate changes have had a significant positive impact. Rate changes from investments have been positive. Two factors explain this. Coupons have widened in line with the general increase in the interest rate environment as new investments are added to replace pay-downs. Also, during the first quarter of 2004, the FHLBNY risk appetite, in the aftermath of the loss in 2003, was generally to acquire variable rate securities, which are typically low yielding. Under current practice, the FHLBNY will replace pay-downs of mortgage-backed securities with Government Sponsored Enterprise (“GSE”) issued securities and securities backed by prime residential property.

Spread and Yield Analysis: Years ended December 31, 2004, 2003 and 2002.

The following analysis present average balances and yields for the major categories of earning assets and funding sources.

	For the years ended
	December 31, 2004			December 31, 2003			December 31, 2002
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
(dollars in millions)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Earning Assets:
Advances	$65,289	$1,248	1.91%	$70,942	$1,293	1.82%	$64,209	$1,685	2.62%
Interest-earning deposits	4,461	61	1.37%	5,547	67	1.21%	6,327	114	1.80%
Federal funds sold	1,094	16	1.50%	1,350	16	1.22%	2,666	46	1.74%
Investments	12,087	553	4.58%	12,936	652	5.04%	11,683	725	6.21%
Mortgage loans	928	48	5.20%	528	29	5.51%	400	26	6.60%
Other loans	7	1	1.89%	68	3	3.75%	67	3	4.49%

Total interest-earning assets	83,866	1,927	2.30%	91,371	2,060	2.26%	85,352	2,599	3.04%

Funded By:
Consolidated obligations	76,105	1,631	2.14%	81,817	1,734	2.12%	76,907	2,167	2.82%
Interest-bearing deposits and other borrowings	1,969	27	1.38%	2,976	28	0.95%	2,908	43	1.48%

Total interest- bearing liabilities	78,074	1,658	2.12%	84,793	1,762	2.08%	79,815	2,210	2.77%

Capital and other non-interest-bearing funds	5,792	—	—	6,578	—	—	5,537	—	—

Total Funding	$83,866	1,658	1.98%	$91,371	1,762	1.93%	$85,352	2,210	2.59%

Net Interest Spread		$269	0.174%		$298	0.177%		$389	0.276%

Net Interest margin (Net interest income/Earning Assets)			0.321%			0.326%			0.455%

Net interest spread has remained virtually unchanged between 2003 and 2004. In 2004, the negative impact of declining investment yields was offset by selective pricing increases in advance products, and improved execution of FHLBank bonds in the debt market. Interest spread in 2002 was 27.6 basis points, and included $40.4 million in prepayment fees paid my members to prepay advances and to refinance their borrowings at then low prevailing rates.

Rate and Volume Analysis: Years ended December 31, 2004, 2003 and 2002.

Asset volumes in 2004 were lower, and largely related to decline in advance volume. Advances grew sharply during the first half of 2003, peaking at $74.0 billion during June. Through the early part of 2004, demand for advances declined but volume gradually picked up starting in the middle of the first quarter of 2004. Investment volume declined in 2004 compared to 2003 in part because of lower balance sheet leverage, and in part, because the replacement of $1.9 billion in securities sold in late 2003 was undertaken in gradual steps through 2004.

The negative effect of declining volume was only partly offset by increased advance pricing. Yields from investments declined. Investments in variable-rate, available-for-sale, and mortgage-backed securities during 2004 yielded modest spreads. Variable rate assets generally lag behind changes in the interest rate environment because most repricing intervals are on a lagging basis. Debt funding was executed at more advantageous yields and provided positive rate impact in 2004 compared to 2003.

	For the year ended
	December 31, 2004 vs. December 31,2003
	Increase (decrease)
(in millions)	Volume	Rate	Total
Interest Income
Advances	$(103.0)	$57.6	$(45.4)
Interest-earning deposits	(13.1)	7.1	(6.0)
Federal funds sold	(3.1)	3.1	—
Investments	(42.8)	(55.9)	(98.7)
Mortgage loans	22.1	(2.9)	19.2
Other loans	(2.4)	(0.1)	(2.5)

Total interest income	(142.3)	9.0	(133.4)

Interest Expense
Consolidated obligations	(121.0)	18.6	(102.4)
Deposits and borrowings	(9.6)	8.6	(1.0)

Total interest expense	(130.6)	27.2	(103.4)

Changes in Net Interest Income	$(11.7)	$(18.2)	$(30.0)

	December 31, 2003 vs. December 31, 2002
	Increase (decrease)
(in millions)	Volume	Rate	Total
Interest Income
Advances	$176.7	$(568.4)	$(391.7)
Interest-earning deposits	(14.0)	(32.6)	(46.6)
Federal funds sold	(22.9)	(7.0)	(29.9)
Investments	77.8	(150.7)	(72.9)
Mortgage and other loan participations, net	8.4	(5.7)	2.7
Other loans	0.01	(0.5)	(0.5)

Total interest income	226.0	(764.9)	(538.9)

Interest Expense
Consolidated obligations	138.4	(571.9)	(433.5)
Deposits and borrowings	1.0	(15.7)	(14.7)

Total interest expense	139.4	(587.6)	(448.2)

Changes in Net Interest Income	$86.6	$(177.3)	$(90.7)

Other Income

The following table sets forth the main components of Other income for the three months ended March 31, 2005 and 2004, and the years ended December 31, 2004, 2003 and 2002 (in thousands):

	For the three months ended		For the years ended
	March 31,		December 31,
	2005	2004	2004	2003	2002
Other income:
Service fees	$1,141	$1,149	$4,751	$4,936	$4,103
Net realized and unrealized gain (loss) derivatives and hedging activities	1,055	(1,094)	8,274	(827)	(9,712)
Net realized gain (loss) from sale of held-to-maturity securities	—		—	(189,226)	—
Other, net	(3,755)	—	(4,059)	—	(26,994)

Total other income	$(1,559)	$55	$8,966	$(185,117)	$(32,603)

For the three months ended March 31, 2005, the FHLBNY recorded realized losses of $3,760,000 from the early redemption of consolidated obligation bonds. The debt retired were associated with advances and some mortgage-backed securities that had been prepaid. There were no similar retirements in the three months ended March 31, 2004. Service fees from correspondent banking services provided to members remained unchanged. During the three months ended March 31, 2005, derivatives designated as economic hedges gained $1.5 million, compared to a small loss of $0.2 million in the comparable three months in 2004. The remaining gain was attributable to positive change in the measurement of ineffectiveness of the hedged assets and liabilities.

Comparison of 2004 to 2003 is rendered less meaningful because of the loss of $189.4 million in 2003 from sale of credit-deteriorated mortgage-backed securities. Hedging unrealized and realized gains benefited from a one-time adjustment of $9.3 million in June 2004, from a change in the manner of assessing the effectiveness of certain highly effective liability hedges. Correspondent service fees are comparable. Service fee income is derived mainly from safekeeping, check processing and other correspondent banking services offered to members (mainly through third-party service providers). Other, net loss of $4.1 million in 2004, and $27.0 million in 2002, are primarily a loss from the retirement of debt associated with advance prepayments. Prepayment fees received in 2002 totalled $40.4 million and are reported in interest income from advances.

Other Expenses

The category Other expenses consists of operating expenses that include administrative and overhead costs, as well as allocated expenses from the Finance Board and the Office of Finance. The Finance Board is the regulator of the FHLBanks. The Office of Finance is a joint office of the FHLBanks that is funded by the FHLBanks.

The following table sets forth the main components of Other expenses for the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002 (in thousands):

	For the three months ended		For the years ended
	March 31,		December 31,
	2005	2004	2004	2003	2002
Other expenses:
Operating	$14,652	$12,103	$51,103	$47,749	$39,014
Finance Board and Office of Finance	1,521	1,406	4,812	4,964	4,399
Other, net	—	—	—	(1,746)	(5,656)

Total other expenses	$16,173	$13,509	$55,915	$50,967	$37,757

Operating Expenses

The following table sets forth the major categories of Operating expenses for the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002 (in thousands):

	For the three months ended		For the years ended
	March 31,		December 31,
	2005	2004	2004	2003	2002
Salaries and employee benefits	$9,495	$7,884	$34,042	$29,811	$26,095
Temporary workers	120	21	202	868	173
Occupancy	858	854	3,505	3,504	2,556
Depreciation and leasehold improvements	1,035	922	3,990	2,936	2,635
Computer service agreements and contractual service	1,356	1,094	3,233	2,169	2,338
Professional fees	529	49	728	1,870	537
Legal	245	267	862	1,142	961
Other	1,014	1,012	4,541	5,449	3,719

Total operating expenses	$14,652	$12,103	$51,103	$47,749	$39,014

Operating expenses include the administrative and operating costs of providing advances, managing the investment portfolios and mortgage programs, and providing correspondent services.

Increases in pension and post-retirement benefit plan expenses were a major factor in the rise in operating expenses in all periods reported. In addition, the FHLBNY has also strengthened its risk management function with the addition of key personnel in that group. Operating expenses for the three months ended March 31, 2005 rose by 21.0% compared to the same period in 2004 as result of increases in salaries and benefits which grew by 20% in the same period. Pension cost has been increasing rapidly. The FHLBNY has also added several positions in its risk management functions. Operating expenses for the year ended December 31, 2004 rose by 7.0% from 2003, and 31.0% from 2002. Significant increases in benefits expenses and higher pension liabilities in all three years were the result of changes in assumptions, primarily lower discount rates and higher forecasted medical costs for future years. These expenses have grown by almost $1.0 million in 2004 compared to 2003. Medical insurance costs have risen by just under $0.5 million in 2004 compared to 2003. Occupancy expenses were up reflecting the higher cost of its new headquarters facility. Professional and contractual services in 2003 included organizational consulting expenses.

Director’s Compensation

In accordance with the Finance Board’s regulations, the Bank has established a formal policy governing the compensation and expense reimbursement provided to its directors. Fees are paid for attendance at Board meetings only. The director compensation arrangements for 2005 and 2004 are set forth below:

	Meeting Fee		Annual Limit
	(in whole dollars)		(in whole dollars)
Position	2005	2004	2005	2004
Chairman	$3,545	$3,426	$28,362	$27,405
Vice Chairman	2,836	2,741	22,692	21,924
Director	2,127	2,056	17,019	16,443

In addition, the Bank reimburses directors for necessary and reasonable travel, subsistence, and other related expenses incurred in connection with the performance of their official duties. For expense reimbursement purposes, directors’ “official duties” include:

•	Meetings of the Board and Board committees,

•	Meetings requested by the Federal Housing Finance and Federal Home Loan Bank System committees,

•	Meetings of the Council of Federal Home Loan Banks and its committees,

•	Attendance at other events on behalf of the Bank with prior approval of the Board of Directors.

Compensation paid to directors totaled $261,000 and $279,000 in 2004 and 2003. Reimbursed travel and related expenses were $88,000 and $72,000 in 2004 and 2003.

Affordable Housing Program (“AHP”) Assessments

The following tables provides roll-forward information with respect to changes in Affordable Housing Program liabilities for the three months ended March 31, 2005 and 2004, and years ended December 31, 2004, 2003, and 2002 (in thousands)

	March 31, 2005		For the years ended December 31,
	2005	2004	2004	2003	2002
Beginning balance	$81,580	$92,541	$92,541	$109,848	$104,674
Additions from current year’s assessments	6,663	3,311	18,643	5,091	26,010
Net disbursements for grants and programs	(5,218)	(9,457)	(29,604)	(22,398)	(20,836)

Ending balance	$83,025	$86,395	$81,580	$92,541	$109,848

The FHLBNY fulfills its Affordable Housing Program obligations primarily through direct grants to members who use the funds to assist in the purchase, construction, or rehabilitation of housing for very low-, low-, and moderate-income households. Annually, the FHLBNY sets aside for the Affordable Housing Program 10 percent of regulatory net income. Regulatory net income is defined as reported net income before interest expense related to mandatorily redeemable capital stock under SFAS 150 and the assessment for Affordable Housing Program, but after the assessment for REFCORP. The FHLBNY relieves the Affordable Housing Program liability as grants and subsidies are provided to members.

Loan Portfolio — Credit Risk and Concentration Risk

The FHLBNY incurs credit risk—the risk of loss due to default—in its lending, investing, and hedging activities. It has instituted processes to help manage and mitigate this risk. Despite such processes, some amount of credit risk will always exist. Such external events as severe economic downturns, declining real estate values (both residential and non-residential), changes in monetary policy, adverse events in the capital markets, and other developments, could lead to member and counterparty defaults or impact the creditworthiness of investments. Such events could have a negative impact upon the FHLBNY’s income and financial performance.

The FHLBNY closely monitors the creditworthiness of the institutions to which it lends. The FHLBNY also closely monitors the quality and value of both the assets that are pledged as collateral by its customers, and the securities that the Bank purchases under agreements to resell. The FHLBNY periodically assesses the mortgage underwriting and documentation standards of its borrowing members. In addition, the FHLBNY has collateral policies and restricted lending procedures in place to manage its exposure to those customers experiencing difficulty in meeting their capital requirements or other standards of creditworthiness. The FHLBNY has not experienced any losses on credit extended to any member or counterparty since its inception. The FHLBank Act affords any security interest granted to the FHLBNY by a member, or any affiliate of such member, priority over the claims and rights of any party (including any receiver, conservator, trustee, or similar party) having the rights of a lien creditor. However, the FHLBNY’s security interest is not entitled to priority over claims and rights that (1) would be entitled to priority under applicable law, or (2) are held by a bona fide purchaser for value or by parties that are secured by actual perfected security interests.

The FHLBNY’s members are required to pledge collateral to secure advances. Eligible collateral includes (1) one-to-four-family and multi-family mortgages; (2) U.S. Treasury and government-agency securities; (3) mortgage-backed securities; and (4) certain other collateral which is real estate-related and has a readily ascertainable value, and in which the FHLBNY can perfect a security interest. Within the collateral portfolio, 81% is concentrated in mortgage loans (63% in one-to-four- family mortgages, 11% in multi-family mortgages and 6% in commercial mortgages), and 19% is concentrated in Government, Agency and other mortgage-backed securities. The FHLBNY has the right to take such steps, as it deems necessary to protect its secured position on outstanding loans, including requiring additional collateral (whether or not such additional collateral would otherwise be eligible to secure a loan). The FHLBNY also has a statutory lien under the FHLBank Act on the capital stock of its members, which serves as further collateral for members’ indebtedness to the FHLBNY. As of December 31, 2004, the FHLBNY had a collateralization rate (total FHLBNY obligations of all members as a percent of total unpaid balance of collateral pledged) of 221% on its total portfolio of outstanding member obligations. The collateralization rate varies by individual member. In all cases, sufficient collateral has been pledged to cover each member’s outstanding obligations with the FHLBNY.

The FHLBNY has established asset classification and reserve policies. All adversely classified assets of the FHLBNY will have a reserve established for probable losses. Based upon the collateral held as security and prior repayment histories, no allowance for losses on advances is currently deemed necessary by management.

The FHLBNY uses methodologies to identify and measure credit risk arising from: Creditworthiness risk arising from members, counterparties, and other entities; Collateral risk arising from type, quality, and lien status; and Concentration risk arising from borrower, portfolio, geographic area, industry, or product type.

Creditworthiness Risk — Advances

The FHLBNY’s potential exposure to creditworthiness risk arises from the deterioration of the financial health of FHLBNY members, counterparties and other entities that provide services to the FHLBNY. The FHLBNY manages its exposure to the creditworthiness of members by monitoring their collateral and advance levels daily and by analyzing their financial health each quarter. The FHLBNY does business only with investment-grade counterparties, and the FHLBNY’s Board of Directors reviews a management analysis of each counterparty’s financial health prior to approval. The Board also reviews an analysis of each counterparty annually. Management monitors counterparties on an ongoing basis for significant business events, including ratings actions taken by nationally recognized statistical rating organizations. All approved derivatives counterparties must enter into a master International Swaps and Derivatives Association (“ISDA”) agreement with the FHLBNY, and, in addition, execute the Credit Support Annex to the International Swaps and Derivatives Association agreement that provides for collateral support at predetermined thresholds.

Collateral Risk — Advances

The FHLBNY is exposed to collateral risk when it is unable to perfect its interest in pledged collateral, or when the liquidation value of pledged collateral does not fully cover the FHLBNY’s exposure. The FHLBNY manages this risk by pricing collateral on a weekly basis, performing on-site reviews of pledged mortgage collateral from time to time and reviewing pledged portfolio concentrations on a quarterly basis. The FHLBNY requires that members pledge a specific amount of excess collateral above the par amount of their outstanding obligations. Members provide the FHLBNY with reports of pledged collateral, and the FHLBNY evaluates the eligibility and value of the pledged collateral.

The FHLBNY’s loan and collateral agreements give the FHLBNY a security interest in assets held by borrowers that is sufficient to cover their obligations to the FHLBNY. The FHLBNY may supplement this security interest by imposing additional reporting, segregation or delivery requirements on the borrower. The FHLBNY assigns specific collateral requirements to a borrower, based on a number of factors. These include, but are not limited to: (1) the borrower’s overall financial condition; (2) the degree of complexity involved in the pledging, verifying, and reporting of collateral between the borrower and the FHLBNY, especially when third-party pledges, custodians, outside service providers and pledges to other entities are involved; and (3) the type of collateral pledged.

The FHLBNY has also established maintenance levels for borrower collateral that are intended to help ensure that the FHLBNY has sufficient collateral to cover credit extensions and reasonable expenses arising from potential collateral liquidation and other unknown factors. Collateral maintenance levels are designated by collateral type and are periodically adjusted to reflect current market and business conditions. Maintenance levels for individual borrowers may also be adjusted, based on the overall financial condition of the borrower or another, third-party entity involved in the collateral relationship with the FHLBNY. Borrowers are required to maintain an amount of eligible collateral with fair market value at least equal to the borrower’s current collateral maintenance level.

Drawing on current industry standards, the FHLBNY establishes collateral valuation methodologies for each collateral type and calculates the fair market value of the pledged collateral to determine whether a borrower has satisfied its collateral maintenance requirement. The FHLBNY adjusts fair market values on a weekly basis.

The FHLBNY makes additional market value adjustments to a borrower’s pledged mortgage collateral, based on the results of an on-site review. This review involves a qualitative assessment of risk factors that includes an examination of legal documentation, credit underwriting and loan-servicing practices on mortgage collateral. The FHLBNY has developed the on-site review process to more accurately value each borrower’s pledged mortgage portfolio based on current secondary-market standards. The results of the review may lead to adjustments in the estimated fair market value of pledged collateral. The FHLBNY may also make additional market value adjustments to a borrower’s pledged mortgage collateral based on the quality and accuracy of the automated data provided to the FHLBNY.

Collateral Coverage of Advances

All member obligations with the FHLBNY must be fully collateralized throughout their entire term. The market value of collateral pledged to cover the $62.1 billion par value in outstanding advances as of March 31, 2005 totalled $150.1 billion, consisting of $122.0 billion in market value of eligible mortgages and $28.1 billion in market value of eligible securities, including cash collateral.

As of March 31, 2005, other outstanding member obligations totalling $139.9 million were collateralized by an additional $821.5 million of pledged collateral. The pledged collateral comprised of $759.1 million in mortgage loans and $62.4 million in securities and cash collateral. The outstanding member obligations consisted of $129.9 million of standby letters of credit (“LOC”); $1.0 million of collateralized value of outstanding derivatives, and $8.9 million representing the members’ credit enhancement guarantee amount (“MPFCE”) on loans sold to the FHLBNY through the Mortgage Partnership Finance program. The FHLBNY’s underwriting and collateral requirements for securing Letters of Credit are the same as its requirements for securing advances.

The total of collateral pledged to the FHLBNY includes excess collateral pledged above the FHLBNY’s minimum collateral requirements. These minimum requirements range from 103% to 125% of outstanding advances, based on the collateral type. It is not uncommon for members to maintain excess collateral positions with the FHLBNY for future liquidity needs. Based on several factors (e.g.; advance type, collateral type or member financial condition) members are required to comply with specified collateral requirements, including but not limited to, a detailed listing of pledged mortgage collateral and/or delivery of pledged collateral to FHLBNY or its designated collateral custodian(s). For example, all pledged securities collateral must be delivered to the FHLBNY’s nominee name at Citibank, N.A., its securities safekeeping custodian. Mortgage collateral that is required to be in the FHLBNY’s possession is typically delivered to the FHLBNY’s Jersey City, NJ facility. However, in certain instances, delivery to an FHLBNY approved custodian may be allowed.

As of March 31, 2005, of the $150.1 billion in pledged collateral securing all outstanding member obligations, $28.1 billion was in the FHLBNY’s physical possession or that of its safekeeping agent(s); $121.9 billion was specifically listed; and $29.3 million was permitted by the FHLBNY to be physically retained by the borrowing member without detailed reporting required.

Credit Risk — Advances

While the FHLBNY has never experienced a credit loss on an advance, the expanded eligible collateral for Community Financial Institutions and non-member housing associates provides the potential for additional credit risk for the FHLBNY. The management of the FHLBNY has the policies and procedures in place to appropriately manage this credit risk. There were no past due advances and all advances were current at December 31, 2003 and 2004. Management does not anticipate any credit losses, and accordingly, the FHLBNY has not provided an allowance for credit losses on advances.

The FHLBNY’s potential credit risk from advances is concentrated in commercial banks and savings institutions. As of March 31, 2005, the FHLBNY had advances of $103.8 million to Washington Mutual Bank, FA, a member of the FHLBank of San Francisco, representing .167% of total advances outstanding. These advances were acquired by Washington Mutual Bank, FA as a result of its acquisition of The Dime Savings Bank of New York, FSB. The FHLBNY also had advances of $23.5 billion outstanding to five member institutions, representing 37.80% of total advances outstanding at March 31, 2005. The FHLBNY held sufficient collateral to cover the advances to these institutions, and the FHLBNY does not expect to incur any credit losses.

Concentration Risk — Advances

The FHLBNY’s potential exposure to concentration risk arises from concentration levels of borrowers, counterparties, other service providers, specific investment sectors, and advance types.

Advances and Mortgage – Loans: Overview

The following table sets forth the FHLBNY’s loan portfolios as of March 31, 2005 and the years ended December 31, 2004, 2003, and 2002 (in thousands).

	March 31, 2005	December 31, 2004	December 31, 2003	December 31, 2002
Advances	$62,711,092	$68,507,487	$63,923,184	$68,926,073

Mortgage loans before allowance for credit losses	$1,308,119	$1,178,590	$672,151	$435,561

Non- performing mortgage loans	$1,004	$519	$115	$129

Mortgage loans past due 90 days or more and still accruing interest	$1,820	$1,898	$2,732	$7,428

FHLBNY considers loans that are over 90 days past due (excluding Federal Housing Administration and Veteran’s Administration insured loans) as impaired. Veterans Administration insured loans aggregating $1.5 million, $1.9 million and $2.7 million were past due 90 days or more at March 31, 2005, December 31, 2004 and 2003, respectively. No other loans or advances were impaired at March 31, 2005, December 31, 2004 and 2003.

Allowance for Credit Losses – Mortgage Loans

The FHLBNY has never experienced a loss from its advances or its mortgage loan portfolio. The following table presents allowances for credit losses (in thousands):

	For the three months ended		For the years ended
	March 31,		December 31,
	2005	2004	2004	2003	2002
Balance, beginning of period	$507	$507	$507	$428	$193

Charge offs	—	—	—	—	—
Recoveries	—	—	—	—	—

Net charge- off	—	—	—	—	—
Provision for credit losses	34	—	—	79	235

Balance, end of period	$541	$507	$507	$507	$428

The First Loss account memorializes the first tier of credit exposure that the FHLBNY is responsible for. It is not an indication of inherent losses in the loan portfolio, and is not a loan loss reserve. The FHLBNY is responsible for losses up to this “first loss level”. Losses beyond this layer are absorbed through credit enhancement provided by the member participating in the Mortgage Partnership Finance Program (“MPF”). All residual credit exposure is FHLBNY’s responsibility. During the year ended December 31, 2002, one conventional loan was foreclosed and the PFI took title to the property and sold the property. As a result of the foreclosure, the FHLBNY incurred a loss of $3 thousand which represented the amount of residual loss for which the FHLBNY was responsible under the “first loss layer”. Under the terms of the MPF 125 product type, the FHLBNY exercised its right to offset the $3 thousand loss incurred in the “first loss layer” from subsequent credit enhancement fees paid to the Participating Financial Institution (“PFI”). In the foreclosure, we assume the borrower lost the equity in the property. We base this on our knowledge that the borrower had a down-payment on the property in the amount of $40 thousand, which was lost upon foreclosure. There was no primary mortgage insurance required on this loan. Since inception of the program, in 1999, there were four other loans that foreclosed. The FHLBNY had a 1% interest in the four loans and incurred no losses.

In limited circumstances, the FHLBNT may require the PFI to repurchase loans. When a PFI fails to comply with the requirements of the PFI Agreement, MPF Guides, applicable law or terms of mortgage documents, the PFI may be required to repurchase the MPF Loans which are impacted by such failure. Reasons for which a PFI could be required to repurchase an MPF Loan may include but are not limited to MPF Loan in-eligibility, failure to perfect collateral with an approved custodian, a servicing breach, fraud, or other misrepresentation.

For FHA and VA insured MPF Loans, in the three years ended December 31, 2004, 2003 and 2002, the PFIs repurchased 39 loans for a total of $3.6 million in 2002. There have been no repurchases in any periods after 2002. These repurchases may have been permissive repurchases allowed under the MPF Guides or for the same reasons as described above for conventional MPF Loans. The Bank has not experienced any losses related to the repurchase of FHA and VA insured MPF Loans.

For conventional MPF Loans, in the three years ended December 31, 2004, 2003 and 2002, the PFIs were required to repurchase 2, 6 and 2 loans for a total of $173 thousand, $904 thousand and $493 thousand, respectively. There were no repurchases for the three months ended March 31, 2005 or 2004. The FHLBNY has not experienced any losses related to these conventional MPF Loan repurchases.

Risk from Concentration of Advances

The FHLBNY’s potential credit risk from advances is concentrated in its activity with commercial banks and savings institutions. In extending credit to a member, the FHLBNY adheres to specific credit policy limits approved by its Board of Directors. The FHLBNY has not established limits for the concentrations of specific types of advances, but management reports the activity in advances to the Board each month. Each quarter, management reports the concentrations of convertible advances made to individual members.

Top Five Advance Holders

The following table summarizes the top five advance holders as of March 31, 2005 and December 31, 2004 (in thousands).

			March 31, 2005
				Percent of
	City	State	Advances	Advances**
North Fork Bank	Mattituck	NY	$6,200,015	10.00%
New York Community Bank	Westbury	NY	5,502,988	8.90%
HSBC Bank USA, National Association	Buffalo	NY	5,011,890	8.10%
Manufactures and Traders Trust Company*	Buffalo	NY	3,679,067	5.90%
Independence Community Bank*	Brooklyn	NY	3,078,000	5.00%

			$23,471,960	37.90%

			December 31, 2004
				Percent of
	City	State	Advances	Advances**
GreenPoint Bank	New York	NY	$5,125,015	7.60%
HSBC Bank USA	Buffalo	NY	5,011,786	7.50%
New York Community Bank	Westbury	NY	4,644,290	6.90%
Independence Community Bank*	New York	NY	3,958,000	5.90%
Manufacturers and Traders Trust Company*	Buffalo	NY	3,529,333	5.20%

			$22,268,424	33.10%

*	Officer of member bank also served on the Board of Directors of the FHLBNY in 2004.

**	Percentage calculated on par value of advances before adjustment for SFAS 133.

Credit Risk from Mortgage Loans held-for-portfolio

Through the Mortgage Partnership Finance program, the FHLBNY invests in home mortgage loans originated by or through members or approved state and local housing finance agencies (“housing associates”). The FHLBNY purchases these mortgages loans under the Finance Board’s Acquired Member Assets (“AMA”) regulation. These assets may include whole loans eligible to secure advances (excluding mortgages above the conforming-loan limit); whole loans secured by manufactured housing; or bonds issued by housing associates.

In the Mortgage Partnership Finance program, the FHLBNY purchases conventional mortgage loans from its participating members, herein after referred to as Participating Financial Institutions (“PFI”). Federal Housing Administration (“FHA”) and Veterans Administration (“VA”) insured loans purchased aggregate about 1.4% and 1.8% of the remaining outstanding mortgage loans held for investment at March 31, 2005 and December 31, 2004.

The FHLBNY bases its provision for credit losses on its estimate of probable credit losses inherent in the Mortgage Partnership Finance portfolio as of the balance sheet date. The estimates are based on a variety of factors, including performance history and analysis of industry standards for similar mortgage portfolios. Credit risks take into account the private mortgage insurance, but not the “first loss” accounts and other credit enhancement features that accompany the Mortgage Partnership Finance loans to provide credit assurance to the FHLBNY.

Participating Financial Institutions Risk

The members or housing associates that are approved as Participating Financial Institutions (“PFI”) continue to bear a significant portion of the credit risk through credit enhancements that they provide to the FHLBNY. The Acquired Member Assets regulation requires that these credit enhancements be sufficient to protect the FHLBNY from excess credit risk exposure. Specifically, the FHLBNY exposure must be no greater than it would be with an asset rated in the fourth-highest credit rating category by a Nationally Recognized Statistical Rating Organization, or such higher rating category as the FHLBNY may require. The Mortgage Partnership Finance program is constructed to provide the Bank with assets that are credit-enhanced to the second-highest credit rating category (double -A).

The top five plus all other Participating Financial Institutions and the outstanding Mortgage Partnership Finance loans balances at March 31, 2005 and December 31, 2004 are listed below (dollar amounts in thousands):

	March 31, 3005
	Mortgage	Percent of Total
	Loans	Mortgage Loans
Manufactures and Traders Trust Company	$630,929	49.04%
Astoria Federal Savings and Loan Association	284,136	22.08%
Elmira Savings and Loan F.A.	119,269	9.27%
Ocean First Bank	37,785	2.94%
The Lyons National Bank	27,999	2.18%
All others	186,442	14.49%

Total	$1,286,560	100.00%

	December 31, 2004
	Mortgage	Percent of Total
	Loans	Mortgage Loans
Manufactures and Traders Trust Company	$525,619	45.38%
Astoria Federal Savings and Loan Association	272,979	23.57%
Elmira Savings and Loan. F.A.	115,779	10.00%
Ocean First Bank	31,220	2.70%
The Lyons National Bank	26,049	2.25%
All others	186,609	16.11%

Total	$1,158,255	100.00%

Potential Credit Losses Mortgage Loans

The par value of mortgage loans held for investment outstanding as of March 31, 2005, December 31, 2004 and 2003 was comprised of Federal Housing Administration and Veteran Administration insured loans totaling $18,370,000, $20,632,000 and $38,818,000, respectively and conventional and other loans totaling $1,279,855,000 , $1,150,029,000 and $626,527,000, respectively. The FHLBNY and the Participating Financial Institution share the credit risks of the uninsured Mortgage Partnership Finance loans by structuring potential credit losses into layers. Collectibility of the loans is first supported by liens on the real estate securing the loan. For conventional mortgage loans, additional loss protection is provided by private mortgage insurance (“PMI”) required for Mortgage Partnership Finance loans with a loan-to-value ratio of more than 80% at origination, which is paid for by the borrower. Credit losses are first absorbed by FHLBNY up to the level of the First Loss Account (“FLA”), for which the maximum exposure is estimated to be $12.5 and $11.7 million and $5.6 million at March 31, 2005 and December 31, 2004 and 2003. The FHLBNY is entitled to recover any “first losses” incurred from the member up to the amount of credit enhancement fees paid by the FHLBNY to the member. The member is responsible for the second loss layer, estimated to be $8.9 million and $8.0 million and $5.4 million at March 31, 2005 and December 31, 2004 and 2003. The FHLBNY is again responsible for any residual losses.

The following table provides roll-forward information with respect to the First Loss Account (actual dollars).

	For the three months ended March 31,		For the year ended December 31,
	2005	2004	2004	2003	2002
Beginning balance	$11,710,000	$5,607,000	$5,607,000	$3,367,000	$1,384,000
Additions	787,517	1,119,382	6,103,000	2,240,000	1,983,000
Charge-offs	—	—	—	—	—
Recoveries	—	—	—	—	—

Ending balance	$12,497,517	$6,726,382	$11,710,000	$5,607,000	$3,367,000

The aggregate amount of First Loss Account is memorialized and tracked but is neither recorded nor reported as a loan loss reserve in the FHLBNY’s financial statements. If “second losses” beyond this layer are incurred, they are absorbed through a credit enhancement provided by the Participating Financial Institution. The credit enhancement held by Participating Financial Institutions ensures that the lender retains a credit stake in the loans it originates. For managing this risk, Participating Financial Institutions receive monthly “credit enhancement fees” from the FHLBNY.

Credit Enhancement Mortgage Loans

The amount of the credit enhancement is computed with the use of a Standard & Poor’s model to determine the amount of credit enhancement necessary to bring a pool of uninsured loans to “AA” credit risk. The credit enhancement becomes an obligation of the Participating Financial Institution. For taking on the credit enhancement obligation, the Participating Financial Institution receives a credit enhancement fee that is paid by the FHLBNY. For certain Mortgage Partnership Finance products, the credit enhancement fee is accrued and paid each month. For other Mortgage Partnership Finance products, the credit enhancement fee is accrued monthly and is paid monthly after the FHLBNY has accrued 12 months of credit enhancement fees. Credit enhancement fees paid for the three months ended March 31, 2005 and 2004 and years ended December 31, 2004, 2003, and 2002 were $116 thousand and $67 thousand, $114 thousand and $200 thousand. In 2002, a de minimus amount of loss from a single loan was recognized and credit enhancement fee of $3 thousand was recouped from the Participating Financial Institution. Other than this amount, the FHLBNY has not incurred any losses in any periods reported and accordingly no recoveries from credit enhancement fees paid were necessary.

The portion of the credit enhancement that is an obligation of the Participating Financial Institution must be fully secured with pledged collateral. A portion of the credit enhancement may also be covered by insurance, subject to limitations specified in the Acquired Member Assets regulation. Each member or housing associate that participates in the Mortgage Partnership Finance program must meet financial performance criteria established by the FHLBNY. In addition, each approved participant must have a financial review performed by the FHLBNY on an annual basis.

The second layer is that amount of credit obligations that the Participating Financial Institution has taken on which will equate the loan to a double -A rating. The FHLBNY pays a Credit Enhancement fee to the Participating Financial Institution for taking on this obligation. The FHLBNY assume all residual risk.

As of March 31, 2005 and December 31, 2004, the FHLBNY held Mortgage Partnership Finance loans secured by real estate in 46 states. At December 31, 2004, there is a concentration of loans (75.7% by numbers of loans, and 73.7% by amounts outstanding) in New York State, which is to be expected since the largest two Participating Financial Institutions are located in New York. There is nothing in the New York State financial outlook that indicates that this concentration presents an undue risk.

The FHLBNY also holds participation interests in residential and community development mortgage loans through its pilot Community Mortgage Asset (“CMA”) program. Acquisitions of participations under the Community Mortgage Asset program were suspended indefinitely in November 2001. Participation interests in Community Mortgage Asset loans are reviewed at least annually.

Allowance for loan losses. - Management performs periodic reviews of its portfolio to identify the losses inherent within the portfolio and to determine the likelihood of collection of the portfolio. Mortgage loans, that are either classified under regulatory criteria (Special Mention, Sub-standard, or Loss) or past due, are separated from the aggregate pool, and evaluated separately for impairment.

If adversely classified, or on non-accrual status, reserves for mortgage loans, except Federal Housing Administration and Veterans Administration insured loans, are analyzed under liquidation scenarios on a loan level basis, and identified losses greater than $1,000 are fully reserved. Federal Housing Administration and Veterans Administration insured mortgage loans have minimal inherent credit risk; risk generally arises mainly from the servicer defaulting on their obligations. Federal Housing Administration and Veterans Administration mortgage loans, if adversely classified, will have reserves established only in the event of a default of a Participating Financial Institution. Reserves are based on the estimated costs to recover any uninsured portion of the Mortgage Partnership Finance loan.

Management of the FHLBNY identifies inherent losses through analysis of the conventional loans (not Federal Housing Administration and Veterans Administration insured loans) that are not classified or past due. In the absence of historical loss data, the practice is to look at loss histories of pools of loans, at other financial institutions, with similar characteristics to determine a reasonable basis for loan loss allowance. Management continues to evaluate this practice for appropriateness.

The FHLBNY also holds participation interest in residential and community development mortgage loans thorough its pilot Community Mortgage Asset (“CMA”) program. Acquisition of participations under the Community Mortgage Asset program was suspended indefinitely in November 2001, and was down to $11.4 at March 31, 2005 and $12.4 million at December 31, 2004. If adversely classified, Community Mortgage Asset loans will have additional reserves established based on the shortfall of the underlying estimated liquidation value of collateral to cover the remaining balance of the Community Mortgage Asset loan. Reserve values are calculated by subtracting the estimated liquidation value of the collateral (after sale value) from the current remaining balance of the Community Mortgage Asset Loan.

Derivatives

Interest rate swaps, swaptions, and cap and floor agreements (collectively, derivatives) enable the FHLBNY to manage its exposure to changes in interest rates by adjusting the effective maturity, repricing frequency, or option characteristics of financial instruments. The FHLBNY uses derivatives in three ways: (1) as fair value or cash flow hedges of an underlying financial instrument or a forecasted transaction; (2) as economic hedges to offset derivatives positions (e.g., caps) sold to members; and (3) as asset/liability management tools. The FHLBNY uses derivatives to adjust the interest rate sensitivity of consolidated obligations to more closely approximate the sensitivity of assets or to adjust the interest rate sensitivity of advances to more closely approximate the sensitivity of liabilities. In addition, the FHLBNY uses derivatives to offset embedded options in assets and liabilities, to hedge the market value of existing assets and liabilities and anticipated transactions and to reduce funding costs.

Hedge Effectiveness

Under SFAS 133, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective portion of the hedge. Those methods must be consistent with the entity’s approach to managing risk. At inception and during the life of the hedging relationship, the hedge is expected to be highly effective in offsetting changes in the hedged item’s fair value or the variability in cash flows attributable to the hedged risk.

Effectiveness is determined by how closely the changes in the fair value of the hedging instrument offset the changes in the fair value or cash flows of the hedged item relating to the risk being hedged. Hedge accounting is permitted only if the hedging relationship is expected to be highly effective at the inception of the hedge and on an ongoing basis. Any ineffective portions are to be recognized in earnings immediately, regardless of the type of hedge. An assessment of effectiveness is required whenever financial statements or earnings are reported, and at least once every three months.

FHLBNY considers hedge effectiveness in two ways:

•	Prospective assessment. Upon designation of the hedging relationship and on an ongoing basis, FHLBNY will be required to demonstrate that it expects the hedging relationships to be highly effective. This is a forward-looking relationship consideration.

•	Retrospective assessment. At least quarterly, FHLBNY will be required to determine whether the hedging relationship was highly effective in offsetting changes in fair value or cash flows through the date of the periodic assessment. This is an evaluation of the past experience.

FHLBNY uses a statistical method commonly referred to as regression analysis to analyze how a single dependent variable is affected by the changes in one (or more) independent variable. If the two variables are highly correlated, then movements of one variable can be reasonably expected to trigger similar movements in the other variable. Thus, regression analysis serves as a better methodology for measuring the strength of empirical relationships, and assessing the probability of hedge effectiveness. The FHLBNY tests the effectiveness of the hedges by regressing the changes in the net present value of future cash flows (“NPV”) of the derivative against changes in the net present value of the hedged transaction, typically an advance or a consolidated obligation.

The regression model being used is:

Δ Vh = a + b Δ VH

where Δ Vh is the change in the net present value of the hedging item, Δ VH is the change in the net present value of the hedged transaction, a is the ‘intercept’ of the regression and b is the ‘slope’ of the regression. The coefficient b should have a value very close to – 1 if the hedging transaction is effective. At the same time,a should be very close to zero.

To determine whether a hedging transaction is effective requires checking whether, overall, the postulated linear model ‘fits’ the data well and whether the estimates of the parameters a and b come close enough to their hypothesized values that we can feel confident that it would be wrong to reject those hypothesized values.

The standard measure of overall fit is the so-called ‘coefficient of determination’ (also nicknamed ‘R-squared’ because it is equal to the square of the coefficient of linear correlation). R-squared can be as low as 0 and as high as 1.0. An R-squared equal to 0 means that the changes in the dependent variable are totally unrelated to the changes in the independent variable. An R-squared of 1.0 implies perfect correlation. In this case, the assumed model explains the data perfectly. The changes in the independent variable ‘map’ onto the changes in the dependent variable exactly as ‘predicted’ by the model. This is a situation never observed in real-life situations. In practical situations, an R-squared equal to or in excess of .80 already indicates a very good fit of the model. Accordingly, FHLBNY has determined that to consider the hedge relationship to be highly effective, the R-squared of the regression would have to be at least equal to .80.

An assumed model can be accepted only if the main hypotheses on which it rests cannot be rejected. In the context of regression analysis, hypothesis testing is a procedure that seeks to determine whether the estimated values of the parameters of the model ( a and b ) are close enough to their hypothesized values (zero for a and –1 for b ) that it would be unreasonable to reject those hypotheses. The most commonly used test statistics are the so-called ‘t-test statistic’ and the ‘F-test statistic’. They are named after the Student-t probability distribution function and the Fisher probability distribution function. FHLBNY has determined that to consider the hedge relationship to be highly effective, the t-test statistic associated with the estimate of the intercept of the regression ( a ) must fall within the interval –2.0 to +2.0.

An equivalent approach to hypothesis testing consists of defining an ‘acceptance region’ around the hypothesized value of the parameter(s) being estimated. If the estimated value of the parameter falls within the acceptance region, the hypothesis is not rejected. If it falls outside of the acceptance region, the hypothesis is rejected. FHLBNY has determined that to consider the hedge relationship to be highly effective, the estimate of the slope of the regression ( b ) must fall within an acceptance region ranging from –1.20 to -.80.

Discontinuation of hedge accounting

If a derivative no longer qualifies as a fair value or a cash flow hedge, the FHLBNY discontinues hedge accounting prospectively and reports the derivative on the balance sheet at fair value and records fair value gains and losses in earnings until the derivative matures. If the FHLBNY was to discontinue cash flow hedge, previously deferred gains and losses in Accumulated other comprehensive income (“AOCI”)

would be recognized in current earnings. For discontinued fair value hedges, the FHLBNY no longer adjusts the carrying value (basis) of the hedged item, typically an advance or a bond, for changes in their fair values. The FHLBNY then amortizes previous fair value adjustments to the basis of the hedged item over the life of the hedged item (for callable as well as non-callable previously hedged advances and bonds). The basis and the amortization of such items were not significant for all periods since adoption of SFAS 133.

Embedded derivatives

Before a trade is executed, the FHLBNY’s procedures require the identification and evaluation of embedded derivatives, if any, as described under paragraph 12 of SFAS 133. This evaluation will consider if the economic characteristics and the risks of the embedded derivative instrument are not clearly and closely related to the economic characteristic and risks of the host contract. The FHLBNY also inventories its hedging strategies, each of which discusses the nature of embedded derivatives, if any. At March 31, 2005, December 31, 2004 and 2003, the FHLBNY had no embedded derivatives that were required to be separated from the “host” contract because its economic or risk characteristics were not clearly and closely related to the economic characteristics and risks of the host contract. FHLBNY’s typical embedded derivatives are call features in cancellable swaps, and consolidated obligation bonds, and put options in advances to members.

Aggregation of similar items

The FHLBNY does not aggregate similar items for “macro hedging”. All hedge items and derivatives are hedged as separately identifiable instruments.

Measurement of hedge ineffectiveness

The FHLBNY calculates the fair values of its derivatives and associated hedged items using discounted cash flows and other adjustments to incorporate volatilities of future interest rates and options, if any embedded in the derivative or the hedged item. At each financial statement reporting period, the FHLBNY measures the changes in the fair values of all derivatives, and changes in fair value of the hedged items attributable to the risk being hedged unless the FHLBNY has assumed no ineffectiveness (referred to as the “short-cut method”) and reports changes through current earnings. For hedged items eligible for the “short-cut” method, the FHLBNY treats the change in fair value of the derivative as equal to the change in the fair value of the hedged item attributable to the change in the benchmark interest rate. To the extent the change in the fair value of the derivative is not equal to the change in the fair value of the hedged item; the resulting difference represents hedge ineffectiveness, which is reported through current earnings.

The following table summarizes the FHLBNY’s principal derivatives hedging strategies, as of March 31, 2005:

Derivatives	Hedging		Notional
Terms	Strategy	Accounting Designation	Amount (in millions)
Pay fixed, receive floating interest rate swap	To convert fixed rate on a fixed rate advance to a LIBOR floating rate	Fair Value Hedge	$30.739
Purchased interest rate cap	To offset the cap embedded in the variable rate advance	Fair Value Hedge	$1,748
Receive fixed, pay floating interest rate swap (non-callable)	To convert the fixed rate consolidated obligation debt to a LIBOR floating rate	Fair Value Hedge	$10,820
Pay fixed, receive LIBOR interest rate swap	To offset the variability of cash flows associated with interest payments on forecasted issuance of fixed rate consolidated obligation debt.	Cash flow hedge	$530
Received fixed, pay floating interest rate swap with an option to call.	To convert the fixed rate consolidated obligation debt to LIBOR floating rate; swap is callable on the same day as the consolidated obligation debt.	Fair Value Hedge	$25,587
Intermediary positions Interest rate swaps Interest rate caps	To offset interest rate swaps and caps executed with members by executing offsetting derivatives with counterparties.	Economic Hedge	$132

Derivatives by products and hedge types (short-cut/long-haul)

The following tables provide summarized derivatives data by SFAS 133 classifications at March 31, 2005 (in millions).

	Short-Cut		Long-Haul		Total
	Notional	Fair Values	Notional	Fair Values	Notional	Fair Values
Derivative Hedging by Product Type:
Advances	$29,510	$(561)	$1,229	$(31)	$30,739	$(592)
Consolidated Obligations	13,589	(78)	23,348	(278)	36,937	(356)
Mortgage Commitments*		—	9	0	9	0
Others*	—	—	1,880	—	1,880	—

	$43,099	$(639)	$26,466	$(309)	$69,565	$(948)

SFAS 133 Hedge Classification:
Fair Value Hedge	$43,099	$(639)	$24,047	$(319)	$67,146	$(958)
Cash Flow Hedges			539	10	539	10
Intermediation	—	—	132	—	132	—
Economic Hedges	—	—	1,748	—	1,748	—

	$43,099	$(639)	$26,466	$(309)	$69,565	$(948)

*	Fair Values are not significant

The following tables provide summarized derivatives data by SFAS 133 classifications at December 31, 2004 (in millions).

	Short-Cut		Long-Haul		Total
	Notional	Fair Values	Notional	Fair Values	Notional	Fair Values
Derivative Hedging by Product Type:
Advances	$28,356	$(1,173)	$1,346	$(65)	$29,702	$(1,238)
Consolidated Obligations	14,248	(33)	20,074	(135)	34,322	(168)
Mortgage Commitments*	10	—	0	0	10	0
Others*	—	—	2,111	—	2,111	—

	$42,614	$(1,206)	$23,531	$(200)	$66,145	$(1,406)

SFAS 133 Hedge Classification:
Fair Value Hedge	$41,892	$(1,209)	$21,420	$(197)	$63,312	$(1,406)
Cash Flow Hedges	722	3	—	—	722	3
Intermediation	—	—	112	—	112	—
Economic Hedges	—	—	1,999	(3)	1,999	(3)

	$42,614	$(1,206)	$23,531	$(200)	$66,145	$(1,406)

*	Fair Values are not significant

The following tables provide summarized derivatives data by SFAS 133 classifications at December 31, 2003 (in millions).

	Short-Cut		Long-Haul		Total
	Notional	Fair Values	Notional	Fair Values	Notional	Fair Values
Derivative Hedging by Product Type:
Advances	$31,071	$(2,043)	$1,381	$(111)	$32,452	$(2,154)
Consolidated Obligations	27,547	273	126	—	27,673	273
Mortgage Commitments*	10	—	—	—	10	—
Others*	—	—	1,954	(3)	1,954	(3)

	$58,628	$(1,770)	$3,461	$(114)	$62,089	$(1,884)

SFAS 133 Hedge Classification:
Fair Value Hedge	$58,617	$(1,770)	$1,381	$(111)	$59,998	$(1,881)
Cash Flow Hedges	136	—	—	—	136	—
Intermediation	—	—	132	(3)	132	(3)
Economic Hedges	—	—	1,822	—	1,822	—

	$58,753	$(1,770)	$3,335	$(114)	$62,088	$(1,884)

*	Fair Values are not significant

Derivative Financial Instruments by Product

The following table summarizes the notional amounts and estimated fair values of derivative financial instruments (excluding accrued interest) by product and type of accounting treatment. The categories of “fair value,” “commitment,” and “cash flow” hedges represent derivative transactions accounted for as hedges. The category of “economic” hedges represents derivative transactions under hedge strategies that do not qualify for hedge accounting treatment under SFAS 133 (in thousands).

	March 31, 2005		December 31, 2004		December 31, 2003
		Total estimated		Total estimated		Total estimated
		fair value		fair value		fair value
		(excluding		(excluding		(excluding
	Total notional	accrued	Total notional	accrued	Total notional	accrued
	amount	interest)	amount	interest)	amount	interest)
Advances — fair value hedges	$30,738,890	$(591,409)	$29,701,594	$(1,237,680)	$32,451,842	$(2,153,535)
Advances — economic hedges	1,748,194	(20)	1,999,140	(3,413)	1,822,500	(3,424)
Consolidated obligations — fair value hedges	36,406,880	(366,371)	33,610,060	(168,178)	27,546,546	273,360
Mortgage loans — commitment	9,138	(32)	10,316	16	9,681	(35)
Balance sheet — economic hedges	—	—	—	—	—	—
Cash Flow — anticipated transactions	530,025	10,495	712,150	3,057	126,450	(48)
Intermediary positions — economic hedges	132,000	8	112,000	9	132,000	13

Total notional and fair value	$69,565,127	$(947,329)	$66,145,260	$(1,406,189)	$62,089,019	$(1,883,669)

Total derivatives excluding accrued interest		$(947,329)		$(1,406,189)		$(1,883,669)
Accrued interest		89,553		45,042		29,635

Net derivative balance		$(857,776)		$(1,361,147)		$(1,854,034)

Net derivative asset balance		$11,627		$11,048		$59,240
Net derivative liability balance		(869,403)		(1,372,195)		(1,913,274)

Net derivative balance		$(857,776)		$(1,361,147)		$(1,854,034)

Derivative Gains and Losses Reclassified from Accumulated other comprehensive income to Current Period Income

The following table summarizes changes in derivative gains and losses and reclassifications into period earnings for the periods reported, as recorded in Accumulated other comprehensive income (loss). There were no significant amounts for 2002 (in thousands).

	For the three months ended
	March 31,		For the years ended December 31,
	2005	2004	2004	2003	2002
Accumulated gains and losses, beginning of year	$898	$(13)	$(13)	$—	$—
Net hedging transactions	6,916	(506)	2,161	(31)	—
Reclassified into earnings	3,629	(26)	(1,250)	18	—

Accumulated gains and losses, end of year	$11,443	$(545)	$898	$(13)	$—

Earnings Impact of Hedging Activities

The following tables summarize the impact of hedging activities on earnings for the three months ended March 31, 2005 and 2004 (in thousands).

	For the three months ended March 31, 2005
			Consolidated
		MPF	Obligation	Economic	Intermediary
Earnings Impact	Advances	Loans	Bonds	Hedges	Positions	Total
Amortization/accretion of hedging activities in net margin	$(172)	$42	$2,558	$—	$—	$2,428
Net realized and unrealized gains (losses) on derivatives and hedging activities	(145)	(42)	1,243	—	(1)	1,055

Total	$(317)	$—	$3,801	$—	$(1)	$3,483

	For the three months ended March 31, 2004
			Consolidated
		MPF	Obligation	Economic	Intermediary
Earnings Impact	Advances	Loans	Bonds	Hedges	Positions	Total
Amortization/accretion of hedging activities in net margin	$(154)	$(26)	$4,235	$—	$—	$4,055
Net realized and unrealized gains (losses) on derivatives and hedging activities	(955)	26	26	—	(1)	(904)

Total	$(1,109)	$—	$4,261	$—	$(1)	$3,151

The following table summarizes the impact of hedging activities on earnings for the years ended December 31, 2004, 2003, and 2002 (in thousands).

	For the year ended December 31, 2004
			Consolidated
		MPF	Obligation	Economic	Intermediary
Earnings Impact	Advances	Loans	Bonds	Hedges	Positions	Total
Amortization/accretion of hedging activities in net margin	$(352)	$57	$5,914	$—	$—	$5,619
Net realized and unrealized gains (losses) on derivatives and hedging activities	(7,132)	(57)	13,760	1,707	(4)	8,274

Total	$(7,484)	$—	$19,674	$1,707	$(4)	$13,893

	For the year ended December 31, 2003
			Consolidated
		MPF	Obligation	Economic	Intermediary
Earnings Impact	Advances	Loans	Bonds	Hedges	Positions	Total
Amortization/accretion of hedging activities in net margin	$(1,289)	$18	$23,783	$—	$—	$22,512
Net realized and unrealized gains (losses) on derivatives and hedging activities	(4,077)	(18)	93	3,167	8	(827)

Total	$(5,366)	$—	$23,876	$3,167	$8	$21,685

	For the year ended December 31, 2002
			Consolidated
		MPF	Obligation	Economic	Intermediary
Earnings Impact	Advances	Loans	Bonds	Hedges	Positions	Total
Amortization/accretion of hedging activities in net margin	$(437)	$—	$24,084	$—	$—	$23,647
Net realized and unrealized gains (losses) on derivatives and hedging activities	(6,775)	—	528	(3,468)	3	(9,712)

Total	$(7,212)	$—	$24,612	$(3,468)	$3	$13,935

As more fully described in Note 2, Accounting Adjustments, Changes in Accounting Principles, and Recently Issued Accounting Standards and Interpretations, in Notes to the Financial Statements, Item 13, the FHLBNY changed the manner in which it assessed effectiveness for certain highly-effective consolidated obligation hedging relationships in the second quarter of 2004. Under the prior approach, the FHLBNY inappropriately assumed no ineffectiveness for these hedging transactions. During 2004, the FHLBNY changed its method of accounting for these relationships to begin measuring effectiveness for such transactions during each reporting period, and recorded a $9.3 million increase to income before assessments. Had the FHLBNY originally adopted the new methodology, the comparable cumulative increase to income before assessments would have been $3.9 million, $0.1 million, $5.2 million, and $12.0 million for each quarter during 2003, and $12.8 million for the first quarter of 2004. The FHLBNY assessed the impact of this change on all prior periods and determined that had the FHLBNY applied this approach since January 1, 2001, it would not have had a material impact on the results of operations or financial condition of the Bank for any of these prior reporting periods.

Derivative Credit Risk Exposure and Counterparty Ratings.

In addition to market risk, the FHLBNY is subject to credit risk in derivatives transactions because of the potential for non-performance by the counterparties. The FHLBNY also is subject to operational risks in the execution and servicing of derivative transactions. The degree of counterparty credit risk may depend, among other factors, on the extent to which netting procedures and/or the provision of collateral are used to mitigate the risk. Twenty-one counterparties represented 100% of the total notional amount of the FHLBNY’s outstanding derivative transactions at March 31, 2005 (20 at December 31, 2004). Each non-member counterparty has a long-term credit rating of single-A or higher, assigned by a nationally recognized statistical rating organization. The FHLBNY manages counterparty credit risk through credit analysis, collateral management and other credit enhancements, such as guarantees, and by following the requirements set forth in the Finance Board’s regulations. The FHLBNY requires credit support annexes to its derivatives. These annexes define the maximum net unsecured credit exposure amounts that may exist before collateral delivery is required. This maximum amount is based upon an analysis of each individual counterparty. As a result of these risk mitigation initiatives, the management of the FHLBNY does not anticipate any credit losses on its derivatives.

Substantially, all derivative contracts are subject to master netting agreements or other right of offset arrangements. At March 31, 2005, the FHLBNY’s maximum credit risk, as defined above, was $11.6 million, without recognition of collateral held by the FHLBNY. At December 31, 2004 and 2003, the FHLBNY’s maximum credit risk, as defined above, was approximately $11.0 million and $59.2 million without recognition of collateral held by the FHLBNY. These totals included $89.6 million, $17.9 million and $44.6 million of net accrued interest receivable at March 31, 2005, December 31, 2004 and 2003. In determining maximum credit risk, the FHLBNY considers accrued interest receivable and payable, and the legal right to offset assets and liabilities by counterparty.

Derivatives Counterparty Credit Ratings

The following table summarizes the FHLBNY’s credit exposure by counterparty credit rating at March 31, 2005, December 31, 2004 and 2003 (in thousands).

	March 31, 2005
			Total Net
	Number of	Notional	Exposure at	Net Exposure
Credit Rating	Counterparties	Balance	Fair Value	after Collateral
AAA	1	$4,074,928	$—	$—
AA	7	33,281,092	—	—
A	9	32,133,969	11,582	9,962
Members	4	66,000	45	9
Delivery Commitments	—	9,138	—	—

Total	21	$69,565,127	$11,627	$9,971

	December 31, 2004
			Total Net
	Number of	Notional	Exposure at	Net Exposure
Credit Rating	Counterparties	Balance	Fair Value	after Collateral
AAA	—	$—	$—	$—
AA	5	22,276,326	10,982	10,382
A	12	43,802,618	—	—
Members	3	56,000	43	7
Delivery Commitments	—	10,316	16	—

Total	20	$66,145,260	$11,041	$10,389

	December 31, 2003
			Total Net
	Number of	Notional	Exposure at	Net Exposure
Credit Rating	Counterparties	Balance	Fair Value	after Collateral
AAA	—	$—	$—	$—
AA	5	19,987,621	39,686	9,639
A	10	42,025,717	19,189	15,784
Members	4	66,000	365	—
Delivery Commitments	—	9,681	—	—

Total	19	$62,089,019	$59,240	$25,423

Commitments and Contingencies

The following table summarizes Commitments and Contingencies as of March 31, 2005 and December 31, 2004 (in thousands).

	Payments due or expiration terms by period as of March 31, 2005
		> 1 year	> 3 years
	<= 1 year	<= 3 years	<= 5 years	> 5 years	Total
Contractual Obligations
Consolidated obligations-bonds at par	$26,382,735	$23,002,945	$7,553,570	$3,287,050	$60,226,300
Mandatorily redeemable capital stock	15,425	3,283	6,684	10,335	35,727
Premise and equipment (rental and lease obligations)	2,825	5,591	4,787	17,027	30,230

Total contractual obligations	26,400,985	23,011,819	7,565,041	3,314,412	60,292,257

Other contractual obligations
Standby letters of credit	86,959	11,524	21,334	10,120	129,937
Standby bond purchase agreements	543,721	—	—	—	543,721
Unused lines of credit and other commitments	10,406,397	—	—	—	10,406,397
Consolidated obligation bonds traded not settled	703,700	—	—	—	703,700
Open delivery commitments	9,138	—	—	—	9,138

Total other contractual obligations	11,749,915	11,524	21,334	10,120	11,792,893

Total commitments	$38,150,900	$23,023,343	$7,586,375	$3,324,532	$72,085,150

	Payments due or expiration terms by period as of December 31, 2004
		> 1 year	> 3 years
	<= 1 year	<= 3 years	<= 5 years	> 5 years	Total
Contractual Obligations
Consolidated obligations-bonds at par	$25,348,025	$24,986,155	$6,788,950	$3,463,000	$60,586,130
Premise and equipment	106,141	175	9,923	10,342	126,581

Total contractual obligations	2,845	5,535	4,976	17,751	31,107

Other contractual obligations	25,457,011	24,991,865	6,803,849	3,491,093	60,743,818

Standby letters of credit	76,359	11,524	21,465	10,120	119,468
Standby bond purchase agreements	543,721	—	—	—	543,721
Unused lines of credit and other commitments	10,376,197	—	—	—	10,376,197
Consolidated obligation bonds traded not settled	400,650	—	—	—	400,650
Open delivery commitments	10,316	—	—	—	10,316

Total other contractual obligations	11,407,243	11,524	21,465	10,120	11,450,352

Total commitments	$36,864,254	$25,003,389	$6,825,314	$3,501,213	$72,194,170

Other Contingencies

Although the FHLBNY is primarily liable for those consolidated obligations issued on its behalf, it is also jointly and severally liable with the other FHLBanks for the payment of principal and interest on the consolidated obligations of all the FHLBanks. If the principal or interest on any consolidated obligation issued on behalf of the FHLBNY is not paid in full when due, the FHLBNY may not pay dividends to, or redeem or repurchase shares of stock from, any member or non-member stockholder until the Finance Board approves the FHLBNY’s consolidated obligation payment plan or another remedy, and until the FHLBNY pays all the interest or principal currently due under all its consolidated obligations. The par amount of the outstanding consolidated obligations of all 12 FHLBanks was $872.7 billion at March 31, 2005, and $869.2 billion and $759.5 billion at December 31, 2004 and 2003.

The Finance Board, at its discretion, may require any FHLBank to make principal or interest payments due on any consolidated obligations. To the extent that an FHLBank makes any payment on a consolidated obligation on behalf of another FHLBank, the paying FHLBank shall be entitled to reimbursement from the non-complying FHLBank. However, if the Finance Board determines that the non-complying FHLBank is unable to make the payment, then the Finance Board may allocate the outstanding liability among the remaining FHLBanks in proportion to each FHLBank’s participation in all consolidated obligations outstanding, or on any other basis the Finance Board may determine. As discussed more fully in Note 21, Notes to Financial Statements in Item 13, the FHLBNY does not believe that it will be called upon to pay the consolidated obligations of another FHLBank in the future. Under FASB interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including indirect guarantees of indebtedness of other” (“FIN 45”), FIN 45 would have required FHLBNY to recognize the fair value of the FHLBNY’s joint and several liability for all the consolidated obligations, as discussed above. However, the FHLBNY considers the joint and several liability as similar to a related party guarantee, and meets the scope exceptions in FIN 45. Accordingly, the FHLBNY has not recognized a liability for its joint and several obligations related to other FHLBanks’ consolidated obligations at March 31, 2005, or December 31, 2004 and 2003.

While the FHLBNY is jointly and severally liable for debt issued by other FHLBanks, the FHLBNY has not identified consolidated obligations outstanding by primary obligor. The FHLBNY does not believe that the identification of particular banks as the primary obligors on these consolidated obligations is relevant, because all FHLBanks are jointly and severally obligated to pay all consolidated obligations. The identity of the primary obligor does not affect our investment decisions. The FHLBNY’s ownership of consolidated obligations in which other FHLBanks are primary obligors does not affect the FHLBNY’s “guarantee” on consolidated obligations, as there is no automatic legal right of offset. Even if the FHLBNY were to claim an “offset,” the FHLBNY would still be jointly and severally obligated for any debt service shortfall caused by the FHLBanks’ failure to pay.

Liquidity

The FHLBNY’s primary source of liquidity is the issuance of consolidated obligations. To refinance maturing consolidated obligations, the Bank relies on the willingness of the investors to purchase new issuance. Member deposits and capital stock purchased by members are another source of funds. Short-term unsecured borrowings from other FHLBanks and in the Federal funds market provide additional sources of liquidity. In addition, the Secretary of the Treasury is authorized to purchase up to $4.0 billion of consolidated obligations. The FHLBNY’s liquidity position remains in compliance with all regulatory requirements and it does not foresee any changes to that position.

Violations would invoke non-compliance penalties under discretionary powers given to the Finance Board under applicable regulations, which would include corrective actions.

Liquidity Management

The FHLBNY actively manages its liquidity position to maintain stable, reliable, and cost-effective sources of funds, while taking into account market conditions, member demand, and the maturity profile of the FHLBNY’s assets and liabilities. The FHLBNY recognizes that managing liquidity is critical to achieving its statutory mission of providing low-cost funding to its members. In managing liquidity risk, the Bank is required to maintain certain liquidity measures in accordance with the FHLBank Act, Finance Board regulations and Finance Board’s Financial Management Policy, and policies developed by the FHLBNY management and approved by the FHLBNY’s Board of Directors. These requirements are outlined below.

The specific liquidity requirements applicable to the FHLBNY are described in the next four sections:

Deposit Liquidity. The FHLBNY is required to invest an aggregate amount at least equal to the amount of current deposits received from the FHLBNY’s members in (1) obligations of the U.S. government; (2) deposits in banks or trust companies; or (3) advances to members with maturities not exceeding five years. In addition to accepting deposits from its members, the FHLBNY may accept deposits from any other FHLBank, or from any other governmental instrumentality.

Deposit liquidity is calculated daily. Quarterly average reserve requirements and actual reserves are summarized below during each quarter in 2004 and 2005 (in millions). The FHLBNY met its requirements at all times.

	Average Deposit	Average Operational
For the quarter ended	Reserve Required	Liquidity	Excess
March 31, 2004	$2,326	$41,020	$38,694
June 30, 2004	2,084	42,169	40,085
September 30, 2004	4,968	43,531	38,563
December 31, 2004	5,281	45,207	39,926
March 31, 2005	2,150	44,667	42,517

Operational Liquidity. The FHLBNY must be able to fund its activities as its balance sheet changes from day to day. The FHLBNY maintains the capacity to fund balance sheet growth through its regular money market and capital market funding activities. Management monitors the Bank’s operational liquidity needs by regularly comparing the Bank’s demonstrated funding capacity with its potential balance sheet growth. Management then takes such actions as may be necessary to maintain adequate sources of funding for such growth.

Operational liquidity is measured daily. The FHLBNY met its requirements at all times. The following table summarizes excess operational liquidity by each quarter in 2004 and 2005 (in millions).

	Average
	Balance Sheet	Average
	Liquidity	Operational
For the quarter ended	Requirement	Liquidity	Excess
March 31, 2004	$4,944	$15,084	$10,140
June 30, 2004	8,536	19,273	10,737
September 30, 2004	8,160	17,544	9,384
December 31, 2004	4,300	16,510	12,210
March 31, 2005	5,507	16,311	10,804

Contingent Liquidity. The FHLBNY is required by Finance Board regulations to hold “contingency liquidity” in an amount sufficient to meet its liquidity needs if it is unable, by virtue of a disaster, to access the consolidated obligation debt markets for at least five business days. Contingency liquidity includes (1) marketable assets with a maturity of one year or less; (2) self-liquidating assets with a maturity of one year or less; (3) assets that are generally acceptable as collateral in the repurchase market; and (4) irrevocable lines of credit from financial institutions receiving not less than the second-highest credit rating from a nationally recognized statistical rating organization. The FHLBNY consistently exceeds the regulatory minimum requirements for contingency liquidity.

Contingency liquidity is reported daily. The FHLBNY met its requirements at all times. The following table summarizes excess contingency liquidity by each quarter in 2004 and 2005 (in millions).

	Average Five Day	Average
For the quarter ended	Requirement	Contingency Liquidity	Excess
March 31, 2004	$5,878	$11,883	$6,005
June 30, 2004	5,937	15,328	9,391
September 30, 2004	4,711	13,943	9,232
December 31, 2004	4,507	13,641	9,134
March 31, 2005	3,600	13,709	10,109

The FHLBNY sets standards in its risk management policy that address its day-to-day operational liquidity and contingency liquidity needs. These standards enumerate the specific types of investments to be held by the FHLBNY to satisfy such liquidity needs and are outlined above. These standards also establish the methodology to be used by the FHLBNY in determining the FHLBNY’s operational and contingency needs. Management continually monitors and projects the FHLBNY’s cash needs, daily debt issuance capacity, and the amount and value of investments available for use in the market for repurchase agreements. Management uses this information to determine the FHLBNY’s liquidity needs and to develop appropriate liquidity plans.

Other Liquidity Contingencies. As discussed more fully under the section Debt Financing-Consolidated Obligations, the FHLBNY is primarily liable for its portion of consolidated obligations (i.e., those issued on its behalf). The FHLBNY is also jointly and severally liable with the other FHLBanks for the payment of principal and interest on the consolidated obligations of all the FHLBanks. If the principal or interest on any consolidated obligation issued on behalf of the FHLBNY is not paid in full when due, the following rules apply: the FHLBNY may not pay dividends to, or redeem or repurchase shares of stock from, any member or non-member stockholder until the Finance Board approves the FHLBNY’s consolidated obligation payment plan or other remedy and until the FHLBNY pays all the interest or principal currently due under all its consolidated obligations. The Finance Board, at its discretion, may require any FHLBank to make principal or interest payments due on any consolidated obligations.

The par amount of the outstanding consolidated obligations outstanding of all 12 FHLBanks were $872.7 billion and $869.2 billion at March 31, 2005 and December 31, 2004. The FHLBNY does not believe that it will be called upon to pay the consolidated obligations of another FHLBank in the future.

Finance Board regulations also state that the FHLBanks must maintain, free from any lien or pledge, the following types of assets in an amount at least equal to the amount of consolidated obligations outstanding:

•	Cash;

•	Obligations of, or fully guaranteed by, the United States;

•	Secured advances;

•	Mortgages that have any guaranty, insurance, or commitment from the United States or any agency of the United States;

•	Investments described in section 16(a) of the FHLBank Act, including securities that a fiduciary or trust fund may purchase under the laws of the state in which the FHLBank is located; and

•	Other securities that are rated Aaa by Moody’s or AAA by Standard & Poor’s.

Financial Management Policy

The Finance Board’s Financial Management Policy currently requires the FHLBNY to maintain a specific daily liquidity level. However, once the FHLBNY’s new Capital Plan is implemented, that rule will no longer apply. The regulatory requirements that will then apply are specified in Parts 917 and 965 of Finance Board regulations. Until then, the FHLBNY will continue to follow the current Financial Management Policy requirement. This calls for the FHLBNY to maintain an average daily liquidity level each month in an amount not less than the sum of:

•	20% of the sum of its daily average overnight and demand deposits and other overnight borrowings, and

•	10% of the sum of its daily average term deposits, consolidated obligations and other borrowings that mature within one year.

The FHLBNY met its deposit liquidity requirements as summarized in the table above under Deposit Liquidity.

Assets eligible for meeting the above liquidity requirements include:

•	Overnight funds and overnight deposits placed with eligible financial institutions;

•	Overnight and term-resale agreements with eligible counterparties that mature in 31 days or less and that use for collateral (1) securities that are eligible investments under the investment guidelines, and (2) mortgages insured by the Federal Housing Administration or guaranteed by the Veterans Administration;

•	Negotiable certificates of deposit placed with eligible financial institutions; bankers’ acceptances drawn on and accepted by eligible financial institutions; and commercial paper issued in U.S. financial markets and rated P-1 by Moody’s or A-1 by Standard & Poor’s, that on settlement date have a remaining term to maturity not exceeding 9 months.

•	Marketable direct obligations of the U.S. government that mature in 36 months or less;

•	Marketable direct obligations of U.S. government-sponsored agencies and instrumentalities that mature in 36 months or less and for which the credit of such institution is pledged for repayment of both principal and interest; and

•	Cash and collected balances held at a Federal Reserve Bank or other eligible financial institutions, net of member pass-throughs.

Leverage Limits and Unpledged Asset Requirements

The FHLBNY met the Finance Board’s requirement that unpledged assets, as defined under regulations, exceed the total of consolidated obligations at (in thousands).

	March 31,	December 31,	December 31,
	2005	2004	2003
Consolidated Obligations:
Bonds	$59,940,328	$60,515,356	$54,051,869
Discount Notes	16,080,634	19,641,626	16,804,767

	$76,020,962	$80,156,982	$70,856,636

Unpledged assets
Cash	27,814	22,376	20,793
Less: Member pass through Federal Reserve	(59,565)	(54,082)	(57,678)
Secured Advances	62,711,092	68,507,487	63,923,184
Investments and Other	19,254,763	18,362,906	14,156,970
Mortgage loans	1,307,578	1,178,083	671,644
Other loans	452	511	60,686
Accrued interest receivable on Advances and Investments	323,415	315,768	287,827
Less: Pledged assets	(536,077)	(1,091,677)	(1,653,686)

	83,029,472	87,241,372	77,409,740

Excess Unpledged assets	$7,008,510	$7,084,390	$6,553,104

Finance Board regulations require the FHLBanks to maintain, in the aggregate, unpledged qualifying assets equal to the consolidated obligations outstanding. Qualifying assets are defined as cash; secured advances; assets with an assessment or rating at least equivalent to the current assessment or rating of the consolidated obligations; obligations, participations, mortgages, or other securities of or issued by the United States or an agency of the United States; and such securities in which fiduciary and trust funds may invest under the laws of the state in which the FHLBank is located.

The FHLBNY met the qualifying unpledged asset requirements in each of the periods reported as follows:

	March 31,	December 31,	December 31,
	2005	2004	2003
Percentage of unpledged qualified assets to consolidated obligations	119.00%	100%	104%

On June 2, 2000, the Finance Board set the FHLBanks’ leverage limit requirements. The Finance Board limits each FHLBank’s assets generally to no more than 21 times its capital. Nevertheless, an FHLBank whose non-mortgage assets, after deducting deposits and capital, do not exceed 11% of its assets may have total assets in an amount not greater than 25 times its capital. At March 31, 2005 and December 31, 2004 and 2003, FHLBNY met its regulatory requirements as follows:

	March 31, 2005		December 31, 2004		December 31, 2003
	Actual	Limits	Actual	Limits	Actual	Limits
Mortgage securities investment authority	289%	300%	287%	300%	279%	300%

Leverage limits
Ratio of total assets to capital limit	21.71	25 times	22.08	25 times	21.04	25 times

Percentage of non-mortgage assets to total assets*	2.19%	11.00%	(0.34)%	11.00%	(3.44)%	11.00%

*	Under applicable regulations (12 CFR Part 966.3), deposit liabilities are subtracted and capital are subtracted from non-mortgage assets before calculating the ratio of non-mortgage assets to total assets. A negative percentage also indicates the limit has been met. For the purposes of this section, the amount of non-mortgage assets (after subtracting deposits and capital) equals total assets after deduction of: advances, acquired member assets, standby letters of credit, intermediary derivative contracts, and certain investments in mortgage-backed securities and state or local governmental units or agencies.

Capital Redemption requests outstanding

Anticipated redemption terms of mandatorily redeemable capital stock were as follows at March 31, 2005 and December 31, 2004 (in thousands):

	March 31, 2005	December 31, 2004
Redemption within one year	$15,425	$106,141
Redemption after one year through two years	3,283	175
Redemption after three years through five years	16,727	9,923
Redemption after six years through ten years	245	10,294
Redemption after eleven years though fifteen years	48	48

	$35,728	$126,581

No redemption requests remained pending at March 31, 2005 or December 31, 2004. There was no mandatorily redeemable stock at December 31, 2003, as the FHLBNY adopted SFAS 150 on January 1, 2004.

Earnings to Fixed Charges as defined under item 503(d) of Regulation S-K.

	For the three months
	ended March 31,		For the years ended December 31,
(Dollars in thousands)	2005	2004	2004	2003	2002	2001	2000
Earnings:
Income before assessments	$79,679	$38,547	$221,543	$62,360	$318,623	$384,514	$376,471
Fixed Charges	570,083	357,633	1,658,480	1,761,932	2,210,153	3,460,880	4,016,936

Total Earnings	$649,762	$396,180	$1,880,023	$1,824,292	$2,528,776	$3,845,394	4,393,407

Fixed Charges:
Interest Expense	$570,083	$357,633	$1,658,480	$1,761,932	$2,210,153	$3,460,880	$4,016,936
Estimated interest component of other expenses*	—	—	—	—	—	—	—

Total Fixed Charges	$570,083	$357,633	$1,658,480	$1,761,932	$2,210,153	$3,460,880	$4,016,936

Ratio of Earnings to Fixed Charges	1.14	1.11	1.13	1.04	1.14	1.11	1.09

*	Not considered significant

Risk Management

In the normal course of affairs, the FHLBNY assumes various types of risks that could impact its business, financial condition and results of operations. The major risks facing the FHLBNY fall into three categories: credit risk, market risk, and operational risk. Effective management of these risks is central to operating the Bank’s business in a safe and sound manner, maintaining steady earnings growth and a growing business base, and providing value to Bank members.

Enterprise Risk Management Structure

Risk management is governed by the FHLBNY’s Risk Management Policy, which is reviewed by the Board of Directors annually and reaffirmed once every three years. The Risk Management Policy is aligned with Finance Board regulations, the Finance Board’s Financial Management Policy, and internal standards and tolerance limits that address business, market, liquidity, credit, operational, and strategic risk management.

The Bank’s Enterprise Risk Management structure consists of a Chief Risk Officer who is responsible for establishing standards for the measurement, approval, reporting and limiting of risk, for approving Bank and business-level risk management policies, for approving business risk-taking authority through the allocation of limits, and for reviewing, on an ongoing basis, major risk exposures and concentrations across the organization. Risks are regularly reviewed with the senior business managers and, when appropriate, with the FHLBNY’s Board of Directors.

Enterprise Risk Management Principles

The FHLBNY adheres to certain risk principles. These include a commitment on the part of the Board and senior management to risk management; business unit ownership of risk management processes; quarterly and annual risk assessments; clearly defined policies and procedures; and reporting systems and mechanisms for enhanced transparency and communication at all levels of the organization.

Supervision and Regulation

The Finance Board provides regulatory oversight of the FHLBanks. It has the discretionary authority to impose limitations on the operations of the FHLBanks if it is found that such operations are unsafe and unsound, fails to comply with applicable laws, or are otherwise inconsistent with laws and regulations or with supervisory policies. The Finance Board examines the FHLBNY annually.

Quantitative and Qualitative Disclosures about Market Risk

Market Risk Management. Market risk, or interest rate risk, is the risk of loss in market value or future earnings that may result from changes in interest rates or market volatility. The FHLBNY’s tolerances for market risk are defined by the Risk Management Policy approved by its Board of Directors. The Risk Management Policy requires that the Bank maintain its duration, or interest rate sensitivity, of equity within a range of +/- five years. The policy also requires that, in simulated environments where market interest rates are increased or decreased by 200 basis points relative to current market rates, the FHLBNY’s duration of equity must remain within a range of +7 years to –6.5 years at March 31, 2005 and December 31, 2004. Management actively monitors and evaluates the effects of interest rate and market risk on earnings and on the market value of equity.

The key elements of the FHLBNY’s strategy for interest rate risk management include (1) matching the cash flow patterns of assets and liabilities through time and under different interest rate scenarios; and (2) actively measuring and managing the balance sheet’s exposure to changes in interest rate levels (and associated spreads) and market volatilities.

Between December 31, 2004 and March 31, 2005, duration of equity rose from 1.50 years to 2.34 years, primarily due to increases in the duration of mortgage-backed securities/MPF. The increases were partially offset by increases in callable bond duration, but the change in overall liability duration was not enough to offset the higher total asset duration. As of March 31, 2005, the cumulative one-year gap between assets and liabilities was $2.2 billion, down $897 million from December 2004. The greater than one-year cumulative gap rose by $724 million to $1.8 billion as long-term funding for MPF was issued to replace discount notes and swaps.

During the period December 31, 2004 to March 31, 2005, the FHLBNY’s market risk profile changed as summarized in tables in subsequent sections of “Market Risk Management. With regard to overall risk exposure measurements, the limits on the Bank’s duration have been re-adjusted to account for higher short-term interest rates. The limits under the 200 basis-point shock expanded to a range of +7 years to –7 years. The limits under the base case remain at +5 years to –5 years.

As of March 31, 2005 and December 31, 2004, 74.5% and 77.5% of the balance sheet consisted of advances. In general, advances are funded by consolidated obligations of similar effective maturities. The FHLBNY uses derivative instruments to adjust the effective maturities, repricing frequencies, or option characteristics of the consolidated obligations in a way that is consistent with the overall risk management objectives of match funding.

The FHLBNY typically enters into interest rate swaps, swaptions and cap and floor agreements (collectively referred to as derivatives). The FHLBNY uses such derivatives in three ways: (1) as fair value or cash flow hedges of an underlying financial instrument or a forecasted transaction; (2) as economic hedges to offset derivative positions (e.g., caps) sold to members; and (3) as tools of asset/liability management. In the context of its asset/liability management strategy, the FHLBNY uses derivatives to adjust the interest rate sensitivity of consolidated obligations to more closely approximate the interest rate sensitivity of assets. For instance, the FHLBNY may use a swap to effectively convert a fixed-rate consolidated obligation into a floating-rate obligation with repricing characteristics close to those of the advance being funded.

Because a significant portion (about 14%) of the FHLBNY’s balance sheet consists of mortgage-backed securities and other mortgage-related assets, the FHLBNY is exposed to mortgage prepayment risk. The FHLBNY is exposed to a degree of interest rate risk because the cash flows of the mortgage assets and the liabilities that fund them are not perfectly matched through time and across all possible interest rate scenarios. The cash flows from mortgage assets are highly sensitive to changes in interest rates because of the borrowers’ prepayment option. As interest rates decrease, borrowers are more likely to refinance fixed-rate mortgages, resulting in increased prepayments and mortgage cash flows that are received earlier than would otherwise occur. Replacing the higher-rate loans that are prepaid with lower-rate loans has the potential to reduce the FHLBNY’s interest spread unless the Bank can also reduce its debt cost. Conversely, an increase in interest rates may result in slower prepayments and mortgage cash flows being received later than would otherwise occur. In this case, the FHLBNY runs the risk that the debt may reprice faster than the mortgage assets and at a higher cost. This could also reduce the interest spread. When purchasing mortgage assets, the FHLBNY attempts to issue liabilities with similar cash flows in order to achieve a stable net interest spread. The FHLBNY issues a mix of debt securities across a broad spectrum of final maturities to achieve the desired liability characteristics. Because the estimated lives of mortgage assets change as interest rates change, the FHLBNY issues callable debt or uses derivatives to alter the estimated life of liabilities and offset the expected change in cash flows of our mortgage assets. Risk measurement at the FHLBNY takes three major forms: (1) ongoing business risk measures and analyses; (2) runoff measures of the existing balance sheet; and (3) stress test scenarios. The first two categories of measures help the FHLBNY in its day-to-day risk management decisions. Stress test scenarios identify and quantify the FHLBNY’s exposure to extreme but improbable events.

Ongoing business risk measures and analyses seek to quantify the level of net interest income at risk (i.e., how much income the FHLBNY could lose as a result of various types of arbitrarily large interest rate shocks). These calculations essentially amount to studying the impact of stressful interest rate shocks on projected net interest income. The projections start from a “snapshot” of the current balance sheet and simulate its evolution, over a one-year horizon, taking into account business projections of the likely behaviour of advances and assumptions about the net spread earned on each asset category. The result is a one-year projection of net interest income. Perturbations of that initial forecast by stressful interest rate scenarios then give the FHLBNY a measure of how much income it could gain or lose under each scenario. Experience has shown that such analyses, even though they rely heavily on assumptions, provide a reasonable measure of the risks that the FHLBNY incurs as an ongoing concern, regardless of the interest rate environment. As defined by the FHLBNY, net interest income at Risk measures the percentage change in projected net interest income from the spread between asset yields and liability costs resulting from an instantaneous, parallel +/- 200 basis-point rate shock. This risk measure is reported to the Board of Directors in accordance with the Risk Management Policy.

To manage its interest rate risk, the FHLBNY keeps close watch on the difference between the interest rate sensitivity (duration) of its assets and the duration of its liabilities. This difference between the estimated durations of portfolio assets and liabilities is called the duration gap. The duration gap represents the extent to which estimated cash flows for assets and liabilities are matched, on average, over time and across interest rate scenarios. A positive duration gap signals a greater exposure to rising interest rates because it indicates that the duration of assets exceeds the duration of liabilities. A negative duration gap signals a greater exposure to declining interest rates because the duration of assets is less than the duration of liabilities.

Even if the assets and liabilities were equally sensitive on a per-dollar basis, the market value of equity (“MVE”)—the difference between the market value of assets and the market value of liabilities—would still be sensitive to changes in interest rates. The reason is that the market value of equity essentially measures the part of the balance sheet that is not funded by debt. It follows that, unless the duration of liabilities exceeds the duration of assets (to make up for the fact that the value of liabilities falls short of the value of assets), the value of equity can never be fully immunized against any arbitrary interest rate shock. The smaller the duration gap, the less sensitive the market value of equity is to changes in interest rates.

A stress test aims at capturing the impact of extreme (but rare) market rate perturbations on the market value of equity and net interest income. The FHLBNY has developed a technique to identify the interest rate and volatility scenario that can cause the most severe loss in the market value of equity, given current market and balance sheet conditions. Every month, this scenario is applied to the FHLBNY’s balance sheet and the resulting loss in the market value of equity is evaluated. Besides providing a measure of the potential loss under the extreme scenario, this technique enables the FHLBNY to identify the nature of the changes in market risk factors to which it is the most sensitive, allowing FHLBNY to take appropriate action to address those risk factors. The FHLBNY views such additional tests as an integral part of its risk management strategy.

The FHLBNY monitors the balance sheet and adjusts it as necessary to contain interest rate risk within the Bank’s policy limits on the sensitivity of net interest income from spread, the size of periodic repricing gaps, and equity duration.

During the three-month period ended March 31, 2005, there were no substantive changes to the Bank’s modelling processes. During the December 2003 to December 2004 period, FHLBNY instituted several changes in the modelling for calculating interest rate risk. First, the Bank changed the modelling of mortgage-backed securities to its internal risk modelling system instead of receiving risk measures from external sources. Second, FHLBNY no longer includes accrued interest in the duration calculations. Third, FHLBNY now excludes lease costs from the duration measure.

Net Interest Income at Risk. During the three-month period, there were no substantive changes to the FHLBNY’s modelling processes. As of March 31, 2005, the FHLBNY’s one-year net interest income from spread at risk measures were –2.05% and –12.94% compared to 5.72% and –14.17% on December 31, 2004 under the 200 basis-point up and down shocks. The December 2004 values in the downshock were actually based upon a –150 basis-point shock due to low interest rates and the need to prevent negative interest rates.

As of December 31, 2004, the FHLBNY’s one-year net interest income from spread at Risk measures were 5.72% and –14.17% compared to 7.32% and –3.17% on December 31, 2003 under the +200 basis-point and a downshock of rates designed to be as significant as possible while allowing for rates to be above zero. Due to low interest rates, the 2003 downshock was a non-parallel shock where all rates were lowered by 200 basis points, but not to a level lower than 43 basis points; while in 2004, the downshock was a parallel 150 basis points. The corresponding values at the end of 2002 were 4.32% and –5.24%. These figures are calculated from the perspective of an ongoing business and are, therefore, based on certain assumptions regarding the probable evolution of the FHLBNY’s main line of business, advances, and its cost of funds. The FHLBNY’s limit on net interest income from spread at Risk is –15%. The Bank was, therefore, within its limit for net interest income sensitivity at the end of 2004 and 2003. During 2004, the FHLBNY changed it net interest income estimation process from a labor-intensive approach to one that utilizes its pricing/duration software. The FHLBNY monitors its repricing gaps primarily to limit the variability of net interest income.

Sensitivity of Duration of Equity

The following table summarizes the sensitivity of the duration of equity as of March 31, 2005, and December 31, 2004, 2003 and 2002 (in years):

Duration of Equity (in years)	March 31, 2005	December 31, 2004	December 31, 2003	December 31, 2002
Base	2.34	1.50	2.18	0.84
Up-Base	3.70	3.46	2.99	2.98
Down-Base	-1.29	-1.43	1.83	0.48

Duration Gap (in months)	0.97	0.50	0.86	0.08

The following tables track the behaviour of the FHLBNY’s duration of equity at the end of the following months.

	2005 Duration Measures
	(as of month-end, in years)
	Duration of	Duration	Duration	Duration of
	Assets	Liabilities	Gap	Equity
January	0.67	0.64	0.03	1.20
February	0.71	0.64	0.07	2.17
March	0.74	0.66	0.08	2.34

	2004 Duration Measures
	(as of month-end, in years)
	Duration of	Duration	Duration	Duration of
	Assets	Liabilities	Gap	Equity
January	0.75	0.66	0.09	2.46
February	0.71	0.64	0.07	2.12
March	0.73	0.69	0.04	1.57
April	0.81	0.71	0.10	2.66
May	0.82	0.69	0.13	3.36
June	0.85	0.72	0.13	3.25
July	0.82	0.70	0.12	3.11
August	0.77	0.68	0.09	2.46
September	0.76	0.68	0.08	2.41
October	0.71	0.65	0.06	1.89
November	0.71	0.63	0.08	2.28
December	0.69	0.65	0.04	1.50

	2003 Duration Measures
	(as of month-end, in years)
	Assets	Liabilities	Gap	Equity
January	0.76	0.71	0.05	1.80
February	0.73	0.71	0.03	1.25
March	0.73	0.69	0.04	1.48
April	0.71	0.67	0.03	1.38
May	0.67	0.63	0.04	1.49
June	0.71	0.66	0.06	1.86
July	0.74	0.64	0.10	2.99
August	0.79	0.68	0.12	3.12
September	0.74	0.75	(0.01)	0.56
October	0.74	0.71	0.03	1.34
November	0.80	0.71	0.08	2.38
December	0.80	0.73	0.07	2.18

The following tables display the FHLBNY’s maturity/repricing gaps as of March 31, 2005, December 31, 2004 and 2003 (in millions).

Interest Rate Sensitivity
as of March 31, 2005
(in millions)

	Interest Rate Sensitivity Period
		More than	More than	More than
	6 Months or	6 Months to	1 Year to	3 Years to	More than
	Less	1 Year	3 Years	5 Years	5 Years
Interest-earning assets:
Non-MBS Investments	$7,884	$82	$342	$278	$825
MBS Investments	2,631	605	2,677	2,713	2,511
Adjustable-rate loans and advances	12,075	—	—	—	—
Fixed-rate loans and advances	10,860	4,043	10,145	7,166	17,826
Swaps hedging advances	29,289	(1,998)	(4,772)	(5,114)	(17,404)

Net fixed-rate loans and advances	40,149	2,045	5,373	2,052	422
Interbank loans	—	—	—	—	—

Total interest-earning assets	62,739	2,732	8,392	5,043	3,758

Interest-bearing liabilities:
Deposits	$2,273	$1	$—	$—	$—
Discount notes	15,982	99	—	—	—
Swaps hedging discount notes	—	—	—	—	—

Net discount notes	15,982	99	—	—	—

FHLB bonds	14,525	11,896	23,034	7,557	3,291
Swaps hedging bonds	27,006	(8,522)	(14,235)	(3,334)	(915)

Net FHLB bonds	41,531	3,374	8,799	4,223	2,376

Total interest-bearing liabilities	$59,786	$3,473	$8,799	$4,223	$2,376

Post hedge gaps:
Periodic Gap	$2,953	$(741)	$(407)	$820	$1,382
Cumulative gap	2,953	2,212	1,805	2,625	4,007

	Interest Rate Sensitivity Period-December 31, 2004
		More than	More than	More than
	6 Months or	6 Months to	1 Year to	3 Years to	More than
	Less	1 Year	3 Years	5 Years	5 Years
Interest-earning assets:
Non-MBS Investments	$6,616	$129	$383	$242	$636
MBS Investments	2,907	800	2,760	2,962	2,095
Adjustable-rate loans and advances	13,891	—	—	—	—

Net	23,414	929	3,143	3,204	2,731

Fixed-rate loans and advances	14,370	4,457	9,063	7,939	17,546
Swaps hedging advances	28,851	(2,176)	(3,995)	(5,450)	(17,230)

Net fixed-rate loans and advances	43,221	2,281	5,068	2,489	316

Total interest-earning assets	$66,635	$3,210	$8,211	$5,693	$3,047

Interest-bearing liabilities:
Deposits	$2,296	$1	$—	$—	$—

Discount notes	19,609	33	—	—	—

Net discount notes	19,609	33	—	—	—

FHLB bonds	18,522	6,995	25,627	7,064	2,471
Swaps hedging bonds	23,091	(3,848)	(15,675)	(2,525)	(1,043)

Net FHLB bonds	41,613	3,147	9,952	4,539	1,428

Total interest-bearing liabilities	$63,518	$3,181	$9,952	$4,539	$1,428

Post hedge gaps:
Gaps	$3,118	$29	$(1,741)	$1,154	$1,619
Cumulative gaps	$3,118	$3,147	$1,406	$2,560	$4,179

	Interest Rate Sensitivity Period - December 31, 2003
		More than	More than	More than
	6 Months or	6 Months to	1 Year to	3 Years to	More than
	Less	1 Year	3 Years	5 Years	5 Years
Interest-earning assets:
Non-MBS Investments	$3,652	$78	$243	$150	$504
MBS Investments	3,428	788	2,071	2,502	1,407
Adjustable-rate loans and advances	10,788		—	—	—

Net	17,868	866	2,314	2,652	1,911

Fixed-rate loans and advances	10,554	3,178	10,320	8,467	18,458
Swaps hedging advances	30,583	(1,182)	(5,508)	(5,840)	(18,052)

Net fixed-rate loans and advances	41,137	1,996	4,812	2,627	406

Interbank loans	60	—	—	—	—

Total interest-earning assets	$59,065	$2,862	$7,126	$5,279	$2,317

Interest-bearing liabilities:
Deposits	$2,097	$6	$—	$—	$—

Discount notes	16,232	574	—	—	—
Swaps hedging discount notes	7	(7)	—	—	—

Net discount notes	16,239	567	—	—	—

FHLB bonds	12,559	7,323	23,885	7,369	2,637
Swaps hedging bonds	23,237	(4,411)	(14,246)	(2,810)	(1,770)

Net FHLB bonds	35,796	2,912	9,639	4,559	867

Total interest-bearing liabilities	$54,132	$3,485	$9,639	$4,559	$867

Post hedge gaps:
Gaps	$4,933	$(623)	$(2,514)	$720	$1,449
Cumulative gaps	$4,933	$4,309	$1,796	$2,515	$3,964

Operational Risk Management

Operational risk is the risk of loss resulting from the failures or inadequacies of internal processes, people, and systems, or resulting from external events. Operational risks include those arising from fraud, human error, computer system failures and a wide range of external events—from adverse weather to terrorist attacks. The management of these risks is the responsibility of the senior managers at the operating level. To assist them in discharging this responsibility and to ensure that operational risk is managed consistently throughout the organization, the FHLBNY has developed an operational risk management framework, which continues to evolve. The FHLBNY’s Operational Risk Management framework defines the core governing principles for operational risk management and provides the framework to identify, control, monitor, measure, and report operational risks in a consistent manner across the FHLBNY.

Risk and Control Self-Assessment

FHLBNY’s Risk and Control Self-Assessment incorporates standards for risk and control self-assessment. These standards apply to all businesses and establish Risk and Control Self-Assessment as the process for identifying the risks inherent in a business’ activities and for evaluating and monitoring the effectiveness of the controls over those risks. It is the policy of the FHLBNY to require businesses and staff functions to perform a Risk and Control Self-Assessment on a quarterly or annual basis. The Risk and Control Self-Assessment must include documentation of the control environment as well as policies for assessing risks and controls, testing commensurate with risk level and tracking corrective action for control breakdowns or deficiencies. The Risk and Control Self-Assessment also must require periodic reporting to senior management and to the Board’s Audit and Risk Management Committee.

Information Security and Continuity of Business.

A particular area of focus in recent years has been business continuity planning and disaster recovery preparedness. The Bank’s operations and recovery data centres are now connected by diverse, high-speed telecommunications links, allowing real-time replication of critical data. Recovery capabilities are tested periodically, and the FHLBNY’s disaster recovery capabilities were put to test at an actual emergency that occurred during a regional electrical blackout in August 2003, when the FHLBNY successfully maintained all critical operations.

Legislative and Regulatory Developments and Recent Rating Agency Actions

Finance Board Rule on Registration under the Securities Exchange Act of 1934

On June 29, 2004, the Finance Board published its final rule requiring the FHLBanks to register a class of equity securities with the Securities and Exchange Commission (“SEC”) under Section 12(g)(1) of the Securities Exchange Act of 1934 (“1934 Act”). Registration of equity securities will require the FHLBanks to comply with the disclosure and reporting requirements of the 1934 Act and to file annual, quarterly, and current reports with the SEC, as well as meet other requirements. The final rule requires the FHLBanks to file their registration statements with the SEC no later than June 30, 2005, with registration to be effective no later than August 29, 2005. While registration with the SEC may result in increased regulatory compliance costs to the Bank, as well as the other FHLBanks, it is uncertain at this time what effects, if any, such registration will have on the cost of FHLBank System debt or other aspects of the Bank’s operations.

Multi-District Membership

The Finance Board has in the past considered various issues and proposals related to institutions becoming members of more than one FHLBank (sometimes referred to as “multi-district membership”). The outcome and impact of any regulatory action that might be taken by the Finance Board in the future regarding multi-district membership cannot be predicted, and, in addition, the Bank cannot predict the future of mergers and acquisitions involving its members; however, such actions could be material to the Bank’s operations. For example, if, as is currently the case, multi-district membership is not permitted, future interstate mergers involving members from different FHLBank districts could possibly result in an increase in the concentration of members in some FHLBanks and a decrease in membership and loss of business in other FHLBanks. If the membership of one or more of the Bank’s larger borrowers were terminated as a result of merger, consolidation or otherwise, the Bank could experience a decrease in total assets and capital. This, in turn, could have various ramifications for the Bank, including a possible reduction in net income and dividends, and a possible lower return on capital stock for remaining members.

Federal Reserve Bank Policy Statement on Payments System Risk

The Federal Reserve Board has announced the revision of its Payments System Risk Policy as it applies to interest and redemption payments on Fedwire-eligible securities issued by Government Sponsored Entities and certain international organizations. Currently, the Federal Reserve Banks post these payments by 9:15 a.m. Eastern time, even if the issuer has not fully funded its payments, creating an intraday overdraft of the issuers’ settlement accounts with the Federal Reserve in some instances. Beginning July 20, 2006, the Federal Reserve Banks will post these payments only if the issuer’s Federal Reserve account contains sufficient funds to cover them before 4:00 p.m. The Federal Reserve has coordinated the formation of a working group of industry representatives to promote a smooth transition to the revised policy. The working group is currently developing a plan to implement the Payments System Risk Policy. These changes may affect the FHLBNY’s cash management routines and related business practices. However, it is not possible to reliably predict at this time what, if any, effect the revised policy will have on the FHLBNY.

Composition of the Bank’s Board of Directors

The terms of three of the Bank’s six appointed director positions have expired but have not been filled by the Finance Board. As a result, the Bank’s Board of Directors currently consists of eleven elected directors and three appointed directors.

Finance Board and FHLBank Agreements

The Bank’s access to funds in the capital markets may be affected by a variety of factors, including issues affecting the other FHLBanks. During 2004, two FHLBanks entered into supervisory agreements with the Finance Board, as described in more detail below.

On June 30, 2004, the Finance Board entered into an agreement with the Board of Directors of the FHLBank of Chicago to adopt a revised business plan, maintain a regulatory capital level of no less than 5.1% and, unless otherwise restricted by the Finance Board, restrict the annual growth of its Acquired Member Assets program to 10%. The FHLBank of Chicago has adopted a business plan that establishes capital stock and retained earnings and dividend policies that are appropriate for the FHLBank of Chicago’s business strategies. That revised business plan, which has been accepted by the Finance Board, is likely to reduce the FHLBank of Chicago’s reliance on voluntary stock and increase the retained earnings of the FHLBank of Chicago over time. In addition, the FHLB of Chicago has engaged independent outside consultants to review and report on the FHLBank of Chicago’s (i) management and board oversight; (ii) risk management policies and practices; (iii) internal audit function; and (iv) accounting, record keeping, and reporting practices and controls. Action plans have been developed by the FHLBank of Chicago to implement the recommendations resulting from these reviews.

On December 10, 2004, the Finance Board entered into an agreement with the Board of Directors of the FHLBank of Seattle to address governance, risk management, and financial performance and to enhance business planning and capital management. The agreement calls for the FHLBank of Seattle to submit a three year business plan and capital plan and monthly progress reports to the Finance Board. That business plan has been accepted by the Finance Board and, in connection therewith, the FHLBank of Seattle has announced a suspension of dividend payments and limitations on stock repurchases. The FHLBank of Seattle has also announced that it is terminating its Acquired Member Assets program and will discontinue the purchase of mortgages under that program from its members.

We do not believe the FHLBanks have suffered a material adverse impact on their ability to issue consolidated obligations due to the negative publicity surrounding the aforementioned supervisory agreements and other matters affecting certain individual FHLBanks in recent years. The FHLBanks and other housing Government Sponsored Entities have faced a significant amount of negative publicity, which from time to time has adversely affected the cost of funds temporarily. However, we believe that other factors, such as supply of and demand for GSE debt obligations and other market conditions, have had a much greater impact on the cost of funds. Investors have recognized the inherent strength of the FHLBanks’ joint and several obligations to pay the principal of and interest on consolidated obligations, and the combined strength of the FHLBanks has lessened investor reaction to the recent adverse publicity surrounding certain individual FHLBanks. In particular, it should be noted that the FHLBanks have not suffered a material adverse effect on their ability to issue consolidated obligations to the public as a result of the delay in publication of their 2004 Combined Financial Report or as a result of the December 2004 announcement by the FHLBank of Chicago that certain of its previously published financial statements should not be relied upon and would need to be restated, or the similar announcement by the Office of Finance regarding some of the previously published combined financial statements that included the withdrawn Chicago financial statements.

Delay in Publication of FHLBanks’ 2004 Year-End and Third Quarter Combined Financial Reports; Intended Restatement of Prior Period Statements

On April 15, 2005, the Office of Finance announced a delay in the publication of the FHLBanks’ 2004 Combined Financial Report and Combined Quarterly Financial Report for the Nine Months Ended September 30, 2004 due to the ongoing review of accounting matters being considered by the FHLBanks in preparation for SEC registration. On December 14, 2004, the Office of Finance announced that its Board of Directors had decided to restate the FHLBanks’ combined financial statements for the two years ended December 31, 2002 and 2003, and subsequent interim periods in connection with the FHLBank of Chicago’s analysis of its accounting for certain derivative transactions and corrections for recording errors. It is uncertain at this time what effect, if any, the delay or the intended restatements will have on the cost of FHLBank System debt or other aspects of the Bank’s operations.

Proposed Changes to Regulation of Government Sponsored Entities

Legislation has been introduced in Congress that would, if enacted, establish a new regulator for the housing Government Sponsored Entities (i.e., the FHLBanks, Fannie Mae, and Freddie Mac) and address other Government Sponsored Entity reform issues. It is uncertain at this time whether there will be final legislation affecting the FHLBanks, the other housing Government Sponsored Entities, or their regulators, and, if there is, what the impact of such legislation will be.

Capital Plans Implementation Status

The FHLBanks of Atlanta, Boston, San Francisco and Topeka implemented new capital plans during 2004; the FHLBanks of Indianapolis, Des Moines, Dallas implemented new capital plans during 2003; and the FHLBanks of Cincinnati, Pittsburgh and Seattle implemented new capital plans during 2002. The FHLBank of Chicago has announced that it will delay implementation of its capital plan until December 31, 2006, or until a time mutually agreed upon with the Finance Board. The FHLBank of New York currently anticipates that it will implement its capital plan in the last quarter of the year. The existing capital structure of each of the FHLBanks of Chicago and New York will remain in place until their respective capital plans are implemented. Under the new capital plans, the FHLBanks are subject to various risk-based capital rules. Until an FHLBank implements its new capital plan, the prior capital requirements applicable to the FHLBank will remain in effect.

Recent Rating Agency Actions

On June 23, 2004, Standard & Poor’s Rating Services (“S&P”) revised the individual counterparty rating outlook of the FHLBank of Des Moines from stable to negative. S&P also affirmed the individual AAA counterparty rating of the FHLBank of Des Moines.

On July 1, 2004, S&P lowered its long-term counterparty credit rating on the FHLBank of Chicago to AA+ from AAA and kept its outlook negative in response to the announced agreement with the Finance Board previously discussed in this section. At the same time, S&P affirmed the FHLBank of Chicago’s A-1+ short-term counterparty credit rating. On July 19, 2004, Moody’s Investors Service (“Moody’s”) affirmed its Aaa long-term deposit rating and Prime-1 short-term deposit rating on the FHLBank of Chicago. Moody’s also announced it was maintaining a stable outlook.

On December 13, 2004, Moody’s affirmed its Aaa long-term deposit rating and Prime-1 short-term deposit rating of the FHLBank of Seattle. On the same date, S&P lowered its long-term counterparty credit rating on the FHLBank of Seattle to AA+ from AAA. On April 19, 2005, S&P affirmed its A-1+ short-term counterparty credit rating and its AA+ long-term counterparty credit rating on the FHLBank of Seattle, and changed its outlook to negative from stable.

On April 19, 2005, S&P changed its outlook on the FHLBank of Atlanta to stable from negative.

On April 29, 2005, S&P affirmed its long-term counterparty credit rating of AA+ for the FHLBNY and kept its outlook for the FHLBNY as stable.

S&P’s ratings for the consolidated obligations of the FHLBanks have not been affected by the foregoing actions and remain at AAA/A-1+. Similarly, Moody’s ratings for the consolidated obligations of the FHLBanks have remained at Aaa/Prime-1.

Rating actions with respect to the FHLBNY are outlined below:

Short Term Ratings:

	Moody’s Investors Service		Standard & Poors
Year	Outlook	Rating	Short-Term Outlook		Rating
2002	July 31, 2002 - Affirmed	P-1	March 22, 2002	Short Term rating affirmed	A-1+

2003			March 17, 2003	Short Term rating affirmed	A-1+
			August 8, 2003	Short Term rating affirmed	A-1+
			September 26, 2003	Short Term rating affirmed	A-1+
			November 17, 2003	Short Term rating affirmed	A-1+

2004			April 15, 2004	Short Term rating affirmed	A-1+

2005			April 29, 2005	Short Term rating affirmed	A-1+

Long-term ratings:

	Moody’s Investors Service		Standard & Poors
Year	Outlook	Rating	Long-Term Outlook			Rating
2002	July 31, 2002 - Affirmed	Aaa/Stable	March 22, 2002	Long Term rating affirmed	outlook stable	AAA/Stable

2003	September 26, 2003 - Affirmed	Aaa/Stable	March 17, 2003	Long Term rating affirmed	outlook stable	AAA/Stable
			August 8, 2003	Long Term rating affirmed	outlook revised to negative	AAA/Negative
			September 26, 2003	Long Term rating downgraded	outlook revised to stable	AA+/Stable
			November 17, 2003	Long Term rating affirmed	outlook stable	AA+/Stable

2004			April 15, 004	Long Term rating affirmed	outlook stable	AA+/Stable

2005	March 21, 2005 - Affirmed	Aaa/Stable	April 29, 2005	Long Term rating affirmed	outlook stable	AA+/Stable

ITEM 3. PROPERTIES

The FHLBNY occupies approximately 41,000 square feet of leased office space at 101 Park Avenue, New York, New York. The FHLBNY also maintains 30,000 square feet of leased space at 30 Montgomery Street, Jersey City, New Jersey, principally as an operations center and off-site back-up facility.

ITEM 4: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The FHLBNY stock can only be held by member financial institutions. As a result, the FHLBNY does not offer any compensation plan to any individuals under which equity securities of the Bank are authorized for issuance. The following table sets forth information about those members who were beneficial owners of 5% or more of the FHLBNY’s outstanding capital stock as of March 31, 2005 and December 31, 2004.

Top Five Stockholders

The following table summarizes the top five members of the FHLBNY as of March 31, 2005.

		Percentage of
	Number of	Outstanding
Name of Beneficial owner	of shares held	Shares
North Fork Bank	335,001	9.30%
HSBC Bank USA, National Association	330,336	9.20%
New York Community BankCorp Inc.	275,150	7.70%
Manufacturers and Trade Trust Company	183,963	5.10%
Independence Community Bank	153,900	4.30%

	1,278,350	35.60%

The following table summarizes the top five members of the FHLBNY as of December 31, 2004.

		Percentage of
	Number of	Outstanding
Name of Beneficial owner	of shares held	Shares
HSBC Bank USA, National Association	330,336	9.04%
GreenPoint Bank	256,251	7.01%
New York Community BankCorp Inc.	232,215	6.35%
Independence Community Bank	197,900	5.41%
Manufacturers and Trade Trust Company	176,467	4.83%

	1,193,169	32.64%

Capital outstanding to members whose officers or directors served as Directors of the FHLBNY as of March 31, 2005 and December 31, 2004 was as follows (in thousands):

March 31, 2005

					Percentage
				Shares	of total
Name	Director	City	State	owned	capital
New York Community Bank	Joseph R. Ficalora	Westbury	New York	2,751	7.75%
Independence Community Bank	Harry P. Doherty	Staten Island	New York	1,539	4.33%
Hudson City Savings Bank	Ronald E. Hermance	Paramus	New Jersey	1,450	4.08%
Astoria Federal Savings and Loan Assoc.	George L. Engelke, Jr.	Lake Success	New York	1,243	3.50%
First Niagara Bank	G. Thomas Bowers	Lockport	New York	510	1.44%
Community Bank, N.A.	Sanford A. Belden	DeWitt	New York	397	1.12%
Banco Santander Puerto Rico	José Ramon González	Hato Rey	Puerto Rico	375	1.06%
Oritani Savings Bank	Kevin J. Lynch	Hackensack	New Jersey	85	0.24%
Metuchen Savings Bank	Katherine J. Liseno	Metuchen	New Jersey	19	0.05%
Franklin Savings Bank	David W. Lindstrom	Pilesgrove	New Jersey	14	0.04%
First Federal Savings of Middletown	Kenneth J. Abt	Middletown	New York	2	0.01%

				8,385	23.61%

December 31, 2004

					Percentage
				Shares	of total
Name	Director	City	State	owned	capital
Independence Community Bank	Harry P. Doherty	Brooklyn	New York	1,979	5.41%
Manufacturers and Traders Trust Company	Atwood Collins III	Buffalo	New York	1,765	4.83%
Astoria Federal Savings and Loan Assn.	George L. Engelke, Jr.	Lake Success	New York	1,637	4.48%
Community Bank, N.A.	Sanford A. Belden	DeWitt	New York	425	1.16%
Banco Santander Puerto Rico	José Ramon González	Hato Rey	Puerto Rico	375	1.03%
First Niagara Bank	G. Thomas Bowers	Lockport	New York	285	0.78%
Kearny Federal Savings Bank	Leopold W. Montanaro	Kearny	New Jersey	114	0.31%
Boiling Springs Savings Bank	Edward C. Gibney	Rutherford	New Jersey	38	0.10%
Metuchen Savings Bank	Katherine J. Liseno	Metuchen	New Jersey	19	0.05%
Franklin Savings Bank, S.L.A.	David W. Lindstrom	Woodstown	New Jersey	14	0.04%
First Federal Savings of Middletown	Kenneth J. Abt	Middletown	New York	2	0.01%

				6,653	18.20%

ITEM 5: DIRECTORS AND EXECUTIVE OFFICERS

Directors

The following table sets forth information regarding each of the Bank’s directors as of March 31, 2005. Except as otherwise indicated, each director has been engaged in the principal occupation described below for at least five years.

			Expiration
		Director	of Term
Name	Age	Since	December 31,
Kenneth J. Abt	62	1998	2006
Sanford A. Belden	62	2004	2006
G. Thomas Bowers	62	2000	2005
Harry P. Doherty	63	2000	2005
Harold E. Doley, III	36	2003	2005
George L. Engelke, Jr.	66	1999	2007
Anne Evans Estabrook	60	2004	2006
Joseph R. Ficalora	58	2005	2007
José Ramon González	50	2004	2006
Ronald E. Hermance, Jr.	57	2005	2007
David W. Lindstrom	65	2003	2005
Katherine J. Liseno	60	2004	2006
Kevin J. Lynch	58	2005	2007
Richard S. Mroz	43	2002	2006

Mr. Abt is Chairman, President, and Chief Executive Officer of First Federal Savings of Middletown, Orange County, NY. He joined the staff of First Federal in 1964 and became President in 1973. He has served as chair of the New York League of Savings Institutions, chair of First Monetary Mutual Limited, vice chair of the Federal Savings and Loan Advisory Council, and director of The Center for Financial Studies at Fairfield University. Mr. Abt is currently a director of the Community Bankers Association of New York, America’s Community Bankers, the College Council at SUNY New Paltz, and Smiley Bros, Inc. (Mohonk Mountain House).

Mr. Belden is President and Chief Executive Officer and a Director of Community Bank System, Inc., a New York Stock Exchange listed, full service bank and financial services company headquartered in DeWitt, New York (a suburb of Syracuse), with 132 offices in New York and Pennsylvania with $4.4 Billion in assets. He holds B.S., M.S. and Ph.D. degrees from Purdue University. An active leader in the Syracuse Community, a few of his many present affiliations include the American Red Cross Board of Governors in Washington, Crouse Health Foundation, New York Community Foundation, New York Bankers Association and New York Business Development Corporation.

Mr. Bowers is a Director and a member of the Executive Committee of the First Niagara Bank and its parent First Niagara Financial Group in Lockport, NY. He has been a director of Community Bankers Association of New York State, Rochester Philharmonic Orchestra, Ontario County I.D.A., Catalyst Direct, Jobs for Geneva, the Chambers of Commerce of Ithaca and Geneva, the United Ways of Tompkins and Ontario Counties, Challenge Industries, and the Adirondack League Club. Mr. Bowers previously served as President and Chief Executive Officer of Ithaca Bancorp and of The Savings Bank of the Finger Lakes and its parent, Finger Lakes Bancorp, Inc., which were acquired by First Niagara.

Mr. Doherty has been Chairman and Chief Executive Officer of SI Bank & Trust since 1990, beginning with the bank in 1966. In 2004, SI Bank & Trust merged into Independence Community Bank (“ICB”).

He is currently Vice Chairman of Independence Community Bank, a Director of Savings Bank Life Insurance USA and Chair of the SI Bank & Trust Foundation. He is also Chair of America’s Community Bankers. Mr. Doherty has previously served as Chair (and is currently a board member) of the Community Bankers Association of New York State, and has previously served as Chair of Institutional Investors Mutual Funds, Inc., and as a director of the MSB Fund.

Mr. Doley is President of The Lugano Group Incorporated, which offers securities brokerage, proprietary investment research, and financial advisory services with a concentration on the Caribbean Basin to institutional investors. The Lugano Group is a member of the National Association of Securities Dealers, Inc. As president of the family-owned investment banking firm of Doley Securities, Inc., he participated in the establishment of the Lusaka Zambia Stock Exchange. Mr. Doley has worked at the U.S. Department of Commerce, as a Congressional Staffer on Capitol Hill, and as an aide to Governor George E. Pataki of New York and New York City Mayor Michael R. Bloomberg.

Mr. Engelke (Chair) is Chairman, President, and Chief Executive Officer of Astoria Financial Corporation and its subsidiary Astoria Federal Savings and Loan Association, having joined in 1971. He is a member of the Board of Trustees of Long Island University, past chair and current member of the Board of Directors of the Community Preservation Corporation, a member of the Advisory Board of Directors of Neighborhood Housing Services of New York City, Inc., and on the Federal Reserve Bank of New York’s Thrift Institutions Advisory Panel. Mr. Engelke is a past chair and current member of the Board of Directors and Executive/Finance Committee of the Community Bankers Association of New York State and a member of the Governmental Affairs Steering Committee and the Government Affairs Council of America’s Community Bankers. He previously served as a member of the Financial Accounting Standards Advisory Council.

Ms. Estabrook of Cranford, New Jersey, is owner of Elberon Development Co., which, together with affiliated companies, owns approximately 2.2 million square feet of primarily industrial property. She is currently chairman of the New Jersey Chamber of Commerce. She previously served as a director on the boards of Summit Bank, United Jersey Bank, Constellation Bancorp, and the National State Bank of Elizabeth. Ms. Estabrook also served as a member of the Lay Board of the Delbarton School in Morristown for 15 years, including five years as chair. She currently is a member of the Board of Trustees of Catholic Charities and of the Weill Cornell Medical School Board of Overseers, where she serves on the Affiliation Government Relations and Community Affairs Committee. She is also on the Board of Trustees at Monmouth Medical Center and serves on its Community Action Committee.

Mr. Ficalora is a graduate of Pace University with a degree in business and finance. In addition to serving on the Executive Committee and as Chairman of Group VI of the Community Bankers Association of New York State, Mr. Ficalora is president and a board member of the AMF Fund. In addition, Mr. Ficalora is a member of the Federal Reserve Thrift Institutions Advisory Panel and serves on the board of directors of RSI Retirement Trust. In recent years, Mr. Ficalora has also been chairman of the board of the New York Savings Bank Life Insurance Fund and president of the Metropolitan Division — Auditors & Comptrollers and has served as a director of Computhrift Corporation.

Mr. González has been President and Chief Executive Officer of Santander BanCorp and Banco Santander Puerto Rico since October of 2002. He joined the Santander Group in August 1996 as President and Chief Executive Officer of Santander Securities Corporation. He later served as Executive Vice President and Chief Financial Officer of Santander BanCorp and in April 2002, he was named President and Chief Operating Officer. Mr. González is a trustee of the University of Puerto Rico and Chairman of its Finance Committee. He is the current President of the Puerto Rico Bankers Association and a past president of the Securities Industry Association of Puerto Rico. Mr. González was at Credit Suisse First Boston from 1983 to 1986 as Vice President of Investment Banking, and from 1989 to 1995 as President and Chief Executive Officer of the firm’s Puerto Rico subsidiary. From 1986 to 1989 Mr.

González was President and Chief Executive Officer of Government Development Bank for Puerto Rico. From 1980 to 1983, he was in the private practice of law in San Juan, Puerto Rico with the law firm of O’Neill & Borges.

Mr. Hermance, President and CEO of Hudson City Savings Bank, Paramus, New Jersey has 16 years of service with the Hudson City Savings Bank. He joined Hudson City as Senior Executive Vice President and Chief Operating Officer and was also named to the Board of Directors. In 1997, he was promoted to president, and on January 1, 2002, he became Chief Executive Officer. Mr. Hermance carries similar titles in Hudson City Bancorp, the parent company, which trades on NASDAQ.

Mr. Lindstrom (Vice Chair) is President, Chief Executive Officer, and Director of Franklin Savings Bank of Pilesgrove, NJ, which he joined in 1981. He has served on the New Jersey League’s Board of Governors and as its chair. He is currently a member of the New Jersey League’s Government Affairs Council, the Legislative and Regulatory Affairs Committee, and a director of the League’s subsidiary Banker’s Cooperative Group, Inc. Mr. Lindstrom is on America’s Community Bankers Government Affairs Committee and is chair of the Financial Institutions Thrift Plan, Pentegra Services Group. He has also served as a director and chairman of the Philadelphia Federal Reserve Thrift Council and serves as chair of America’s Community Bankers Directors Publication Advisory Group.

Ms. Liseno has been President and Chief Executive Officer of Metuchen Savings Bank since 1979, having begun her career with the bank in 1962. She is a SAPEC trustee, a member of the Legislative and Regulatory Affairs Committee and the Policy Review Task Force. She previously served on the Executive Committee, the Committee on Examination and Supervision, and the boards of the Thrift Institutions Community Investment Corporation and the League’s subsidiary Banker’s Cooperative Group. She is also past president of the Central Jersey Savings League. In addition, she previously served on the Board of Governors as the past chairman of the New Jersey League of Community Bankers.

Mr. Lynch is President and Chief Executive Officer of Oritani Savings Bank headquartered in Hackensack, New Jersey. Mr. Lynch is a former Chairman the League’s Board of Governors and served as a member of the Board of Governors for several years, also on the Board of Thrift Institutions Community Investment Corp. (TICIC) several of the Board Committees, and as a Trustee of the Savings Association Political Election Committee-New Jersey (SAPEC-NJ). Mr. Lynch is a member of the Government Affairs Council and the Professional Development and Education Committees of America’s Community Bankers. He is Chairman of the Board of Directors of the Pentegra Financial Institutions Retirement Fund. He is also a member of the American Bar Association Banking and Finance, and Taxation Committees and a member of the Board of Directors of Bergen County Habitat for Humanity. Mr. Lynch is also a member of the Board of Directors of the Hackensack Main Street Business Alliance. Prior to appointment to his current position at Oritani Savings Bank in 1993, Mr. Lynch was Vice President and General Counsel of a leasing company and served as a director of Oritani Savings Bank. Mr. Lynch earned a Juris Doctor degree from Fordham University, an LLM degree from New York University, an MBA degree from Rutgers University and a BA in Economics from St. Anselm’s College.

Mr. Mroz leads the Government and Public Affairs Group at the law firm of Stradley, Ronon, Stevens & Young, with offices in New Jersey, Pennsylvania, Delaware, and Washington. He has served as the county counsel for Camden County, NJ, was director of Governor Christine Todd Whitman’s Authorities Unit, and became special counsel to the Governor and then chief counsel. Mr. Mroz was the cabinet level officer serving as Governor Whitman’s primary adviser for legislative affairs, judicial and prosecutorial appointments, and legal, policy, and management issues of the State government.

The following sets forth the executive officers of the FHLBNY at March 31, 2005:

Employee of
Executive officer	Position held	bank since
Alfred A. DelliBovi	President & Chief Executive Officer	11/30/92
James A. Gilmore	Senior Vice President & Head of Marketing & Sales	02/14/84
Robert R. Hans	Senior Vice President & Head of Technology & Support Services	01/03/72 *
Paul B. Heroux	Senior Vice President & Head of Member Services	02/27/84
Peter S. Leung	Senior Vice President & Chief Risk Officer	01/20/04
Patrick A. Morgan	Senior Vice President & Chief Financial Officer	02/16/99
Kevin Neylan	Senior Vice President of Strategic Planning & Organizational Performance	04/30/01
Craig E. Reynolds	Senior Vice President & Head of Asset Liability Management	06/27/94

*	Rehired 9/16/75

Alfred A. DelliBovi was elected President of the Federal Home Loan Bank of New York in November 1992. As President, he serves as the Chief Executive Officer and directs the Bank’s overall operations to facilitate the extension of credit products and services to 300 neighborhood-based lenders. Previously, Mr. DelliBovi served as Deputy Secretary of the U.S. Department of Housing and Urban Development, from 1989 until 1992. As Deputy Secretary, Mr. DelliBovi was the Chief Operating Officer of the Department. As the manager of Secretary Jack Kemp’s transition, which uncovered serious deficiencies in financial management and program integrity, Mr. DelliBovi organized and directed the team effort to implement changes required to overhaul the Department. In May 1992, President Bush appointed Mr. DelliBovi Co-Chairman of the Presidential Task Force on Recovery in Los Angeles. Mr. DelliBovi served as a senior official at the U.S. Department of Transportation in the Reagan Administration. Mr. DelliBovi was elected to four terms in the New York State Assembly. Mr. DelliBovi holds a Master of Public Administration degree from Bernard M. Baruch College, City University of New York.

James Gilmore was appointed Head of Marketing and Sales in April 2004. He joined the Bank in 1984 after almost ten years with the Federal Reserve Bank of New York. During his 21 years at the FHLBNY, Mr. Gilmore has served in several positions, most recently as Chairman of the Business Risk Team and the senior officer in charge of correspondent banking.

Robert Hans was named Head of Technology and Support Services in April of 2004; in this role, he is responsible for Information Technology, Corporate Services, and Human Resources Operations. Mr. Hans has been with the FHLBNY for more than 30 years, primarily in management positions in bank operations and technology.

Peter Leung joined the Bank as Chief Risk Officer in January 2004. Mr. Leung has more than nineteen years experience in the Federal Home Loan Bank System. Prior to joining the Bank, Mr. Leung was the Chief Risk Officer of the Federal Home Loan Bank of Dallas since 2001. Prior to that, Mr. Leung was the Deputy Director of the Office of Supervision with the Federal Housing Finance Board for 11 years and an examiner with the Federal Home Loan Bank of Seattle and the Office of Supervision for 4 years in the 1980’s. Mr. Leung is a CPA and has an MBA from City University of Seattle.

Patrick Morgan was appointed the Chief Financial Officer in April 2004. Mr. Morgan joined the FHLBNY in 1999 after more than fifteen years in the financial services industry including working for one of the largest international banks in the US. Prior to that, Mr. Morgan was a senior audit manager with one of the Big Four public accounting firms. He is a CPA and a member of the New York State Society of CPAs and the American Institute of CPAs.

Paul Heroux was appointed Head of Member Services in March 2004 and oversees several functions including Credit and Collateral Services, Correspondent Services, and Community Investment and Affordable Housing Operations. Mr. Heroux joined the Bank in 1984 as a Human Resources generalist and served as the Director of Human Resources from 1988 to 1990. In his tenure with the Bank he has held other key positions including Director of Financial Operations and Chief Credit Officer. Mr. Heroux was appointed Senior Vice President in 1993 and currently serves on the Bank’s Management Committee. He is a graduate of St. Bonaventure University.

Kevin Neylan is Senior Vice President for Strategy and Organizational Performance. Mr. Neylan joined the FHLBNY in April 2001 and is responsible for developing and overseeing execution of the bank’s business strategy. Mr. Neylan had approximately twenty years experience in the financial services industry prior to joining the Bank. He was a partner in the financial service consulting group of one of the Big Four accounting firms and also holds an M.S. in corporate strategy from the MIT Sloan School of Management.

Craig E. Reynolds was appointed the Head of Asset and Liability Management in April 2004. Prior to this position, he was Treasurer of the Bank. Mr. Reynolds joined the FHLBNY in 1994 after more than 22 years in banking with almost half this time spent working abroad in international banking. He was the treasurer of a U.S. bank’s branch in Tokyo and later resided in Riyadh as the treasurer of a Saudi Arabian bank for over five years.

ITEM 6: EXECUTIVE COMPENSATION

Executive Officers of Registrants

Employee of
Executive officer	Position held	bank since
Alfred A. DelliBovi	President & Chief Executive Officer	11/30/92
James A. Gilmore	Senior Vice President & Head of Marketing & Sales	02/14/84
Robert R. Hans	Senior Vice President & Head of Technology & Support Services	01/03/72 *
Paul B. Heroux	Senior Vice President & Head of Member Services	02/27/84
Peter S. Leung	Senior Vice President & Chief Risk Officer	01/20/04
Patrick A. Morgan	Senior Vice President & Chief Financial Officer	02/16/99
Kevin Neylan	Senior Vice President of Strategic Planning & Organizational Performance	04/30/01
Craig E. Reynolds	Senior Vice President & Head of Asset Liability Management	06/27/94

*	Rehired 9/16/75

		Annual Compensation
			Incentive	Other	LTIP	All Other
				Annual		Other
Name and Principal Position	Year	Salary	Payment	Compensation	Payouts	Compensation**
Alfred A. DelliBovi	2004	$511,846	$160,050			$41,665
President &	2003	511,630	—			44,132
Chief Executive Officer	2002	483,691	334,640			37,712

Paul B. Heroux	2004	$242,666	$53,996			$15,799
Senior Vice President &	2003	241,465	—			15,778
Chief Credit Officer	2002	204,103	100,863			13,740

Craig E. Reynolds	2004	$239,508	$53,494			$23,366
Senior Vice President &	2003	239,441	—			23,366
ALCO Risk Team Chair	2002	230,703	114,004			15,104

Peter S. Leung	2004	$319,077	$86,397			$111,911
Senior Vice President &	2003	—	—			—
Chief Risk Officer	2002	—	—			—

David C. Atilio*	2004	$97,050	—			$12,773
former Executive Vice President &	2003	370,629	—			29,949
Chief Financial Officer	2002	313,281	$185,779			29,603

*	David C. Altilio’s salary is through March 31, 2004

**	Includes 401(k) employer match, leased car and key-man insurance.

ITEM 7: CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The FHLBNY is a cooperative and the members own all of the stock of the FHLBNY. Capital stock ownership is a prerequisite to the transaction by members of any business with the FHLBNY. The majority of the members of the Board of Directors of the FHLBNY are elected by and from the membership. The remaining Directors are appointed by the Finance Board. The FHLBNY conducts its advances business almost exclusively with members. Therefore, in the normal course of business, the FHLBNY extends credit to members, whose officers or directors may serve as directors of the FHLBNY. The FHLBNY extends credit to such members on market terms that are no more favorable to them than the terms of comparable transactions with other members.

ITEM 8. LEGAL PROCEEDINGS

The FHLBNY is subject to various pending legal proceedings arising in the normal course of business. After consultation with legal counsel, management does not anticipate that the ultimate liability, if any, arising out of these matters will have a material effect on the FHLBNY’s financial condition or operating results.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

All of the stock of the FHLBNY is owned by its members and by institutions holding the FHLBNY’s stock as a result of having acquired an FHLBNY member. The FHLBNY conducts its business in advances and mortgages exclusively with its stockholder members and housing associates. There is no established marketplace for FHLBNY stock. FHLBNY stock is not publicly traded. It may be redeemed at par value upon request, subject to regulatory limits. The par value of all FHLBNY stock is $100 per share. These shares of stock in the FHLBNY are not registered under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended. As of March 31, 2005, the FHLBNY had 300 members and 35,515,000 shares outstanding, including 357,000 shares of stock deemed mandatorily redeemable. As of December 31, 2004, the FHLBNY had 302 members and 37,816,271 shares of stock outstanding, including 1,265,800 shares of stock considered as mandatorily redeemable.

The FHLBNY quarterly cash dividends are outlined in the table below. No dividends were paid in the form of stock. Dividend payments and earnings retention are subject to modification by the FHLBNY’s Board of Directors, at its discretion, and within the regulatory framework promulgated by the Finance Board. Dividends from a calendar quarter’s earnings are paid in the month following the end of that calendar quarter.

Dividends Paid

	2005		2004		2003		2002
		Dividend		Dividend		Dividend		Dividend
Month Paid	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
January	$28,715,153	3.05%	$13,847,480	1.45%	$55,510,425	5.58%	$40,157,381	4.39%
April			14,680,897	1.58%	54,043,185	5.36%	40,429,800	4.52%
July			20,173,495	2.08%	54,001,228	5.05%	33,610,040	3.67%
October			21,114,755	2.22%	—	—	52,447,445	5.45%

	$28,715,153		$69,816,627		$163,554,838		$166,644,666

Under the FHLBank Act, there are no matters that are submitted to shareholders for votes except for the annual election of the FHLBNY’s elected directors. The majority of the FHLBNY’s directors are elected by and from the membership; the FHLBNY’s regulator, the Finance Board, appoints the remainder.

Consistent with the foregoing, the only matter submitted to a vote of shareholders in 2004 was the election of certain directors, which occurred in the last quarter of 2004. The FHLBNY conducted this election to fill all open elective directorships for 2005 designated by the Finance Board.

Voting Rights

Voting rights in regard to the election of directors are set forth at 12 C.F.R. Section 915. Specifically, holders of stock that are members of the FHLBNY as of the record date (i.e., December 31 of the year immediately preceding an election) are entitled to participate in the election process. Eligible shareholders may nominate representatives from members in their states to serve three-year terms on the Board of Directors of the FHLBNY. After the slate of nominees is finalized, each member is eligible to vote for the number of open director seats in the state in which its principal place of business is located. Each member is entitled to cast one vote for each share of stock that the member was required to hold as of the record date; however, the number of votes that each member may cast for each directorship can not exceed the average number of shares of stock that were required to be held by all members located in that state on the record date.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

This item is not applicable.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Capital

The FHLBNY is registering its capital stock, the terms of which are described below. Until the new Capital Plan takes effect, as described below, the FHLBNY has no other authorized classes of capital stock at March 31, 2005 or December 31, 2004.

The FHLBanks, including FHLBNY, have a unique cooperative structure. To access FHLBNY’s products and services, a financial institution must be approved for membership and purchase capital stock in FHLBNY. The members’ stock requirement is based on the amount of mortgage- related assets on the member’s balance sheet and its use of FHLBNY advances, as prescribed by the FHLBank Act; this reflects the value of having ready access to FHLBNY as a reliable source of low-cost funds. FHLBNY stock can be issued, exchanged, redeemed and repurchased only at its stated par value of $100 per share. It is not publicly traded.

Voting Rights

Voting rights in regard to the election of directors are set forth at 12 C.F.R. Section 915. Specifically, holders of stock that are members of the FHLBNY as of the record date (i.e., December 31 of the year immediately preceding an election) are entitled to participate in the election process. Eligible shareholders may nominate representatives from members in their states to serve three-year terms on the Board of Directors of the FHLBNY. After the slate of nominees is finalized, each member is eligible to vote for the number of open director seats in the state in which its principal place of business is located. Each member is entitled to cast one vote for each share of stock that the member was required to hold as of the record date; however, the number of votes that each member may cast for each directorship can not exceed the average number of shares of stock that were required to be held by all members located in that state on the record date.

In November 1999, the FHLBank Act was significantly modified by the Federal Home Loan Bank System Modernization Act, which was enacted as Title VI of the Gramm-Leach-Bliley Act (“GLB Act”). In particular, these revisions to the FHLBank Act provided for the establishment of new leverage and risk-based capital requirements for the FHLBanks. On January 30, 2001, the Finance Board published a final rule prescribing a new capital structure for the FHLBanks, as required by the GLB Act. Until the FHLBNY implements its new Capital Plan, the pre-GLB Act capital rules will remain in effect for the FHLBNY.

Under the pre-GLB Act rules, which remains in effect until the effective date of the new Capital Plan, the FHLBank Act requires FHLBNY members to purchase capital stock equal to the greater of 1% of their mortgage-related assets or 5% of outstanding advances from the FHLBNY. Members may, at the FHLBNY’s discretion, redeem at par value any capital stock greater than their statutory requirement or sell it to other FHLBNY members at par value. Pre-GLB Act capital stock is redeemable at the option of a member upon termination of membership, provided that the former member has satisfied all of its financial obligations to FHLBNY. Withdrawal from membership requires six months’ notice.

New Capital Plan

The Finance Board’s final rule outlining a new capital structure for the FHLBanks established risk-based and leverage capital requirements for the FHLBNY; addressed the different classes of stock that the FHLBNY may issue; and described the rights and preferences that may be associated with each class of stock. Each FHLBank, including the FHLBNY, was required to submit its own capital plan to the Finance Board for review by October 29, 2001, and the FHLBNY met this requirement. The Finance Board approved the capital structure plan of the FHLBNY on July 18, 2002.

The GLB Act allows for the FHLBNY to have two classes of stock, and each class may have sub-classes. Class A stock is conditionally redeemable on six months written notice from the member, and Class B stock is conditionally redeemable on five years written notice from the member. Under the GLB Act, membership is voluntary for all members. Members that withdraw from the FHLBNY may not reapply for membership of any FHLBank for five years from the date of withdrawal. Membership without interruption between two FHLBanks is not considered to be a termination of membership for this purpose.

Capital Plan Exchange

The FHLBNY was scheduled to implement its capital structure plan (“Capital Plan”) on October 1, 2003. However, because of the uncertainties surrounding the potential for losses on certain investment securities held, management and the FHLBNY Board of Directors determined at the time that it would be prudent to postpone implementation of the Capital Plan. In the third quarter of 2003, $1.9 billion in credit-deteriorated securities were sold, at a loss of $189.4 million, as described in section, entitled Management Discussion and Analysis. Management and the Board reasoned that a delay would benefit members by enabling the FHLBNY to provide them with definitive information about the securities and by giving them additional time to review the FHLBNY’s financial situation before deciding whether to opt out of FHLBNY membership. The FHLBNY has since restored its dividend and its financial condition and prospects remain sound and unaffected by the loss. Management is currently working with the Board of Directors and with the FHLBNY’s regulator and has established the fourth quarter of 2005 for implementation of the Capital Plan. Based on feedback from members, management believes that the postponement of the implementation of the Capital Plan from the originally scheduled date did not create a material adverse event for any of the FHLBNY’s members.

Under the new Capital Plan, the FHLBNY’s capital stock will consist of membership stock and activity-based stock. Prior to the opening of business on the effective date of the Capital Plan, the outstanding shares of existing capital stock shall automatically be exchanged for an equal number of new shares of capital stock —except for, in certain circumstances, the shares of members that have opted out of the exchange process and the shares owned by former members or their successors.

From time to time thereafter, the FHLBNY may issue or repurchase capital stock to new members, current members, or former members or their successors in accordance with the Capital Plan, and as necessary to allow the FHLBNY to satisfy the minimum capital requirements established by the GLB Act. The capital stock issued or repurchased may be membership stock, activity-based stock, or both.

Each member will be required to maintain a certain minimum investment in capital stock of the FHLBNY. The minimum investment will be determined by a membership requirement and an activity-based requirement. Each member will be required to maintain a certain minimum investment in membership stock for as long as the institution remains a member of the FHLBNY. In addition, each member will be required to purchase activity-based stock in proportion to the volume of certain transactions between the member and the FHLBNY. The FHLBNY may adjust these investment requirements from time to time within the limits established in the Capital Plan. The shares of capital stock offered to members will be issued at par value and will not trade in any market. Redemptions and repurchases of such stock by the FHLBNY, and any transfers of such stock, will also be made at par value.

The FHLBanks Adopted SFAS 150 as of January 1, 2004. In compliance with SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (Herein referred to as “SFAS 150”) the FHLBanks will reclassify stock subject to redemption from equity to liability once a member exercises a written redemption right, gives notice of intent to withdraw from membership, or attains non-member status by merger or acquisition, charter termination, or involuntary termination from membership, since the shares of capital stock will then meet the definition of a mandatorily redeemable financial instrument. Shares of capital stock meeting this definition are and will continue to be reclassified to a liability at fair value. Dividends related to capital stock classified as a liability are accrued at the expected dividend rate and reported as interest expense in the Statements of Income. The repayment of these mandatorily redeemable financial instruments is reflected as a cash outflow in the financing activities section of the Statements of Cash Flows.

The Finance Board has confirmed that the SFAS 150 accounting treatment for certain shares of its capital stock will not affect the definition of total capital for purposes of determining the FHLBank’s, including the FHLBNY’s, compliance with its regulatory capital requirements, calculating its mortgage securities investment authority (300 percent of total capital), calculating its unsecured credit exposure to other Government Sponsored Entities (100 percent of total capital), or calculating its unsecured credit limits to other counterparties (various percentages of total capital depending on the rating of the counterparty).

New Capital Plan Rules

The GLB Act specifies that the FHLBanks must meet certain minimum capital standards, including the maintenance of a minimum level of permanent capital sufficient to meet the credit risk, market risk, and operations risk to which the FHLBanks are subject. The FHLBNY must maintain (1) a total capital ratio of at least 4%; (2) a leverage capital ratio of at least 5%; and (3) permanent capital in an amount equal to or greater than the “risk-based capital requirement” specified in the Finance Board’s regulations. The capital requirements are described in greater detail below.

New Capital Plan Ratios

The total capital ratio is the ratio of the FHLBNY’s total capital to its total assets. Total capital is the sum of: (1) capital stock; (2) retained earnings; (3) the general allowance for losses (if any); and (4) such other amounts (if any) that the Finance Board may decide are appropriate to include. Finance Board regulations require that the FHLBNY maintain a minimum total capital ratio of 4%.

New Capital Plan Leverage Ratio

The leverage ratio is the weighted ratio of total capital to total assets. Because the FHLBNY will issue only class B capital stock, for purposes of determining the weighted average ratio, total capital, as defined in the Total Capital Ratio section is multiplied by 1.5. Finance Board regulations require that the FHLBNY maintain a minimum leverage ratio of 5%.

Risks Relating to the New Capital Structure for the FHLBNY

1. Increases in the Minimum Amount of Class B Stock Required to be Purchased

Under the Capital Plan, the Board of Directors of the FHLBNY may increase the Minimum Stock Investment Requirement of members within certain ranges specified in the Capital Plan. The Minimum Stock Investment Requirement may also be increased pursuant to an amendment to the Capital Plan, which must be approved by the Finance Board. The FHLBNY shall provide members with notice prior to the effective date of any increase in their Minimum Stock Investment Requirement. Under the Capital Plan, members are required to purchase additional stock in the FHLBNY as necessary to comply with such new requirements or, alternatively, may reduce the volume of their activity with the FHLBNY on or prior to the effective date of any increase in the Activity-Based Stock Requirement. To facilitate the purchase of additional stock to satisfy an increase in a Member’s Minimum Stock Investment Requirement, the FHLBNY may, pursuant to the terms of its Correspondent Services Agreement with the member, issue stock in the name of the member and correspondingly debit the member’s DDA Account at the FHLBNY.

The GLB Act requires members to “comply promptly” with any increase in the required Minimum Stock Investment Requirement to ensure that the FHLBNY continues to satisfy its Minimum Regulatory Capital Requirements. However, the Finance Board, which has the authority to interpret the GLB Act, has stated that it does not believe this provision provides the FHLBanks with an unlimited call on the assets of their members. According to the Finance Board, it is not clear whether the FHLBNY or the Finance Board would have the legal authority to compel a member to invest in additional amounts of Class B Stock.

Thus, while the GLB Act and the Capital Plan contemplate that members would be required to purchase whatever amounts of stock are necessary to ensure that the FHLBNY continues to satisfy its capital requirements, and while the FHLBNY may seek to enforce this aspect of the Capital Plan which has been previously approved by the Finance Board, the FHLBNY’s ability to compel a member to purchase additional stock in the FHLBNY, either through debits to a member’s DDA Account or otherwise, that the member did not wish to purchase is not free from doubt. Nevertheless, even if a member could not be compelled to make additional stock purchases, the failure by a member to comply with the stock purchase requirements of the Capital Plan could subject it to enforcement or other remedial action, including the possible involuntary termination of its membership in the FHLBNY, which could result in the FHLBNY accelerating the maturity of any outstanding indebtedness of the member prior to maturity and the imposition of applicable prepayment fees. Moreover, under the Capital Plan, the FHLBNY may accelerate the maturity of a member’s outstanding advances in an amount sufficient to bring the member into compliance with any new Activity-Based Stock Purchase Requirement, which also could trigger the imposition of applicable prepayment fees.

2. No Public Market for Class B Stock

Under the GLB Act and related Finance Board regulations, Class B Stock is subject to redemption upon the expiration of a five-year redemption period. Only Capital Stock in excess of the Minimum Stock Investment Requirement of a member or former member (including successors) may be redeemed at the end of the Stock Redemption Period. (Further, the FHLBNY shall automatically repurchase excess Activity-Based Stock on a monthly basis and may repurchase excess membership Stock in the FHLBNY’s sole discretion.) However, there is no guarantee that a member will be able to redeem its investment even at the end of a Stock Redemption Period. If the redemption of Class B Stock, or the repurchase of such stock by the FHLBNY, would cause the FHLBNY to fail to meet its Minimum Regulatory Capital Requirements, then such redemption or repurchase would be prohibited. Likewise, the FHLBNY would not honour a redemption request if such redemption would cause the member to fail to maintain its required Minimum Stock Investment Requirement.

The FHLBNY may also decide to suspend the redemption of Class B Stock if it reasonably believes that such redemptions would cause the FHLBNY to fail to meet its Minimum Regulatory Capital Requirements, would prevent the FHLBNY from maintaining adequate capital against a potential risk or would otherwise prevent the FHLBNY from operating in a safe and sound manner. In addition, approval from the Finance Board for redemptions or repurchases would be required if the Finance Board or the Board of Directors of the FHLBNY were to determine that the FHLBNY has incurred, or is likely to incur, losses that result in, or are likely to result in, charges against the capital of the FHLBNY. Under such circumstances, there can be no assurance that the Finance Board would grant such approval or, if it did, upon what terms it might do so.

Accordingly, notwithstanding the expiration of the Stock Redemption Period, there are a variety of circumstances that would preclude the FHLBNY from redeeming or repurchasing the Capital Stock of a member. Since there is no public market for Capital Stock and transfers of Capital Stock between members are generally prohibited under the Capital Plan, there can be no assurance that a member’s purchase of Class B Stock would not effectively become an illiquid investment in the FHLBNY.

3. Redemption or Repurchase of Excess Stock May Be Limited

Each member is required to maintain a certain minimum investment in the Class B Stock of the FHLBNY. This Minimum Stock Investment Requirement is comprised of a Membership Stock Purchase Requirement and an Activity-Based Stock Purchase Requirement. Stock held by a member in excess of its required investment is known as Excess Stock. A member may obtain Excess Stock by a variety of means, including reducing its Mortgage-related Assets, or by reducing its level of transactions with the FHLBNY.

Although the FHLBNY does not currently expect to do so, the FHLBNY may rely from time to time upon the Excess Stock of members – in addition to the amounts of stock members are required to own – in order to satisfy its Minimum Regulatory Capital Requirements. In such case, a member that owns Excess Stock in the FHLBNY would not be unable to redeem such stock for cash – nor could the FHLBNY repurchase such stock – as long as the FHLBNY needs such Excess Stock to satisfy its Minimum Capital Regulatory Requirements. Under such circumstances, which may occur particularly in periods of growth in the FHLBNY’s assets that do not directly require matching stock investments by members, a member’s investment in Excess Stock effectively would become a permanent investment in the FHLBNY and would remain so unless and until the FHLBNY were able to find another source of capital (which could occur, for example, through an increase in either the Membership Stock Purchase Requirement or the Activity-Based Stock Purchase Requirement applicable to members).

Moreover, if a member holds Excess Stock and if the FHLBNY is relying upon such Excess Stock in order to satisfy its Minimum Regulatory Capital Requirements, the member may be unable to utilize its Excess Stock to support new transactions with the FHLBNY but may be required by the FHLBNY to purchase additional Class B Stock to ensure that the FHLBNY remains adequately capitalized. Thus, under this scenario, a member’s Excess Stock position in the FHLBNY would increase with each new transaction it enters into with the FHLBNY.

4. Actions of Federal or State Bank Regulatory Agencies Could Adversely Affect the FHLBNY or Its Members

It is possible that one or more of the Federal bank regulatory agencies might seek to increase the risk weighting that would be applicable to Class B Stock held by members as to which such agency is the primary regulator for purposes of calculating those institutions’ risk-based capital requirements. To the extent that this were to occur with respect to a particular category of depository institutions, such members would be required to maintain a higher level of risk-based capital per share of Class B Stock than they currently are required to hold per share of current FHLBNY capital stock. Depending on which Federal banking regulatory agencies imposed increased risk weightings on Class B Stock, this might serve as a disincentive for members to hold Class B Stock, which could discourage member transactions with the FHLBNY and adversely affect the FHLBNY’s future earnings and financial condition.

Regulations or policies of the Federal banking regulatory agencies also could limit the ability of members to purchase or hold Excess Stock. Under Finance Board regulations, a member may purchase Excess Stock as long as such purchase is approved by the FHLBNY and is permissible under the applicable laws under which the member operates. At least one Federal banking regulatory agency has previously issued guidance on the extent to which its constituents could purchase Excess Stock. In 1996, the Office of the Comptroller of the Currency issued an interpretive letter stating that a national bank could purchase Excess Stock in an FHLBank only to the extent that such Excess Stock facilitates the national bank’s plans to expand funding of residential housing finance assets and such plans are documented in the FHLBNY’s business plans. It is possible that federal or state agencies that regulate the activities of members could seek to further limit the ability of their constituents to purchase or hold Excess Stock of the FHLBNY. In such case, although the FHLBNY has no present intention to do so, the FHLBNY may be unable to rely upon Excess Stock to satisfy its Minimum Regulatory Capital Requirements. Restrictions on the use of Excess Stock also generally could result in the imposition of higher Minimum Stock Investment Requirements for members.

5. Limitations on Payment of Dividends

Under the Bank Act and Finance Board regulations, the FHLBanks may pay dividends on their stock only out of previously retained earnings or current net earnings. However, an FHLBank that is not in compliance with its Minimum Regulatory Capital Requirements may not pay dividends to members nor may an FHLBank pay dividends if, after doing so, it would fail to meet any of such minimum requirements. Moreover, an FHLBank may not pay dividends to members if any principal and interest due on consolidated obligations issued through the Office of Finance has not been paid in full or, under certain circumstances, if the FHLBank becomes a noncomplying FHLBank under Finance Board regulations as a result of its inability to comply with regulatory liquidity requirements or to satisfy its current obligations. The application of accounting standards such as SFAS 133 may also have a negative impact on the amount of dividends paid in any given year. For example, SFAS 133 has led to more volatility in reported earnings of the FHLBNY due to changes in estimated fair market values and interest rates as well as the timing of when such changes must be recognized. While the FHLBNY intends to declare and pay dividends on Class B Stock on a quarterly basis, there can be no assurances as to the level of FHLBNY dividends or that the FHLBNY will be able to pay dividends at any level in the future.

6. Capital Plan Amendments Subject Only to Finance Board Approval

The Finance Board must approve all amendments to the Capital Plan before they may become effective. However, such amendments to the Capital Plan are not subject to member consent or approval. While amendments must be consistent with the FHLB Act and Finance Board regulations, it is possible that they would result in changes to the Capital Plan that could adversely affect the rights and obligations of members.

7. Uncertain Impact of a Liquidation, Merger or Consolidation of the FHLBNY

Under the GLB Act, holders of Class B Stock own the retained earnings, surplus, undivided profits, and equity reserves of the FHLBNY. The FHLBNY’s Capital Plan provides with respect to a liquidation that after payment of creditors, all Class B Stock will be redeemed at par or pro rata if liquidation proceeds are insufficient to redeem all of the stock in full. Any remaining assets will be distributed to stockholders in proportion to their stock holdings relative to the total outstanding Class B Stock of the FHLBNY. Under the FHLBNY’s Capital Plan, in the event the FHLBNY is merged or consolidated into another FHLBank, the holders of the outstanding Class B Stock of the FHLBNY will be entitled to the rights and benefits set forth in any applicable plan of merger and/or terms established or approved by the Finance Board. In the event another FHLBank is merged or consolidated into the FHLBNY, the holders of the outstanding capital stock of the other FHLBank will be entitled to the rights and benefits set forth in any applicable plan of merger and/or terms established or approved by the Finance Board.

However, the Finance Board has the statutory authority to prescribe regulations or orders governing liquidations or reorganizations of an FHLBank that may modify, restrict or eliminate any of the rights set forth above. The FHLBNY cannot predict how the Finance Board might exercise its authority with respect to liquidations or reorganizations or whether any actions taken by the Finance Board in this regard would be inconsistent with the provisions of the FHLBNY’s Capital Plan or the rights of holders of Class B Stock in the retained earnings of the FHLBNY.

Permanent Capital and the Risk-Based Capital Requirement under the New Capital Plan

Permanent capital is defined as retained earnings plus the amount paid in for Class B capital stock (the FHLBNY’s class of stock under its new Capital Plan). Finance Board regulations require the FHLBNY to maintain permanent capital in an amount equal to or greater than the FHLBNY’s risk-based capital requirement.

The risk-based capital requirement is the sum of three components:

The credit risk capital requirement, which is the sum of the capital charges (under Part 932 of the Finance Board’s regulations) for the FHLBNY’s assets, off-balance-sheet items, and derivatives contracts. These capital charges are calculated using the methodologies and percentages assigned in the Finance Board’s regulations to each class of assets. The FHLBNY may request approval from the Finance Board at some future date to use a model-based approach for determining credit risk, but it has not done so at this time;

The market risk capital requirement, which is the sum of (1) the market value of the FHLBNY’s portfolio at risk from movements in interest rates, foreign exchange rates, commodity prices, and equity prices that could occur during periods of market stress; and (2) the amount, if any, by which the market value of total capital is less than 85% of the book value of total capital, as calculated under Part 932 of the Finance Board’s regulations; and

The operations risk capital requirement, which is 30% of the sum of the FHLBNY’s (1) credit risk capital requirement, and (2) market risk capital requirement. The FHLBNY may request approval from the Finance Board at some future date to implement an alternative methodology for calculating operations risk, but has not done so at this time.

ITEM 12: INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 7(k) of the FHLBank Act (12 U.S.C. § 1427(k)) provides that the board of directors of each FHLBank has the authority to determine the terms and condition under which it may indemnify its directors, officers, employees or agents. Pursuant to this statutory authority, the FHLBNY’s bylaws provide that the FHLBNY will provide indemnification in accordance with such resolutions or agreements as may be duly adopted, approved, or ratified by the FHLBNY’s Board of Directors.

To effectuate the foregoing, the Board has adopted a resolution stating that the FHLBNY will, with respect to certain proceedings, indemnify any “Covered Person” (a term that includes, but which is not limited to, directors and officers of the FHLBNY) against certain liabilities and expenses incurred by such Covered Person in connection with such proceeding if any of the following apply:

(a)	such proceeding results in a final judgment on the merits or otherwise in favor of such Covered Person; or

(b)	the liabilities and expenses do not relate to conduct that:

(i)	involved a knowing and culpable violation of the law by the Covered Person; or

(ii)	enabled the Covered Person to receive an improper personal benefit; or

(iii)	showed a conscious disregard for the duty of the Covered Person to the FHLBNY under circumstances in which the Covered Person was aware that his or her conduct or omission created an unjustified risk of serious injury to the FHLBNY; or

(iv)	constituted a sustained and unexcused pattern of inattention that amounted to an abdication of such Covered Person’s duty to the FHLBNY.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Unaudited Interim Financial Statements as of March 31, 2005 and December 31, 2004 and for the three months periods ended March 31, 2005 and 2004, together with the notes thereto are also included in the Registration Statements.

Unaudited Interim Financial Statements (pages FF-1 through FF-56)

Statements of Condition as of March 31, 2005 and December 31, 2004 (page FF-2)
Statements of Income for the three months ended March 31, 2005 and March 31, 2004 (page FF-3)
Statements of Capital for the for the three months ended March 31, 2005 and March 31, 2004 (page FF-4)
Statements of Cash Flows for the three months ended March 31, 2005 and March 31, 2004 (pages FF-5 through FF-6)
Notes to Financial Statements (pages FF-7 through FF-56)

The FHLBNY’s annual audited financial statements as of December 31, 2004 and 2003 and for each of the three years ended December 31, 2004, together with the notes thereto and the report of the Independent Registered Public Accounting Firm thereon, are included in the Registration Statement.

Annual Audited Financial Statements (pages F-1 through F-52)

Report of Independent Registered Public Accounting Firm (page F-2)
Statements of Condition as of December 31, 2004 and December 31, 2003 (page F-3)
Statements of Income for the years ended December 31, 2004, 2003 and 2002 (page F-4)
Statements of Capital for the years ended December 31, 2004, 2003 and 2002 (page F-5)
Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002 (pages F-6 through F-7)
Notes to Financial Statements (pages F-8 through F-52)

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements

(b)	Exhibits (previously submitted)

3 (i)	Organization Certificate of the Registrant.

3 (ii)	By-Laws of the Registrant.

10.	Material Contracts.

10.1	Participating Financial Institution Agreement (PFI Agreement); includes credit enhancement agreement.

10.2	Acquired Member Assets regulations

10.3	Typical purchase agreement (Mortgage Partnership Finance)

99.	Additional exhibits.

.01-Corporate Governance Committee Charter

.02-Corporate Governance Guidelines

.03-Severance Pay Policy

.04-Executive Incentive Plan

.05-Directors’ Compensation Policy

.06-Financial Institution Thrift Plan

.07-The Comprehensive Retirement Program

.08-Retiree Medical Benefits Plan

.09-Benefit Equalization Plan

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Federal Home Loan Bank of New York

June 30, 2005	By /s/ PATRICK A. MORGAN

Senior Vice President and Chief Financial Officer
Date

Federal Home Loan Bank of
New York
Financial Statements
March 31, 2005

Federal Home Loan Bank of New York
Statements of Condition (unaudited) — (in thousands, except par values)
March 31, 2005 and December 31, 2004

	March 31,	December 31,
	2005	2004
Assets
Cash and due from banks (Notes 1 and 3)	$27,814	$22,376
Interest-bearing deposits, includes $0.5 billion pledged at March 31, 2005, and $1.1 billion at December 31, 2004 (Note 4)	3,976,271	2,806,870
Federal funds sold	3,090,000	2,972,000
Available-for-sale securities, at fair value (Note 6)	678,620	713,363
Held-to-maturity securities, includes $0 pledged at March 31, 2005 and December 31, 2004 (Note 5)	11,509,872	11,870,674
Advances (Note 7)	62,711,092	68,507,487
Mortgage loans, net of allowance for credit losses of $541 at March 31, 2005, and $507 at December 31, 2004 (Note 9)	1,307,578	1,178,083
Accrued interest receivable	323,415	315,768
Premises and equipment, net	12,598	13,030
Derivative assets (Note 19)	11,627	11,048
Other assets	27,829	28,261

Total assets	$83,676,716	$88,438,960

Liabilities and capital
Liabilities
Deposits (Note 11)
Interest-bearing demand	$2,250,410	$2,194,359
Non-interest bearing demand	1,139	1,660
Term	20,600	101,000

Total deposits	2,272,149	2,297,019

Consolidated obligations, net (Note 13)
Bonds	59,940,328	60,515,356
Discount Notes	16,080,634	19,641,626

Total consolidated obligations	76,020,962	80,156,982

Mandatorily redeemable capital stock (Notes 14 and 15)	35,728	126,581

Accrued interest payable	478,607	437,743
Affordable Housing Program (Notes 1 and 8)	83,025	81,580
Payable to REFCORP (Notes 1 and 8)	13,497	9,966
Derivative liabilities (Note 19)	869,403	1,372,195
Other liabilities	85,055	77,764

Total liabilities	79,858,426	84,559,830

Commitments and Contingencies (Notes 8, 13, 19 and 21)

Capital (Notes 1, 14 and 15)
Capital stock ($100 par value), putable, issued and outstanding 35,515 at March 31, 2005, and 36,550 at December 31, 2004	3,551,541	3,655,047
Unrestricted retained earnings	253,925	223,434
Restricted retained earnings (Notes 1 and 15)	1,343	—
Accumulated other comprehensive income (loss) (Note 16)
Net unrealized gain on available-for-sale securities	2,527	2,240
Net unrealized gain on hedging activities	11,443	898
Additional minimum liability on benefits equalization plan	(2,489)	(2,489)

Total capital	3,818,290	3,879,130

Total liabilities and capital	$83,676,716	$88,438,960

The accompanying notes are an integral part of these unaudited financial statements.

Federal Home Loan Bank of New York
Statements of Income (unaudited) — (in thousands, except per share data)
For the three months ended March 31, 2005 and 2004

	For the three months ended
	March 31,
	2005	2004
Interest income
Advances (Note 7)	$458,763	$265,509
Interest-bearing deposits	23,344	7,597
Federal funds sold	14,405	2,173
Available-for-sale securities (Note 6)	5,044	—
Held-to-maturity securities (Note 5)	149,945	125,123
Mortgage loans and participations, including fees (Note 9)	16,016	9,182
Loans to other FHLBanks (Note 10)	—	37
Other	9	13

Total interest income	667,526	409,634

Interest expense
Consolidated obligations (Note 13)	557,298	351,551
Deposits (Note 11)	12,100	4,719
Other borrowings (Note 12)	685	1,363

Total interest expense	570,083	357,633

Net interest income before provision for credit losses	97,443	52,001

Provision for credit losses on mortgage loans	34	—

Net interest income after provision for credit losses	97,409	52,001

Other income
Service fees	1,141	1,149
Net realized and unrealized gain (loss) on derivatives and hedging activities (Notes 1 and 19)	1,055	(1,094)
Other, net (Note 13)	(3,755)	—

Total other income	(1,559)	55

Other expenses
Operating	14,652	12,103
Finance Board and Office of Finance (Note 1)	1,521	1,406

Total other expenses	16,173	13,509

Income before assessments	79,677	38,547

Affordable Housing Program (Notes 1 and 8)	6,663	3,311
REFCORP (Notes 1 and 8)	14,825	6,786

Total assessments	21,488	10,097

Income before cumulative effect of change in accounting principle	58,189	28,450

Cumulative effect of change in accounting principle (Note 2)	1,109	(1,305)

Net income	$59,298	$27,145

Basic earnings per share: (Note 17)
Earnings before cumulative effect of change in accounting principle	$1.62	$.84
Cumulative effect of change in accounting principle	0.03	(.04)

Net earnings per share	$1.65	$.80

The accompanying notes are an integral part of these unaudited financial statements.

Federal Home Loan Bank of New York
Statements of Capital (unaudited) — (in thousands, except per share data)
For the three months ended March 31, 2005 and 2004

				Accumulated
				Other		Total
	Capital Stock*		Retained	Comprehensive	Total	Comprehensive
	Shares	Par Value	Earnings**	Income (Loss)	Capital	Income
Balance, December 31, 2003	36,386	$3,638,720	$126,697	$(2,026)	$3,763,391

Proceeds from sale of capital stock	4,005	400,472	—	—	400,472
Redemption of capital stock	(3,449)	(344,997)	—	—	(344,997)
Net Income	—	—	27,145	—	27,145	$27,145
Net Shares reclassified to mandatorily redeemable capital stock	(3,579)	(357,887)			(357,887)
Other comprehensive Income (loss)
Net unrealized (loss) on hedging activity				(532)	(532)	(532)
Cash dividends ($1.45 per share) on capital stock	—	—	(12,543)	—	(12,543)

						$26,613

Balance, March 31, 2004	33,363	3,336,308	141,299	(2,558)	3,475,049

Proceeds from sale of capital stock	17,737	1,773,698	—	—	1,773,698
Redemption of capital stock	(14,550)	(1,454,959)	—	—	(1,454,959)
Net Income	—	—	134,132	—	134,132	134,132
Other comprehensive Income (loss)
Net unrealized gain on available-for-sale securities				2,240	2,240	2,240
Net unrealized gain on hedging activity	—	—	—	1,443	1,443	1,443
Additional minimum liability on Benefit Equalization Plan	—	—	—	(476)	(476)	(476)
Cash dividends ($1.83 per share) on capital stock	—	—	(51,997)	—	(51,997)

						$137,339

Balance, December 31, 2004	36,550	3,655,047	223,434	649	3,879,130

Proceeds from sale of capital stock	4,734	473,421	—	—	473,421
Redemption of capital stock	(5,769)	(576,927)	—	—	(576,927)
Net Income			59,298	—	59,298	59,298
Other comprehensive Income (loss)
Net unrealized gain on available-for-sale securities				287	287	287
Net unrealized gain on hedging activity	—	—	—	10,545	10,545	10,545
Cash dividends ($3.05 per share) on capital stock	—	—	(27,464)		(27,464)

Balance, March 31, 2005	35,515	$3,551,541	$255,268	$11,481	$3,818,290	$70,130

*	putable

**	Includes restricted retained earnings of $1,343 at March 31, 2005 and $0 at March 31, 2004 and December 31, 2004.

The accompanying notes are an integral part of these unaudited financial statements.

Federal Home Loan Bank of New York
Statements of Cash Flow (unaudited)—(in thousands)
For the three months ended March 31, 2005 and 2004

	Three months ended March 31,
	2005	2004
Operating Activities

Net Income	$59,298	$27,145
Cumulative effect of change in accounting principle	(1,109)	1,305

Income before cumulative effect of change in accounting principle	58,189	28,450

Adjustments to reconcile net income before cumulative effect of change in accounting principle to net cash provided by operating activities
Depreciation and amortization
Net premiums and discounts on consolidated obligations, investments, and mortgage loans	34,742	784
Concessions on consolidated obligations	2,763	5,489
Amortization of basis on hedges	(183)	—
Premises and equipment	1,035	922
Provision for credit losses on mortgage loans	34	—
(Gain) loss due to change in net fair value adjustments on derivatives and hedging activities	(8,605)	439
Losses on extinguishment of debt	3,760	—
(Decrease) increase in accrued interest receivable	(7,648)	6,157
(Decrease) in derivative assets, net accrued interest	(59,480)	(20,946)
Increase (decrease) in derivative liabilities, net accrued interest	14,968	(14,952)
(Increase) Decrease in other assets	(2,389)	11,918
Increase (decrease) in Affordable Housing Program liability	1,445	(6,145)
Increase in accrued interest payable	39,615	19,136
Increase in REFCORP liability	3,532	6,786
Increase in other liabilities	7,555	28,744

Total adjustments	31,144	38,332

Net cash provided by operating activities	89,333	66,782

Investing activities

Net (increase) in interest-bearing deposits	(1,169,402)	(4,203,414)
Net (increase) decrease in Federal funds sold	(118,000)	1,049,000
Purchase of held-to-maturity securities	(381,260)	(1,004,627)
Proceeds from maturities of held-to-maturity securities	742,945	816,829
Proceeds from maturities of available-for-sale securities	35,023	—
Principal collected on advances	114,843,709	147,462,261
Advances made	(109,694,477)	(148,013,703)
Purchase of mortgage loans held for investment	(162,873)	(276,339)
Principal collected on mortgage loans held for investment	33,866	181,576
Principal collected on other loans made	59	54
Net decrease in deposits with other FHLBanks’ mortgage programs	—	(65)
(Increase) in premises and equipment	(603)	(164)

Net cash provided by (used in) investing activities	4,128,987	(3,988,592)

The accompanying notes are an integral part of these unaudited financial statements.

Federal Home Loan Bank of New York

Statements of Cash Flow (unaudited), continued — (in thousands)
For the three months ended March 31, 2005 and 2004

	Three months ended March 31,
	2005	2004
Financing activities

Net (decrease) increase in deposits	$(26,491)	$771,984
Net increase in other borrowings	1,020	—
Net increase in loans from other FHLBanks	—	300,000
Net proceeds from issuance of consolidated obligation bonds	6,552,171	7,593,717
Net proceeds from issuance of consolidated obligation discount notes	158,998,377	263,161,148
Payments for maturing consolidated obligation bonds	(6,916,327)	(7,760,600)
Payments for maturing/retiring consolidated obligation discount notes	(162,599,809)	(260,171,628)
Proceeds from issuance of capital stock	473,421	400,472
Payments for redemption of capital stock	(576,926)	(344,997)
Payments for redemption of mandatorily redeemable capital stock	(90,853)	(15,761)
Cash dividends paid	(27,467)	(12,543)

Net cash (used in) provided by financing activities	(4,212,884)	3,921,792

Net increase (decrease) in cash and cash equivalents	5,438	(18)
Cash and cash equivalents at beginning of the period	22,376	20,793

Cash and cash equivalents at end of the period	$27,814	$20,775

Supplemental disclosures:
Interest paid	$342,900	$398,629
AHP payments*	5,218	9,457
REFCORP payments**	11,294	(14,785)

Investing activities
Loans made to other FHLBanks	$—	$(890,000)
Principal collected on loans to other FHLBanks	—	850,000

Net change in loans to other FHLBanks	$—	$(40,000)

Financing activities
Proceeds from short-term borrowings from other FHLBanks	$100,000	$436,000
Payment of short-term borrowings from other FHLBanks	(100,000)	(136,000)

Net change in borrowings from other FHLBanks	$—	$300,000

*	AHP payments = (beginning accrual – ending accrual) + AHP assessment for the year, and represents funds released to the AHP program.

**	Negative balance for the first quarter of 2004 represents a net receivable due to an overpayment of REFCORP during the third quarter of 2003.

The accompanying notes are an integral part of these unaudited financial statements.

Federal Home Loan Bank of New York
Notes to Financial Statements—Unaudited

Basis of Presentation
The accompanying interim unaudited financial statements of the Federal Home Loan bank of New York have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of financial condition, results of operations, capital and cash flows for the interim periods have been made. . The results of operations for the three months ended March 31, 2005 are not necessarily indicative of the results of operations expected for the remainder of the year. The interim financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2004.

Background Information

The Federal Home Loan Bank of New York (“FHLBNY” or the “Bank”), a federally chartered corporation, is one of 12 district Federal Home Loan Banks (“FHLBanks”). The FHLBanks serve the public by enhancing the availability of credit for residential mortgages and targeted community development. The FHLBNY provides a readily available, low-cost source of funds to its member institutions. The FHLBNY is a cooperative, which means that current members own nearly all of the outstanding capital stock of the FHLBNY and may receive dividends on their investment. Regulated financial depositories and insurance companies engaged in residential housing finance may apply for membership.

Former members own the remaining capital stock to support business transactions still carried on the FHLBNY’s Statement of Condition. All members must purchase stock in the FHLBNY. As a result of these requirements, the FHLBNY conducts business with related parties in the normal course of business. As is the nature of a cooperative, the FHLBNY considers all members as related parties in addition to other FHLBanks. See Note 10 for more information.

The Federal Housing Finance Board (“Finance Board”), an independent agency in the executive branch of the United States Government, supervises and regulates the FHLBanks and the Office of Finance. The Finance Board’s principal purpose is to ensure that the FHLBanks operate in a safe and sound manner. In addition, the Finance Board ensures that the FHLBanks carry out their housing finance mission, remain adequately capitalized, and can raise funds in the capital markets. Also, the Finance Board establishes policies and regulations covering the operations of the FHLBanks. Each FHLBank operates as a separate entity with its own management, employees, and board of directors. The FHLBNY does not have any special purpose entities or any other type of off-balance sheet conduits.

The FHLBanks’ debt instruments (“consolidated obligations”) are the joint and several obligations of all the FHLBanks and are the primary source of funds for the FHLBanks. Deposits, other borrowings, and capital stock issued to members provide other funds. The FHLBanks primarily use these funds to provide advances to members and to purchase loans from members through its Mortgage Partnership Finance® (“MPF”®) program. Some FHLBanks also provide member institutions with correspondent services, such as wire transfer, security safekeeping, and settlement.

Federal Home Loan Bank of New York
Notes to Financial Statements—Unaudited

1.	Summary of Significant Accounting Policies

Use of Estimates
The preparation of financial statements requires management to make assumptions and estimates. These assumptions and estimates affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of income and expense. Actual results could differ from these estimates.

Federal Funds Sold
Federal funds sold represents short-term, unsecured lending to major banks. The amount of unsecured credit risk that may be extended to individual counterparties is commensurate with the counterparty’s credit quality, which is determined by credit ratings of counterparty’s debt securities or deposits as reported by nationally recognized statistical rating organizations. Federal funds sold are recorded at cost on settlement date, and interest is accrued using contractual rates.

Investments
The FHLBNY carries, at cost, investments for which it has both the ability and intent to hold to maturity, adjusted for the amortization of premiums and accretion of discounts using the level-yield method.

Under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,”(“SFAS 115”) changes in circumstances may cause the FHLBNY to change its intent to hold a certain security to maturity without calling into question its intent to hold other debt securities to maturity in the future. Thus, the sale or transfer of a held-to-maturity security due to certain changes in circumstances, such as evidence of significant deterioration in the issuer’s creditworthiness or changes in regulatory requirements, is not considered to be inconsistent with its original classification. Other events that are isolated, nonrecurring, and unusual for the FHLBNY that could not have been reasonably anticipated may cause the FHLBNY to sell or transfer a held-to-maturity security without necessarily calling into question its intent to hold other debt securities to maturity.

In addition, in accordance with SFAS 115, sales of debt securities that meet either of the following two conditions may be considered as maturities for purposes of the classification of securities: 1) the sale occurs near enough to its maturity date (or call date if exercise of the call is probable) that interest rate risk is substantially eliminated as a pricing factor and the changes in market interest rates would not have a significant effect on the security’s fair value, or 2) the sale of a security occurs after the FHLBNY has already collected a substantial portion (at least 85 percent) of the principal outstanding at acquisition due either to prepayments on the debt security or to scheduled payments on a debt security payable in equal instalments (both principal and interest) over its term.

The FHLBNY classifies certain investments that it may sell before maturity as Available-for-sale and carries them at fair value. The change in fair value of the Available-for-sale securities not being hedged by derivative instruments is recorded in Other comprehensive income as a net unrealized gain or loss on Available-for-sale securities. For Available-for-sale securities that have been hedged under a qualifying fair value hedge, the FHLBNY records the portion of the change in value related to the risk being hedged in other income as “Net realized and unrealized gain (loss) on derivatives and hedging activities” together with the related change in the fair value of the derivative, and records the remainder of the change in Other comprehensive income as “Net

Federal Home Loan Bank of New York
Notes to Financial Statements—Unaudited

unrealized gain (loss) on available-for-sale securities.” For Available-for-sale securities that have been hedged under a qualifying cash flow hedge, the FHLBNY records the effective portion of the change in value of the derivative related to the risk being hedged in Other comprehensive income as a “Net unrealized gain (loss) on hedging activities.” The ineffective portion is recorded in Other income and presented as “Net realized and unrealized gain (loss) on derivatives and hedging activities.”

The FHLBNY computes the amortization and accretion of premiums and discounts on mortgage-backed securities using the retrospective method over the contractual lives of securities. The retrospective life method requires a retrospective adjustment of the effective yield each time the FHLBNY changes the estimated life as if the new estimate had been known since the original acquisition date of the asset.

The FHLBNY computes the amortization and accretion of premiums and discounts on other investments using the level-yield method to the contractual maturity of the securities.

The FHLBNY computes gains and losses on sales of investment securities using the specific identification method and includes these gains and losses in other income. The FHLBNY treats securities purchased under agreements to resell as collateralized financings.

The FHLBNY regularly evaluates outstanding investments for impairment and determines if unrealized losses are temporary based in part on the creditworthiness of the issuers and the underlying collateral as well as a determination of the FHLBNY’s intent to hold such securities through to recovery of the unrealized losses. If there is an other-than-temporary impairment in value of an investment, the decline in value is recognized as a loss and presented in the Statement of Income as a loss on securities. The FHLBNY has not experienced any other-than-temporary impairment in value of investments during any periods reported.

Advances
The FHLBNY presents advances, net of unearned commitment fees and discounts on advances for the Affordable Housing Program (AHP), as discussed below. The FHLBNY credits interest on advances to income as earned using the interest method. Following the requirements of the Federal Home Loan Bank Act of 1932 (the “Act”), as amended, the FHLBNY obtains sufficient collateral on advances to protect it from losses. The Act limits eligible collateral to certain investment securities, residential mortgage loans, cash or deposits with the FHLBNY, and other eligible real estate-related assets. As Note 7 more fully describes, community financial institutions (FDIC-insured institutions with assets of $548 million or less during 2004) are subject to more expanded statutory collateral rules for small business and agricultural loans. The FHLBNY has not incurred any credit losses on advances since its inception. Based upon the collateral held as security on the advances and repayment history, management of the FHLBNY believes that an allowance for credit losses on advances is unnecessary.

Mortgage Loans and Participations
The FHLBNY participates in the MPF program by purchasing conventional mortgage loans from its participating members, herein after referred to as Participating Financial Institutions (“PFI”). Federal Housing Administration (“FHA”) and Veterans Administration (“VA”) insured loans purchased aggregate about 1.43% of the remaining outstanding mortgage loans held for investment at March 31, 2005. The FHLBNY manages the liquidity, interest rate and prepayment option risk of the MPF loans, while the members retain servicing activities. The FHLBNY and the PFI share the credit risks of the uninsured MPF loans by structuring potential credit losses into layers.

Federal Home Loan Bank of New York
Notes to Financial Statements—Unaudited

Collectibility of the loans is first supported by liens on the real estate securing the loan. For conventional mortgage loans, additional loss protection is provided by private mortgage insurance (“PMI”) required for MPF loans with a loan-to-value ratio of more than 80% at origination, which is paid for by the borrower. Credit losses are absorbed by the First Loss Account (“FLA”), for which the maximum exposure is estimated to be $12.5 million and $11.7 million at March 31, 2005 and December 31, 2004. The aggregate amount of FLA is memorialized and tracked but is neither recorded nor reported as a loan loss reserve in the FHLBNY’s financial statements. If “second losses” beyond this layer are incurred, they are absorbed through a credit enhancement provided by the PFI. The credit enhancement held by PFIs ensures that the lender retains a credit stake in the loans it originates. For managing this risk, PFIs receive monthly “credit enhancement fees” from the FHLBNY.

The amount of the credit enhancement is computed with the use of a Standard & Poor’s model to determine the amount of credit enhancement necessary to bring a pool of uninsured loans to “AA” credit risk. The credit enhancement becomes an obligation of the PFI. For taking on the credit enhancement obligation, the PFI receives a credit enhancement fee that is paid by the FHLBNY. For certain MPF products, the credit enhancement fee is accrued and paid each month. For other MPF products, the credit enhancement fee is accrued and paid monthly 12 months in arrears.

Delivery commitment fees are charged to a PFI for extending the scheduled delivery period of the loans. Pair-off fees may be assessed and charged to PFI when the settlement of the delivery commitment 1) fails to occur, or 2) the principal amount of the loan purchased by the FHLBNY under a delivery commitment is not equal to the contract amount beyond established limits. The related amounts are not significant for all periods reported.

The FHLBNY defers and amortizes premiums and discounts as interest income over the contractual life of the related mortgage loans. The FHLBNY records credit enhancement fee expense in interest income from mortgage loans, and records other non-origination fees, such as delivery commitment extension fees and pair-off fees, in Other income. The FHLBNY classifies mortgage loans as held-for-investment and, accordingly, reports them at their principal amount outstanding, net of premiums and discounts.

The FHLBNY places a mortgage loan on non-accrual status when the collection of the contractual principal or interest is 90 days or more past due. When a mortgage loan is placed on non-accrual status, accrued but uncollected interest is reversed against interest income. The FHLBNY records cash payments received on non-accrual loans as interest income and a reduction of principal.

Allowance for loan losses - Management performs periodic reviews of its portfolio to identify the losses inherent within the portfolio and to determine the likelihood of collection of the portfolio. Mortgage loans, that are either classified under regulatory criteria (Special Mention, Sub-standard, or Loss) or past due, are separated from the aggregate pool, and evaluated separately for impairment.

If adversely classified, or on non-accrual status, reserves for mortgage loans, except FHA and VA insured loans, are analyzed under liquidation scenarios on a loan level basis, and identified losses greater than $1,000 are fully reserved. FHA and VA insured mortgage loans have minimal inherent credit risk; risk generally arises mainly from the servicer defaulting on their obligations. FHA and VA mortgage loans, if adversely classified, will have reserves established only in the event of a default of a PFI. Reserves are based on the estimated costs to recover any uninsured portion of the MPF loan.

Federal Home Loan Bank of New York
Notes to Financial Statements—Unaudited

Management of the FHLBNY identifies inherent losses through analysis of the conventional loans (not FHA and VA insured loans) that are not classified or past due. In the absence of historical loss data, the practice is to look at loss histories of pools of loans, at other financial institutions, with similar characteristics to determine a reasonable basis for loan loss allowance. Management continues to evaluate this practice for appropriateness.

The FHLBNY also holds participation interest in residential and community development mortgage loans through its pilot Community Mortgage Asset (“CMA”) program. Acquisition of participations under the CMA program were suspended indefinitely in November 2001, and the outstanding balance was down to $11.2 million at March 31, 2005. If adversely classified, CMA loans will have additional reserves established based on the shortfall of the underlying estimated liquidation value of collateral to cover the remaining balance of the CMA loan. Reserve values are calculated by subtracting the estimated liquidation value of the collateral (after sale value) from the current remaining balance of the CMA Loan.

The FHLBNY has established an allowance for credit losses in the amount of $541,000 and $507,000 as of March 31, 2005 and December 31, 2004.

Affordable Housing Program
The FHLBank Act requires each FHLBank to establish and fund an AHP (see Note 8). The FHLBNY charges the required funding for AHP to earnings and establishes a liability. The AHP funds provide subsidies to members to assist in the purchase, construction, or rehabilitation of housing for very low-, low-, and moderate-income households. The FHLBNY also issues AHP advances at interest rates below the customary interest rate for non-subsidized advances. When the FHLBNY makes an AHP advance, the present value of the variation in the cash flow caused by the difference between the AHP advance interest rate and the Bank’s related cost of funds for comparable maturity funding is charged against the AHP liability. It is then recorded as a discount on the AHP advance. The amount of such discounts recognized was inconsequential for all periods reported. As an alternative, the FHLBNY has the authority to make the AHP subsidy available to members as a grant.

Certain advances under the Community lending program are offered to members at favorable rates as part of the FHLBNY’s mission related program. The interest income recognized is based on contractual terms. The rates are slightly lower than market rates but never less than the FHLBNY’s cost of funds. Advances offered through these programs are fully collateralized.

AHP assessment is based on a fixed percentage of annual net income before assessments and before adjustment for dividends associated with mandatorily redeemable capital stock reported as an expense under SFAS 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". If the FHLBNY incurs a loss for the entire year, no assessment or assessment credit is due or accrued.

Prepayment Fees
The FHLBNY charges its members a prepayment fee when members prepay certain advances before the original maturity. The FHLBNY reports prepayment fees associated with hedged advances and the corresponding gains or losses from the termination of the advances in interest

Federal Home Loan Bank of New York
Notes to Financial Statements—Unaudited

income from advances. Prepayment fees not associated with hedged advances are also reported in interest income from advances.

When terms are modified for an existing advance, the FHLBNY evaluates whether the advance meets the criteria to qualify as a modification of an existing advance or a new advance. If the advance qualifies as a modification, the net fee on the prepaid advance is deferred, recorded in the basis of the advance, and amortized over the life of the modified advance. This amortization is recorded in advance interest income. If the modified advance is hedged, it is marked to fair value after the amortization of the basis adjustment. This amortization results in offsetting amounts being recorded in Interest income and Net realized and unrealized gain (loss) on derivatives and hedging activities in Other income. Amortization amounted to $931,000 and $941,000, for the three months ended March 31, 2005 and 2004. Amortization is reported in Net unrealized and realized gain (loss) on derivatives and hedging activities.

If the advance is determined to be a new advance, net prepayment fees are recorded in Interest income from advances.

Commitment Fees
The FHLBNY records the present value of fees receivable from standby letters of credit as an asset and an offsetting liability for the obligation to stand ready. Fees, which are generally received for one year in advance, are recorded as unrecognized standby commitment fees (deferred credit) and amortized monthly over the commitment period. The amount of fees is not significant for all periods reported.

Derivatives
Accounting for derivatives is addressed in Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities — Deferral of Effective Date of FASB Statement No. 133, SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, and SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (herein referred to as “SFAS 133”). All derivatives are recognized on the balance sheet at their fair values. Each derivative is designated as one of the following:

(1)	a hedge of the fair value of a recognized asset or liability or an unrecognized firm commitment (a “fair value” hedge);

(2)	a hedge of a forecasted transaction or the variability of cash flows that are to be received or paid in connection with a recognized asset or liability (a “cash flow” hedge);

(3)	a hedge of the foreign currency component of a hedged item in a fair value or cash flow hedge;

(4)	a non-qualifying hedge of an asset or liability (“economic hedge”) for asset-liability management purposes; or

(5)	a non-qualifying hedge of another derivative (an “intermediation” hedge) that is offered as a product to members or used to offset other derivatives with non-member counterparties.

Changes in the fair value of a derivative not qualifying as a hedge are recorded in current period earnings with no fair value adjustment to an asset or liability. Both the net interest on the derivative and the fair value adjustments are recorded in other income as “net realized and unrealized gain (loss) on derivatives and hedging activities.”

Federal Home Loan Bank of New York
Notes to Financial Statements—Unaudited

The FHLBNY routinely issues debt and makes advances in which a derivative instrument is “embedded.” Upon execution of these transactions, the FHLBNY assesses whether the economic characteristics of the embedded derivative are clearly and closely related to the economic characteristics of the remaining component of the advance or debt (the host contract) and whether a separate, non-embedded instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument. If the FHLBNY determines that (1) the embedded derivative has economic characteristics that are not clearly and closely related to the economic characteristics of the host contract and (2) a separate, stand-alone instrument with the same terms would qualify as a derivative instrument, the embedded derivative would be separated from the host contract, carried at fair value. However, if the entire contract (the host contract and the embedded derivative) is to be measured at fair value, with changes in fair value reported in current earnings (such as an investment security classified as “trading” under SFAS 115, Accounting for Certain Investments in Debt and Equity Securities), or if the FHLBNY cannot reliably identify and measure the embedded derivative for purposes of separating that derivative from its host contract, the entire contract would be carried on the balance sheet at fair value and no portion of the contract is designated as a hedging instrument.

When hedge accounting is discontinued because the FHLBNY determines that the derivative no longer qualifies as an effective fair value hedge of an existing hedged item, the FHLBNY continues to carry the derivative on the balance sheet at its fair value, ceases to adjust the hedged asset or liability for changes in fair value, and begins amortizing the cumulative basis adjustment on the hedged item into earnings over the remaining life of the hedged item using a method which closely approximates the level-yield methodology.

When hedge accounting is discontinued because the FHLBNY determines that the derivative no longer qualifies as an effective cash flow hedge of an existing hedged item, the FHLBNY continues to carry the derivative on the balance sheet at its fair value and reclassifies the cumulative other comprehensive income adjustment to earnings when earnings are affected by the existing hedge item, which is the original forecasted transaction.

Under limited circumstances, when the FHLBNY discontinues cash flow hedge accounting because it is no longer probable that the forecasted transaction will occur in the originally expected period plus the following two months, but it is probable the transaction will still occur in the future, the gain or loss on the derivative remains in accumulated other comprehensive income and is recognized as earnings when the forecasted transaction affects earnings. However, if it is probable that a forecasted transaction will not occur by the end of the originally specified time period or within two months after that, the gains and losses that were accumulated in other comprehensive income are recognized immediately in earnings.

When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the FHLBNY continues to carry the derivative on the balance sheet at its fair value, removing from the balance sheet any asset or liability that was recorded to recognize the firm commitment and recording it as a gain or loss in current period earnings.

During the second quarter of 2004, the FHLBNY changed its manner of assessing effectiveness for certain highly-effective hedging relationship transactions used since the adoption of SFAS 133 on January 1, 2001. See Note 2 for more information.

Federal Home Loan Bank of New York
Notes to Financial Statements—Unaudited

Mandatorily Redeemable Capital Stock
The FHLBanks adopted SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS 150") as of January 1, 2004. In compliance with SFAS 150, the FHLBNY reclassifies stock subject to redemption from equity to liability once a member exercises a written redemption right, gives notice of intent to withdraw from membership, or attains non-member status by merger or acquisition, charter termination, or involuntary termination from membership. Shares of capital stock meeting this definition are reclassified to a liability at fair value. Unpaid dividends related to capital stock classified as a liability are accrued at the expected dividend rate and reported as interest expense in the Statements of Income. The repayment of these mandatorily redeemable financial instruments is reflected as a cash outflow in the financing activities section of the Statements of Cash Flows.

The FHLBNY reports capital stock subject to mandatory redemption at the redemption value of the stock, which is par plus accrued dividends. The FHLBanks have a unique cooperative structure. Stocks can only be acquired by members at par value and redeemed at par value. Stock is not traded and no market mechanism exists for the exchange of stock outside the cooperative structure.

Premises and Equipment
The FHLBNY recorded premises and equipment at cost less accumulated depreciation and amortization of approximately $12,598,000, and $13,030,000 as of March 31, 2005 and December 31, 2004. Depreciation and amortization expense was $1,035,000 and $922,000 for the three months ended March 31, 2005 and 2004. The FHLBNY computes depreciation and amortization using the straight-line method over the estimated useful lives of assets ranging from three to thirteen years. It amortizes leasehold improvements on the straight-line basis over the shorter of the estimated useful life of the improvement or the remaining term of the lease. The Bank capitalizes improvements and major renewals but expenses ordinary maintenance and repairs when incurred. The FHLBNY includes gains and losses on disposal of premises and equipment in Other income. The net realized gain (loss) on disposal of premises and equipment was not significant for all periods reported.

Concessions on Consolidated Obligations
The FHLBNY defers and amortizes concessions over the contractual maturity of the bonds, using a methodology which closely approximates the level-yield method. Concessions are paid to dealers in connection with the sale of consolidated obligation bonds. The Office of Finance prorates the amount of the concession to the FHLBNY based upon the percentage of the debt issued that is assumed by the FHLBNY. Unamortized concessions were $22,672,000 and $20,127,000 as of March 31, 2005 and December 31, 2004, and were included in Other assets. Amortization of such concessions, included in consolidated obligation interest expense, totaled $3,270,000 and $5,945,000, for the three months ended March 31, 2005 and 2004. The FHLBNY charges to expense as incurred the concessions applicable to the sale of consolidated obligation discount notes because of their short maturities. These amounts are also recorded in consolidated obligations interest expense.

Discounts and Premiums on Consolidated Obligations
The FHLBNY expenses the discounts on consolidated obligation discount notes, using the level-yield method, over the term of the related notes and amortizes the discounts and premiums on callable and non-callable consolidated bonds, also using the level-yield method, over the term to maturity of the consolidated obligation bonds.

Federal Home Loan Bank of New York
Notes to Financial Statements—Unaudited

Resolution Funding Corporation (REFCORP) Assessments
Although the FHLBNY is exempt from ordinary federal, state, and local taxation except for local real estate tax, it is required to make payments to REFCORP. Each FHLBank is required to pay 20% of net earnings after AHP to REFCORP. The FHLBank will expense this amount until the aggregate amounts actually paid by all twelve FHLBanks are equivalent to a $300 million annual annuity whose final maturity date is April 15, 2030, at which point the required payment of each FHLBank to REFCORP will be fully satisfied. The Finance Board, in consultation with the Secretary of the Treasury, will select the appropriate discounting factors to be used in this annuity calculation. The cumulative amount to be paid to REFCORP by the FHLBNY is not determinable at this time, due to the interrelationships of all future FHLBanks’ earnings. The FHLBanks’ payments through 2004 defease all future benchmark payments after the second quarter of 2019 and $45 million of the $75 million benchmark payment for the second quarter of 2019. Because the Assessment is based on net income at all the FHLBanks, which cannot be forecasted with reasonable certainty, the timing of the satisfaction of the REFCORP assessment cannot be predicted.

REFCORP assessment, as discussed above, is based on a fixed percentage of net income after AHP assessment. If a full-year loss is incurred, no assessment or assessment credit is due or accrued.

Finance Board and Office of Finance Expenses
The FHLBNY is assessed for its proportionate share of the costs of operating the Finance Board and the Office of Finance. The Finance Board is authorized to impose assessments on the FHLBanks, including FHLBNY, in amounts sufficient to pay the Finance Board’s annual operating expenses. Each FHLBank is assessed a prorated amount based on each FHLBank’s capital stock outstanding as a percentage of total capital stock of all 12 FHLBanks.

The Office of Finance is also authorized to impose assessments on the FHLBanks, including the FHLBNY, in amounts sufficient to pay the Office of Finance’s annual operating and capital expenditures. Each FHLBank is assessed a prorated amount based on the amount of capital stock outstanding, the volume of consolidated obligations issued, and the amount of consolidated obligations outstanding as percentage of the total of the items for all 12 FHLBanks.

Estimated Fair Values
Many of the Bank’s financial instruments lack an available trading market, characterized by transactions between a willing buyer and a willing seller engaging in an exchange transaction. Therefore, the FHLBNY uses significant estimates and present-value calculations when disclosing estimated fair values. Note 20 details the estimated fair values of the Bank’s financial instruments.

Earnings per Common Share
SFAS 128 addresses the presentation of basic and diluted earnings per share (“EPS”) in the income statement. Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if convertible securities or other contracts to issue common stock were converted or exercised into common stock. Capital stock classified as mandatorily redeemable capital stock is excluded from this calculation. Basic and diluted earnings per share are the same for the FHLBNY as the Bank has no additional potential common shares that may be dilutive.

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

Cash Flows

In the statements of cash flows, the FHLBNY considers Cash and due from banks as Cash and cash equivalents.

Reclassifications

Certain amounts in the 2004 financial statements have been reclassified to conform to the 2005 presentation. In particular, for the three months ended March 31, 2004, the FHLBNY has reclassified prepayment fee income on the Statements of Income. Previously, prepayment fee income was classified as separate line item within Other income. These amounts have been reclassified and are now included in Interest Income for the three months ended March 31, 2004. As a result of this reclassification, net interest income after provisions for credit losses, and Other Income were adjusted by $1,114,000 for the three months ended March 31, 2004. (See Note 7).

The FHLBNY has reclassified $1,343,000 to “restricted retained earnings” as of March 31, 2005 representing the unpaid principal balance of certain acquired mortgages with a credit rating below an established minimum. The amount of the “restricted retained earnings” will decline as the balance on those assets declines or until the FHLBNY converts to its new capital structure plan in the fourth quarter of 2005. The restriction on the FHLBNY’s retained earnings had no impact on the results of operations, and was not material to the FHLBNY’s capital or unrestricted retained earnings and represents less than four cents per share on the FHLBNY’s 36 million shares of capital stock outstanding as of March 31, 2005.

2.	Changes in Accounting Principles, and Recently Issued Accounting Standards & Interpretations

Change in Accounting Principle for Amortization and Accretion of Premiums and Discounts on Mortgage Loans

Amortization and accretion on premiums and discounts on mortgage loans have been computed by the contractual method in accordance with Statement of Financial Accounting Standards No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases” (“FAS 91”), beginning in the quarter ended March 31, 2005. Previously, amortization and accretion of premiums and discounts was computed using the retrospective method with estimated life, which requires a retrospective adjustment each time the FHLBNY changes the estimated remaining life of the mortgage loans. The retrospective method is intended to correct prior period reported amounts as if the new estimate had been known since the original acquisition date of the mortgage loans. While both methods are acceptable under GAAP, we believe that the contractual method is preferable because under the contractual method, the income effects of premiums and discounts are recognized in a manner that is reflective of the actual behavior of the mortgage loans during the period in which the behavior occurs without regard to changes in estimates based on assumptions about future borrower behavior. As a result of the change in accounting principle, income of $1.1 million, before assessments, was recorded on January 1, 2004 as a cumulative effect of change in accounting principle.

Change in Accounting Principle — Adoption of SFAS 150

The FASB issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”) in May 2003. This statement establishes a standard for how certain financial instruments with characteristics of both liabilities and equity are classified in the financial statements and provides accounting guidance for, among other things, mandatorily redeemable financial instruments.

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

The FHLBNY adopted SFAS 150 as of January 1, 2004 as it met the definition of a non-public entity as defined in SFAS 150. In analyzing the conclusion regarding the appropriate effective date applicable, the FHLBNY considered the FASB guidance regarding the application of the effective dates to nonpublic entities as outlined in FAS 150 and in FSP FAS 150-3, Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable noncontrolling Interests under FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. For mandatorily redeemable financial instruments of a nonpublic entity, FAS 150 was effective for existing or new contracts for fiscal periods beginning after December 15, 2003. FSP FAS 150-3 extended the effective date for mandatorily redeemable financial instruments issued by nonpublic entities that were not SEC registrants or otherwise met the definition as defined in footnote 1 of that Standard. FAS 150 defines a nonpublic entity as “any entity other than one (a) whose equity securities trade in a public market either on a stock exchange (domestic or foreign) or in the over-the-counter market, including securities quoted only locally or regionally, (b) that makes a filing with a regulatory agency in preparation for the sale of any class of equity securities in a public market, or (c) that is controlled by an entity covered by (a) or (b)”.

The FHLBank System is comprised of twelve district FHLBanks, which are separate cooperatives whose member financial institutions own all of the capital stock in each respective FHLBank. Member shares are not and will not be publicly traded and cannot be purchased or sold except between an FHLBank and its members and only at their $100 per share par value. The FHLBanks are each in the process of registering their capital stock with the SEC, but not for the purpose of any public sale of those equity securities, which is prohibited by law. Based on the characteristics of the FHLBNY’s stock and the definition in FAS 150 of a nonpublic entity, the FHLBNY concluded that the FHLBanks, including the FHLBNY are nonpublic entities. This conclusion is based on the fact that the FHLBNY does do not have any equity securities which trade in a public market; future filings with the SEC are not in anticipation of the sale of equity securities in a public market, as the FHLBanks, including the FHLBNY, are prohibited by law from ever doing so. The FHLBanks are not controlled by an entity, which has equity securities traded or contemplated to be traded in a public market.

An adoption date of January 1, 2004 is also consistent with the transition rules of FAS 150 as they apply to a calendar year-end SEC registrant that had public debt outstanding but whose equity was not publicly traded. Applying FAS 150 on this date would make the FHLBNY’s financial statements consistent with all other entities that do not have publicly traded equity but that have either publicly traded debt or are otherwise deemed an SEC registrant.

In accordance with the transition provisions of SFAS 150, the FHLBNY recorded the cumulative effect adjustment loss of $1,305,000 as of January 1, 2004. The adjustment was with respect to dividends paid on January 31, 2004 for the quarter-ended December 31, 2003 on capital stock that was considered to be mandatorily redeemable on January 1, 2004. In accordance with the FHLBNY’s interpretation of SFAS 150, the dividend was treated as part of the redemption value of the stock.

In addition, on January 1, 2004, the FHLBank reclassified $357,887,000 of its outstanding capital stock to “Mandatorily redeemable capital stock” in the liability section of the Statements of Condition. Dividends on mandatorily redeemable capital stock were reported as interest expense in the amount of $669,000 and $2,657,000 for the three months ended March 31, 2005 and 2004 respectively.

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

Although the mandatorily redeemable capital stock is not included in capital for financial reporting purposes, based on guidance from the Finance Board, such outstanding stock is considered capital for regulatory purposes. See Note 15 for more information, including significant restrictions on stock redemption.

Proposed rule under EITF 03-01

EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. In March 2004, the FASB reached a consensus regarding the application of an impairment model to determine whether investments are other-than-temporarily impaired. The provisions of this rule are required to be applied prospectively to all current and future investments accounted for in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. On September 15, 2004, the FASB issued proposed FASB Staff Position (FSP) EITF 03-1-a, Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1, “The Meaning of Other-Than Temporary Impairment and Its Application to Certain Investments” (“FSP EITF 03-1-a”) to provide guidance on the application of paragraph 16 of EITF 03-1 to debt securities that are impaired because of interest rate and/or sector spread increases. On September 30, 2004, the FASB issued FSP EITF Issue 03-1-1, Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, “The Meaning of Other-Than Temporary Impairment and Its Application to Certain Investments” (“FSP EITF 03-1-1”), which deferred the effective date of the impairment measurement and recognition provisions contained in specific paragraphs of EITF 03-1 and expanded the scope of proposed FSP EITF 03-1-a to include all securities, not only debt securities. The comment period for proposed FSP EITF 03-1-a ended on October 29, 2004 and the effective date has been deferred indefinitely. The deferral of the effective date for paragraphs 10-20 of EITF 03-1 as reported in FSP EITF 03-1-1 will be superseded concurrently with the final issuance of proposed FSP EITF Issue 03-1-a.

The FHLBNY does not expect the new rules to have a material impact on its results of operations at the time of adoption. The FHLBNY purchases investments for its held-to-maturity portfolio only when it has the intent and financial ability to hold the investments to maturity. See Note 5 and 6 for impairment disclosures related to Held-to-maturity and available for-sale-securities.

Accounting for share-based payments

In December 2004, the FASB issued SFAS 123R, which revises SFAS 123 and supersedes APB 25. In March 2005, the SEC issued SAB 107 which provides interpretive guidance on SFAS 123R. Accounting and reporting under SFAS 123R is generally similar to the SFAS 123 approach. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS 123R permits adoption using one of two methods – modified prospective or modified retrospective. The FHLBNY does not expect this rule to have any impact on its results of operation, since the FHLBNY does not provide stock based compensation.

3.	Cash and Due from Banks

Cash on hand, cash items in the process of collection, and amounts due from correspondent banks and the Federal Reserve Banks are included in cash.

Compensating Balances

The FHLBNY maintained average required clearing balances with various Federal Reserve Banks of approximately $1,000,000 for the three months ended March 31, 2005 and year ended December

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

31, 2004. These are required clearing balances and may not be withdrawn; however, the FHLBNY may use earnings credits on these balances to pay for services received from the Federal Reserve Banks.

Pass-through Deposit Reserves

The FHLBNY acts as a pass-through correspondent for member institutions required to deposit reserves with the Federal Reserve Banks. Pass-through reserves deposited with Federal Reserve Banks were $59,565,000 and $54,082,000 as of March 31, 2005 and December 31, 2004. The FHLBNY includes member reserve balances in Other liabilities in the Statements of Condition.

4.	Interest-Bearing Deposits

Interest-bearing deposits consist of deposits at financial institutions and certificates of deposit issued by banks and financial institutions. As of March 31, 2005 and December 31, 2004, interest-bearing deposits included cash pledged as collateral of $536,077,000 and $1,092,000,000 to broker dealers and banks who have credit risk exposure related mainly to derivative contracts.

5.	Held-to-Maturity Securities

Held-to-maturity securities consist of mortgage- and asset-backed securities (collectively mortgage-backed securities or “MBS”), and state and local housing finance agency bonds. Held-to-maturity securities included securities issued by the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Co. (“Freddie Mac”). Neither Fannie Mae nor Freddie Mac are agencies of the U.S. Government nor are their securities guaranteed by the U.S. Government.

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

Major Security Types

The amortized cost, gross unrealized gains and losses and the fair value of Held-to-maturity securities were as follows (in thousands):

	March 31, 2005
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
State or local housing agency obligations	$1,045,908	$19,769	$—	$1,065,677
Mortgage-backed securities	10,463,964	137,753	(92,795)	10,508,922

Total	$11,509,872	$157,522	$(92,795)	$11,574,599

	December 31, 2004
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
State or local housing agency obligations	$1,056,982	$26,669	$(718)	$1,082,933
Mortgage-backed securities	10,813,692	220,060	(21,808)	11,011,944

Total	$11,870,674	$246,729	$(22,526)	$12,094,877

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

Temporary Impairment

The following table summarizes Held-to-maturity securities with fair values below their amortized cost, i.e., in an unrealized loss position, as of March 31, 2005 and December 31, 2004. The fair values and unrealized losses are aggregated by major security type and rating, and by the length of time individual securities have been in a continuous unrealized loss position. Securities to which different rating levels have been assigned by different rating agencies, i.e., split ratings, are assigned to the lower rating category.

The FHLBNY has both the intent and financial ability to hold the temporarily impaired securities to recovery of their value. In addition, the FHLBNY has reviewed the investment security holdings and determined, based on creditworthiness of the securities and including any underlying collateral and/or insurance provisions of the security, that unrealized losses in the analysis below represent temporary impairment at March 31, 2005 and December 31, 2004.

Temporary impairment at March 31, 2005 (in thousands):

	Less than 12 months		12 months or more
	Estimated Fair	Unrealized	Estimated Fair	Unrealized
	Value	Losses	Value	Losses
Mortgage- and residential asset-backed securities - fixed rate
AAA-rated	$4,177,732	$54,374	$1,564,855	$38,413
AA-rated	—	—	—	—
Below AA	—	—	—	—
Mortgage- and residential asset-backed securities - variable rate
AAA-rated	12,586	8	—	—
AA-rated	—	—	—	—
Below AA	—	—	—	—

	4,190,318	54,382	1,564,855	38,413

State and local housing finance agencies- fixed rate
AAA-rated	—	—	—	—
AA-rated	—	—	—	—
Below AA	—	—	—	—
State and local housing finance agencies- variable rate
AAA-rated	—	—
AA-rated	—	—
Below AA	—	—	—	—

	—	—	—	—

Total temporarily impaired	$4,190,318	$54,382	$1,564,855	$38,413

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

Temporary impairment at December 31, 2004 (in thousands):

	Less than 12 months		12 months or more
	Estimated Fair	Unrealized	Estimated Fair	Unrealized
	Value	Losses	Value	Losses
Mortgage- and residential asset-backed securities - fixed rate
AAA-rated	$3,904,642	$21,212	$7,357	$236
AA-rated	—	—	—	—
Below AA	—	—	—	—
Mortgage- and residential asset-backed securities - variable rate
AAA-rated	181,751	360	—	—
AA-rated	—	—	—	—
Below AA	—	—	—	—

	4,086,393	21,572	7,357	236

State and local housing finance agencies- fixed rate
AAA-rated	—	—	—	—
AA-rated	—	—	—	—
Below AA	—	—	—	—
State and local housing finance agencies- variable rate
AAA-rated	—	—	39,645	355
AA-rated	—	—	24,636	363
Below AA	—	—	—	—

	—	—	64,281	718

Total temporarily impaired	$4,086,393	$21,572	$71,638	$954

Redemption Terms

The amortized cost and estimated fair value of Held-to-maturity securities, by contractual maturity, are shown below (in thousands). Expected maturities of some securities and mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment fees.

	March 31, 2005		December 31, 2004
	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value
Due in one year or less	$—	$—	$—	$—
Due after one year through five years	—	—	—	—
Due after five years through ten years	48,063	49,372	48,063	50,156
Due after ten years	997,845	1,016,305	1,008,919	1,032,777

	1,045,908	1,065,677	1,056,982	1,082,933

Mortgage-backed securities	10,463,964	10,508,922	10,813,692	11,011,944

Total	$11,509,872	$11,574,599	$11,870,674	$12,094,877

The amortized cost of mortgage-backed securities, net of premiums, classified as Held-to-maturity were $23,005,000 and $26,319,000 as of March 31, 2005 and December 31, 2004. Amortization

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

expense, net of accretion, that was reported in interest income was $0.9 million and ($3.7) million for the three months ended March 31, 2005 and 2004.

Interest Rate Payment Terms

The following table summarizes interest rate payment terms for securities classified as held-to-maturity (in thousands):

	March 31, 2005	December 31, 2004
Amortized cost of held-to-maturity securities other than mortgage - backed securities
Fixed-rate	$352,313	$355,902
Variable-rate	693,595	701,080

	1,045,908	1,056,982

Amortized cost of held-to-maturity mortgage related securities
Pass through securities
Fixed-rate	5,743,989	5,760,446
Variable-rate	1,116,269	1,321,394
Collateralized mortgage obligations
Fixed-rate	3,562,701	3,687,353
Variable-rate	41,005	44,499

	10,463,964	10,813,692

Total	$11,509,872	$11,870,674

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

6.	Available-for-Sale Securities

Available-for-sale securities consisted of variable-rate mortgage-backed securities. Unrealized gains and losses are summarized as follows (in thousands).

	March 31, 2005
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Mortgage-backed securities	$676,093	$2,527	$—	$678,620

Total	$676,093	$2,527	$—	$678,620

	December 31, 2004
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Mortgage-backed securities	711,123	$2,240	$—	$713,363

Total	$711,123	$2,240	$—	$713,363

Available-for-sale securities include securities issued by the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Co. (“Freddie Mac”). Neither Fannie Mae nor Freddie Mac are agencies of the U.S. Government nor are their securities guaranteed by the U.S. Government.

Redemption Terms

The amortized cost and estimated fair value of Available-for-sale securities, by contractual maturity, are shown below (in thousands). Expected maturities of some securities and mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment fees. There was no impairment at March 31, 2005, or at December 31, 2004.

	March 31, 2005		December 31, 2004
	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value
Due in one year or less	$—	$—	$—	$—
Due after one year through five years	—	—	—	—
Due after five years through ten years	—	—	—	—
Due after ten years	676,093	678,620	711,123	713,363

Total	$676,093	$678,620	$711,123	$713,363

There were no significant amounts of premiums and discounts amortized for the three months ended March 31, 2005 or for the year ended December 31, 2004. Amortized cost substantially equaled par.

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

7.	Advances

Redemption Terms

Advances outstanding including AHP advances, at interest rates ranging from 1.25% to 8.29% at March 31, 2005, and 1.25% to 8.29% at December 31, 2004, are summarized below (dollars in thousands):

	March 31, 2005		December 31, 2004
		Weighted		Weighted
	Amount	Average	Amount	Average
Overdrawn demand deposit accounts	$68	3.65%	$237	4.75%
Due in one year or less	17,265,070	3.40%	23,111,281	2.90%
Due after one year through two years	6,961,137	3.52%	7,583,635	3.38%
Due after two years through three years	11,845,737	3.35%	7,967,893	3.05%
Due after three years through four years	5,233,914	4.36%	8,435,962	3.79%
Due after four years through five years	2,814,564	5.08%	2,300,288	4.91%
Thereafter	17,994,902	4.50%	17,865,330	4.65%

Total par value	62,115,392	3.88%	67,264,626	3.62%

Discount on AHP advances*	(744)		(786)
Net premium on advances*	1,620		1,784
SFAS 133 hedging adjustments*	594,824		1,241,863

Total	$62,711,092		$68,507,487

*Discount on AHP advances are amortized to interest income on a straight-line basis, the results of which closely approximates the level-yield method, and were not significant for all periods reported. Amortization of fair value basis adjustments and discontinued hedges were a charge to interest income and amounted to ($0.2) million and ($0.2) million for the three months ended March 31, 2005 and 2004. All other amortization charged to interest income aggregated ($0.2) million and ($0.2) million for the three months ended March 31, 2005 and 2004.

Prepayment fees charged to members when members prepay certain advances before original maturity are included in interest income from advances. The weighted average yield reported above is the weighted average based on original coupon rates of advances. Net prepayment fees reported in interest income were $6.2 million and $1.1 million, for the three months ended March 31, 2005, and 2004. Amortization of basis on modified advances and discontinued hedges was a charge to interest income and aggregated $0.9 million, and $0.9 million, for the three months ended March 31, 2005, and 2004.

The FHLBNY offers convertible advances to members. With a convertible advance, the FHLBNY effectively purchases a put option from the member that allows the FHLBNY to terminate the fixed-rate advance, which is normally exercised when interest rates have increased from those prevailing at the time the advance was made. The FHLBNY can then convert the advance to floating rate or terminate the advance and extend additional credit on new terms. As of March 31, 2005 and December 31, 2004, the FHLBNY had convertible advances outstanding totaling $25.1 and $24.5 billion.

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

The following table summarizes advances by year of maturity or next put date (in thousands):

	March 31, 2005	December 31, 2004
Overdrawn demand deposit accounts	$68	$237
Due in one year or less	34,096,582	39,671,293
Due after one year through two years	10,394,943	10,042,141
Due after two years through three years	12,244,058	9,475,176
Due after three years through four years	3,043,114	5,718,400
Due after four years through five years	884,864	804,388
Thereafter	1,451,763	1,552,991

Total par value	$62,115,392	$67,264,626

Security Terms

The FHLBNY lends to financial institutions involved in housing finance within its district. The FHLBank Act requires the FHLBNY to obtain sufficient collateral on advances to protect against losses and to accept as collateral on such advances only certain U.S. government or government agency securities, residential mortgage loans, cash or deposits in the FHLBNY and other eligible real estate-related assets. However, Community Financial Institutions (“CFIs”) are subject to expanded statutory collateral provisions dealing with loans to small business or agriculture. It is the FHLBNY’s policy not to accept such collateral for advances. Borrowing members pledge their capital stock of the FHLBNY as additional collateral for advances. As of March 31, 2005 and 2004, the FHLBNY had rights to collateral with an estimated value greater than outstanding advances. Based upon the financial condition of the member, the FHLBNY:

(1)	Allows a member to retain possession of the collateral assigned to the FHLBNY, if the member executes a written security agreement and agrees to hold such collateral for the benefit of the FHLBNY; or

(2)	Requires the member specifically to assign or place physical possession of such collateral with the FHLBNY or its safekeeping agent.

Beyond these provisions, Section 10(e) of the FHLBank Act affords any security interest granted by a member to the FHLBNY priority over the claims or rights of any other party. The two exceptions are claims that would be entitled to priority under otherwise applicable law or perfected security interests.

All member obligations with the FHLBNY must be fully collateralized throughout their entire term. The market value of collateral pledged to cover the $62.1 billion par value in outstanding advances as of March 31, 2005 totaled $150.1 billion, consisting of $122.0 billion in market value of eligible mortgages and $28.1 billion in market value of eligible securities, including cash collateral.

As of March 31, 2005, other outstanding member obligations totaling $139.9 million were collateralized by an additional $821.5 million of pledged collateral. The pledged collateral comprised of $759.1 million in mortgage loans and $62.4 million in securities and cash collateral. The outstanding member obligations consisted of $129.9 million of standby letters of credit (“LOC”); $1.0 million of collateralized value of outstanding derivatives, and $8.9 million representing the members’ credit enhancement guarantee amount (“MPFCE”) on loans sold to the

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

FHLBNY through the MPF program. The FHLBNY’s underwriting and collateral requirements for securing LOCs are the same as its requirements for securing advances.

The total of collateral pledged to the FHLBNY includes excess collateral pledged above the FHLBNY’s minimum collateral requirements. These minimum requirements range from 103% to 125% of outstanding advances, based on the collateral type. It is not uncommon for members to maintain excess collateral positions with the FHLBNY for future liquidity needs. Based on several factors (e.g.; advance type, collateral type or member financial condition) members are required to comply with specified collateral requirements, including but not limited to, a detailed listing of pledged mortgage collateral and/or delivery of pledged collateral to FHLBNY or its designated collateral custodian(s). For example, all pledged securities collateral must be delivered to the FHLBNY’s nominee name at Citibank, N.A., its securities safekeeping custodian. Mortgage collateral that is required to be in the FHLBNY’s possession is typically delivered to the FHLBNY’s Jersey City, NJ facility. However, in certain instances, delivery to an FHLBNY approved custodian may be allowed.

As of March 31, 2005, of the $150.1 billion in pledged collateral securing all outstanding member obligations, $28.1 billion was in the FHLBNY’s physical possession or that of its safekeeping agent(s); $121.9 billion was specifically listed; and $29.3 million was permitted by the FHLBNY to be physically retained by the borrowing member without detailed reporting required.

Credit Risk

While the FHLBNY has never experienced a credit loss on an advance, the expanded eligible collateral for CFIs and nonmember housing associates provides the potential for additional credit risk for the FHLBNY. The management of the FHLBNY has the policies and procedures in place to appropriately manage this credit risk. There were no past due advances and all advances were current at March 31, 2005 and December 31, 2004. Management does not anticipate any credit losses, and accordingly, the FHLBNY has not provided an allowance for credit losses on advances.

The Bank’s potential credit risk from advances is concentrated in commercial banks and savings institutions. As of March 31, 2005, the FHLBNY had advances of $103.8 million to Washington Mutual Bank, FA, a member of the FHLBank of San Francisco, representing .167% of total advances outstanding. These advances were acquired by Washington Mutual Bank, FA as a result of its acquisition of The Dime Savings Bank of New York, FSB. The FHLBNY also had advances of $23.5 billion outstanding to five member institutions, representing 37.80% of total advances outstanding at March 31, 2005. The FHLBNY held sufficient collateral to cover the advances to these institutions, and the Bank does not expect to incur any credit losses.

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

Interest Rate Payment Terms

The following table details interest rate payment terms for advances (dollars in thousands):

	March 31, 2005		December 31, 2004
		Percentage		Percentage
	Amount	of total	Amount	of total
Fixed-rate	$50,040,226	80.56%	$53,373,084	79.35%
Variable-rate	10,326,973	16.63%	11,959,522	17.78%
Variable-rate capped	1,748,193	2.81%	1,932,020	2.87%

Total par value	$62,115,392	100.00%	$67,264,626	100.00%

Variable-rate advances were mainly indexed to the Federal funds effective rate or LIBOR.

8.	Affordable Housing Program

Section 10(j) of the FHLBank Act requires each FHLBank to establish an AHP. Each FHLBank provides subsidies in the form of direct grants and below-market interest rate advances to members who use the funds to assist the purchase, construction, or rehabilitation of housing for very low-, low- and moderate-income households. Annually, the FHLBanks must set aside for the AHP the greater of $100 million or 10% of the current year’s adjusted income after the assessment for REFCORP. The FHLBNY charges the amount set aside for AHP to income and recognizes it as a liability. The FHLBNY relieves the AHP liability as members use subsidies. If the result of the aggregate 10% calculation described above is less than $100 million for all twelve FHLBanks, then the Act requires the shortfall to be allocated among the FHLBanks, based on the ratio of each FHLBank’s income before AHP and REFCORP to the sum of the income before AHP and REFCORP of the twelve FHLBanks. There was no shortfall in either 2005 or 2004. The FHLBNY had outstanding principal in AHP-related advances of $8,089,000, and $8,108,000 as of March 31, 2005 and December 31, 2004.

9.	Mortgage Loans Held for Investment

The FHLBNY’s mortgage loan portfolio is made up almost entirely of the MPF program. In the CMA program, FHLBNY participated in residential, multi-family and community economic development mortgage loans originated by its members. The members retain servicing rights and may credit-enhance the portion of the loans participated to the FHLBNY. The FHLBNY did not acquire interests in any loans under the CMA program in any periods reported. Acquisitions under the CMA program were suspended indefinitely in November 2001.

The MPF program involves investment by the FHLBNY in mortgage loans that are purchased from its participating members. The total loans represent loans held for investment under the MPF program whereby the FHLBNY’s members create, service, and credit-enhance home mortgage loans that are purchased by the FHLBNY.

No intermediary trusts were involved.

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

The following table presents information on mortgage loans held for investment (in thousands):

	March 31,		December 31,
	2005	Percentage	2004	Percentage
Real Estate:
Fixed medium-term single-family mortgages	$555,630	42.8%	$516,666	44.2%
Fixed long-term single-family mortgages	731,363	56.3%	641,730	54.8%
Multi-family mortgages	8,475	0.7%	9,493	0.8%
Non-residential mortgages	2,757	0.2%	2,771	0.2%

Total par value	1,298,225	100.0%	1,170,660	100.0%

Net unamortized premiums	15,839		13,294
Net unamortized discounts	(5,945)		(5,364)
Basis adjustment	—		—

Total mortgage loans held for investment	$1,308,119		$1,178,590

Amortization expense, net of accretion, that was reported as a charge to interest income was $0.6 million and $(0.5) million for the three months ended March 31, 2005 and 2004. Amortization of the fair value hedge basis adjustment was insignificant for all periods reported.

The par value of mortgage loans held for investment outstanding as of March 31, 2005 and December 31, 2004, was comprised of Federal Housing Administration and Veteran Administration insured loans totaling $18,370,000 and $20,632,000, and conventional and other loans totaling $1,279,855,000 and $1,150,029,000, respectively. As also discussed in Note 1, Summary of Significant Accounting Policies- Mortgage loans and participations, the FHLBNY and its members share the credit risk of MPF loans by structuring potential credit losses into layers. The first layer is typically 100 basis points but varies with the particular MPF program. The amount of the first layer, or FLA, was estimated as $12.4 million and $11.7 million at March 31, 2005 and December 31, 2004. The FLA is not recorded or reported as a reserve for loan losses. The FHLBNY is responsible for absorbing the first layer. The second layer is that amount of credit obligations that the PFI has taken on which will equate the loan to a double-A rating. The FHLBNY pays a Credit Enhancement fee to the PFI for taking on this obligation. The FHLBNY assumes all residual risk. Credit Enhancement fees paid or deemed paid to PFIs aggregated $0.3 million and $0.2 million for the three months ended March 31, 2005 and 2004 and were a charge to interest income.

The amounts of charge-offs in all periods reported were insignificant and it was not necessary for the FHLBNY to recoup any losses from the PFIs.

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

The allowance for credit losses was as follows (in thousands):

	For the three	For the year
	months ended	ended
	March 31,	December 31,
	2005	2004
Balance, beginning of period	$507	$507

Charge offs	—	—
Recoveries	—	—

Net charge- off	—	—
Provision for credit losses	34	—

Balance, end of period	$541	$507

As of March 31, 2005 and December 31, 2004, the FHLBNY had $1,004,000 and $519,000 of non-accrual loans. The estimated fair value of the mortgage loans as of March 31, 2005 and 2004 is reported in Note 20. Mortgage loans, other than those included in large groups of smaller-balance homogeneous loans, are considered impaired when, based on current information and events, it is probable that the FHLBNY will be unable to collect all principal and interest amounts due according to the contractual terms of the mortgage loan agreements. As of March 31, 2005 and December 31, 2004, the FHLBNY had no investment in impaired mortgage loans, other than the non-accrual loans.

The following table summarizes Mortgage loans held for investment, all Veterans Administrations insured loans, past due 90 days or more and still accruing interest (in thousands):

	March 31, 2005	December 31, 2004
Secured by 1-4 family	$1,820	$1,898

10.	Related Party Transactions

The FHLBNY is a cooperative and the members own all of the stock of the FHLBNY. The majority of the members of the Board of Directors of the FHLBNY are elected by and from the membership. The FHLBNY conducts its advances business almost exclusively with members. Therefore, in the normal course of business, the FHLBNY extends credit to members, whose officers may serve as directors of the FHLBNY, on market terms that are no more favorable to them than comparable transactions with other members. Capital stock ownership is a prerequisite to transacting any business with the FHLBNY.

The FHLBNY considers its transactions with its members and non-member stockholders as transactions with related parties in addition to transactions with other FHLBanks, the Office of Finance, and the Finance Board.

The FHLBNY has purchased 7 mortgage-backed securities, aggregating $755.5 million, that are securitized by affiliates of its member financial institutions, and 2 mortgage-backed securities, aggregating $7.5 million, that are securitized by a member. These securities were acquired through security dealers in the normal course of business, and at market terms. At March 31, 2005 or

Federal Home Loan Bank of New York

Notes to Financial Statements–Unaudited

December 31, 2004, no mortgage-backed securities or other investments had been acquired from other FHLBanks.

The FHLBNY may from time to time borrow or sell overnight and term Federal funds at market rates to members.

In limited circumstances, the FHLBNY may transfer Consolidated Obligation Bonds to or from other FHLBanks in exchange for cash (See Note 13).

In the MPF program, the FHLBNY may participate out certain portions of its purchases of mortgage loans from its members. Transactions are at market rates. The Federal Home Loan Bank of Chicago, the MPF program provider’s cumulative share of interest in the MPF loans originated by members of the FHLBNY was $531.7 million from inception of the program through mid-2004. Since then, the FHLBNY does not share its purchases. Fees paid to the Federal Home Loan Bank of Chicago were $86 thousand and $3 thousand for the three months ended March 31, 2005 and March 2004, and $142,000 for the year ended December 31, 2004, respectively.

Notional amounts of $132 million and $112 million were outstanding at March 31, 2005 and December 31, 2004 in which the FHLBNY acted as an intermediary to sell derivatives to member banks. These were offset by identical transactions with unrelated derivatives counterparties. Fair values of these transactions at March 31, 2005 and December 31, 2004 were not material. The intermediated derivative transactions were fully collateralized.

Loans to Other FHLBanks

There were no uncollateralized loans to other FHLBanks as of March 31, 2005 and December 31, 2004. Such uncollateralized loans averaged $0, and $14,835,000 for the three months ended March 31, 2005, and March 31, 2004.

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

The following tables summarize outstanding balances and transactions with related parties at March 31, 2005 and December 31, 2004 (in thousands):

Related Party: Outstanding Assets, Liabilities and Equity

	March 31, 2005		December 31, 2004
	Related	Unrelated	Related	Unrelated
Assets
Cash and due from banks	$—	$27,814	$—	$22,376
Interest-bearing deposits	—	3,976,271	—	2,806,870
Federal funds sold	—	3,090,000	—	2,972,000
Available-for-sale securities	—	678,620	—	713,363
Held-to-maturity securities	—	11,509,872	—	11,870,674
Advances	62,711,092		68,507,487	—
Mortgage loans*	—	1,307,578	—	1,178,083
Loans to other FHLBanks	—	—	—	—
Accrued interest receivable	249,239	74,176	252,517	63,251
Premises and equipment, net	—	12,598	—	13,030
Derivative assets	—	11,627	—	11,048
Other assets**	—	27,829	—	28,261

	$62,960,331	$20,716,385	$68,760,004	$19,678,956

Liabilities
Deposits	$2,272,149	$—	$2,297,019	$—
Consolidated obligations		76,020,962	—	80,156,982
Mandatorily redeemable capital stock	35,728	—	126,581	—
Accrued interest payable	—	478,607	—	437,743
Affordable Housing Program	83,025		81,580	—
Payable to REFCORP	—	13,497	—	9,966
Derivative liabilities	—	869,403	—	1,372,195
Other liabilities***	59,565	25,490	54,082	23,682

Total liabilities	2,450,467	77,407,959	2,559,262	82,000,568

Capital	3,818,290	—	3,879,130	—

	$6,268,757	$77,407,959	$$6,438,392	$82,000,568

*	Includes de minimus amount of mortgage loans purchased from members of another FHLBank.

**	Includes not significant amounts of miscellaneous assets that are considered related party.

***	Includes member pass-through reserves.

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

Related Party: Income and Expense transactions

	March 31, 2005		March 31, 2004
	Related	Unrelated	Related	Unrelated
Interest income
Advances	$458,763	$—	$265,509	$—
Interest-bearing deposits	—	23,344	—	7,597
Federal funds sold	—	14,405	—	2,173
Available-for-sale securities	—	5,044	—	—
Held-to-maturity securities	—	149,945	—	125,123
Mortgage loans and participations*	—	16,016	—	9,182
Loans to other FHLBanks	—	—	37	—
Collateral pledged and other	—	9	—	13

Total interest income	$458,763	$208,763	$265,546	$144,088

Interest expense
Consolidated obligations	$—	$557,298	$-	$351,551
Deposits	12,100		4,719
Other borrowings	—	685	—	1,363
Cash collateral held	—	—	—	—

Total interest expense	$12,100	$557,983	$4,719	$352,914

Service fees	$1,141		$1,149

*	Includes de minimus amount of mortgage interest income from loans purchased from members of another FHLBank.

11.	Deposits

The FHLBNY offers demand and overnight deposits to members. A member that services mortgage loans may deposit in the FHLBNY funds collected in connection with the mortgage loans, pending disbursement of such funds to the owners of the mortgage loans.

The following table summarizes Term deposits (in thousands):

	March 31, 2005	December 31, 2004
Due in one year or less	$20,600	$101,000

Total term deposits	$20,600	$101,000

12.	Borrowings

Securities Sold under Agreements to Repurchase

The FHLBNY had no amounts of securities sold under agreement to repurchase as March 31, 2005 and December 31, 2004.

Other Federal Home Loan Banks

The FHLBNY borrows from other FHLBanks, generally for a period of one day. Such borrowings averaged $1,111,000 and $4,791,000 for the three months ended March 31, 2005 and 2004. The average for the year ended December 31, 2004 was $9,484,000. There were no borrowings outstanding as of March 31, 2005 and December 31, 2004.

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

13.	Consolidated Obligations

Consolidated obligations are the joint and several obligations of the FHLBanks and consist of consolidated bonds and discount notes. The FHLBanks issue consolidated obligations through the Office of Finance as their agent. Consolidated bonds are issued primarily to raise intermediate and long-term funds for the FHLBanks and are not subject to any statutory or regulatory limits on maturity. Consolidated discount notes are issued primarily to raise short-term funds. These notes sell at less than their face amount and are redeemed at par value when they mature.

The Finance Board, at its discretion, may require any FHLBank to make principal or interest payments due on any consolidated obligations. Although it has never occurred, to the extent that an FHLBank would make a payment on a consolidated obligation on behalf of another FHLBank, the paying FHLBank would be entitled to reimbursement from the non-complying FHLBank. However, if the Finance Board determines that the non-complying FHLBank is unable to satisfy its obligations, then the Finance Board may allocate the outstanding liability among the remaining FHLBanks on a pro rata basis in proportion to each FHLBank’s participation in all consolidated obligations outstanding, or on any other basis the Finance Board may determine.

Based on management’s review, the FHLBNY has no reason to record actual or contingent liabilities with respect to the occurrence of events or circumstances that would require the FHLBNY to assume such an obligation on behalf of other FHLBanks.

The par amounts of the FHLBanks’ outstanding consolidated obligations, including consolidated obligations held by other FHLBanks, were approximately $872.7 billion and $869.2 billion as of March 31, 2005 and December 31, 2004, respectively.

Finance Board regulations require the FHLBanks to maintain, in the aggregate, unpledged qualifying assets equal to the consolidated obligations outstanding. Qualifying assets are defined as cash; secured advances; assets with an assessment or rating at least equivalent to the current assessment or rating of the consolidated obligations; obligations, participations, mortgages, or other securities of or issued by the United States or an agency of the United States; and such securities in which fiduciary and trust funds may invest under the laws of the state in which the FHLBank is located.

The FHLBNY met the qualifying unpledged asset requirements in each of the periods reported as follows:

	March 31,	December 31,
	2005	2004
Percentage of unpledged qualified assets to consolidated obligations	119%	100%

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

On June 2, 2000, the Finance Board set the FHLBanks’ leverage limit requirements. The Finance Board limits each FHLBank’s assets generally to no more than 21 times its capital. Nevertheless, an FHLBank whose non-mortgage assets, after deducting deposits and capital, do not exceed 11% of its assets may have total assets in an amount not greater than 25 times its capital. At March 31, 2005 and December 31, 2004, FHLBNY met its regulatory requirements as follows:

	March 31, 2005		December 31, 2004
	Actual	Limits	Actual	Limits
Mortgage securities investment authority	289%	300%	287%	300%

Leverage limits
Ratio of total assets to capital limit	21.71	25 times	22.10	25 times

Percentage of non-mortgage assets to total assets*	2.19%	11.00%	(0.34)%	11.00%

*	Under applicable regulations (12 CFR Part 966.3), deposit liabilities and capital are subtracted from non-mortgage assets before calculating the ratio of non-mortgage assets to total assets. A negative percentage also indicates the limit has been met. For the purposes of this section, the amount of non-mortgage assets (after subtracting deposits and capital) equals total assets after deduction of: advances, acquired member assets, standby letters of credit, intermediary derivative contracts, and certain investments in MBS and state or local governmental units or agencies.

To provide the holders of consolidated obligations issued before January 29, 1993 (prior bondholders) with the protection equivalent to that provided under the FHLBanks’ previous leverage limit of twelve times the FHLBanks’ capital stock, prior bondholders have a claim on a certain amount of the qualifying assets [Special Asset Account (SAA)] if capital stock is less than 8.33% of consolidated obligations. As of December 31, 2004, the combined FHLBanks’ capital stock was 4.56% of the par value of consolidated obligations outstanding, and the SAA balance was approximately $219,000. Further, the regulations require each FHLBank to transfer qualifying assets in the amount of its allocated share of the FHLBanks’ SAA to a trust for the benefit of the prior bondholders, if its capital-to-assets ratio falls below 2%.

General Terms

Consolidated obligations are issued with either fixed- or variable-rate coupon payment terms that use a variety of indices for interest rate resets. These indices include the London Interbank Offered Rate (LIBOR), Constant Maturity Treasury (CMT), 11th District Cost of Funds Index (COFI), and others. In addition, to meet the expected specific needs of certain investors in consolidated obligations, both fixed- and variable-rate bonds may also contain certain features that may result in complex coupon payment terms and call options. When such consolidated obligations are issued, the FHLBNY enters into derivatives containing offsetting features that effectively convert the terms of the bond to those of a simple variable- or fixed-rate bond.

These consolidated obligations, beyond having fixed-rate or simple variable-rate coupon payment terms, may also include Optional Principal Redemption Bonds (callable bonds) that the FHLBNY may redeem in whole or in part at its discretion on predetermined call dates, according to the terms of the bond offerings. With respect to interest payments, consolidated bonds may also have the following terms:

Step-up Bonds generally pay interest at increasing fixed rates for specified intervals over the life of the bond. These bonds generally contain provisions enabling the FHLBNY to call bonds at its option on the step-up dates;

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

Zero-Coupon Bonds are long-term discounted instruments that earn a fixed yield to maturity or the optional principal redemption date. All principle and interest are paid at maturity or on the optional principle redemption dare, if exercised prior to maturity.

Redemption Terms

The following is a summary of the Bank’s participation in consolidated bonds outstanding by year of maturity (dollars in thousands):

	March 31, 2005		December 31, 2004
	Weighted			Weighted
	Average			Average
Maturity	Amount	Rate	Amount	Rate
1 year or less	$26,382,735	2.91%	$25,348,025	2.64%
over 1 year through 2 years	14,025,845	3.33%	16,297,480	3.41%
over 2 years through 3 years	8,977,100	3.55%	8,688,675	3.54%
over 3 years through 4 years	4,761,670	4.12%	4,561,750	4.00%
over 4 years through 5 years	2,791,900	3.97%	2,227,200	3.89%
over 5 years through 6 years			1,028,350	4.57%
Thereafter	3,287,050	5.01%	2,434,650	5.14%

Total par value	60,226,300		60,586,130
Bond premiums	95,785		112,768
Bond discounts	(19,486)		(19,957)
SFAS 133 fair value adjustments	(358,288)		(161,370)
Deferred net gains on terminated hedges	(3,983)		(2,215)

Total	$59,940,328		$60,515,356

Amortization of bond premiums that was a reduction of interest expense totaled $15.9 million and $14.2 million for the three months ended March 31, 2005 and 2004. Amortization of net gains from terminated hedges were $183,000 and $372,000 for the three months ended March 31, 2005 and 2004.

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

During the three months ended March 31, 2005, the FHLBNY retired $74,000,000 of consolidated obligation bonds at a cost that exceeded book value by $3,760,000. There were no consolidated obligation bonds retired in the comparable period in 2004. The cost is included in Other income - Other net. The debt retired was primarily associated with the prepayment of advances for which prepayment fees were received. During 2004, the FHLBNY retired $109,600,000 of consolidated obligation bonds at a cost that exceeded book value by $4,184,000.

Consolidated obligation bonds outstanding as of March 31, 2005 and December 31, 2004 include callable bonds totaling $22,971,260,000 and $20,230,660,000, respectively. The FHLBNY uses fixed-rate callable debt to finance callable advances and mortgage-backed securities. Simultaneous with such a debt issue, the FHLBNY may also enter into an interest-rate swap (in which the FHLBNY pays variable and receives fixed) with a call feature that mirrors the option embedded in the debt (a sold callable swap). The combined sold callable swap and callable debt allows the Bank to provide members attractively priced, variable-rate advances.

	March 31, 2005	December 31, 2004
Non-callable/non-putable	$37,255,040	$40,355,470
Callable	22,971,260	20,230,660

Total par value	$60,226,300	$60,586,130

The following table summarizes consolidated obligation bonds outstanding at March 31, 2005 and December 31, 2004 by year of maturity or next call date (in thousands):

	March 31, 2005	December 31, 2004
Year of Maturity or next call date
Due or callable in one year or less	$41,821,235	$37,897,285
Due or callable after one year through two years	8,745,845	12,616,220
Due or callable after two years through three years	4,589,100	4,948,175
Due or callable after three years through four years	2,917,670	3,202,750
Due or callable after four years through five years	1,098,400	696,700
Thereafter	1,054,050	1,225,000

Total par value	$60,226,300	$60,586,130

Interest Rate Payment Terms

The following table summarizes interest rate payment terms for consolidated obligation bonds at March 31, 2005 and December 31, 2004 (in thousands).

	March 31, 2005	December 31, 2004
Fixed-rate, Non-callable	$35,205,040	$34,635,470
Fixed-rate, Callable	18,728,760	19,001,260
Step Ups	4,268,000	1,260,000
Single-index Floating Rate	2,024,500	5,689,400

Total par value	$60,226,300	$60,586,130

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

Interbank Transfers of Consolidated Obligation Bonds

In order to meet the FHLBNY’s asset and liability management objectives, during 2004, $214.3 million par value of consolidated obligation bonds were transferred to the FHLBNY from other FHLBanks in exchange for cash. Par amount of $106.5 million matures on September 16, 2013; par amount of $63.0 million matures April 15, 2009; par amount of $33.5 matures February 15, 2008; and par amount of $11.3 matures August 18, 2009. There were no consolidated obligations transferred in the first quarter of 2005. The average outstanding of transferred consolidated obligations during the year ended December 31, 2004 was $152.9 million. Book value of consolidated obligation bonds transferred during 2004 was $213.2 million. In 2003, two consolidated obligation bonds aggregating $32.0 million at par were transferred to the FHLBNY from other FHLBanks in exchange for cash. There were no bonds transferred during the three months ended March 31, 2005. Bonds transferred during the three months ended March 31, 2004 aggregated $99.5 million in par amounts.

Discount Notes

Consolidated obligation discount notes are issued to raise short-term funds. Discount notes are consolidated obligations with original maturities up to 360 days. These notes are issued at less than their face amount and redeemed at par when they mature. The FHLBNY’s outstanding consolidated obligation discount notes, all of which are due within one year, was as follows (dollars in thousands):

			Weighted
	Book	Par	Average
	Value	Value	Interest Rate
March 31, 2005	$16,080,634	$16,112,082	2.62%

March 31, 2004	$19,807,815	$19,819,949	0.94%

The FHLBank Act authorizes the Secretary of the Treasury, at his or her discretion, to purchase consolidated obligations of the FHLBanks aggregating not more than $4 billion. The terms, conditions, and interest rates are determined by the Secretary of the Treasury. There were no such purchases by the U.S. Treasury during the three months ended March 31, 2005 and the year ended December 31, 2004.

14.	Mandatorily Redeemable Capital Stock

The FHLBNY’s capital stock is redeemable at the option of both the member and the FHLBNY with certain conditions. Capital stock that is mandatorily redeemable, as interpreted under SFAS 150, is considered a liability rather than capital as described more fully in Notes 1 and 2. The FHLBNY considers stock as mandatorily redeemable once a member delivers a written redemption request, or provides a notice of intent to withdraw from membership, or attains non-member status by merger or acquisition, charter termination, or involuntary termination from membership. Dividends related to capital stock classified as mandatorily redeemable are accrued at an estimated dividend rate and reported as interest expense in the Statements of Income.

At March 31, 2005 and December 31, 2004, the mandatorily redeemable capital stock totaled $35,728,000 and $126,581,000 respectively, and was held by banks attaining non-member status

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

by virtue of being acquired by non- members. Substantially all of the banks became non- members in 2002.

Anticipated redemption terms of mandatorily redeemable capital stock were as follows at March 31, 2005 (in thousands):

March 31, 2005
Redemption within one year	$15,425
Redemption after one year through two years	3,283
Redemption after three years through five years	16,728
Redemption after six years through ten years	245
Redemption after eleven years though fifteen years	47

$35,728

No member’s or non-members’ redemption request remained pending at March 31, 2005.

Dividends related to capital stock classified as mandatorily redeemable were accrued at an estimated dividend rate and reported as interest expense in the Statements of Income. At March 31, 2005, the FHLBNY had estimated a 3.05% dividend payout due to holders of mandatorily redeemable capital stock averaging $60,939,000 during the first quarter of 2005, and a liability of $648,000 representing accrued dividend was recognized as an expense. The actual dividend that was paid on April 29, 2005 was 4.70% (Annualized), or $1,015,000.

At December 31, 2004, the FHLBNY had estimated a 3.0% dividend payout due to holders of mandatorily redeemable capital stock averaging $162,861,000 during the fourth quarter of 2004, and a liability of $1,228,000 representing accrued dividend was recognized as an expense. The actual dividend that was paid on January 31, 2005 was 3.05% (annualized), or $1,249,000.

The FHLBNY’s activity for mandatorily redeemable capital stock during the first quarter of 2005 and 2004 is as follows (in thousands).

	March 31, 2005	March 31, 2004
Balance, beginning of year	$126,581	$357,887
Capital stock subject to mandatory redemption reclassified from equity on adoption of SFAS150		—
Redemption of mandatorily redeemable capital stock	(90,853)	(15,762)

Balance, end of period	$35,728	$342,125

15.	Capital

The FHLBanks, including FHLBNY, have a unique cooperative structure. To access FHLBNY’s products and services, a financial institution must be approved for membership and purchase capital stock in FHLBNY. The members’ stock requirement is generally based on its use of FHLBNY products, subject to a minimum membership requirement, as prescribed by the FHLBank Act. FHLBNY stock can be issued, exchanged, redeemed and repurchased only at its stated par

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

value of $100 per share. It is not publicly traded. Each member is required to hold capital stock in the FHLBNY equal to the greater of:

•	5 % of the member’s total outstanding advances plus 5 percent of the FHLBNY’s interest in the aggregate unpaid principal balance of all loans sold by the members to the FHLBNY, or

•	1% of the member’s total unpaid principal balance of residential mortgage loans (usually as of the most recent year- end), or

•	$500

Option to redeem capital stock that is greater than a member’s minimum requirement is held by both the member and the FHLBNY.

In November 1999, the FHLBank Act was significantly modified by the Federal Home Loan Bank System Modernization Act, which was enacted as Title VI of the Gramm-Leach-Bliley Act (“GLB Act”). The GLB Act established voluntary membership for all members. Any member may withdraw from membership and have its capital stock redeemed after providing to the FHLBNY the required notice. Withdrawal from membership requires six months’ notice. Members that withdraw from membership must wait five years before being readmitted to membership to any FHLBank.

The GLB Act will result in a number of changes in the capital structure of the FHLBanks. The final Finance Board capital rule was published on January 30, 2001, and required each FHLBank to submit a capital structure plan (“Capital Plan”) to the Finance Board by October 29, 2001 in accordance with the provisions of the GLB Act and final capital rule. The Finance Board approved the FHLBNY’s Capital Plan on July 18, 2002. FHLBNY’s plan to convert to the new stock by October 2003 was deferred as a result of the loss of $189.2 million from the sale of credit deteriorated MBS in the third quarter of 2003. The FHLBNY plans to convert to the new plan during the fourth quarter of 2005.

Until the new Capital Plan is implemented, the current capital rules remain in effect. The FHLBNY does not expect any negative consequences from the delay. In particular, the Act requires members to purchase capital stock equal to the greater of 1 percent of their mortgage-related assets or 5 percent of outstanding FHLBank advances. However, the GLB Act removed the provision that required a non-thrift member to purchase additional stock to borrow from the FHLBank if the non-thrift member’s mortgage-related assets were less than 65 percent of total assets. A member may, at the FHLBank’s discretion, redeem at par value any capital stock greater than its statutory requirement or sell it at par value to another member of that FHLBank.

Under the new rules, each FHLBank may offer two classes of stock. Members can redeem Class A stock by giving six month’s notice, and members can redeem Class B stock by giving 5 year’s notice. Only “permanent” capital, defined as retained earnings and Class B stock, satisfies the FHLBank risk based capital requirement. In addition, the GLB Act specifies a 5 percent minimum leverage ratio based on total capital and a 4 percent minimum capital ratio that does not include the 1.5 weighting factor applicable to the permanent capital that is used in determining compliance with the 5 percent minimum leverage ratio.

The FHLBanks adopted SFAS 150 as of January 1, 2004. In compliance with SFAS 150, the FHLBanks will reclassify stock subject to redemption from equity to liability once a member

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

exercises a written redemption right, gives notice of intent to withdraw from membership, or attains non-member status by merger or acquisition, charter termination, or involuntary termination from membership, since the shares of capital stock will then meet the definition of a mandatorily redeemable financial instrument. Shares of capital stock meeting this definition are reclassified to a liability at fair value. Dividends related to capital stock classified as a liability are accrued at the expected dividend rate and reported as interest expense in the Statements of Income. The repayment of these mandatorily redeemable financial instruments is reflected as a cash outflow in the financing activities section of the Statements of Cash Flows.

The Finance Board has confirmed that the SFAS 150 accounting treatment for certain shares of its capital stock will not affect the definition of total capital for purposes of determining the FHLBank’s compliance with its regulatory capital requirements, calculating its mortgage securities investment authority (300 percent of total capital), calculating its unsecured credit exposure to other GSEs (100 percent of total capital), or calculating its unsecured credit limits to other counterparties (various percentages of total capital depending on the rating of the counterparty).

When the new capital structure plan has been implemented, the FHLBNY will be subject to risk-based capital rules.

The FHLBNY’s board of directors may declare and pay dividends in either cash or capital stock only from unrestricted retained and current earnings.

The FHLBNY’s leverage ratio of 21.71 and 22.10 representing total assets to capital at March 31, 2005 and December 31, 2004 were in compliance with the Finance Board’s leverage ratio requirements. (See Note 13 – Consolidated obligations).

The FHLBNY has reclassified $1,343,000 to “restricted retained earnings” as of March 31, 2005 representing the unpaid principal balance of certain acquired mortgages with a credit rating below an established minimum. Additional details are noted under Note 1– Reclassifications.

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

16.	Total Comprehensive Income

Total comprehensive income is comprised of Net Income and Accumulated other comprehensive income (loss), which includes unrealized gains on Available-for-sale securities, cash flow hedging activities and additional minimum liability on Benefits Equalization Plan.

Changes in Accumulated other comprehensive income (loss) for the three months ended March 31, 2005 and 2004 were as follows (in thousands):

	Available-		Benefit	Accumulated other
	for-sale	Cash-flow	Equalization	Comprehensive
	securities	hedges	Plan	Income (Loss)
Three months ended March 31, 2004
Balance at December 31, 2003	$—	$(13)	$(2,013)	$(2,026)
Net change	—	(532)	—	(532)

Balance at March 31, 2004	$—	$(545)	$(2,013)	$(2,558)

Three months ended March 31, 2005
Balance at December 31, 2004	$2,240	$898	$(2,489)	649
Net change	287	10,545	—	$10,832

Balance at March 31, 2005	$2,527	$11,443	$(2,489)	$11,481

17.	Earnings per Share of Capital

The following table sets forth the computation of earnings per share of capital (in thousands except per share amounts):

	For the three months ended
	March 31,
	2005	2004
Net income before cumulative effect of change in accounting principle	$58,189	$28,450
Cumulative effect of change in accounting principle	1,109	(1,305)

Net income available to stockholders	$59,298	$27,145

Weighted average shares of capital	36,736	37,371
Less: Mandatorily redeemable capital	(866)	(3,326)

Average number of shares of capital used to calculate earnings per share	35,870	34,045

Earnings per share of capital before cumulative effect of change in accounting principle	$1.62	$.84
Cumulative effect of change in accounting principle	0.03	(0.04)

Net earnings per share of capital	$1.65	$.80

Basic and diluted earnings per share of capital are the same. The FHLBNY has no dilutive potential common shares or other common stock equivalents.

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

18. Employee Retirement Plans

The FHLBNY participates in the Financial Institutions Retirement Fund (“FIRF”), a defined-benefit plan. The plan covers substantially all officers and employees of the FHLBNY. The Bank’s contributions to FIRF through June 30, 1987 represented the normal cost of the plan. The plan reached the full-funding limitation, as defined by the Employee Retirement Income Security Act, for the plan year beginning July 1, 1987, because of favorable investment and other actuarial experience during previous years. As a result, FIRF suspended employer contributions for all plan years ending after June 30, 1987 through 2001. Contributions to the plan resumed in 2002. Contributions to FIRF charged to operating expenses for the three months ended March 31, 2005 and 2004 were $1,572,000, and $829,000 respectively. The FIRF is a multi-employer plan and does not segregate its assets, liabilities, or costs by participating employer. As a result, disclosure of the accumulated benefit obligations, plan assets, and the components of annual pension expense attributable to the FHLBNY are not made.

The FHLBNY also participates in the Financial Institutions Thrift Plan, a defined contribution plan. The Bank’s contributions are equal to a percentage of participants’ compensation and a matching contribution equal to a percentage of voluntary employee contributions, subject to certain limitations. The FHLBNY contributed $322,000, and $332,000 for the three months ended March 31, 2005 and 2004.

In addition, the FHLBNY maintains a deferred compensation plan, available to all employees, which is, in substance, an unfunded supplemental retirement plan, referred to as the Benefits Equalization Plan. The plan’s liability consists of the accumulated compensation deferrals and accrued earnings on the deferrals.

Components of the net periodic pension cost for the FHLBNY’s supplemental retirement plan were as follows (in thousands):

	For the three months ended March 31,
	2005	2004
Service	$(174)	(150)
Interest	(166)	(166)
Amortization of unrecognized prior service cost	12	13
Amortization of unrecognized net loss	(166)	(168)
Amortization of unrecognized net obligation	—	—

Net periodic benefit cost	$(494)	(471)

The net periodic benefit cost for 2005 is expected to be $ 1,800,000.

The FHLBNY also offers a postretirement health benefit plan to retirees. There are no funded plan assets that have been designated to provide postretirement health benefits. Assumptions used in determining the accumulated postretirement benefit obligation (“APBO”) included a discount rate of 5.75%. The effect of a percentage point increase in the assumed healthcare trend rates would be an increase in postretirement benefit expense of $211,000 and in APBO of $1,648,000. The effect of a percentage point decrease in the assumed healthcare trend rates would be an decrease in postretirement benefit expense of $170,000 and in APBO of $1,345,000. Employees over the age of 55 are eligible provided they have completed ten years of service after age 45.

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

Components of the net periodic postretirement benefit cost for the FHLBNY’s postretirement health were as follows (in thousands):

	For the three months ended March 31,
	2005	2004
Service cost (benefits attributed to service during the period)	$(170)	(125)
Interest cost on accumulated postretirement benefit obligation	(144)	(124)
Amortization of loss	(92)	(90)

Net periodic postretirement benefit cost	$(406)	(339)

19.	Derivatives

The contractual or notional amount of derivatives reflects the involvement of the FHLBNY in the various classes of financial instruments. The notional amount of derivatives does not measure the credit risk exposure of the FHLBNY, and the maximum credit exposure of the FHLBNY is substantially less than the notional amount. The maximum credit risk is the estimated cost of replacing favorable interest-rate swaps, forward agreements, mandatory delivery contracts for mortgage loans executed after June 30, 2003, and purchased caps and floors if the counterparty defaults and the related collateral, if any, is of no value to the FHLBNY. This collateral has not been sold or re-pledged.

The FHLBNY uses collateral agreements to mitigate counterparty credit risk in derivatives. When the FHLBNY has more than one derivative transaction outstanding with a counterparty, and a legally enforceable master netting agreement exists with the counterparty, the exposure, less collateral held, represents in the FHLBNY’S view, the appropriate measure of credit risk. Substantially, all derivative contracts are subject to master netting agreements or other right of offset arrangements. At March 31, 2005 and December 31, 2004, the FHLBNY’s maximum credit risk, as defined above, was approximately $10,007,000 and $11,047,606 without recognition of collateral held by the FHLBNY. These totals included $9,766,002 and $17,888,297 of net accrued interest receivable. In determining maximum credit risk, the FHLBNY considers accrued interest receivables and payables, and the legal right to offset assets and liabilities by counterparty. One counterparty with an A rating accounted for $10.0 million, or 99.55%, of the exposure. The FHLBNY held $1,620,000 and $600,000 in cash as collateral as of March 31, 2005 and December 31, 2004.

The FHLBNY transacts most of its derivatives with large banks and major broker-dealers. Some of these banks and broker-dealers or their affiliates buy, sell, and distribute consolidated obligations. Note 21 discusses assets pledged by the FHLBNY to these counterparties.

Intermediation

Derivative agreements in which the FHLBNY is an intermediary may arise when the FHLBNY: (1) enters into offsetting derivatives with members and other counterparties to meet the needs of its members, and (2) enters into derivatives to offset the economic effect of other derivative agreements that are no longer designated to either advances, investments, or consolidated obligations. The notional principal of derivatives in which the FHLBNY was an intermediary was $132,000,000 and $112,000,000 as of March 31, 2005 and December 31, 2004. Collateral with respect to derivatives with member institutions includes collateral assigned to the FHLBNY, as

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

evidenced by a written security agreement, and held by the member institution for the benefit of the FHLBNY.

Hedging Activities

General – The FHLBNY may enter into interest-rate swaps, swaptions, and interest-rate cap and floor agreements (collectively, derivatives) to manage its exposure to changes in interest rates. The FHLBNY may adjust the effective maturity, repricing frequency, or option characteristics of financial instruments to achieve risk management objectives. The FHLBNY uses derivatives in three ways: by designating them as a fair value or cash flow hedge of an underlying financial instrument or a forecasted transaction; by acting as an intermediary; or in asset-liability management (i.e., a non-SFAS 133 economic hedge). For example, the FHLBNY uses derivatives in its overall interest-rate risk management to adjust the interest-rate sensitivity of consolidated obligations to approximate more closely the interest-rate sensitivity of assets (both advances and investments), and/or to adjust the interest-rate sensitivity of advances, investments or mortgage loans to approximate more closely the interest-rate sensitivity of liabilities. In addition to using derivatives to manage mismatches of interest rates between assets and liabilities, the FHLBNY also uses derivatives to manage embedded options in assets and liabilities; to hedge the market value of existing assets and liabilities and anticipated transactions; to hedge the duration risk of prepayable instruments; and to reduce funding costs.

A non-SFAS 133 economic hedge is defined as a derivative that hedges specific or non-specific underlying assets, liabilities or firm commitments, but does not qualify for hedge accounting under the rules of SFAS 133 but is an acceptable hedging strategy under the Bank’s risk management program. These strategies also comply with Finance Board’s regulatory requirements. An economic hedge, by definition, introduces the potential for earnings variability due to the changes in fair value recorded on the derivative(s) that are not offset by corresponding changes in the value of the economically hedged assets, liabilities, or firm commitments.

The FHLBNY, consistent with Finance Board’s regulation, enters into derivatives only to reduce the market risk exposures inherent in otherwise unhedged assets and funding positions. The FHLBNY utilizes derivatives in the most cost-efficient manner and may enter into derivatives that do not necessarily qualify for hedge accounting under SFAS 133 accounting rules. As a result, when entering into such non-qualified hedges, the FHLBNY recognizes only the change in fair value of these derivatives together with any realized gains and losses in Other income as Net realized and unrealized gain (loss) on derivatives and hedging activities, with no offsetting fair value adjustments for the asset, liability, or firm commitment.

Consolidated Obligations – The FHLBNY manages the risk arising from changing market prices and volatility of a consolidated obligation by matching the cash inflow on the derivative with the cash outflow on the consolidated obligation. In addition, the FHLBNY requires collateral agreements on all derivative agreements with non-members. While consolidated obligations are the joint and several obligations of the FHLBanks, one or more FHLBanks may individually serve as counterparties to derivative agreements associated with specific debt issues. For instance, in a typical transaction, fixed-rate consolidated obligations are issued for one or more FHLBanks, and each of those FHLBanks simultaneously enters into a matching derivative in which the counterparty pays to the FHLBank fixed cash flows designed to mirror in timing and amount the cash outflows the FHLBank pays on the consolidated obligation. Such transactions are treated as fair-value hedges under SFAS 133. In this typical transaction, the FHLBank pays a variable cash flow that closely matches the interest payments it receives on short-term or variable-rate advances. This intermediation between the capital and swap markets permits the FHLBNY to raise funds at

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

lower costs than would otherwise be available through the issuance of simple fixed- or floating-rate consolidated obligations in the capital markets.

Advances – With issuances of convertible advances, the FHLBNY may purchase from the member a put option that enables the FHLBNY to convert an advance from fixed rate to floating rate if interest rates increase, or to terminate the advance and extend additional credit on new terms. The FHLBNY may hedge a convertible advance by entering into a cancellable derivative where the FHLBNY pays fixed and receives variable. This type of hedge is treated as a fair value hedge under SFAS 133. The swap counterparty can cancel the derivative on the put date, which would normally occur in a rising rate environment, and the FHLBNY can convert the advance to a floating rate or terminate the advance and extend additional credit on new terms.

The optionality embedded in certain financial instruments held by the FHLBNY can create interest-rate risk. When a member prepays an advance, the FHLBNY could suffer lower future income if the principal portion of the prepaid advance were invested in lower-yielding assets that continue to be funded by higher-cost debt. To protect against this risk, the FHLBNY generally charges a prepayment fee that makes it financially indifferent to a borrower’s decision to prepay an advance. When the Bank offers advances (other than short-term advances) that members may prepay without a prepayment fee, it usually finances such advances with callable debt or otherwise hedges the options.

Mortgage Loans – The FHLBNY invests in mortgage assets. The prepayment options embedded in mortgage assets can result in extensions or reductions in the expected maturities of these investments, depending on changes in estimated prepayment speeds. Finance Board regulation limits this source of interest-rate risk by restricting the types of mortgage assets the Bank may own to those with limited average life changes under certain interest-rate shock scenarios and by establishing limitations on duration of equity and change in market value of equity. The FHLBNY may manage against prepayment and duration risk by funding some mortgage assets with consolidated obligations that have call features. In addition, the FHLBNY may use derivatives to manage the prepayment and duration variability of mortgage assets. Net income could be reduced if the FHLBNY replaces the mortgages with lower yielding assets and if the Bank’s higher funding costs are not reduced concomitantly.

The FHLBNY manages the interest-rate and prepayment risks associated with mortgages through debt issuance. The FHLBNY issues both callable and non-callable debt to achieve cash flow patterns and liability durations similar to those expected on the mortgage loans.

The FHLBNY analyzes the duration, convexity, and earnings risk of the mortgage portfolio on a regular basis under various rate scenarios.

Firm Commitment Strategies – Prior to July 1, 2003, the FHLBNY hedged the market value of purchase commitments on fixed-rate mortgage loans by using derivatives with similar market value sensitivity characteristics. When these derivatives settled, the commitment’s current market value was included with the basis of the mortgage loans and amortized accordingly. These transactions were treated as fair value hedges. Mortgage purchase commitments entered into after June 30, 2003 are considered derivatives. Accordingly, both the commitment and the derivatives used in the firm commitment hedging strategy are recorded on the balance sheet at fair value, with changes in fair value recognized in the current-period earnings.

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

The FHLBNY may also hedge a firm commitment for a forward starting advance through the use of an interest-rate swap. In this case, the swap will function as the hedging instrument for both the firm commitment and the subsequent advance. The basis movement associated with the firm commitment will be rolled into the basis of the advance at the time the commitment is terminated and the advance is issued. The basis adjustment will then be amortized into interest income over the life of the advance.

Investments – The FHLBNY invests in mortgage and residential asset-backed securities, mortgage-backed securities and mortgage loans held for investment, U.S. agency securities and the taxable portion of state or local housing finance agency securities. The interest-rate and prepayment risks associated with these investment securities are managed through debt issuance.

Forward Settlements – There were no forward settled securities recorded at March 31, 2005 or at December 31, 2004.

Anticipated Debt Issuance – The FHLBNY may enter into interest-rate swaps on the anticipated issuance of debt to “lock in” a spread between the earning asset and the cost of funding. The swap is terminated upon issuance of the debt instrument, and amounts reported in accumulated other comprehensive income (loss) are reclassified to earnings in the periods in which earnings are affected by the variability of the cash flows of the debt that was issued.

The FHLBNY is not a derivative dealer and does not trade derivatives for short-term profit.

Credit Risk – The FHLBNY is subject to credit risk due to the risk of nonperformance by counterparties to the derivative agreements. The degree of counterparty risk on derivative agreements depends on the extent to which master netting arrangements are included in such contracts to mitigate the risk. The FHLBNY manages counterparty credit risk through credit analysis and collateral requirements and by following the requirements set forth in Finance Board’s regulations. Based on credit analyses and collateral requirements, the management of the FHLBNY does not anticipate any credit losses on its derivative agreements.

The FHLBNY has not issued consolidated obligations denominated in currencies other than U.S. dollars.

To meet the hedging needs of its members, the FHLBNY acts as an intermediary between the members and the other counterparties. This intermediation allows smaller members access to the swap market. The derivatives used in intermediary activities do not qualify for SFAS 133 hedge accounting treatment and are separately marked-to-market through earnings. The net results of the accounting for these derivatives do not significantly affect the operating results of the FHLBNY.

The following table represents outstanding notional balances and estimated fair values of the derivatives outstanding at March 31, 2005 and December 31, 2004 (in thousands):

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

	March 31, 2005		December 31, 2004
		Estimated		Estimated
	Notional	Fair Value	Notional	Fair Value
Interest Rate Swaps
Fair value	$67,145,770	$(957,781)	$63,311,654	$(1,405,858)
Cash Flow	530,025	10,495	712,150	3,058
Economic			67,140	(3,402)
Interest Rate Caps/Floors
Fair Value	1,748,194	(20)	1,932,000	(11)
Mortgage Delivery Commitments
Cash Flow	9,138	(32)	10,316	16
Other
Intermediation	132,000	8	112,000	9

Total	$69,565,127	$(947,330)	$66,145,260	$(1,406,188)

Net Realized and Unrealized Gain (Loss) on Derivatives and Hedging Activities

As a result of SFAS 133, the FHLBNY recorded the following net gains (losses) on derivatives and hedging activities for the three months ended March 31, 2005 and 2004 (in thousands).

	March 31,	March 31,
	2005	2004
Net gains (losses) on derivatives and hedging activities
Gains (losses) related to fair value hedge ineffectiveness	$920	$158
(Losses) gains on economic hedges	135	(1,252)

Net (losses) gains on derivatives and hedging activities	$1,055	$(1,094)

Amortization of basis resulting from modified advance hedges amounted to gains of $0.9 and $0.9 million for the three months ended March 31, 2005 and 2004 and were included in interest income from advances.

Cash Flow Hedges

There were no material amounts for the three months ended March 31, 2005 or the year ended December 31, 2004 that were reclassified into earnings as a result of the discontinuance of cash flow hedges because it became probable that the original forecasted transactions would not occur by the end of the originally specified time period or within a two-month period thereafter. Over the next 9 months, it is expected that $1,300,000 of net gains recorded in Other comprehensive income at March 31, 2005, will be recognized in earnings. The maximum length of time over which the FHLBNY is hedging its exposure to the variability in future cash flows for forecasted transactions, excluding those forecasted transactions related to the payment of variable interest on existing financial instruments, is six months.

20.	Estimated Fair Values

The following estimated fair value amounts have been determined by the FHLBNY, using available market information and the FHLBNY’s judgment of appropriate valuation methods. These estimates were based on pertinent information available to the FHLBNY as of March 31, 2005 and December 31, 2004. Although the FHLBNY uses its judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation technique or valuation methodology. For example, because an active secondary market does not exist for a

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

portion of the FHLBNY’s financial instruments, in certain cases, fair values are not subject to precise quantification or verification and may change as economic and market factors and evaluation of those factors change. Therefore, these estimated fair values are not necessarily indicative of the amounts that would be realized in current market transactions. The Fair Value Summary Tables do not represent an estimate of the overall market value of the FHLBNY as a going concern, which would take into account future business opportunities.

Cash and Due from Banks

The estimated fair value approximates the recorded book balance.

Interest-Bearing Deposits and Investment Securities

The estimated fair value is derived from quoted prices, excluding accrued interest, as of the last business day of the period.

Federal Funds Sold

To estimate the fair values, the cash flows are discounted using the appropriate market rates for the applicable maturity.

Advances and Other Loans

The FHLBNY determines the estimated fair value of advances with fixed rates and advances with complex floating rates by calculating the present value of expected future cash flows from the advances and excluding amounts for accrued interest receivable. The discount rates used in these calculations are the replacement advance rates for advances with similar terms. Following the Finance Board’s advances regulations, advances with a maturity and repricing period greater than six months require a prepayment fee sufficient to make the FHLBNY financially indifferent to the borrower’s decision to prepay the advances. Therefore, the estimated fair value of advances does not assume prepayment risk.

Mortgage Loans and Participations

The estimated fair values for mortgage loans are determined based on quoted market prices of similar mortgage loans. These prices, however, can change rapidly based upon market conditions and are highly dependent upon the underlying prepayment assumptions.

Accrued Interest Receivable and Payable

The estimated fair value approximates the recorded book value.

Derivative Assets/Liabilities

The FHLBNY estimated fair values of derivatives based on expected cash flows. The fair values are netted by counterparty where such legal right exists. If these netted amounts are positive, they are classified as an asset and if negative, a liability.

Deposits

The FHLBNY determines estimated fair values of deposits by calculating the present value of expected future cash flows from the deposits. The discount rates used in these calculations are the current cost of deposits with similar terms.

Consolidated Obligations

The FHLBNY estimates fair values based on the cost of raising comparable term debt. The estimated cost of issuing debt includes non-interest selling costs.

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

Borrowings

The FHLBNY determines the estimated fair value of borrowings with fixed rates by calculating the present value of expected future cash flows from the borrowings. The discount rates used in these calculations are the cost of borrowings with similar terms.

Mandatorily Redeemable Capital Stock

The FHLBNY considers the fair value of capital subject to mandatory redemption, as the redemption value of the stock, which is generally par plus accrued dividend. The FHLBank’s have a unique cooperative structure. Stocks can only be acquired by members at par value and redeemed at par value. Stock is not traded and no market mechanism exists for the exchange of stock outside the cooperative structure.

Commitments

The estimated fair values of standby letters of credit, standby bond purchase agreements, and commitments to extend credit are based on discounted cash flows from expected fees through the expiration of the agreements, commitments and standby letters of credit.

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

The carrying value and estimated fair values of the FHLBNY’s financial instruments as of March 31, 2005 were as follows (in thousands):

		Net
		Unrealized	Estimated
	Carrying	Gains	Fair
Financial Instruments	Value	(Losses)	Value
Assets
Cash and due from banks	$27,814	$—	$27,814
Interest-bearing deposits	3,976,271	(203)	3,976,068
Federal funds sold	3,090,000	12	3,090,012
Available-for sale securities	678,620	—	678,620
Held-to-maturity securities	11,509,872	64,724	11,574,596
Advances	62,711,092	(134,640)	62,576,452
Mortgage loans, net	1,307,578	(11,223)	1,296,355
Other loans	—	—	—
Accrued interest receivable	323,415	—	323,415
Derivative assets	11,627	—	11,627
Other assets	27,829	23	27,852
Liabilities
Deposits	2,272,149	(9)	2,272,140
Consolidated obligations
Discount notes	16,080,634	3,767	16,076,867
Bonds	59,940,328	120,095	59,820,233
Mandatorily redeemable capital stock	35,728	—	35,728
Accrued interest payable	478,607	—	478,607
Derivative liabilities	869,403	—	869,403
Other Liabilities	85,055	—	85,055

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

The carrying value and estimated fair values of the FHLBNY’s financial instruments as of December 31, 2004, were as follows (in thousands):

		Net
		Unrealized	Estimated
	Carrying	Gains	Fair
Financial Instruments	Value	(Losses)	Value
Assets
Cash and due from banks	$22,376	$—	$22,376
Interest-bearing deposits	2,806,870	27	2,806,897
Federal funds sold	2,972,000	(19)	2,971,981
Available-for sale securities	713,363	—	713,363
Held-to-maturity securities	11,870,674	224,203	12,094,877
Advances	68,507,487	(3,466)	68,504,021
Mortgage loans, net	1,178,083	11,860	1,189,943
Accrued interest receivable	315,768	—	315,768
Derivative assets	11,048	—	11,048
Other assets	28,261	23	28,284
Liabilities
Deposits	2,297,019	(3)	2,297,016
Consolidated obligations
Discount notes	19,641,626	3,134	19,638,492
Bonds	60,515,356	(166,313)	60,681,669
Mandatorily redeemable capital stock	126,581	—	126,581
Accrued interest payable	437,743	—	437,743
Derivative liabilities	1,372,195	—	1,372,195
Other Liabilities	77,764	—	77,764

21.	Commitments and Contingencies

As described in Note 13, the FHLBanks have joint and several liability for all the consolidated obligations issued on their behalf. Accordingly, should one or more of the FHLBanks be unable to repay their participation in the consolidated obligations, each of the other FHLBanks could be called upon to repay all or part of such obligations, as determined or approved by the Finance Board. Neither the FHLBNY nor any other FHLBank has had to assume or pay the consolidated obligation of another FHLBank. The FHLBNY does not believe that it will be called upon to pay the consolidated obligations of another FHLBank in the future. Under FASB interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including indirect guarantees of indebtedness of other” (“FIN 45”), FIN 45 would have required FHLBNY to recognize the fair value of the FHLBNY’s joint and several liability for all the consolidated obligations, as discussed above. However, the FHLBNY considers the joint and several liability as similar to a related party guarantee, which meets a scope exception in FIN 45. Accordingly, the FHLBNY has not recognized a liability for its joint and several obligations related to other FHLBanks’ consolidated obligations at March 31, 2005 or December 31, 2004.

Commitments for additional advances totalled approximately $10,406,397,000 and $10,376,197,000 as of March 31, 2005 and December 31, 2004. Commitments generally are for periods of up to twelve months. Extension of credit under these commitments is subject to certain collateral requirements and other financial criteria at the time the commitment is drawn upon. Standby letters of credit are executed for members for a fee. A standby letter of credit is a financing arrangement between the FHLBNY and its member. If the FHLBNY is required to make payment for a beneficiary’s draw, these amounts are converted into collateralized advances to the

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

member. Outstanding standby letters of credit were approximately $129,937,000 and $119,468,000 as of March 31, 2005 and December 31, 2004, respectively and had original terms of up to fifteen years, with a final expiration in 2019. Unearned fees on standby letters of credit are recorded in other liabilities were not significant as of March 31, 2005 and December 31, 2004 Unearned fees for transactions prior to 2003, as well as the value of the guarantees related to standby letters of credit entered into after 2002, are recorded in other liabilities. Based on management’s credit analyses and collateral requirements, the FHLBNY does not deem it necessary to have any provision for credit losses on these commitments and letters of credit. Standby letters of credit are fully collateralized at the time of issuance. The estimated fair values of commitments and letters of credit as of March 31, 2005 and December 31, 2004 are reported in Note 20.

The FHLBNY has entered into standby bond purchase agreements related to securities issued by state housing authorities within its district whereby the FHLBNY, for a fee, agrees to purchase and hold the authorities’ bonds until the designated marketing agent can find a suitable investor or the housing authority repurchases the bonds, according to a schedule established by the standby agreement. Each standby agreement dictates the specific terms that would require the FHLBNY to purchase the bonds. The bond purchase commitments entered into by the FHLBNY expire no later than 2005. Some commitments are renewable at the option of the FHLBNY. Total commitments for bond purchases were $543,721,000 and 543,721,000 as of March 31, 2005 and December 31, 2004, respectively, with the New York City Transitional Finance Authority. The FHLBNY was not required to purchase any bonds under these agreements since the inception of the commitment. The estimated fair values of standby bond purchase agreements as of March 31, 2005 and December 31, 2004 are reported in Note 20.

Commitments which unconditionally obligate the FHLBNY to fund or purchase mortgage loans under the MPF program totalled $9,138,000 and $10,316,000 as of March 31, 2005 and December 31, 2004, respectively. Commitments are generally for periods not to exceed 365 days. In accordance with SFAS 149, such commitments entered into after June 30, 2003 were recorded as derivatives at their fair value. In addition, the FHLBNY had entered into conditional agreements under “Master Commitments” with its members in the MPF program to fund or purchase in aggregate $659,578,000 and $486,746,000 as of March 31, 2005 and December 31, 2004.

The FHLBNY generally executes derivatives with major banks and broker-dealers and generally enters into bilateral collateral agreements. As of March 31, 2005 and December 31, 2004, interest-bearing deposits included $536,077,000 and $1,091,677,000 in cash pledged as collateral to broker-dealers and banks with credit-risk exposure to the FHLBNY related to derivatives.

The FHLBNY charged to operating expenses net rental costs of approximately $735,019 and $731,552 for the three months ended March 31, 2005 and 2004. Lease agreements for FHLBNY premises generally provide for increases in the basic rentals resulting from increases in property taxes and maintenance expenses. Such increases are not expected to have a material effect on the FHLBNY.

Federal Home Loan Bank of New York

Notes to Financial Statements–Unaudited

The following table summarizes commitments and contingencies as of March 31, 2005 (in thousands):

	Payments due or expiration terms by period
		> 1 year	> 3 years
	<= 1 year	<= 3 years	<= 5 years	> 5 years	Total
Contractual Obligations
Consolidated obligations-bonds at par	$26,383	$23,003	$7,554	$3,287	$60,227
Mandatorily redeemable capital stock	15,425	3,283	6,684	10,335	35,727
Premise and equipment (rental and lease obligations)	2,825	5,591	4,787	17,027	30,230

Total contractual obligations	44,633	31,877	19,025	30,649	126,184

Other contractual obligations
Standby letters of credit	86,959	11,524	21,334	10,120	129,937
Standby bond purchase agreements	543,721	—	—	—	543,721
Unused lines of credit and other commitments	10,406,397	—	—	—	10,406,397
Consolidated obligation bonds traded not settled	703,700	—	—	—	703,700
Open delivery commitments	9,138	—	—	—	9,138

Total other contractual obligations	11,749,915	11,524	21,334	10,120	11,792,893

Total commitments	$11,794,548	$43,401	$40,359	$40,769	$11,919,077

The FHLBNY does not anticipate any credit losses from its off-balance sheet commitments and accordingly no provision for loan losses on such commitments is required.

The FHLBNY is subject to legal proceedings arising in the normal course of business. After consultation with legal counsel, the FHLBNY does not anticipate that the ultimate liability, if any, arising out of these matters will have a material effect on the FHLBNY’s financial condition or results of operations.

Federal Home Loan Bank of New York

Notes to Financial Statements–Unaudited

22. Segment Information

The FHLBNY manages its operations as a single business segment. Management and the FHLBNY’s Board of Directors review enterprise-wide financial information in order to make operating decisions and assess performance.

The FHLBNY has a unique cooperative structure and is owned by member institutions located within a defined geographic district. The Bank’s market is the same as its membership district – New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. Institutions that are members of the FHLBNY must have their principal places of business within this market, but may also operate elsewhere.

The FHLBNY’s primary business is making low-cost, collateralized loans, known as “advances,” to its members. Members use advances as a source of funding to supplement their deposit-gathering activities. As a cooperative, the FHLBNY prices advances at minimal net spreads above the cost of its funding to deliver maximum value to members.

Advances to large members constitute a significant percentage of FHLBNY’s advance portfolio and its source of revenues.

The FHLBNY’s total assets and capital could significantly decrease if one or more large members were to withdraw from membership or decrease business with the Bank. Members might withdraw or reduce their business as a result of consolidating with an institution that was a member of another FHLBank, or for other reasons. The FHLBNY has considered the impact of losing one or more large members. In general, a withdrawing member would be required to repay all indebtedness prior to the redemption of its capital stock, Under current conditions, the FHLBNY does not expect the loss of a large member to impair its operations. Since the FHLBank Act, as modified in 1999, does not allow the FHLBNY to redeem the capital of an existing member if the redemption would cause the FHLBNY to fall below its capital requirements, the loss of a large member should not result in an inadequate capital position for the FHLBNY. However, such an event could reduce the amount of capital that the FHLBNY has available for continued growth. This, in turn, could have various ramifications for the FHLBNY, including a possible reduction in net income and dividends, and a lower return on capital stock for remaining members.

The following table summarizes advances to the top 5 members at March 31, 2005 (in thousands):

				Percent of
Top Five Advance Holders at March 31, 2005	City	State	Advances	Advances
North Fork Bank	Mattituck	NY	$6,200,015	10.00%
New York Community Bank	Westbury	NY	5,502,988	8.90%
HSBC Bank USA, National Association	Buffalo	NY	5,011,890	8.10%
Manufacturers and Traders Trust Company	Buffalo	NY	3,679,067	5.90%
Independence Community Bank	Brooklyn	NY	3,078,000	5.00%

			$23,471,960	37.90%

Federal Home Loan Bank of New York
Notes to Financial Statements–Unaudited

The following table summarizes advance interest income from the top 5 members and non-members during the three months ended March 31, 2005 and 2004 (in thousands):

March 31, 2005
New York Community Bank	$57,179
North Fork Bank	41,295
Independence Community Bank	35,521
HSBC Bank USA	32,100
M&T Trust Company	29,123

$195,218

March 31, 2004
New York Community Bank	$46,462
Green Point Bank	35,761
Astoria Federal Savings and Loan Association	34,615
Hudson City Savings Bank	30,802
Washington Mutual Bank (formerly Dime Savings Bank)	18,824

$166,464

At March 31, 2005, the FHLBNY had 300 members. Interest revenue received from New York Community Bank aggregated $57,179,000 or 9.44% of total revenue for the three months ended March 31, 2005.

Federal Home Loan Bank of
New York

Financial Statements
December 31, 2004

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
the Federal Home Loan Bank of New York

In our opinion, the accompanying statements of condition and the related statements of income, capital and cash flows present fairly, in all material respects, the financial position of the Federal Home Loan Bank of New York (the “Bank”) at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2, the Bank adopted Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, on January 1, 2004.

March 7, 2005, except for the cash flow disclosure under Note 10, as to which the date is June 22, 2005

Federal Home Loan Bank of New York
Statements of Condition (in thousands, except par values)
December 31, 2004 and 2003

	2004	2003
Assets
Cash and due from banks (Notes 1 and 3)	$22,376	$20,793
Interest-bearing deposits, includes $1.1 billion pledged at December 31, 2004, and $1.7 billion at December 31, 2003 (Note 4)	2,806,870	1,654,603
Federal funds sold	2,972,000	1,143,000
Available-for-sale securities, net of unrealized gain of $2.2 million at December 31, 2004 and $0 at December 31, 2003 (Note 6)	713,363	—
Held-to-maturity securities, includes $0 pledged at December 31, 2004 and 2003 (Note 5)	11,870,674	11,359,367
Advances (Note 7)	68,507,487	63,923,184
Mortgage loans, net of allowance for credit losses of $507 at December 31, 2004, and December, 2003 (Note 9)	1,178,083	671,644
Loans to other FHL Banks (Note 10)	—	60,000
Accrued interest receivable	315,768	287,827
Premises and equipment, net	13,030	15,921
Derivative assets (Note 19)	11,048	59,240
Other assets	28,261	34,850

Total assets	$88,438,960	$79,230,429

Liabilities and capital
Liabilities
Deposits (Note 11)
Interest-bearing demand	$2,194,359	$1,960,800
Non-interest bearing demand	1,660	971
Term	101,000	138,450

Total deposits	2,297,019	2,100,221

Consolidated obligations, net (Note 13)
Bonds	60,515,356	54,051,869
Discount Notes	19,641,626	16,804,767

Total consolidated obligations	80,156,982	70,856,636

Mandatorily redeemable capital stock (Notes 14 and 15)	126,581	—
Accrued interest payable	437,743	426,437
Affordable Housing Program (Notes 1 and 8)	81,580	92,541
Payable to REFCORP (Notes 1 and 8)	9,966	—
Derivative liabilities (Note 19)	1,372,195	1,913,274
Other liabilities	77,764	77,929

Total liabilities	84,559,830	75,467,038

Commitments and Contingencies (Notes 8, 13, 19 and 21)
Capital (Notes 1, 14 and 15)
Capital stock ($100 par value), putable, issued and outstanding 36,550 at December 31, 2004, and 36,386 at December 31, 2003	3,655,047	3,638,720
Unrestricted retained earnings	223,434	126,697
Accumulated other comprehensive income (loss) - (Note 16)
Net unrealized gain on available-for-sale securities	2,240	—
Net unrealized gain (loss) on hedging activities	898	(13)
Additional minimum liability on benefits equalization plan	(2,489)	(2,013)

Total capital	3,879,130	3,763,391

Total liabilities and capital	$88,438,960	$79,230,429

The accompanying notes are an integral part of these financial statements.

Federal Home Loan Bank of New York
Statements of Income (in thousands, except per share data)
Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Interest income
Advances (Note 7)	$1,247,568	$1,292,990	$1,684,716
Interest-bearing deposits	61,096	67,113	113,778
Federal funds sold	16,434	16,493	46,326
Available-for-sale securities (Note 6)	7,797	—	—
Held-to-maturity securities (Note 5)	545,660	652,207	725,126
Mortgage loans and participations, including fees (Note 9)	48,291	29,099	26,413
Loans to other FHLBanks (Note 10)	78	2,491	2,995
Other	48	62	17

Total interest income	1,926,972	2,060,455	2,599,371

Interest expense
Consolidated obligations (Note 13)	1,631,221	1,733,663	2,167,227
Deposits (Note 11)	21,913	27,977	43,460
Other borrowings (Note 12)	5,312	268	103
Cash collateral held	34	24	363

Total interest expense	1,658,480	1,761,932	2,210,153

Net interest income before provision for credit losses	268,492	298,523	389,218

Provision for credit losses on mortgage loans	—	79	235

Net interest income after provision for credit losses	268,492	298,444	388,983

Other income
Service fees	4,751	4,936	4,103
Net realized and unrealized gain (loss) on derivatives and hedging activities (Notes 1 and 19)	8,274	(827)	(9,712)
Net realized loss from sale of held-to-maturity securities (Note 5)	—	(189,226)	—
Other, net (Note 13)	(4,059)	—	(26,994)

Total other income	8,966	(185,117)	(32,603)

Other expenses
Operating	51,103	47,749	39,014
Finance Board and Office of Finance (Note 1)	4,812	4,964	4,399
Other	—	(1,746)	(5,656)

Total other expenses	55,915	50,967	37,757

Income before assessments	221,543	62,360	318,623

Affordable Housing Program (Notes 1 and 8)	18,643	5,091	26,010
REFCORP (Notes 1 and 8)	40,319	11,453	58,523

Total assessments	58,962	16,544	84,533

Income before cumulative effect of change in accounting principle	162,581	45,816	234,090

Cumulative effect of change in accounting principle (Note 2)	(1,305)	—	—

Net income	$161,276	$45,816	$234,090

Basic earnings per share: (Note 17)
Earnings before cumulative effect of change in accounting principle	$4.59	$1.12	$6.21
Cumulative effect of change in accounting principle	(0.04)	—	—

Net earnings per share	$4.55	$1.12	$6.21

The accompanying notes are an integral part of these financial statements.

Federal Home Loan Bank of New York
Statements of Capital (in thousands, except per share data)
Years Ended December 31, 2004, 2003 and 2002

				Accumulated
				Other		Total
	Capital Stock*		Retained	Comprehensive	Total	Comprehensive
	Shares	Par Value	Earnings	Income(Loss)	Capital	Income
Balance, December 31, 2001	37,329	$3,732,980	$177,008	$—	$3,909,988
Proceeds from sale of capital stock	9,679	967,926	—	—	967,926
Redemption of capital stock	(6,497)	(649,724)	—	—	(649,724)
Net income	—	—	234,090	—	234,090	$234,090
Cash dividends ($4.51 per share) on capital stock	—	—	(166,662)	—	(166,662)

						$234,090

Balance, December 31, 2002	40,511	4,051,182	244,436	—	4,295,618

Proceeds form sale of capital stock	15,080	1,508,038	—	—	1,508,038
Redemption of capital stock	(19,205)	(1,920,500)	—	—	(1,920,500)
Net income	—	—	45,816	—	45,816	$45,816
Other comprehensive loss
Net unrealized gain (loss) on hedging activity	—	—	—	(13)	(13)	(13)
Additional minimum liability on Benefit Equalization Plan	—	—	—	(2,013)	(2,013)	(2,013)
Cash dividends ($3.97 per share) on capital stock	—	—	(163,555)	—	(163,555)

						$43,790

Balance, December 31, 2003	36,386	3,638,720	126,697	(2,026)	3,763,391

Proceeds from sale of capital stock	21,742	2,174,170	—	—	2,174,170
Redemption of capital stock	(17,999)	(1,799,956)	—	—	(1,799,956)
Net shares reclassified to mandatorily redeemable capital stock	(3,579)	(357,887)			(357,887)
Net income			161,276	—	161,276	$161,276
Other comprehensive income (loss)
Net unrealized gain on available-for-sale securities				2,240	2,240	2,240
Net unrealized gain (loss) on hedging activities	—	—	—	911	911	911
Additional minimum liability on Benefit Equalization Plan	—	—	—	(476)	(476)	(476)
Cash dividends ($1.83 per share) on capital stock	—	—	(64,539)		(64,539)

						$163,951

Balance, December 31, 2004	36,550	$3,655,047	$223,434	$649	$3,879,130

*	Putable

The accompanying notes are an integral part of these financial statements.

Federal Home Loan Bank of New York
Statements of Cash Flows (in thousands)
Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Operating activities
Net Income	$161,276	$45,816	$234,090
Cumulative effect of change in accounting principle	1,305	—	—

Income before cumulative effect of change in accounting principle	162,581	45,816	234,090
Adjustments to reconcile net income before cumulative effect of change in accounting principle to net cash provided by (used in) operating activities
Depreciation and amortization
Net premiums and discounts on consolidated obligations, investments, and mortgage loans	(1,969)	(37,759)	162,650
Concessions on consolidated obligations	14,440	25,809	23,565
Amortization of basis on hedges	(3,055)	(133)	(725)
Premises and equipment	3,990	3,714	2,635
Provision for credit losses on mortgage loans	—	79	235
Net realized losses on sale of held-to-maturity securities	—	189,226	—
Loss (gain) due to change in net fair value adjustments on derivatives and hedging activities	1,245	2,502	1,882
Losses on extinguishment of debt	4,184	—	26,093
(Decrease) increase in accrued interest receivable	(27,941)	89,382	279
(Decrease) increase in derivative assets, net accrued interest	(455)	39,930	71,000
(Decrease) increase in derivative liabilities, net accrued interest	(14,952)	(11,193)	17,968
Decrease in other assets	(8,026)	(13,707)	(30,888)
(Decrease) increase in Affordable Ho using Program liability and discount on AHP advances	(10,961)	(17,308)	5,174
Increase (decrease) in accrued interest payable	11,306	(113,044)	(92,057)
Increase (decrease) in REFCORP liability	9,966	(13,846)	(6,460)
(Decrease) increase in other liabilities	(165)	38,230	(11,719)

Total adjustments	(22,393)	181,882	169,632

Net cash provided by operating activities	140,188	227,698	403,722

Investing activities
Net (increase) decrease in interest-bearing deposits	(1,152,991)	5,994,891	(1,733,219)
Net (increase) decrease in Federal funds sold	(1,829,000)	1,789,000	(1,498,000)
Proceeds from sale of held-to-maturity securities	—	1,597,881	—
Purchase of held-to-maturity securities	(4,036,184)	(4,815,770)	(4,634,517)
Proceeds from maturities of held-to-maturity securities	3,512,602	4,634,611	3,470,860
Purchase of available-for-sale securities	(711,130)	—	—
Principal collected on advances	533,224,883	845,456,110	820,551,704
Advances made	(538,667,268)	(841,209,805)	(826,905,941)
Purchase of mortgage loans held for investment	(654,856)	(870,668)	(208,987)
Principal collected on mortgage loans held for investment	145,882	632,602	198,003
Principal collected on other loans made	175	161	162
Net decrease (increase) in deposits with other FHLBanks’ mortgage programs	724	(474)	18
(Increase) in premises and equipment	(1,098)	(4,989)	(9,503)

Net cash (used in) provided by investing activities	(10,168,261)	13,203,550	(10,769,420)

The accompanying notes are an integral part of these financial statements.

Federal Home Loan Bank of New York
Statements of Cash Flows (in thousands)
Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Financing activities
Net increase (decrease) in deposits	196,798	(642,456)	(119,185)
Net proceeds from issuance of consolidated obligation bonds	29,544,145	44,534,244	44,339,349
Net proceeds from issuance of consolidated obligation discount notes	961,591,191	1,023,313,238	533,019,759
Payments for maturing consolidated obligation bonds	(22,585,164)	(51,570,185)	(33,133,118)
Payments for maturing/retiring consolidated obligation discount notes	(958,794,378)	(1,028,534,705)	(533,840,698)
Proceeds from issuance of capital stock	2,174,169	1,508,038	967,926
Payments for redemption of capital stock	(1,799,955)	(1,920,500)	(649,724)
Payments for redemption of mandatorily redeemable capital stock	(231,306)	.	—
Cash dividends paid	(65,844)	(163,555)	(166,662)

Net cash provided by (used in) financing activities	10,029,656	(13,475,881)	10,417,647

Net increase (decrease) in cash and cash equivalents	1,583	(44,633)	51,949
Cash and cash equivalents at beginning of the period	20,793	65,426	13,477

Cash and cash equivalents at end of the period	$22,376	$20,793	$65,426

Supplemental disclosures
Interest paid	$1,116,132	$2,046,886	$1,919,101
AHP payments*	30,266	22,398	20,836
REFCORP payments	15,437	40,085	64,983

*AHP payments = (beginning accrual - ending accrual) + AHP assessment for the year, and represents funds released to the AHP program.

The accompanying notes are an integral part of these financial statements.

Federal Home Loan Bank of New York
Notes to Financial Statements

Background Information

The Federal Home Loan Bank of New York (“FHLBNY” or the “Bank”), a federally chartered corporation, is one of 12 district Federal Home Loan Banks (“FHLBanks”). The FHLBanks serve the public by enhancing the availability of credit for residential mortgages and targeted community development. The FHLBNY provides a readily available, low-cost source of funds to its member institutions. The FHLBNY is a cooperative, which means that current members own nearly all of the outstanding capital stock of the FHLBNY and may receive dividends on their investment. Regulated financial depositories and insurance companies engaged in residential housing finance may apply for membership.

Former members own the remaining capital stock to support business transactions still carried on the FHLBNY’s Statement of Condition. All members must purchase stock in the FHLBNY. As a result of these requirements, the FHLBNY conducts business with related parties in the normal course of business. As is the nature of a cooperative, the FHLBNY considers all members as related parties in addition to other FHLBanks. See Note 10 for more information.

The Federal Housing Finance Board (“Finance Board”), an independent agency in the executive branch of the United States Government, supervises and regulates the FHLBanks and the Office of Finance. The Finance Board’s principal purpose is to ensure that the FHLBanks operate in a safe and sound manner. In addition, the Finance Board ensures that the FHLBanks carry out their housing finance mission, remain adequately capitalized, and can raise funds in the capital markets. Also, the Finance Board establishes policies and regulations covering the operations of the FHLBanks. Each FHLBank operates as a separate entity with its own management, employees, and board of directors. The FHLBNY does not have any special purpose entities or any other type of off-balance sheet conduits.

The FHLBanks’ debt instruments (“consolidated obligations”) are the joint and several obligations of all the FHLBanks and are the primary source of funds for the FHLBanks. Deposits, other borrowings, and capital stock issued to members provide other funds. The FHLBanks primarily use these funds to provide advances to members and to purchase loans from members through its Mortgage Purchase Program (“MPP”)/Mortgage Partnership Finance® (MPF®) program. Some FHLBanks also provide member institutions with correspondent services, such as wire transfer, security safekeeping, and settlement.

1.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements requires management to make assumptions and estimates. These assumptions and estimates affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of income and expense. Actual results could differ from these estimates.

Federal Funds Sold

Federal funds sold represents short-term, unsecured lending to major banks. The amount of unsecured credit risk that may be extended to individual counterparties is commensurate with the counterparty’s credit quality, which is determined by credit ratings of counterparty’s debt securities or deposits as reported by nationally recognized statistical rating organizations. Federal funds sold are recorded at cost on settlement date, and interest is accrued using contractual rates.

Federal Home Loan Bank of New York
Notes to Financial Statements

Investments

The FHLBNY carries, at cost, investments for which it has both the ability and intent to hold to maturity, adjusted for the amortization of premiums and accretion of discounts using the level-yield method.

Under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” (“SFAS 115”) changes in circumstances may cause the FHLBNY to change its intent to hold a certain security to maturity without calling into question its intent to hold other debt securities to maturity in the future. Thus, the sale or transfer of a held-to-maturity security due to certain changes in circumstances, such as evidence of significant deterioration in the issuer’s creditworthiness or changes in regulatory requirements, is not considered to be inconsistent with its original classification. Other events that are isolated, nonrecurring, and unusual for the FHLBNY that could not have been reasonably anticipated may cause the FHLBNY to sell or transfer a held-to-maturity security without necessarily calling into question its intent to hold other debt securities to maturity.

In addition, in accordance with SFAS 115, sales of debt securities that meet either of the following two conditions may be considered as maturities for purposes of the classification of securities: 1) the sale occurs near enough to its maturity date (or call date if exercise of the call is probable) that interest rate risk is substantially eliminated as a pricing factor and the changes in market interest rates would not have a significant effect on the security’s fair value, or 2) the sale of a security occurs after the FHLBNY has already collected a substantial portion (at least 85 percent) of the principal outstanding at acquisition due either to prepayments on the debt security or to scheduled payments on a debt security payable in equal instalments (both principal and interest) over its term.

The FHLBNY classifies certain investments that it may sell before maturity as available-for-sale and carries them at fair value. The change in fair value of the available-for-sale securities not being hedged by derivative instruments is recorded in other comprehensive income as a net unrealized gain or loss on available-for-sale securities. For available-for-sale securities that have been hedged under a qualifying fair value hedge, the FHLBNY records the portion of the change in value related to the risk being hedged in other income as “net realized and unrealized gain (loss) on derivatives and hedging activities” together with the related change in the fair value of the derivative, and records the remainder of the change in other comprehensive income as “net unrealized gain (loss) on available-for-sale securities.” For available-for-sale securities that have been hedged under a qualifying cash flow hedge, the FHLBNY records the effective portion of the change in value of the derivative related to the risk being hedged in other comprehensive income as a “net unrealized gain (loss) on hedging activities.” The ineffective portion is recorded in other income and presented as “net realized and unrealized gain (loss) on derivatives and hedging activities.”

The FHLBNY computes the amortization and accretion of premiums and discounts on mortgage-backed securities using the level-yield method over the estimated lives of securities. The estimated life method requires a retrospective adjustment of the effective yield each time the FHLBNY changes the estimated life as if the new estimate had been known since the original acquisition date of the asset.

The FHLBNY computes the amortization and accretion of premiums and discounts on other investments using the level-yield method to the contractual maturity of the securities.

Federal Home Loan Bank of New York
Notes to Financial Statements

The FHLBNY computes gains and losses on sales of investment securities using the specific identification method and includes these gains and losses in other income. The FHLBNY treats securities purchased under agreements to resell as collateralized financings.

The FHLBNY regularly evaluates outstanding investments for impairment and determines if unrealized losses are temporary based in part on the creditworthiness of the issuers and the underlying collateral as well as a determination of the FHLBNY’s intent to hold such securities through to recovery of the unrealized losses. If there is an other-than-temporary impairment in value of an investment, the decline in value is recognized as a loss and presented in the Statement of Income as a loss on securities. The FHLBNY has not experienced any other-than-temporary impairment in value of investments during 2004, 2003 or 2002.

Advances

The FHLBNY presents advances, net of unearned commitment fees and discounts on advances for the Affordable Housing Program (AHP), as discussed below. The FHLBNY credits interest on advances to income as earned using the interest method. Following the requirements of the Federal Home Loan Bank Act of 1932 (the “Act”), as amended, the FHLBNY obtains sufficient collateral on advances to protect it from losses. The Act limits eligible collateral to certain investment securities, residential mortgage loans, cash or deposits with the FHLBNY, and other eligible real estate-related assets. As Note 7 more fully describes, community financial institutions (FDIC-insured institutions with assets of $548 million or less during 2004) are subject to more expanded statutory collateral rules for small business and agricultural loans. The FHLBNY has not incurred any credit losses on advances since its inception. Based upon of the collateral held as security on the advances and repayment history, management of the FHLBNY believes that an allowance for credit losses on advances is unnecessary.

Mortgage Loans and Participations

The FHLBNY participates in the MPF program by purchasing conventional mortgage loans from its participating members, herein after referred to as Participating Financial Institutions (“PFI”). Federal Housing Administration (“FHA”) and Veterans Administration (“VA”) insured loans purchased aggregate about 2% of the remaining outstanding mortgage loans held for investment at December 31, 2004. The FHLBNY manages the liquidity, interest rate and prepayment option risk of the MPF loans, while the members retain servicing activities. The FHLBNY and the PFI share the credit risks of the uninsured MPF loans by structuring potential credit losses into layers. Collectibility of the loans is first supported by liens on the real estate securing the loan. For conventional mortgage loans, additional loss protection is provided by private mortgage insurance (“PMI”) required for MPF loans with a loan-to-value ratio of more than 80% at origination, which is paid for by the borrower. Credit losses are absorbed by the First Loss Account (“FLA”), for which the maximum exposure is estimated to be $11.7 million and $5.6 million at December 31, 2004 and 2003. The aggregate amount of FLA is memorialized and tracked but is neither recorded nor reported as a loan loss reserve in the FHLBNY’s financial statements. If “second losses” beyond this layer are incurred, they are absorbed through a credit enhancement provided by the PFI. The credit enhancement held by PFIs ensures that the lender retains a credit stake in the loans it originates. For managing this risk, PFIs receive monthly “credit enhancement fees” from the FHLBNY.

The amount of the credit enhancement is computed with the use of a Standard & Poor’s model to determine the amount of credit enhancement necessary to bring a pool of uninsured loans to “AA” credit risk. The credit enhancement becomes an obligation of the PFI. For taking on the credit enhancement obligation, the PFI receives a credit enhancement fee that is paid by the FHLBNY.

Federal Home Loan Bank of New York
Notes to Financial Statements

For certain MPF products, the credit enhancement fee is accrued and paid each month. For other MPF products, the credit enhancement fee is accrued monthly and is paid monthly after the FHLBNY has accrued 12 months of credit enhancement fees.

Delivery commitment fees are charged to a PFI for extending the scheduled delivery period of the loans. Pair - off fees may be assessed and charged to PFI when the settlement of the delivery commitment 1) fails to occur, or 2) the principal amount of the loan purchased by the FHLBNY under a delivery commitment is not equal to the contract amount beyond established limits. The related amounts are not significant for all periods reported.

The FHLBNY defers and amortizes premiums and discounts as interest income over the estimated life of the related mortgage loans. The FHLBNY aggregates the mortgage loans by similar characteristics (type, maturity, and note rate) in determining prepayment estimates. The FHLBNY records credit enhancement fee expense in interest income from mortgage loans, and records other non-origination fees, such as delivery commitment extension fees and pair-off fees, in Other income. The FHLBNY classifies mortgage loans as held-for-investment and, accordingly, reports them at their principal amount outstanding, net of premiums and discounts.

The FHLBNY places a mortgage loan on non-accrual status when the collection of the contractual principal or interest is 90 days or more past due. When a mortgage loan is placed on non-accrual status, accrued but uncollected interest is reversed against interest income. The FHLBNY records cash payments received on non-accrual loans as interest income and a reduction of principal.

Allowance for loan losses - Management performs periodic reviews of its portfolio to identify the losses inherent within the portfolio and to determine the likelihood of collection of the portfolio. Mortgage loans, that are either classified under regulatory criteria (Special Mention, Sub-standard, or Loss) or past due, are separated from the aggregate pool, and evaluated separately for impairment.

If adversely classified, or on non-accrual status, reserves for mortgage loans, except FHA and VA insured loans, are analyzed under liquidation scenarios on a loan level basis, and identified losses greater than $1,000 are fully reserved. FHA and VA insured mortgage loans have minimal inherent credit risk; risk generally arises mainly from the servicer defaulting on their obligations. FHA and VA mortgage loans, if adversely classified, will have reserves established only in the event of a default of a PFI. Reserves are based on the estimated costs to recover any uninsured portion of the MPF loan.

Management of the FHLBNY identifies inherent losses through analysis of the conventional loans (not FHA and VA insured loans) that are not classified or past due. In the absence of historical loss data, the practice is to look at loss histories of pools of loans, at other financial institutions, with similar characteristics to determine a reasonable basis for loan loss allowance. Management continues to evaluate this practice for appropriateness.

The FHLBNY also holds participation interest in residential and community development mortgage loans through its pilot Community Mortgage Asset (“CMA”) program. Acquisition of participations under the CMA program were suspended indefinitely in November 2001, and was down to $12.4 million at 2004. If adversely classified, CMA loans will have additional reserves established based on the shortfall of the underlying estimated liquidation value of collateral to cover the remaining balance of the CMA loan. Reserve values are calculated by subtracting the

Federal Home Loan Bank of New York
Notes to Financial Statements

estimated liquidation value of the collateral (after sale value) from the current remaining balance of the CMA Loan.

The FHLBNY has established an allowance for credit losses in the amount of $507,000 as of December 31, 2004 and 2003.

Affordable Housing Program

The FHLBank Act requires each FHLBank to establish and fund an AHP (see Note 8). The FHLBNY charges the required funding for AHP to earnings and establishes a liability. The AHP funds provide subsidies to members to assist in the purchase, construction, or rehabilitation of housing for very low-, low-, and moderate-income households. The FHLBNY also issues AHP advances at interest rates below the customary interest rate for non-subsidized advances. When the FHLBNY makes an AHP advance, the present value of the variation in the cash flow caused by the difference between the AHP advance interest rate and the Bank’s related cost of funds for comparable maturity funding is charged against the AHP liability. It is then recorded as a discount on the AHP advance. The amount of such discounts recognized was inconsequential for all years reported. As an alternative, the FHLBNY has the authority to make the AHP subsidy available to members as a grant.

AHP Assessment is based on a fixed percentage of annual net income before assessments and before adjustment for dividends associated with mandatorily redeemable capital stock reported as an expense under SFAS 150. “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. If the FHLBNY incurs a loss for the entire year, no assessment or assessment credit is due or accrued.

Prepayment Fees

The FHLBNY charges its members a prepayment fee when members prepay certain advances before the original maturity. The FHLBNY reports prepayment fees associated with hedged advances and the corresponding gains or losses from the termination of the advances in interest income from advances. Prepayment fees not associated with hedged advances are also reported in interest income from advances.

When terms are modified for an existing advance, the FHLBNY evaluates whether the advance meets the criteria to qualify as a modification of an existing advance or a new advance. If the advance qualifies as a modification, the net fee on the prepaid advance is deferred, recorded in the basis of the advance, and amortized over the life of the modified advance. This amortization is recorded in advance interest income. If the modified advance is hedged, it is marked to fair value after the amortization of the basis adjustment. This amortization results in offsetting amounts being recorded in Interest income and Net realized and unrealized gain (loss) on derivatives and hedging activities in Other income. Amortization amounted to $3,785,000, $3,213,000, and $99,500 for the years ended December 31, 2004, 2003 and 2002 and are reported in Net unrealized and realized gain (loss) on derivatives and hedging activities.

If the advance is determined to be a new advance, net prepayment fees are recorded in interest income from advances.

Commitment Fees

The FHLBNY records the present value of fees receivable from standby letters of credit as an asset and an offsetting liability for the obligation to stand ready. Fees, which are generally received for one year in advance, are recorded as unrecognized standby commitment fees (deferred credit) and

Federal Home Loan Bank of New York
Notes to Financial Statements

amortized monthly over the commitment period. The amount of fees is not significant for all periods reported.

Derivatives
Accounting for derivatives is addressed in Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities – Deferral of Effective Date of FASB Statement No. 133, SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, and SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (herein referred to as “SFAS 133”). All derivatives are recognized on the balance sheet at their fair values. Each derivative is designated as one of the following:

(1)	a hedge of the fair value of a recognized asset or liability or an unrecognized firm commitment (a “fair value” hedge);

(2)	a hedge of a forecasted transaction or the variability of cash flows that are to be received or paid in connection with a recognized asset or liability (a “cash flow” hedge);

(3)	a hedge of the foreign currency component of a hedged item in a fair value or cash flow hedge;

(4)	a non-qualifying hedge of an asset or liability (“economic hedge”) for asset-liability management purposes; or

(5)	a non-qualifying hedge of another derivative (an “intermediation” hedge) that is offered as a product to members or used to offset other derivatives with non-member counterparties.

Changes in the fair value of a derivative not qualifying as a hedge are recorded in current period earnings with no fair value adjustment to an asset or liability. Both the net interest on the derivative and the fair value adjustments are recorded in other income as “net realized and unrealized gain (loss) on derivatives and hedging activities.”

The FHLBNY routinely issues debt and makes advances in which a derivative instrument is “embedded.” Upon execution of these transactions, the FHLBNY assesses whether the economic characteristics of the embedded derivative are clearly and closely related to the economic characteristics of the remaining component of the advance or debt (the host contract) and whether a separate, non-embedded instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument. If the FHLBNY determines that (1) the embedded derivative has economic characteristics that are not clearly and closely related to the economic characteristics of the host contract and (2) a separate, stand-alone instrument with the same terms would qualify as a derivative instrument, the embedded derivative would be separated from the host contract, carried at fair value. However, if the entire contract (the host contract and the embedded derivative) is to be measured at fair value, with changes in fair value reported in current earnings (such as an investment security classified as “trading” under SFAS 115, Accounting for Certain Investments in Debt and Equity Securities), or if the FHLBNY cannot reliably identify and measure the embedded derivative for purposes of separating that derivative from its host contract, the entire contract would be carried on the balance sheet at fair value and no portion of the contract is designated as a hedging instrument.

When hedge accounting is discontinued because the FHLBNY determines that the derivative no longer qualifies as an effective fair value hedge of an existing hedged item, the FHLBNY continues to carry the derivative on the balance sheet at its fair value, ceases to adjust the hedged asset or liability for changes in fair value, and begins amortizing the cumulative basis adjustment on the

Federal Home Loan Bank of New York
Notes to Financial Statements

hedged item into earnings over the remaining life of the hedged item using a method which closely approximates the level-yield methodology.

When hedge accounting is discontinued because the FHLBNY determines that the derivative no longer qualifies as an effective cash flow hedge of an existing hedged item, the FHLBNY continues to carry the derivative on the balance sheet at its fair value and reclassifies the cumulative other comprehensive income adjustment to earnings when earnings are affected by the existing hedge item, which is the original forecasted transaction.

Under limited circumstances, when the FHLBNY discontinues cash flow hedge accounting because it is no longer probable that the forecasted transaction will occur in the originally expected period plus the following two months, but it is probable the transaction will still occur in the future, the gain or loss on the derivative remains in accumulated other comprehensive income and is recognized as earnings when the forecasted transaction affects earnings. However, if it is probable that a forecasted transaction will not occur by the end of the originally specified time period or within two months after that, the gains and losses that were accumulated in other comprehensive income are recognized immediately in earnings.

When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the FHLBNY continues to carry the derivative on the balance sheet at its fair value, removing from the balance sheet any asset or liability that was recorded to recognize the firm commitment and recording it as a gain or loss in current period earnings.

During the second quarter of 2004, the FHLBNY changed its manner of assessing effectiveness for certain highly-effective hedging relationship transactions used since the adoption of SFAS 133 on January 1, 2001. See Note 2 for more information.

Mandatorily Redeemable Capital Stock

The FHLBanks adopted SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS 150”) as of January 1, 2004. In compliance with SFAS 150, the FHLBNY reclassifies stock subject to redemption from equity to liability once a member exercises a written redemption right, gives notice of intent to withdraw from membership, or attains non-member status by merger or acquisition, charter termination, or involuntary termination from membership. Shares of capital stock meeting this definition are reclassified to a liability at fair value. Unpaid dividends related to capital stock classified as a liability are accrued at the expected dividend rate and reported as interest expense in the Statements of Income. The repayment of these mandatorily redeemable financial instruments is reflected as a cash outflow in the financing activities section of the Statements of Cash Flows.

The FHLBNY reports capital stock subject to mandatory redemption at the redemption value of the stock, which is par plus accrued dividends. The FHLBanks have a unique cooperative structure. Stocks can only be acquired by members at par value and redeemed at par value. Stock is not traded and no market mechanism exists for the exchange of stock outside the cooperative structure.

Premises and Equipment

The FHLBNY recorded premises and equipment at cost less accumulated depreciation and amortization of approximately $13,030,000, and $15,921,000 as of December 31, 2004, and December 31, 2003. Depreciation and amortization expense was $3,990,000, $3,714,000, and $2,635,000 for the years ended December 31, 2004, 2003 and 2002. The FHLBNY computes depreciation and amortization using the straight-line method over the estimated useful lives of

Federal Home Loan Bank of New York
Notes to Financial Statements

assets ranging from three to thirteen years. It amortizes leasehold improvements on the straight-line basis over the shorter of the estimated useful life of the improvement or the remaining term of the lease. The Bank capitalizes improvements and major renewals but expenses ordinary maintenance and repairs when incurred. The FHLBNY includes gains and losses on disposal of premises and equipment in Other income. The net realized gain (loss) on disposal of premises and equipment was not significant in 2004, 2003 and 2002.

Concessions on Consolidated Obligations

The FHLBNY defers and amortizes concessions over the contractual maturity of the bonds, using a methodology which closely approximates the level-yield method. Concessions are paid to dealers in connection with the sale of consolidated obligation bonds. The Office of Finance prorates the amount of the concession to the FHLBNY based upon the percentage of the debt issued that is assumed by the FHLBNY. Unamortized concessions were $20,127,00, and $16,975,000 as of December 31, 2004, and 2003 and were included in Other assets. Amortization of such concessions, included in consolidated obligation interest expense, totaled $16,669,000, $27,916,700, and $25,921,300 for the years ended December 31, 2004, 2003 and 2002. The FHLBNY charges to expense as incurred the concessions applicable to the sale of consolidated obligation discount notes because of their short maturities. These amounts are also recorded in consolidated obligations interest expense.

Discounts and Premiums on Consolidated Obligations

The FHLBNY expenses the discounts on consolidated obligation discount notes, using the level-yield method, over the term of the related notes and amortizes the discounts and premiums on callable and non-callable consolidated bonds, also using the level-yield method, over the term to maturity of the consolidated obligation bonds.

Resolution Funding Corporation (REFCORP) Assessments

Although the FHLBNY is exempt from ordinary federal, state, and local taxation except for local real estate tax, it is required to make payments to REFCORP. Each FHLBank is required to pay 20% of net earnings after AHP to REFCORP. The FHLBank will expense this amount until the aggregate amounts actually paid by all twelve FHLBanks are equivalent to a $300 million annual annuity whose final maturity date is April 15, 2030, at which point the required payment of each FHLBank to REFCORP will be fully satisfied. The Finance Board, in consultation with the Secretary of the Treasury, will select the appropriate discounting factors to be used in this annuity calculation. The cumulative amount to be paid to REFCORP by the FHLBNY is not determinable at this time, due to the interrelationships of all future FHLBanks’ earnings. The FHLBanks’ payments through 2004 defease all future benchmark payments after the second quarter of 2019 and $45 million of the $75 million benchmark payment for the second quarter of 2019. Because the Assessment is based on net income at all the FHLBanks, which cannot be forecasted with reasonable certainty, satisfaction of the REFCORP assessment cannot be predicted.

REFCORP assessment, as discussed above, is based on a fixed percentage of net income after AHP assessment. If a full-year loss is incurred, no assessment or assessment credit is due or accrued.

Finance Board and Office of Finance Expenses

The FHLBNY is assessed for its proportionate share of the costs of operating the Finance Board and the Office of Finance. The Finance Board is authorized to impose assessments on the FHLBanks including FHLBNY, in amounts sufficient to pay the Finance Board’s annual operating expenses. Each FHLBank is assessed a prorated amount based on each FHLBank’s capital stock outstanding as a percentage of total capital stock of all 12 FHLBanks.

Federal Home Loan Bank of New York
Notes to Financial Statements

The Office of Finance is also authorized to impose assessments on the FHLBanks, including the FHLBNY, in amounts sufficient to pay the Office of Finance’s annual operating and capital expenditures. Each FHLBank is assessed a prorated amount based on the amount of capital stock outstanding, the volume of consolidated obligations issued, and the amount of consolidated obligations outstanding as percentage of the total of the items for all 12 FHLBanks.

Estimated Fair Values

Many of the Bank’s financial instruments lack an available trading market, characterized by transactions between a willing buyer and a willing seller engaging in an exchange transaction. Therefore, the FHLBNY uses significant estimates and present-value calculations when disclosing estimated fair values. Note 20 details the estimated fair values of the Bank’s financial instruments.

Earnings per Common Share

SFAS 128 addresses the presentation of basic and diluted earnings per share (“EPS”) in the income statement. Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if convertible securities or other contracts to issue common stock were converted or exercised into common stock. Capital stock classified as mandatorily redeemable capital stock is excluded from this calculation. Basic and diluted earnings per share are the same for the FHLBNY as the Bank has no additional potential common shares that may be dilutive.

Cash Flows

In the statements of cash flows, the FHLBNY considers Cash and due from banks as Cash and cash equivalents.

Reclassifications

Certain amounts in the 2003 and 2002 financial statements have been reclassified to conform to the 2004 presentation In particular, for the years ended December 31, 2003 and 2002, the FHLBNY has reclassified prepayment fee income on the Statements of Income. Previously, prepayment fee income was classified as separate line item within Other income. These amounts have been reclassified and are now included in Interest Income for the years ended December 31, 2003 and 2002. As a result of this reclassification, net interest income after provisions for credit losses, and Other Income were adjusted by $8,037,000 and $ 40,394,000 for the years ended December 31, 2003 and 2002. (See Note 7).

2.	Accounting Adjustments, Changes in Accounting Principles, and Recently Issued Accounting Standards & Interpretations

Accounting Adjustments

During the second quarter of 2004, the FHLBNY changed the manner in which it assesses effectiveness for certain highly-effective consolidated obligation hedging relationships. Under the FHLBNY’s prior approach, the FHLBNY inappropriately assumed no ineffectiveness for these hedging transactions since the consolidated obligation and the designated interest rate swap agreement had identical terms with the exception that the interest rate swaps used in these relationships were structured with one settlement amount under the receive side of the swap that differed from all other receive-side settlements by an amount equivalent to the concession cost associated with the consolidated obligation. During 2004, the FHLBNY changed its method of accounting for these relationships to begin measuring effectiveness for such transactions during each reporting period. The FHLBNY assessed the impact of this change on all prior annual periods

Federal Home Loan Bank of New York
Notes to Financial Statements

since the adoption of SFAS 133 on January 1, 2001, and all prior quarterly periods for 2004 and 2003, and determined that had the FHLBNY applied this approach since January 1, 2001 it would not have had a material impact on the results of operations or financial condition of the FHLBNY for any of these prior reporting periods. The FHLBNY recorded a $9.3 million increase to income before assessments included in other income in net realized and unrealized gains (losses) on derivatives and hedging activities, as well as an increase of $6.9 million in net income in the second quarter of 2004. These amounts include adjustments of $12.0 million gain related to periods prior to January 1, 2004, and reflect the accounting as if the FHLBNY had employed the new approach from the date of adoption of SFAS 133 until its implementation of the new approach for measuring effectiveness.

Change in Accounting Principle — Adoption of SFAS 150

The FASB issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (herein referred to as “SFAS 150”) in May 2003. This statement establishes a standard for how certain financial instruments with characteristics of both liabilities and equity are classified in the financial statements and provides accounting guidance for, among other things, mandatorily redeemable financial instruments.

In accordance with the transition provisions of SFAS 150, the FHLBNY recorded the cumulative effect adjustment loss of $1,305,000 as of January 1, 2004. The adjustment was with respect to dividends paid on January 31, 2004 for the quarter-ended December 31, 2003 on capital stock that was considered to be mandatorily redeemable on January 1, 2004. In accordance with the FHLBNY’s interpretation of SFAS 150, the dividend was treated as part of the redemption value of the stock.

In addition, on January 1, 2004, the FHLBank reclassified $357,887,000 of its outstanding capital stock to “Mandatorily redeemable capital stock” in the liability section of the Statements of Condition. For the year ended December 31, 2004, dividends on mandatorily redeemable capital stock in the amount of $6,506,000 were reported as interest expense.

Although the mandatorily redeemable capital stock is not included in capital for financial reporting purposes, based on guidance from the Finance Board, such outstanding stock is considered capital for regulatory purposes. See Note 15 for more information, including significant restrictions on stock redemption.

Proposed rule under EITF 03-01

EITF Issue No, 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. In March 2004, the FASB reached a consensus regarding the application of an impairment model to determine whether investments are other-than-temporarily impaired. The provisions of this rule are required to be applied prospectively to all current and future investments accounted for in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. On September 15, 2004, the FASB issued proposed FASB Staff Position (FSP) EITF 03-1-a Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1, “The Meaning of Other-Than Temporary Impairment and Its Application to Certain Investments” (“FSP EITF 03-1-a”) to provide guidance on the application of paragraph 16 of EITF 03-1 to debt securities that are impaired because of interest rate and/or sector spread increases. On September 30, 2004, the FASB issued FSP EITF Issue 03-1-1 Effective Date of Paragraphs 10- 20 of EITF Issue No. 03-1, “The Meaning of Other-Than Temporary Impairment and Its Application to Certain Investments” (“FSP EITF 03-1-1”), which deferred the effective date of the impairment

Federal Home Loan Bank of New York
Notes to Financial Statements

measurement and recognition provisions contained in specific paragraphs of EITF 03-1 and expanded the scope of proposed FSP EITF 03-1-a to include all securities, not only debt securities. The comment period for proposed FSP EITF 03-1-a ended on October 29, 2004 and the effective date has been deferred indefinitely. The deferral of the effective date for paragraphs 10-20 of EITF 03-1 as reported in FSP EITF 03-1-1 will be superseded concurrently with the final issuance of proposed FSP EITF Issue 03-1-a.

The FHLBNY does not expect the new rules to have a material impact on its results of operations at the time of adoption. The FHLBNY purchases investments for its held-to-maturity portfolio only when it has the intent and financial ability to hold the investments to maturity. See Note 5 for impairment disclosures related to held-to-maturity securities.

3.	Cash and Due from Banks

Cash on hand, cash items in the process of collection, and amounts due from correspondent banks and the Federal Reserve Banks are included in cash.

Compensating Balances

The FHLBNY maintained average required clearing balances with various Federal Reserve Banks of approximately $1,000,000 for the years ended December 31, 2004 and 2003. These are required clearing balances and may not be withdrawn; however, the FHLBNY may use earnings credits on these balances to pay for services received from the Federal Reserve Banks.

Pass-through Deposit Reserves

The FHLBNY acts as a pass-through correspondent for member institutions required to deposit reserves with the Federal Reserve Banks. Pass-through reserves deposited with Federal Reserve Banks were $54,082,000 and $57,678,000 as of December 31, 2004 and 2003. The FHLBNY includes member reserve balances in Other liabilities in the Statements of Condition.

4.	Interest-Bearing Deposits

Interest-bearing deposits consist of deposits at financial institutions and certificates of deposit issued by banks and financial institutions. As of December 31, 2004 and 2003, Interest-bearing deposits included cash pledged as collateral of $1.1 billion and $1.7 billion to broker dealers and banks who have credit risk exposure related mainly to derivative contracts.

5.	Held-to-Maturity Securities

Held-to-maturity securities consist of mortgage- and asset-backed securities (collectively mortgage-backed securities or “MBS”), and state and local housing finance agency bonds. During the third quarter of 2003, the FHLBNY determined that there had been a significant deterioration in the creditworthiness of certain uninsured securities with an amortized cost of $1,033 million backed by manufactured housing loans and certain other uninsured asset-backed securities with an amortized cost of $944 million backed by residential and business loans. The securities were classified as held-to-maturity, and all of these securities had been rated triple-A by at least two rating agencies at the time of purchase. To avoid exposure over time to further credit deterioration and in accordance with the provisions of SFAS 115, the FHLBNY sold held-to-maturity, mortgage-backed securities, incurring a loss on the sale of approximately $189.0 million and reducing the Bank’s net income by approximately $139.0 million.

Federal Home Loan Bank of New York
Notes to Financial Statements

Held-to-maturity securities included securities issued by the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Co. (“Freddie Mac”). Neither Fannie Mae nor Freddie Mac are agencies of the U.S. Government nor are their securities guaranteed by the U.S. Government.

Major Security Types

The amortized cost, gross unrealized gains and losses and the fair value of Held-to-maturity securities were as follows (in thousands):

	December 31, 2004
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
State or local housing agency obligations	$1,056,982	$26,669	$(718)	$1,082,933
Mortgage-backed securities	10,813,692	220,060	(21,808)	11,011,944

Total	$11,870,674	$246,729	$(22,526)	$12,094,877

	December 31, 2003
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
State or local housing agency obligations	$1,164,486	$33,269	$(508)	$1,197,247
Mortgage-backed securities	10,194,881	361,756	(5,596)	10,551,041

Total	$11,359,367	$395,025	$(6,104)	$11,748,288

Temporary Impairment

The following table summarizes Held-to-maturity securities with fair values below their amortized cost, i.e., in an unrealized loss position, as of December 31, 2004 and 2003. The fair values and unrealized losses are aggregated by major security type and rating, and by the length of time individual securities have been in a continuous unrealized loss position. Securities to which different rating levels have been assigned by different rating agencies, i.e., split ratings, are assigned to the lower rating category (in thousands).

The FHLBNY has both the intent and financial ability to hold the temporarily impaired securities to recovery of their value. In addition, the FHLBNY has reviewed the investment security holdings and determined, based on creditworthiness of the securities and including any underlying collateral and/or insurance provisions of the security, that unrealized losses in the analysis below represent temporary impairment at December 31, 2004 and 2003.

Federal Home Loan Bank of New York
Notes to Financial Statements

Temporary impairment at December 31,2004 (in thousands):

	Less than 12 months		12 months or more
	Estimated	Unrealized	Estimated	Unrealized
	Fair Value	Losses	Fair Value	Losses
Mortgage - and residential asset-backed securities - fixed rate
AAA-rated	$3,904,642	$21,212	$7,357	$236
AA-rated	—	—	—	—
Below AA	—	—	—	—

Mortgage - and residential asset-backed securities - variable rate
AAA-rated	181,751	360	—	—
AA-rated	—	—	—	—
Below AA	—	—	—	—

	4,086,393	21,572	7,357	236

State and local housing finance agencies-fixed rate
AAA-rated	—	—	—	—
AA-rated	—	—	—	—
Below AA	—	—	—	—

State and local housing finance agencies-variable rate
AAA-rated	—	—	39,645	355
AA-rated	—	—	24,636	363
Below AA	—	—	—	—

	—	—	64,281	718

Total temporarily impaired	$4,086,393	$21,572	$71,638	$954

Temporary impairment at December 31,2003 (in thousands):

	Less than 12 months		12 months or more
	Estimated	Unrealized	Estimated	Unrealized
	Fair Value	Losses	Fair Value	Losses
Mortgage - and residential asset-backed securities - fixed rate
AAA-rated	$1,450,501	$4,373	$217	$2
AA-rated	—	—	—	—
Below AA	—	—	—	—
Mortgage - and residential asset-backed securities - variable rate
AAA-rated	1,238,679	938	107,998	283
AA-rated	—	—	—	—
Below AA	—	—	—	—

	2,689,180	5,311	108,215	285

State and local housing finance agencies-fixed rate
AAA-rated	—	—	—	—
AA-rated	—	—	—	—
Below AA	—	—	—	—
State and local housing finance agencies-variable rate
AAA-rated	—	—	39,770	230
AA-rated	—	—	24,722	278
Below AA	—	—	—	—

	—	—	64,492	508

Total temporarily impaired	$2,689,180	$5,311	$172,707	$793

Federal Home Loan Bank of New York
Notes to Financial Statements

Redemption Terms

The amortized cost and estimated fair value of held-to-maturity securities, by contractual maturity, are shown below (in thousands). Expected maturities of some securities and mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment fees.

	December 31, 2004		December 31, 2003
	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value
Due in one year or less	$—	$—	$—	$—
Due after one year through five years	—	—	—	—
Due after five years through ten years	48,063	50,156	67,332	70,563
Due after ten years	1,008,919	1,032,777	1,097,154	1,126,684

	1,056,982	1,082,933	1,164,486	1,19,7,247

Mortgage-backed securities	10,813,692	11,011,944	10,194,881	10,551,041

Total	$11,870,674	$12,094,877	$11,359,367	$11,748,288

The amortized cost of mortgage-backed securities classified as Held-to-maturity includes net premiums of were $26,319,000, and $34,135,000 as of December 31, 2004 and 2003. Amortization expense, net of accretion, that was charged to interest income was $12.3 million and $0.9 million for the years ended December 31, 2004 and 2003.

Interest Rate Payment Terms

The following table summarizes interest rate payment terms for securities classified as held-to-maturity (in thousands):

	December 31,
	2004	2003
Amortized cost of held-to-maturity securities other than mortgage - backed securities
Fixed-rate	$355,902	$401,791
Variable-rate	701,080	762,695

	1,056,982	1,164,486

Amortized cost of held-to-maturity mortgage related securities
Pass through securities
Fixed-rate	5,760,446	1,185,898
Variable-rate	1,321,394
Collateralized mortgage obligations
Fixed-rate	3,687,353	6,539,026
Variable-rate	44,499	2,469,957

	10,813,692	10,194,881

Total	$11,870,674	$11,359,367

Federal Home Loan Bank of New York
Notes to Financial Statements

6.	Available-for-Sale Securities

Available-for-sale securities consisted of variable-rate mortgage-backed securities. Unrealized gains and losses are summarized as follows (in thousands). There were no available-for sale securities prior to 2004.

	December 31, 2004
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Mortgage-backed securities	$711,123	$2,240	$—	$713,363

Total	$711,123	$2,240	$—	$713,363

Available-for-sale Securities include securities issued by the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Co. (“Freddie Mac”). Neither Fannie Mae nor Freddie Mac are agencies of the U.S. Government nor are their securities guaranteed by the U.S. Government.

Redemption Terms

The amortized cost and estimated fair value of Available-for-sale securities, by contractual maturity, are shown below (in thousands). Expected maturities of some securities and mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment fees. There was no impairment at December 31, 2004.

December 31, 2004
	Amortized	Estimated
	Cost	Fair Value
Due in one year or less	$—	$—
Due after one year through five years	—	—
Due after five years through ten years	—	—
Due after ten years	711,123	713,363

Total	$711,123	$713,363

There were no significant amounts of premiums and discounts amortized for the year ended December 31, 2004. Amortized cost substantially equaled par.

Federal Home Loan Bank of New York
Notes to Financial Statements

7.	Advances

Redemption Terms

Advances outstanding at December 31, including AHP advances, at interest rates ranging from 1.25% to 8.29% in 2004, and 0.8% to 9.87% in 2003, are summarized below (dollars in thousands):

	December 31, 2004		December 31, 2003
		Weighted		Weighted
	Amount	Average	Amount	Average
Overdrawn demand deposit accounts	$237	4.75%	$—	—
Due in one year or less	23,111,281	2.90%	19,054,973	2.12%
Due after one year through two years	7,583,635	3.38%	9,428,476	3.22%
Due after two years through three years	7,967,893	3.05%	5,712,807	3.31%
Due after three years through four years	8,435,962	3.79%	3,341,100	3.89%
Due after four years through five years	2,300,288	4.91%	5,424,315	4.44%
Thereafter	17,865,330	4.65%	18,802,409	4.76%

Total par value	67,264,626	3.62%	61,764,080	3.50%

Discount on AHP advances*	(786)		(1,066)
Net premium on advances*	1,784		2,450
SFAS 133 hedging adjustments*	1,241,863		2,157,720

Total	$68,507,487		$63,923,184

*Discount on AHP advances are amortized to interest income on a straight-line basis and were not significant for all periods reported. Amortization of fair value basis adjustments were a charge to interest income and amounted to ($0.4) million and ($1.3) million for the years ended December 31, 2004 and 2003. All other amortization charged to interest income aggregated ($0.7) million and ($0.3 million) for the years ended December 31, 2004 and 2003.

Prepayment fees charged to members when members prepay certain advances before original maturity are included in interest income from advances. The weighted average yield reported above is the weighted average original coupon rates of advances. Net prepayment fees reported in interest income were $6.4 million, $8.1 million, and $40.4 million for the years ended December 31, 2004, 2003, and 2002. Amortization of basis on modified advances was a charge to interest income and aggregated $3.8 million, $3.2 million, and $0.1 million for the years ended December 31, 2004, 2003, and 2002.

The FHLBNY offers convertible advances to members. With a convertible advance, the FHLBNY effectively purchases a put option from the member that allows the FHLBNY to terminate the fixed-rate advance, which is normally exercised when interest rates have increased from those prevailing at the time the advance was made. The FHLBNY can then convert the advance to floating rate or terminate the advance and extend additional credit on new terms. As of December 31, 2004 and 2003, the FHLBNY had convertible advances outstanding totaling $24,451,000,000, and $26,514,000,000.

Federal Home Loan Bank of New York
Notes to Financial Statements

     The following table summarizes advances by year of maturity or next put date (in thousands):

	December 31,
	2004	2003
Overdrawn demand deposit accounts	$237	$—
Due in one year or less	39,671,293	37,657,829
Due after one year through two years	10,042,141	9,074,033
Due after two years through three years	9,475,176	7,357,562
Due after three years through four years	5,718,400	4,160,400
Due after four years through five years	804,388	2,478,153
Thereafter	1,552,991	1,036,103

Total par value	$67,264,626	$61,764,080

Security Terms

The FHLBNY lends to financial institutions involved in housing finance within its district. The FHLBank Act requires the FHLBNY to obtain sufficient collateral on advances to protect against losses and to accept as collateral on such advance only certain U.S. government or government agency securities, residential mortgage loans, cash or deposits in the FHLBNY and other eligible real estate-related assets. However, Community Financial Institutions (“CFIs”) are subject to expanded statutory collateral provisions dealing with loans to small business or agriculture. It is the FHLBNY’s policy not to accept such collateral for advances. Borrowing members pledge their capital stock of the FHLBNY as additional collateral for advances. As of December 31, 2004 and 2003, the FHLBNY had rights to collateral with an estimated value greater than outstanding advances. Based upon the financial condition of the member, the FHLBNY:

(1)	Allows a member to retain possession of the collateral assigned to the FHLBNY, if the member executes a written security agreement and agrees to hold such collateral for the benefit of the FHLBNY; or

(2)	Requires the member specifically to assign or place physical possession of such collateral with the FHLBNY or its safekeeping agent.

Beyond these provisions, Section 10(e) of the FHLBank Act affords any security interest granted by a member to the FHLBNY priority over the claims or rights of any other party. The two exceptions are claims that would be entitled to priority under otherwise applicable law or perfected security interests.

All member obligations with the FHLBNY must be fully collateralized throughout their entire term. The market value of collateral pledged to cover the $67.3 billion par value in outstanding advances as of December 31, 2004 totalled $148.4 billion, consisting of $120,0 billion in market value of eligible mortgages and $28.4 billion in market value of eligible securities, including cash collateral.

As of December 31, 2004, other outstanding member obligations totalling $128.5 million were collateralized by an additional $820.6 million of pledged collateral. The pledged collateral comprised of $754.4 million in mortgage loans and $66.2 million in securities and cash collateral. The outstanding member obligations consisted of $119.5 million of standby letters of credit (“LOC”); $1.0 million of collateralized value of outstanding derivatives, and $8.0 million representing the members’ credit enhancement guarantee amount (“MPFCE”) on loans sold to the FHLBNY through the MPF program. The FHLBNY’s underwriting and collateral requirements for securing LOCs are the same as its requirements for securing advances.

Federal Home Loan Bank of New York
Notes to Financial Statements

The total of collateral pledged to the FHLBNY includes excess collateral pledged above the FHLBNY’s minimum collateral requirements. These minimum requirements range from 103% to 125% of outstanding advances, based on the collateral type. It is not uncommon for members to maintain excess collateral positions with the FHLBNY for future liquidity needs. Based on several factors (e.g.; advance type, collateral type or member financial condition) members are required to comply with specified collateral requirements, including but not limited to, a detailed listing of pledged mortgage collateral and/or delivery of pledged collateral to FHLBNY or its designated collateral custodian(s). For example, all pledged securities collateral must be delivered to the FHLBNY’s nominee name at Citibank, N.A., its securities safekeeping custodian. Mortgage collateral that is required to be in the FHLBNY’s possession is typically delivered to the FHLBNY’s Jersey City, NJ facility. However, in certain instances, delivery to an FHLBNY approved custodian may be allowed.

As of December 31, 2084, of the $149.2 billion in pledged collateral securing all outstanding member obligations, $28.5 billion was in the FHLBNY’s physical possession or that of its safekeeping agent(s); $120.5 billion was specifically listed; and $.2 billion was permitted by the FHLBNY to be physically retained by the borrowing member without detailed reporting required.

Credit Risk

While the FHLBNY has never experienced a credit loss on an advance, the expanded eligible collateral for CFIs and nonmember housing associates provides the potential for additional credit risk for the FHLBNY. The management of the FHLBNY has the policies and procedures in place to appropriately manage this credit risk. There were no past due advances and all advances were current for each of the periods ended December 31, 2003 and 2004. Management does not anticipate any credit losses, and accordingly, the FHLBNY has not provided an allowance for credit losses on advances.

The Bank’s potential credit risk from advances is concentrated in commercial banks and savings institutions. As of December 31, 2004, the FHLBNY had advances of $1.9 billion to Washington Mutual Bank, FA, a member of the FHLBank of San Francisco, representing 2.80% of total advances outstanding. These advances were acquired by Washington Mutual Bank, FA as a result of its acquisition of The Dime Savings Bank of New York, FSB. The FHLBNY also had advances of $22.3 billion outstanding to five member institutions, representing 33.10% of total advances outstanding at December 31, 2004. The FHLBNY held sufficient collateral to cover the advances to these institutions, and the Bank does not expect to incur any credit losses.

Interest Rate Payment Terms

The following table details interest rate payment terms for advances (dollars in thousands):

	December 31, 2004		December 31, 2003
		Percentage		Percentage
	Amount	of total	Amount	of total
Fixed-rate	$53,373,084	79.35%	$50,975,990	82.53%
Variable-rate	11,959,522	17.78%	9,141,090	14.80%
Variable-rate capped	1,932,020	2.87%	1,647,000	2.67%

Total par value	$67,264,626	100.00%	$61,764,080	100.00%

Variable-rate advances were mainly indexed to the Federal funds effective rate or LIBOR.

Federal Home Loan Bank of New York
Notes to Financial Statements

8.	Affordable Housing Program and REFCORP

Section 10(j) of the FHLBank Act requires each FHLBank to establish an AHP. Each FHLBank provides subsidies in the form of direct grants and below-market interest rate advances to members who use the funds to assist the purchase, construction, or rehabilitation of housing for very low-, low-, and moderate-income households. Annually, the FHLBanks must set aside for the AHP the greater of $100 million or 10% of the current year’s adjusted income after the assessment for REFCORP. The FHLBNY charges the amount set aside for AHP to income and recognizes it as a liability. The FHLBNY relieves the AHP liability as members use subsidies. If the result of the aggregate 10% calculation described above is less than $100 million for all twelve FHLBanks, then the Act requires the shortfall to be allocated among the FHLBanks, based on the ratio of each FHLBank’s then the Act requires the shortfall to be allocated among the FHLBanks, based on the ratio of each FHLBanks, income before AHP and REFCORP to the sum of the income before AHP and REFCORP of the twelve FHLBanks. There was no shortfall in either 2004 or 2003. The FHLBNY had outstanding principle in AHP-related advances of $8,108,000, and $12,387,000 as of December 31, 2004 and 2003.

9.	Mortgage Loans Held for Investment

The FHLBNY’s mortgage loan portfolio is made up almost entirely of the MPF program. In the CMA program, FHLBNY participated in residential, multi-family and community economic development mortgage loans originated by its members. The members retain servicing rights and may credit-enhance the portion of the loans participated to the FHLBNY. The FHLBNY did not acquire interests in any loans under the CMA program in 2004 and 2003. Acquisitions under the CMA program were suspended indefinitely in November 2001.

The MPF program involves investment by the FHLBNY in mortgage loans that are purchased from its participating members. The total loans represent loans held for investment under the MPF program whereby the FHLBNY’s members create, service, and credit-enhance home mortgage loans that are purchased by the FHLBNY.

The MPF outstanding at December 31, 2004 and 2003 represent mortgage loans purchased directly from members participating in the MPF program. No intermediary trusts were involved.

The following table presents information on mortgage loans held for investment (in thousands):

	2004	Percentage	2003	Percentage
Real Estate
Fixed medium-term single-family mortgages	$516,666	44.2%	$283,300	42.6%
Fixed long-term single-family mortgages	641,730	54.8%	352,140	52.9%
Multi-family mortgages	9,493	0.8%	27,081	4.1%
Non-residential mortgages	2,771	0.2%	2,824	0.4%

Total par value	1,170,660	100.0%	665,345	100.0%

Net unamortized premiums	13,294		6,736
Net unamortized discounts	(4,882)		—
Basis adjustment	(482)		70

Total mortgage loans held for investment	$1,178,590		$672,151

Amortization expense, net of accretion, that was reported as a charge to interest income was $1.9 million and $1.5 million for the years ended December 31, 2004 and 2003. Amortization of the basis adjustment was insignificant for all periods reported.

Federal Home Loan Bank of New York
Notes to Financial Statements

The par value of mortgage loans held for investment outstanding as of December 31, 2004 and 2003, was comprised of Federal Housing Administration and Veteran Administration insured loans totaling $20,632,000 and $38,818,000, and conventional and other loans totaling $1,150,029,000 and $626,527,000, respectively. As also discussed in Note 1, Summary of Significant Accounting Policies- Mortgage loans and participations, the FHLBNY and its members share the credit risk of MPF loans by structuring potential credit losses into layers. The first layer is typically 100 basis points but varies with the particular MPF program. The amount of the first layer, or FLA, was estimated as $11.7 million and $5.6 million at December 31, 2004 and 2003. The FLA is not recorded or reported as a reserve for loan losses. The FHLBNY is responsible for absorbing the first layer. The second layer is that amount of credit obligations that the PFI has taken on which will equate the loan to a double-A rating. The FHLBNY pays a Credit Enhancement fee to the PFI for taking on this obligation. The FHLBNY assume all residual risk. Credit Enhancement fees paid or deemed paid to PFIs aggregated $0.9 million and $0.4 million for the years ended December 31, 2004 and 2003 and were a charge to interest income.

The amounts of charge-offs in all periods reported were insignificant and it was not necessary for the FHLBNY to recoup any losses from the PFIs.

The allowance for credit losses was as follows (in thousands):

	For the years ended
	December 31,
	2004	2003	2002
Balance, beginning of period	$507	$428	$193
Charge offs	—	—	—
Recoveries	—	—	—

Net charge-off	—	—	—
Provision for credit losses	—	79	235

Balance, end of period	$507	$507	$428

As of December 31, 2004 and 2003, the FHLBNY had $519,000 and $115,000 of non-accrual loans. The estimated fair value of the mortgage loans as of December 31, 2004 and 2003 is reported in Note 20. Mortgage loans, other than those included in large groups of smaller-balance homogeneous loans, are considered impaired when, based on current information and events, it is probable that the FHLBNY will be unable to collect all principal and interest amounts due according to the contractual terms of the mortgage loan agreements. As of December 31, 2004 and 2003, the FHLBNY had no investment in impaired mortgage loans, other than the nonaccrual loans.

The following table summarizes Mortgage loans held for investment, all Veterans Administrations insured loans, past due 90 days or more and still accruing interest (in thousands):

	December 31,
	2004	2003
Secured by 1-4 family	$1,898	$2,732

10.	Related Party Transactions

The FHLBNY is a cooperative and the members own all of the stock of the FHLBNY. The majority of the members of the Board of Directors of the FHLBNY are elected by and from the

Federal Home Loan Bank of New York

Notes to Financial Statements

membership. The FHLBNY conducts its advances business almost exclusively with members. Therefore, in the normal course of business, the FHLBNY extends credit to members, whose officers may serve as directors of the FHLBNY, on market terms that are no more favorable to them than comparable transactions with other members. Capital stock ownership is a prerequisite to transacting any business with the FHLBNY.

The FHLBNY considers its transactions with its members and non-member stockholders as related parties in addition to transactions with other FHLBanks, the Office of Finance, and the Finance Board.

The FHLBNY may from time to time borrow or sell overnight and term Federal funds at market rates to members. In limited circumstances, the FHLBNY may transfer Consolidated Obligation Bonds to or from other FHLBanks in exchange for cash (See Note 13). In the MPF program, the FHLBNY may participate out certain portions of its purchases of mortgage loans from its members. Transactions are at market rates (See Note 9). No mortgage-backed securities were acquired from other FHLBanks.

Loans to Other FHLBanks

Uncollateralized loans to other FHLBanks as of December 31, 2004 and 2003 were $0 and $60,000,000. Such uncollateralized loans averaged $6,653,000, and $68,189,000 for the years ended December 31, 2004 and 2003. The maximum balance was $385,000,000 and $350,000,000 for the years ended December 31, 2004 and 2003.

Short term, uncollateralized loans to other FHLBanks at December 31, 2003 were as follows (dollars in thousands):

	December 31, 2003
		Weighted
	Principal	Average
Year of Maturity	Amount	Rate %
Due in one year or less	$60,000	0.91%

Cash flow disclosure

Net changes in loans to other FHLBanks were included in advance activities on the cash flow statements, while net changes in borrowings from other FHLBanks were included in the net increase (decrease) in deposits on the cash flow statements. The following table summarizes the cash flow activities for loans to and borrowings from other FHLBanks (in thousands):

	For the years ended December 31,
	2004	2003	2002
Investing activities
Loans made to other FHLBanks	$(1,575,000)	$(7,453,000)	$(4,228,000)
Principal collected on loans to other FHLBanks	1,635,000	7,443,000	4,228,000

Net change in loans to other FHLBanks	$60,000	$(10,000)	—

Financing activities
Proceeds from short-term borrowings from other FHLBanks	$2,801,000	$6,456,000	$1,555,000
Payments of short-term borrowings from other FHLBanks	(2,801,000)	(6,456,000)	(1,555,000)

Net change in borrowings from other FHLBanks	$—	$—	$—

Federal Home Loan Bank of New York
Notes to Financial Statements

The following tables summarize outstanding balances and transactions with related parties at December 31, 2004 and 2003 (in thousands):

Related Party: Outstanding Assets, Liabilities and Equity

	December 31, 2004		December 31, 2003
	Related	Unrelated	Related	Unrelated
Assets
Cash and due from banks	$—	$22,376	$—	$20,793
Interest-bearing deposits	—	2,806,870	—	1,654,603
Federal funds sold	—	2,972,000	—	1,143,000
Available-for-sale securities	—	713,363	—	—
Held-to-maturity securities	—	11,870,674	—	11,359,367
Advances	68,507,487	—	63,923,184	—
Mortgage loans*	—	1,178,083	—	671,644
Loans to other FHLBanks	—	—	60,000	—
Accrued interest receivable	252,517	63,251	241,204	46,623
Premises and equipment, net	—	13,030	—	15,921
Derivative assets	—	11,048	—	59,240
Other assets**	—	28,261	—	34,850

Total assets	$68,760,004	$19,678,956	$64,224,388	$15,006,041

Liabilities
Deposits	$2,297,019	$—	$2,100,221	$—
Consolidated obligations	—	80,156,982	—	70,856,636
Mandatorily redeemable capital stock	126,581	—	—	—
Accrued interest payable	—	437,743	—	426,437
Affordable Housing Program	81,580	—	92,541	—
Payable to REFCORP	—	9,966	—	—
Derivative liabilities	—	1,372,195	—	1913,274
Other liabilities***	54,082	23,682	57,678	20,251

Total liabilities	2,559,262	82,000,568	2,250,440	73,216,598

Capital	3,879,130	—	3,763,391	—

	$6,438,392	$82,000,568	$6,013,831	$73,216,598

*	Includes de minimus amount of mortgage loans purchased from members of another FHLBank.

**	Includes not significant amounts of miscellaneous assets that are considered related party

***	Includes member pass-through reserves.

Related Party: Income and Expense transactions

	December 31, 2004		December 31, 2003		December 31, 2002
	Related	Unrelated	Related	Unrelated	Related	Unrelated
Interest income
Advances	$1,247,568	$—	$1,292,990	$—	$1,684,716	$—
Interest-bearing deposits	—	61,096	—	67,113	—	113,778
Federal funds sold	—	16,434	—	16,493	—	46,326
Available-for-sale securities	—	7,797	—	—	—	—
Held-to-maturity securities	—	545,660	—	652,207	—	725,126
Mortgage loans and participations*	—	48,291	—	29,099	—	26,413
Loans to other FHLBanks	78	—	2,491	—	2,995	—
Collateral pledged	—	48	—	62	—	17

Total interest income	$1,247,646	$679,326	$1,295,481	$764,974	$1,687,711	$911,660

Interest expense
Consolidated obligations	$—	$1,631,221	$—	$1,733,663	$—	$2,167,227
Deposits	21,913	—	27,977	—	42,460	—
Other borrowings	—	5,312	—	268	—	103
Cash collateral held	—	34	—	24	—	363

Total Interest expense	$21,913	$1,636,567	$27,977	$1,733,955	$42,460	$2,167,693

Service fees	$4,751	$—	$4,936	$—	$4,103	$—

*	Includes de minimus amount of mortgage interest income from loans purchased from members of another FHLBank.

Federal Home Loan Bank of New York
Notes to Financial Statements

11.	Deposits

The FHLBNY offers demand and overnight deposits to members. A member that services mortgage loans may deposit in the FHLBNY funds collected in connection with the mortgage loans, pending disbursement of such funds to the owners of the mortgage loans.

The following table summarizes Term deposits (in thousands):

	December 31, 2004	December 31, 2003
Due in one year or less	$101,000	$138,450

Total term deposits	$101,000	$138,450

12.	Borrowings

Securities Sold under Agreements to Repurchase

The FHLBNY had no amounts of securities sold under agreement to repurchase as December 31, 2004 and 2003.

Other Federal Home Loan Banks

The FHLBNY borrows from other FHLBanks, generally for a period of one day. Such borrowings averaged $9,483,607 and $22,208,219 for the years ended December 31, 2004 and 2003. There were no borrowings outstanding as of December 31, 2004 and 2003.

13.	Consolidated Obligations

Consolidated obligations are the joint and several obligations of the FHLBanks and consist of consolidated bonds and discount notes. The FHLBanks issue consolidated obligations through the Office of Finance as their agent. Consolidated bonds are issued primarily to raise intermediate and long-term funds for the FHLBanks and are not subject to any statutory or regulatory limits on maturity. Consolidated discount notes are issued primarily to raise short-term funds. These notes sell at less than their face amount and are redeemed at par value when they mature.

The Finance Board, at its discretion, may require any FHLBank to make principal or interest payments due on any consolidated obligations. Although it has never occurred, to the extent that an FHLBank would make a payment on a consolidated obligation on behalf of another FHLBank, the paying FHLBank would be entitled to reimbursement from the non-complying FHLBank. However, if the Finance Board determines that the non-complying FHLBank is unable to satisfy its obligations, then the Finance Board may allocate the outstanding liability among the remaining FHLBanks on a pro rata basis in proportion to each FHLBank’s participation in all consolidated obligations outstanding, or on any other basis the Finance Board may determine.

Based on management’s review, the FHLBNY has no reason to record actual or contingent liabilities with respect to the occurrence of events or circumstances that would require the FHLBNY to assume such an obligation on behalf of other FHLBanks.

The par amounts of the FHLBanks’ outstanding consolidated obligations, including consolidated obligations held by other FHLBanks, were approximately $869.2 billion and $759.5 billion as of December 31, 2004 and 2003, respectively.

Federal Home Loan Bank of New York
Notes to Financial Statements

Finance Board regulations require the FHLBanks to maintain, in the aggregate, unpledged qualifying assets equal to the consolidated obligations outstanding. Qualifying assets are defined as cash; secured advances; assets with an assessment or rating at least equivalent to the current assessment or rating of the consolidated obligations; obligations, participations, mortgages, or other securities of or issued by the United States or an agency of the United States; and such securities in which fiduciary and trust funds may invest under the laws of the state in which the FHLBank is located.

The FHLBNY met the qualifying unpledged asset requirements in each of the years reported as follows:

	December 31,
	2004	2003
Percentage of unpledged qualified assets to consolidated obligations	100%	104%

On June 2, 2000, the Finance Board set the FHLBank’s leverage limit requirements. The Finance Board limits each FHLBank’s assets generally to no more than 21 times its capital. Nevertheless, an FHLBank whose non-mortgage assets, after deducting deposits and capital, do not exceed 11% of its assets may have total assets in an amount not greater than 25 times its capital. At December 31, 2004 and 2003, FHLBNY met its regulatory requirements as follows:

	December 31, 2004		December 31, 2003
	Actual	Limits	Actual	Limits
Mortgage securities investment authority	287%	300%	279%	300%

Leverage limits
Ratio of total assets to capital limit	22.10	25 times	21.04	25 times

Percentage of non-mortgage assets to total assets*	(0.34)%	11.00%	(3.44)%	11.00%

*	Under applicable regulations (12 CFR Part 966.3), deposit liabilities and capital are subtracted from non-mortgage assets before calculating the ratio of non-mortgage assets to total assets. A negative percentage also indicates the limit has been met. For the purposes of this section, the amount of non-mortgage assets (after subtracting deposits and capital) equals total assets after deduction of: advances, acquired member assets, standby letters of credit, intermediary derivative contracts, and certain investments in MBS and state or local governmental units or agencies.

To provide the holders of consolidated obligations issued before January 29, 1993 (prior bondholders) with the protection equivalent to that provided under the FHLBanks’ previous leverage limit of twelve times the FHLBanks’ capital stock, prior bondholders have a claim on a certain amount of the qualifying assets [Special Asset Account (SAA)] if capital stock is less than 8.33% of consolidated obligations. As of December 31, 2004 and 2003, the combined FHLBanks’ capital stock was 4.56% and 5.14% of the par value of consolidated obligations outstanding, and the SAA balance was approximately $219,000 in each of the years. Further, the regulations require each FHLBank to transfer qualifying assets in the amount of its allocated share of the FHLBanks’ SAA to a trust for the benefit of the prior bondholders, if its capital-to-assets ratio falls below 2%.

General Terms

Consolidated obligations are issued with either fixed- or variable-rate coupon payment terms that use a variety of indices for interest rate resets. These indices include the London Interbank Offered Rate (LIBOR), Constant Maturity Treasury (CMT), 11th District Cost of Funds Index (COFI), and others. In addition, to meet the expected specific needs of certain investors in consolidated obligations, both fixed- and variable-rate bonds may also contain certain features that may result in

Federal Home Loan Bank of New York
Notes to Financial Statements

complex coupon payment terms and call options. When such consolidated obligations are issued, the FHLBNY enters into derivatives containing offsetting features that effectively convert the terms of the bond to those of a simple variable- or fixed-rate bond.

These consolidated obligations, beyond having fixed-rate or simple variable-rate coupon payment terms, may also include Optional Principal Redemption Bonds (callable bonds) that the FHLBNY may redeem in whole or in part at its discretion on predetermined call dates, according to the terms of the bond offerings.

With respect to interest payments, consolidated bonds may also have the following terms:

Step-up Bonds generally pay interest at increasing fixed rates for specified intervals over the life of the bond. These bonds generally contain provisions enabling the FHLBNY to call bonds at its option on step-up dates;

Zero-Coupon Bonds are long-term discounted instruments that earn a fixed yield to maturity or the optional principal redemption date. All principal and interest are paid at maturity or on the optional principal redemption date, if exercised prior to maturity.

Redemption Terms

The following is a summary of the Bank’s participation in consolidated bonds outstanding by year of maturity (dollars in thousands):

	December 31, 2004		December 31, 2003
		Weighted		Weighted
		Average		Average
Maturity	Amount	Rate	Amount	Rate
1 year or less	$25,348,025	2.64%	$15,611,780	3.39%
over 1 year through 2 years	16,297,480	3.41%	15,914,075	2.86%
over 2 years through 3 years	8,688,675	3.54%	10,291,170	3.90%
over 3 years through 4 years	4,561,750	4.00%	5,104,750	3.97%
over 4 years through 5 years	2,227,200	3.89%	3,407,900	4.17%
over 5 years through 6 years	1,028,350	4.57%	1,226,100	4.20%
Thereafter	2,434,650	5.14%	2,078,600	5.18%

Total par value	60,586,130		53,634,375

Bond premiums	112,768		158,398

Bond discounts	(19,957)		(20,002)
SFAS 133 fair value adjustments	(161,370)		281,283
Deferred net gains on terminated hedges	(2,215)		(2,185)

Total	$60,515,356		$54,051,869

Amortization of bond premiums that was a reduction of interest expense totaled $57.0 million and $52.2 million for the years ended December 31, 2004 and 2003. Amortization of net gains from terminated hedges was $1.5 million and $0.1 million for the years ended December 31, 2004 and 2003.

Federal Home Loan Bank of New York
Notes to Financial Statements

During the year ended December 31, 2004, the FHLBNY retired $109,600,000 of consolidated bonds at a cost that exceeded book value by $4,184,000. The cost is included in Other income - Other net. The debt retired was associated with the prepayment of advances for which prepayment fees were received. During 2003, the FHLBNY retired no debt.

Consolidated bonds outstanding as of December 31, 2004 and 2003 include callable bonds totaling $20,230,660,000 and $12,472,100,000, respectively. The FHLBNY uses fixed-rate callable debt to finance callable advances and mortgage-backed securities. Simultaneous with such a debt issue, the FHLBNY may also enter an interest-rate swap (in which the FHLBNY pays variable and receives fixed) with a call feature that mirrors the option embedded in the debt (a sold callable swap). The combined sold callable swap and callable debt allows the Bank to provide members attractively priced, variable-rate advances.

	December 31, 2004	December 31, 2003
Non-callable/non-putable	$40,355,470	$41,162,275
Callable	20,230,660	12,472,100

Total par value	$60,586,130	$53,634,375

The following table summarizes consolidated bonds outstanding at December 31, 2004 and 2003 by year of maturity or next call date (in thousands):

	December 31, 2004	December 31, 2003
Year of Maturity or next call date
Due or callable in one year or less	$37,897,285	$25,354,280
Due or callable after one year through two years	12,616,220	14,461,575
Due or callable after two years through three years	4,948,175	7,871,170
Due or callable after three years through four years	3,202,750	2,542,250
Due or callable after four years through five years	696,700	2,637,900
Thereafter	1,225,000	767,200

Total par value	$60,586,130	$53,634,375

Interest Rate Payment Terms

The following table summarizes interest rate payment terms for consolidated bonds at December 31, 2004 and 2003 (in thousands).

	December 31, 2004	December 31, 2003
Fixed-rate, non-callable	$34,635,470	$35,022,275
Fixed-rate, callable	19,001,260	12,453,000
Step ups	1,260,000	50,000
Single-index floating rate	5,689,400	6,109,100

Total	$60,586,130	$53,634,375

Interbank Transfers of Consolidated Bonds

In order to meet the FHLBNY’s asset and liability management objectives, during 2004, $214.3 million par value of consolidated bonds were transferred to the FHLBNY from other FHLBanks in exchange for cash. Par amount of $106.5 million matures on September 16, 2013; par amount of $63.0 million matures April 15, 2009; par amount of $33.5 matures February 15, 2008; and par amount of $11.3 matures August 18, 2009. The average outstanding of transferred consolidated obligations during the year ended December 31, 2004 was $152.9 million. Book value of consolidated obligation bonds transferred during 2004 was $213.2 million. In 2003, two

Federal Home Loan Bank of New York
Notes to Financial Statements

consolidated obligation bonds aggregating $32.0 million at par were transferred to the FHLBNY from other FHLBanks in exchange for cash.

Discount Notes

Consolidated discount notes are issued to raise short-term funds. Discount notes are consolidated obligations with original maturities up to 360 days. These notes are issued at less than their face amount and redeemed at par when they mature. The FHLBNY’s outstanding in consolidated discount notes, all of which are due within one year, was as follows (dollars in thousands):

			Weighted
	Book	Par	Average
	Value	Value	Interest Rate
December 31, 2004	$19,641,626	$19,670,201	1.90%

December 31, 2003	$16,804,767	$16,819,977	0.99%

The FHLBank Act authorizes the Secretary of the Treasury, at his or her discretion, to purchase consolidated obligations of the FHLBanks aggregating not more than $4 billion. The terms, conditions, and interest rates are determined by the Secretary of the Treasury. There were no such purchases by the U.S. Treasury during the years ended December 31, 2004 and 2003.

14.	Mandatorily Redeemable Capital Stock

The FHLBNY’s capital stock is redeemable at the option of both the member and the FHLBNY with certain conditions. Capital stock that is mandatorily redeemable, as interpreted under SFAS 150, is considered a liability rather than capital as described more fully in Notes 1 and 2. The FHLBNY considers stock as mandatorily redeemable once a member delivers a written redemption request, or provides a notice of intent to withdraw from membership, or attains non-member status by merger or acquisition, charter termination, or involuntary termination from membership. Dividends related to capital stock classified as mandatorily redeemable are accrued at an estimated dividend rate and reported as interest expense in the Statements of Income.

At December 31, 2004, the mandatorily redeemable capital stock totaled $126,581,000 and was held by banks attaining non-member status by virtue of being acquired by non-members. Substantially all of the banks became non-members in 2002.

Anticipated redemption terms of mandatorily redeemable capital stock were as follows at December 31, 2004 (in thousands):

December 31, 2004
Redemption within one year	$106,141
Redemption after one year through two years	175
Redemption after three years through five years	9,923
Redemption after six years through ten years	10,294
Redemption after eleven years through fifteen years	48

$126,581

No member’s or non-members’ redemption request remained pending at December 31, 2004.

Federal Home Loan Bank of New York
Notes to Financial Statements

Dividends related to capital stock classified as mandatorily redeemable were accrued at an estimated dividend rate and reported as interest expense in the Statements of Income. At December 31, 2004, the FHLBNY had estimated a 3% dividend payout due to holders of mandatorily redeemable capital stock averaging $162,861,000 during the fourth quarter of 2004, and a liability of $1,228,000 representing accrued dividend was recognized as an expense. The actual dividend that was paid on January 31, 2005 was 3.05% (Annualized), or $1,249,000.

The FHLBNY’s activity for mandatorily redeemable capital stock was as follows in 2004 (in thousands). Rollforward amounts for 2003 and 2002 are not provided because the FHLBNY adopted SFAS 150 on January 1, 2004.

December 31, 2004
Balance, beginning of year	$—
Capital stock subject to mandatory redemption reclassified from equity on adoption of SFAS 1	357,887
Redemption of mandatorily redeemable capital stock	(231,306)

Balance, end of year	$126,581

Net accrued interest payable, end of the year (3% annualized)	$1,228

15.	Capital

The FHLBanks, including FHLBNY, have a unique cooperative structure. To access FHLBNY’s products and services, a financial institution must be approved for membership and purchase capital stock in FHLBNY. The members’ stock requirement is generally based on its use of FHLBNY products, subject to a minimum membership requirement, as prescribed by the FHLBank Act. FHLBNY stock can be issued, exchanged, redeemed and repurchased only at its stated par value of $100 per share. It is not publicly traded. Each member is required to hold capital stock in the FHLBNY equal to the greater of:

•	5 % of the member’s total outstanding advances plus 5 percent of the FHLBNY’s interest in the aggregate unpaid principal balance of all loans sold by the members to the FHLBNY, or

•	1% of the member’s total unpaid principal balance of residential mortgage loans (usually as of the most recent year-end), or

•	$500

Option to redeem capital stock that is greater than a member’s minimum requirement is held by both the member and the FHLBNY.

In November 1999, the FHLBank Act was significantly modified by the Federal Home Loan Bank System Modernization Act, which was enacted as Title VI of the Gramm-Leach-Bliley Act (“GLB Act”). The GLB Act established voluntary membership for all members. Any member may withdraw from membership and have its capital stock redeemed after providing to the FHLBNY the required notice. Withdrawal from membership requires six months’ notice. Members that withdraw from membership must wait five years before being readmitted to membership to any FHLBank.

Federal Home Loan Bank of New York
Notes to Financial Statements

The GLB Act will result in a number of changes in the capital structure of the FHLBanks. The final Finance Board capital rule was published on January 30, 2001, and required each FHLBank to submit a capital structure plan (“Capital Plan”) to the Finance Board by October 29, 2001 in accordance with the provisions of the GLB Act and final capital rule. The Finance Board approved the FHLBNY’s Capital Plan on July 18, 2002. FHLBNY’s plan to convert to the new stock by October 2003 was deferred as a result of the loss of $189.2 million from the sale of credit deteriorated MBS in the third quarter of 2003. The FHLBNY plans to convert to the new plan during the fourth quarter of 2005.

Until the new Capital Plan is implemented, the current capital rules remain in effect. The FHLBNY does not expect any negative consequences from the delay. In particular, the Act requires members to purchase capital stock equal to the greater of 1 percent of their mortgage-related assets or 5 percent of outstanding FHLBank advances. However, the GLB Act removed the provision that required a non-thrift member to purchase additional stock to borrow from the FHLBank if the non-thrift member’s mortgage-related assets were less than 65 percent of total assets. A member may, at the FHLBank’s discretion, redeem at par value any capital stock greater than its statutory requirement or sell it at par value to another member of that FHLBank.

Under the new plan, each FHLBank may offer two classes of stock. Members can redeem Class A stock by giving six months’ notice, and members can redeem Class B stock by giving 5 year’s notice. Only “permanent” capital, defined as retained earnings and Class B stock, satisfies the FHLBank risk based capital requirement. In addition, the GLB Act specifies a 5 percent minimum leverage ratio based on total capital and a 4 percent minimum capital ratio that does not include the 1.5 weighting factor applicable to the permanent capital that is used in determining compliance with the 5 percent minimum leverage ratio.

The FHLBanks Adopted SFAS 150 as of January 1, 2004. In compliance with SFAS 150, the FHLBanks will reclassify stock subject to redemption from equity to liability once a member exercises a written redemption right, gives notice of intent to withdraw from membership, or attains non-member status by merger or acquisition, charter termination, or involuntary termination from membership, since the shares of capital stock will then meet the definition of a mandatorily redeemable financial instrument. Shares of capital stock meeting this definition are reclassified to a liability at fair value. Dividends related to capital stock classified as a liability are accrued at the expected dividend rate and reported as interest expense in the Statements of Incomes. The repayment of these mandatorily redeemable financial instruments is reflected as a cash outflow in the financing activities section of the Statements of Cash Flows.

The Finance Board has confirmed that the SFAS 150 accounting treatment for certain shares of its capital stock will not affect the definition of total capital for purposes of determining the FHLBank’s compliance with its regulatory capital requirements, calculating its mortgage securities investment authority (300 percent of total capital), calculating its unsecured credit exposure to other GSEs (100 percent of total capital), or calculating its unsecured credit limits to other counterparties (various percentages of total capital depending on the rating of the counterparty).

When the new capital structure plan has been implemented, the FHLBNY will be subject to risk-based capital rules.

The FHLBNY’s board of directors may declare and pay dividends in either cash or capital stock only from retained and current earnings.

Federal Home Loan Bank of New York
Notes to Financial Statements

The FHLBNY’s leverage ratio of 22.10 and 21.04 representing total assets to capital at December 31, 2004 and 2003 were in compliance with the Finance Board’s leverage ratio requirements. (See Note 13 – Consolidated obligations).

16.	Total Comprehensive Income

Total comprehensive income is comprised of Net Income and Accumulated other comprehensive income (loss), which includes unrealized gains on Available-for-sale securities, cash flow hedging activities and additional minimum liability on Benefits Equalization Plan.

Changes in Accumulated other comprehensive income (loss) for the years ended December 31, 2002 through 2004 were as follows. (in thousands):

	Available-		Benefit	Accumulated other
	for-sale	Cash-flow	Equalization	Comprehensive
	securities	hedges	Plan	Income (Loss)
Balance, December 31, 2001	$—	$—	$—	$—
Net change	—	—	—	—

Balance, December 31, 2002	—	—	—	—
Net change	—	(13)	(2,013)	(2,026)

Balance, December 31, 2003	—	(13)	(2,013)	(2,026)
Net change	2,240	911	(476)	2,675

Balance, December 31, 2004	$2,240	$898	$(2,489)	$649

17.	Earnings per Share of Capital

The following table sets forth the computation of earnings per share of capital (dollars in thousands):

	2004	2003	2002
Net income before cumulative effect of change in accounting principle	$162,581	$45,816	$234,090
Cumulative effect of change in accounting principle	(1,305)	—	—

Net income available to stockholders	$161,276	45,816	$234,090

Weighted average shares of capital	37,917	40,816	37,674
Less: Mandatorily redeemable capital	(2,467)	—	—

Average number of shares of capital used to calculate earnings per share	35,450	$40,816	37,674

Earnings per share of capital before cumulative effect of change in accounting principle	$4.59	$1.12	$6.21
Cumulative effect of change in accounting principle	(0.04)	—	—

Net earnings per share of capital	$4.55	$1.12	$6.21

Basic and diluted earnings per share of capital are the same. The FHLBNY has no dilutive potential common shares or other common stock equivalents.

18.	Employee Retirement Plans

The FHLBNY participates in the Financial Institutions Retirement Fund (“FIRF”), a defined-benefit plan. The plan covers substantially all officers and employees of the FHLBNY. The Bank’s contributions to FIRF through June 30,1987 represented the normal cost of the plan. The plan reached the full-funding limitation, as defined by the Employee Retirement Income Security

Federal Home Loan Bank of New York
Notes to Financial Statements

Act, for the plan year beginning July 1, 1987, because of favorable investment and other actuarial experience during previous years. As a result, FIRF suspended employer contributions for all plan years ending after June 30, 1987 through 2001. Contributions to the plan resumed in 2002. Contributions to FIRF charged to operating expenses for the years ended December 31, 2004, 2003 and 2002 were $4,803,000, $2,769,000 and $1,108,000 respectively. The FIRF is a multi-employer plan and does not segregate its assets, liabilities, or costs by participating employer. As a result, disclosure of the accumulated benefit obligations, plan assets, and the components of annual pension expense attributable to the FHLBNY are not made.

The FHLBNY also participates in the Financial Institutions Thrift Plan, a defined contribution plan. The Bank’s contributions are equal to a percentage of participants’ compensation and a matching contribution equal to a percentage of voluntary employee contributions, subject to certain limitations. The FHLBNY contributed $1,016,000, $1,040,000 and $653,000 for the years ended 31, 2004, 2003 and 2002.

In addition, the FHLBNY maintains a deferred compensation plan, available to all employees, which is, in substance, an unfunded supplemental retirement plan, referred to as the Benefits Equalization Plan. The plan’s liability consists of the accumulated compensation deferrals and accrued earnings on the deferrals.

The accrued pension cost for the FHLBNY’s supplemental retirement plan were as follows (in thousands):

	2004	2003
Accumulated benefit obligation	$(8,819)	$(6,760)
Effect of future salary increase	(2,606)	(2,262)

Projected benefit obligation	(11,425)	(9,022)
Unrecognized prior service cost	(383)	(433)
Unrecognized net loss	2,989	2,695

Accrued Pension Cost	$(8,819)	$(6,760)

Components of the projected benefit obligation for the FHLBNY’s supplemental retirement plan were as follows (in thousands):

	2004	2003
Projected benefit obligation at the beginning of the year	$(10,760)	$(6,929)
Service	(600)	(379)
Interest	(664)	(512)
Benefits paid	303	207
Change in discount rate	(351)	(1,409)
Retiree and deferred vested cost	647	—

Projected benefit obligation at the end of the year	$(11,425)	$(9,022)

Federal Home Loan Bank of New York
Notes to Financial Statements

Amounts recognized in the Statements of Condition and Income for the FHLBNY’s supplemental retirement plan were as follows (in thousands):

	2004	2003
Accrued benefit liability	$(8,819)	$(6,760)
Net amount recognized	6,330	4,747

Accumulated other comprehensive loss	$(2,489)	$(2,013)

     Changes in the supplemental retirement plan assets were as follows (in thousands):

	2004	2003
Fair value of the plan assets at the beginning of the year	$—	$—
Employer contributions	303	207
Benefits paid	(303)	(207)

Fair value of the plan assets at the end of the year	$—	$—

Components of the net periodic pension cost for the FHLBNY’s supplemental retirement plan were as follows (in thousands):

	2004	2003	2002
Service	$(600)	$(379)	$(389)
Interest	(664)	(512)	(404)
Amortization of unrecognized prior service cost	50	50	50
Amortization of unrecognized net loss	(671)	(372)	(326)
Amortization of unrecognized net obligation	—	—	(5)

Net periodic benefit cost	$(1,885)	$(1,213)	$(1,074)

The measurement date used to determine current period benefit obligation for the supplemental retirement plan was December 31, 2004.

Key assumptions and other information for the actuarial calculations for the FHLBNY’s supplemental retirement plan were as follows:

	2004	2003
Discount rate	6.00%	6.25%
Salary Increases	5.50%	5.50%
Amortization period (years)	8	8
Benefits paid during the year	$303,389	$207,036

The discount rate was reduced in 2004 to reflect the generally lower interest rate environment. Beginning in 2005, the discount rate will be based on the Citigroup Pension Liability Index.

Federal Home Loan Bank of New York
Notes to Financial Statements

Estimated future benefit payments, which reflect expected future services, as appropriate, are expected to be paid as follows (in thousands):

Years	Payments
2005	$393
2006	438
2007	502
2008	575
2009	631
2010-2014	4,192

$6,731

The net periodic benefit cost for 2005 is expected to be $ 1,800,000.

The FHLBNY also offers a postretirement health benefit plan to retirees. There are no funded plan assets that have been designated to provide postretirement health benefits. Assumptions used in determining the accumulated postretirement benefit obligation included a discount rate of 5.75%. The effect of a percentage point increase in the assumed healthcare trend rates would be an increase in postretirement benefit expense of $211,000 and in APBO of $1,648,000. The effect of a percentage point decrease in the assumed healthcare trend rates would be an decrease in postretirement benefit expense of $170,000 and in APBO of $1,345,000. Employees over the age of 55 are eligible provided they have completed ten years of service after age 45.

Components of the accumulated postretirement benefit obligation for the Bank’s postretirement health benefits plan for the years ended December 31, 2004 and 2003 were (in thousands):

	2004	2003
Accumulated postretirement benefit obligation at the beginning of the year	$(6,132)	$(5,180)
Service Cost	(498)	(277)
Interest Cost	(495)	(353)
Actuarial Loss	(1,406)	(653)
Benefits paid	326	365
Participants’ contributions	(41)	(34)
Change in plan assumptions	(1,232)	—

Accumulated postretirement benefit obligation at the end of the year	(9,478)	(6,132)

Unrecognized net loss	1,949	—

Accrued postretirement benefit cost	$(7,529)	$(6,132)

Changes in postretirement health benefit plan assets were as follows (in thousands):

	2004	2003
Fair value of plan assets at the beginning of the year	$—	$—
Employer Contributions	(285)	(331)
Participant’s contributions	(41)	(34)
Benefits Paid	326	365

Fair value of plan assets at the end of the year	$—	$—

Federal Home Loan Bank of New York
Notes to Financial Statements

Components of the net periodic postretirement benefit cost for the FHLBNY’s postretirement health were as follows (in thousands):

	2004	2003
Service cost (benefits attributed to service during the period)	$(498)	$(277)
Interest cost on accumulated postretirement benefit obligation	(495)	(353)
Amortization of loss	(361)	(80)

Net periodic postretirement benefit cost	$(1,354)	$(710)

     The measurement date used to determine current year’s benefit obligation was December 31, 2004.

     Key assumptions and other information for the FHLBNY’s postretirement health benefits plan were as follows:

	2004	2003
Weighted average discount rate at the end of the year	5.75%	6.25%
Health care cost trend rates:
Assumed for next year	9.00%	8.00%
Ultimate rate	4.50%	4.50%
Year that ultimate rate is reached	2010	2010
Alternative amortization methods used to amortize
Prior service cost	Straight - line	Straight - line
Unrecognized net (gain) or loss	Straight - line	Straight - line

The discount rate was reduced in 2004 to reflect the generally lower interest rate environment. Beginning in 2005, the discount rate will be based on the Citigroup Pension Liability Index.

Estimated future benefits payments reflecting expected future services for the years ended December 31, were (in thousands):

Years	Payments
2005	$330
2006	323
2007	363
2008	410
2009	450
2010-2014	2,864

The bank is expected to add $1,625,000 to its postretirement health benefits plan accrual for 2005.

19.	Derivatives

The contractual or notional amount of derivatives reflects the involvement of the FHLBNY in the various classes of financial instruments. The notional amount of derivatives does not measure the credit risk exposure of the FHLBNY, and the maximum credit exposure of the FHLBNY is substantially less than the notional amount. The maximum credit risk is the estimated cost of replacing favorable interest-rate swaps, forward agreements, mandatory delivery contracts for mortgage loans executed after June 30, 2003, and purchased caps and floors if the counterparty defaults and the related collateral, if any, is of no value to the FHLBNY. This collateral has not been sold or re-pledged.

Federal Home Loan Bank of New York
Notes to Financial Statements

The FHLBNY uses collateral agreements to mitigate counterparty credit risk in derivatives. When the FHLBNY has more than one derivative transaction outstanding with a counterparty, and a legally enforceable master netting agreement exists with the counterparty, the exposure, less collateral held, represents in the FHLBNY’S view, the appropriate measure of credit risk. Substantially, all derivative contracts are subject to master netting agreements or other right of offset arrangements. At December 31, 2004 and 2003, the FHLBNY’s maximum credit risk, as defined above, was approximately $11,047,606 and $59,240,000 without recognition of collateral held by the FHLBNY. These totals included $17,888,297 and $44,587,000 of net accrued interest receivable. In determining maximum credit risk, the FHLBNY considers accrued interest receivables and payables, and the legal right to offset assets and liabilities by counterparty. One counterparty with a double – A rating accounted for $10.9 million, or 99%, of the exposure. The FHLBNY held $600,000 and $34,131,000 in cash as collateral as of December 31, 2004 and 2003.

The FHLBNY transacts most of its derivatives with large banks and major broker-dealers. Some of these banks and broker-dealers or their affiliates buy, sell, and distribute consolidated obligations. Note 21 discusses assets pledged by the FHLBNY to these counterparties.

Intermediation

Derivative agreements in which the FHLBNY is an intermediary may arise when the FHLBNY: (1) enters into offsetting derivatives with members and other counterparties to meet the needs of its members, and (2) enters into derivatives to offset the economic effect of other derivative agreements that are no longer designated to either advances, investments, or consolidated obligations. The notional principal of derivatives in which the FHLBNY was an intermediary was $112,000,000 and $132,000,000 as of December 31, 2004 and 2003. Collateral with respect to derivatives with member institutions includes collateral assigned to the FHLBNY, as evidenced by a written security agreement, and held by the member institution for the benefit of the FHLBNY.

Hedging Activities

General - The FHLBNY may enter into interest-rate swaps, swaptions, and interest-rate cap and floor agreements (collectively, derivatives) to manage its exposure to changes in interest rates. The FHLBNY may adjust the effective maturity, repricing frequency, or option characteristics of financial instruments to achieve risk management objectives. The FHLBNY uses derivatives in three ways: by designating them as a fair value or cash flow hedge of an underlying financial instrument or a forecasted transaction; by acting as an intermediary; or in asset-liability management (i.e., a non-SFAS 133 economic hedge). For example, the FHLBNY uses derivatives in its overall interest-rate risk management to adjust the interest-rate sensitivity of consolidated obligations to approximate more closely the interest-rate sensitivity of assets (both advances and investments), and/or to adjust the interest-rate sensitivity of advances, investments or mortgage loans to approximate more closely the interest-rate sensitivity of liabilities. In addition to using derivatives to manage mismatches of interest rates between assets and liabilities, the FHLBNY also uses derivatives to manage embedded options in assets and liabilities; to hedge the market value of existing assets and liabilities and anticipated transactions; to hedge the duration risk of prepayable instruments; and to reduce funding costs.

A non-SFAS 133 economic hedge is defined as a derivative that hedges specific or non-specific underlying assets, liabilities or firm commitments, but does not qualify for hedge accounting under the rules of SFAS 133 but is an acceptable hedging strategy under the Bank’s risk management program. These strategies also comply with Finance Board’s regulatory requirements. An economic hedge, by definition, introduces the potential for earnings variability due to the changes

Federal Home Loan Bank of New York
Notes to Financial Statements

in fair value recorded on the derivative(s) that are not offset by corresponding changes in the value of the economically hedged assets, liabilities, or firm commitments.

The FHLBNY, consistent with Finance Board’s regulation, enters into derivatives only to reduce the market risk exposures inherent in otherwise unhedged assets and funding positions. The FHLBNY utilizes derivatives in the most cost-efficient manner and may enter into derivatives that do not necessarily qualify for hedge accounting under SFAS 133 accounting rules. As a result, when entering into such non-qualified hedges, the FHLBNY recognizes only the change in fair value of these derivatives in Other income as Net realized and unrealized gain (loss) on derivatives and hedging activities, with no offsetting fair value adjustments for the asset, liability, or firm commitment.

Consolidated Obligations - The FHLBNY manages the risk arising from changing market prices and volatility of a consolidated obligation by matching the cash inflow on the derivative with the cash outflow on the consolidated obligation. In addition, the FHLBNY requires collateral agreements on all derivative agreements with non-members. While consolidated obligations are the joint and several obligations of the FHLBanks, one of more FHLBanks may individually serve as counterparties to derivative agreements associated with specific debt issues. For instance, in a typical transaction, fixed-rate consolidated obligations are issued for one or more FHLBanks, and each of those FHLBanks simultaneously enters into a matching derivative in which the counterparty pays to the FHLBank fixed cash flows designed to mirror in timing and amount the cash outflows the FHLBank pays on the consolidated obligation. Such transactions are treated as fair-value hedges under SFAS 133. In this typical transaction, the FHLBank pays a variable cash flow that closely matches the interest payments it receives on short-term or variable-rate advances. This intermediation between the capital and swap markets permits the FHLBNY to raise funds at lower costs than would otherwise be available through the issuance of simple fixed- or floating-rate consolidated obligations in the capital markets.

Advances - With issuances of convertible advances, the FHLBNY may purchase from the member a put option that enables the FHLBNY to convert an advance from fixed rate to floating rate if interest rates increase, or to terminate the advance and extend additional credit on new terms. The FHLBNY may hedge a convertible advance by entering into a cancellable derivative where the FHLBNY pays fixed and receives variable. This type of hedge is treated as a fair value hedge under SFAS 133. The swap counterparty can cancel the derivative on the put date, which would normally occur in a rising rate environment, and the FHLBNY can convert the advance to a floating rate or terminate the advance and extend additional credit on new terms.

The optionality embedded in certain financial instruments held by the FHLBNY can create interest-rate risk. When a member prepays an advance, the FHLBNY could suffer lower future income if the principal portion of the prepaid advance were invested in lower-yielding assets that continue to be funded by higher-cost debt. To protect against this risk, the FHLBNY generally charges a prepayment fee that makes it financially indifferent to a borrower’s decision to prepay an advance. When the Bank offers advances (other than short-term advances) that members may prepay without a prepayment fee, it usually finances such advances with callable debt or otherwise hedges the options.

Mortgage Loans - The FHLBNY invests in mortgage assets. The prepayment options embedded in mortgage assets can result in extensions or reductions in the expected maturities of these investments, depending on changes in estimated prepayment speeds. Finance Board regulation limits this source of interest-rate risk by restricting the types of mortgage assets the Bank may own

Federal Home Loan Bank of New York
Notes to Financial Statements

to those with limited average life changes under certain interest-rate shock scenarios and by establishing limitations on duration of equity and change in market value of equity. The FHLBNY may manage against prepayment and duration risk by funding some mortgage assets with consolidated obligations that have call features. In addition, the FHLBNY may use derivatives to manage the prepayment and duration variability of mortgage assets. Net income could be reduced if the FHLBNY replaces the mortgages with lower yielding assets and if the Bank’s higher funding costs are not reduced concomitantly.

The FHLBNY manages the interest-rate and prepayment risks associated with mortgages through debt issuance. The FHLBNY issues both callable and non-callable debt to achieve cash flow patterns and liability durations similar to those expected on the mortgage loans.

The FHLBNY analyzes the duration, convexity, and earnings risk of the mortgage portfolio on a regular basis under various rate scenarios.

Firm Commitment Strategies - Prior to July 1, 2003, the FHLBNY hedged the market value of purchase commitments on fixed-rate mortgage loans by using derivatives with similar market value sensitivity characteristics. When these derivatives settled, the commitment’s current market value was included with the basis of the mortgage loans and amortized accordingly. These transactions were treated as fair value hedges. Mortgage purchase commitments entered into after June 30, 2003 are considered derivatives. Accordingly, both the commitment and the derivatives used in the firm commitment hedging strategy are recorded on the balance sheet at fair value, with changes in fair value recognized in the current-period earnings.

The FHLBNY may also hedge a firm commitment for a forward starting advance through the use of an interest-rate swap. In this case, the swap will function as the hedging instrument for both the firm commitment and the subsequent advance. The basis movement associated with the firm commitment will be rolled into the basis of the advance at the time the commitment is terminated and the advance is issued. The basis adjustment will then be amortized into interest income over the life of the advance.

Investments - The FHLBNY invests in mortgage and residential asset-backed securities, mortgage-backed securities and mortgage loans held for investment, U.S. agency securities and the taxable portion of state or local housing finance agency securities. The interest-rate and prepayment risks associated with these investment securities are managed through debt issuance.

Forward Settlements - There were no forward settled securities recorded at December 31, 2004 or at December 31, 2003.

Anticipated Debt Issuance - The FHLBNY may enter into interest-rate swaps on the anticipated issuance of debt to “lock in” a spread between the earning asset and the cost of funding. The swap is terminated upon issuance of the debt instrument, and amounts reported in accumulated other comprehensive income (loss) are reclassified to earnings in the periods in which earnings are affected by the variability of the cash flows of the debt that was issued.

The FHLBNY is not a derivative dealer and does not trade derivatives for short-term profit.

Credit Risk - The FHLBNY is subject to credit risk due to the risk of nonperformance by counterparties to the derivative agreements. The degree of counterparty risk on derivative agreements depends on the extent to which master netting arrangements are included in such

Federal Home Loan Bank of New York
Notes to Financial Statements

contracts to mitigate the risk. The FHLBNY manages counterparty credit risk through credit analysis and collateral requirements and by following the requirements set forth in Finance Board’s regulations. Based on credit analyses and collateral requirements, the management of the FHLBNY does not anticipate any credit losses on its derivative agreements.

The FHLBNY has not issued consolidated obligations denominated in currencies other than U.S. dollars.

To meet the hedging needs of its members, the FHLBNY acts as an intermediary between the members and the other counterparties. This intermediation allows smaller members access to the swap market. The derivatives used in intermediary activities do not qualify for SFAS 133 hedge accounting treatment and are separately marked-to-market through earnings. The net results of the accounting for these derivatives do not significantly affect the operating results of the FHLBNY.

The following table represents outstanding notional balances and estimated fair values of the derivatives outstanding at December 31, (in thousands):

	December 31, 2004		December 31, 2003
		Estimated		Estimated
	Notional	Fair Value	Notional	Fair Value
Interest Rate Swaps
Fair value	$63,311,654	$(1,405,858)	$59,998,388	$(1,880,175)
Cash Flow	712,150	3,058	126,450	(48)
Economic	67,140	(3,402)	108,000	(3,415)
Interest Rate Caps/Floors
Fair Value	1,932,000	(11)	1,714,500	(10)
Mortgage Delivery Commitments
Cash Flow	10,316	16	9,681	(35)
Other
Intermediation	112,000	9	132,000	13

Total	$66,145,260	$(1,406,188)	$62,089,019	$(1,883,670)

Net Realized and Unrealized Gain (Loss) on Derivatives and Hedging Activities

As a result of SFAS 133, the FHLBNY recorded the following net gains (losses) on derivatives and hedging activities for the years ended December 31, 2004, 2003, and 2002 (in thousands).

	December 31,	December 31,	December 31,
	2004	2003	2002
Net gains (losses) on derivatives and hedging activities
Gains (losses) related to fair value hedge ineffectiveness	$12,153	$498	$438
(Losses) gains on economic hedges	(3,879)	(1,325)	(10,150)

Net (losses) gains on derivatives and hedging activities	$8,274	$(827)	$(9,712)

Amortization of basis resulting from modified advance hedges amounted to gains of $3.8 million, $3.2 million, and $0.1 million for the years ended December 31, 2004, 2003 and 2002.

Cash Flow Hedges

There were no material amounts for the years ended December 31, 2004, 2003 and 2002 that were reclassified into earnings as a result of the discontinuance of cash flow hedges because it became probable that the original forecasted transactions would not occur by the end of the originally specified time period or within a two-month period thereafter. Over the next 12 months, it is expected that $600,000 of net gains recorded in Other comprehensive income at December 31,

Federal Home Loan Bank of New York
Notes to Financial Statements

2004, will be recognized in earnings. The maximum length of time over which the FHLBNY is hedging its exposure to the variability in future cash flows for forecasted transactions, excluding those forecasted transactions related to the payment of variable interest on existing financial instruments, is six months.

20.	Estimated Fair Values

The following estimated fair value amounts have been determined by the FHLBNY, using available market information and the FHLBNY’s judgment of appropriate valuation methods. These estimates were based on pertinent information available to the FHLBNY as of December 31, 2004 and 2003. Although the FHLBNY uses its judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation technique or valuation methodology. For example, because an active secondary market does not exist for a portion of the FHLBNY’s financial instruments, in certain cases, fair values are not subject to precise qualification or verification and may change as economic and market factors and evaluation of those factors change. Therefore, these estimated fair values are not necessarily indicative of the amounts that would be realised in current market transactions. The Fair Value Summary Tables do not represent an estimate of the overall market value of the FHLBNY as a going concern, which would take into account future business opportunities.

Cash and Due from Banks

The estimated fair value approximates the recorded book balance.

Interest-Bearing Deposits and Investment Securities

The estimated fair value is derived from quoted prices, excluding accrued interest, as of the last business day of the period.

Federal Funds Sold

To estimate the fair values, the cash flows are discounted using the appropriate market rates for the applicable maturity.

Advances and Other Loans

The FHLBNY determines the estimated fair value of advances with fixed rates and advances with complex floating rates by calculating the present value of expected future cash flows from the advances and excluding amounts for accrued interest receivable. The discount rates used in these calculations are the replacement advance rates for advances with similar terms. Following the Finance Board’s advances regulations, advances with a maturity and repricing period greater than six months require a prepayment fee sufficient to make the FHLBNY financially indifferent to the borrower’s decision to prepay the advances. Therefore, the estimated fair value of advances does not assume prepayment risk.

Mortgage Loans and Participations

The estimated fair values for mortgage loans are determined based on quoted market prices of similar mortgage loans. These prices, however, can change rapidly based upon market conditions and are highly dependent upon the underlying prepayment assumptions.

Federal Home Loan Bank of New York
Notes to Financial Statements

Accrued Interest Receivable and Payable

The estimated fair value approximates the recorded book value.

Derivative Assets/Liabilities

The FHLBNY estimated fair values of derivatives based on expected cash flows. The fair values are netted by counterparty where such legal right exists. If these netted amounts are positive, they are classified as an asset and if negative, a liability.

Deposits

The FHLBNY determines estimated fair values of deposits by calculating the present value of expected future cash flows from the deposits. The discount rates used in these calculations are the current cost of deposits with similar terms.

Consolidated Obligations

The FHLBNY estimates fair values based on the cost of raising comparable term debt. The estimated cost of issuing debt includes non-interest selling costs.

Borrowings

The FHLBNY determines the estimated fair value of borrowings with fixed rates by calculating the present value of expected future cash flows from the borrowings. The discount rates used in these calculations are the cost of borrowings with similar terms.

Mandatorily Redeemable Capital Stock

The FHLBNY considers the fair value of capital subject to mandatory redemption, as the redemption value of the stock, which is generally par plus accrued dividend. The FHLBank’s have a unique cooperative structure. Stocks can only be acquired by members at par value and redeemed at par value. Stock is not traded and no market mechanism exists for the exchange of stock outside the cooperative structure.

Commitments

The estimated fair values of standby letters of credit, standby bond purchase agreements, and commitments to extend credit are based on discounted cash flows from expected fees through the expiration of the agreements, commitments and standby letters of credit.

Federal Home Loan Bank of New York
Notes to Financial Statements

The carrying value and estimated fair values of the FHLBNY’s financial instruments as of December 31, 2004 were as follows (in thousands):

		Net
		Unrealized	Estimated
	Carrying	Gains	Fair
Financial Instruments	Value	(Losses)	Value
Assets
Cash and due from banks	$22,376	$—	$22,376
Interest-bearing deposits	2,806,870	27	2,806,897
Deposits for mortgage loan programs with other FHLBanks	—	—	—
Federal funds sold	2,972,000	(19)	2,971,981
Available-for sale securities	713,363	—	713,363
Held-to-maturity securities	11,870,674	224,203	12,094,877
Advances	68,507,487	(3,466)	68,504,021
Mortgage loans, net	1,178,083	11,860	1,189,943
Other loans	—	—	—
Accrued interest receivable	315,768	—	315,768
Derivative assets	11,048	—	11,048
Other assets	28,261	23	28,284
Liabilities
Deposits	2,297,019	(3)	2,297,016
Consolidated obligations
Discount notes	19,641,626	3,134	19,638,492
Bonds	60,515,356	(166,313)	60,681,669
Mandatorily redeemable capital stock	126,581	—	126,581
Accrued interest payable	437,743	—	437,743
Derivative liabilities	1,372,195	—	1,372,195
Other liabilities	77,764	—	77,764

The carrying value and estimated fair values of the FHLBNY’s financial instruments as of December 31, 2003, were as follows (in thousands):

		Net
		Unrealized	Estimated
	Carrying	Gains	Fair
Financial Instruments	Value	(Losses)	Value
Assets
Cash and due from banks	$20,793	$—	$20,793
Interest-bearing deposits	1,654,603	—	1,654,603
Deposits for mortgage loan programs with other FHLBanks	917	—	917
Federal funds sold	1,143,000	—	1,143,000
Held-to-maturity securities	11,359,367	388,921	11,748,288
Advances	63,923,184	266,366	64,189,550
Mortgage loans, net	671,644	15,156	686,800
Loans due to other FHLBanks	60,000	—	60,000
Accrued interest receivable	287,827	—	287,827
Derivative assets	59,240	—	59,240

Liabilities
Deposits	2,100,221	—	2,100,221
Consolidated obligations
Discount notes	16,804,767	65	16,804,702
Bonds	54,051,869	(600,709)	54,652,578
Accrued interest payable	426,437	—	426,437
Derivative liabilities	1,913,274	—	1,913,274
Other liabilities	77,929	—	77,929

Other
Standby letters of credit, standby bond purchase agreements, and commitments to extend credits	147	2,024	2,171

Federal Home Loan Bank of New York
Notes to Financial Statements

21.	Commitments and Contingencies

As described in Note 13, the FHLBanks have joint and several liability for all the consolidated obligations issued on their behalf. Accordingly, should one or more of the FHLBanks be unable to repay their participation in the consolidated obligations, each of the other FHLBanks could be called upon to repay all or part of such obligations, as determined or approved by the Finance Board. Neither the FHLBNY nor any other FHLBank has had to assume or pay the consolidated obligation of FHLBank. The FHLBNY does not believe that it will be called upon to pay the consolidated obligations of another FHLBank in the future. Under FASB interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including indirect guarantees of indebtedness of other” (“FIN 45”), FIN 45 would have required FHLBNY to recognize the fair value of the FHLBNY’s joint and several liability for all the consolidated obligations, as discussed above. However, the FHLBNY considers the joint and several liability as similar to a related party guarantee, and meets the scope exceptions in FIN 45. Accordingly, the FHLBNY has not recognized a liability for its joint and several obligations related to other FHLBanks’ consolidated obligations at December 31, 2004 and 2003.

Commitments for additional advances totalled approximately $10,376,197,000 and $10,575,207,000 as of December 31, 2004 and 2003. Commitments generally are for periods of up to twelve months. Extension of credit under these commitments is subject to certain collateral requirements and other financial criteria at the time the commitment is drawn upon. Standby letters of credit are executed for members for a fee. A standby letter of credit is a financing arrangement between the FHLBNY and its member. If the FHLBNY is required to make payment for a beneficiary’s draw, these amounts are converted into collateralized advances to the member. Outstanding standby letters of credit were approximately $119,468,000 and $81,3700,000 as of December 31, 2004 and 2003, respectively and had original terms of up to fifteen years, with a final expiration in 2019. Unearned fees on standby letters of credit are recorded in other liabilities were not significant as of December 31, 2004 and 2003. Unearned fees for transactions prior to 2003, as well as the value of the guarantees related to standby letters of credit entered into after 2002, are recorded in other liabilities. Based on management’s credit analyses and collateral requirements, the FHLBNY does not deem it necessary to have any provision for credit losses on these commitments and letters of credit. Standby letters of credit are fully collateralized at the time of issuance. The estimated fair values of commitments and letters of credit as of December 31, 2004 and 2003 are reported in Note 20.

The FHLBNY has entered into standby bond purchase agreements related to securities issued by state housing authorities within its district whereby the FHLBNY, for a fee, agrees to purchase and hold the authorities’ bonds until the designated marketing agent can find a suitable investor or the housing authority repurchases the bonds, according to a schedule established by the standby agreement. Each standby agreement dictates the specific terms that would require the FHLBNY to purchase the bonds. The bond purchase commitments entered into by the FHLBNY expire no later than 2005. Some commitments are renewable at the option of the FHLBNY. Total commitments for bond purchases were $543,721,000 as of December 31, 2004 and 2003, with the New York City Transitional Finance Authority. The FHLBNY was not required to purchase any bonds under these agreements since the inception of the commitment. The estimated fair values of standby bond purchase agreements as of December 31, 2004 and 2003 are reported in Note 20.

Federal Home Loan Bank of New York
Notes to Financial Statements

Commitments which unconditionally obligate the FHLBNY to fund or purchase mortgage loans under the MPF program totalled $10,316,000 and $9,681,000 as of December 31, 2004 and 2003. Commitments are generally for periods not to exceed 365 days. In accordance with SFAS 149, such commitments entered into after June 30, 2003 were recorded as derivatives at their fair value. In addition, the FHLBNY had entered into conditional agreements under “Master Commitments” with its members in the MPF program to fund or purchase in aggregate $486,746,000 and $333,467,000 as of December 31, 2004 and 2003.

The FHLBNY generally executes derivatives with major banks and broker-dealers and generally enters into bilateral collateral agreements. As of December 31, 2004 and 2003, interest-bearing deposits included $1,091,677,000 and $1,653,686,000 in cash pledged as collateral to broker-dealers and banks with credit-risk exposure to the FHLBNY related to derivatives.

The FHLBNY charged to operating expenses net rental costs of approximately $3,038,742, and $2,906,997 for years aided December 31, 2004 and 2003. Lease agreements for FHLBNY premises generally provide for increases in the basic rentals resulting from increases in property taxes and maintenance expenses. Such increases are not expected to have a material effect on the FHLBNY.

The following table summarizes commitments and contingencies as of December 31, 2004 (in thousands):

	Payments due or expiration terms by period
		> l year	> 3 years
	<= 1 year	<= 3 year	<= 5 years	> 5 years	Total
Contractual Obligations
Consolidated obligations – bonds at par	$25,348,025	$24,986,155	$6,788,950	$3,463,000	$60,586,130
Manditorily redeemable capital stock	106,141	175	9,923	10,342	126,581
Premise and equipment (rental and lease obligations)	2,845	5,535	4,976	17,751	31,107

Total contractual obligations	25,457,011	24,991,865	6,803,849	3,491,093	60,743,818

Other contractual obligations
Standby letters of credit	76,359	11,524	21,465	10,120	119,468
Standby bond purchase agreements	543,721	—	—	—	543,721
Unused lines of credit and other commitments	10,376,197	—	—	—	10,376,197
Consolidated obligation bonds traded not settled	400,650	—	—	—	400,650
Open delivery commitments	10,316	—	—	—	10,316

Total other contractual obligations	11,407,243	11,524	21,465	10,120	11,450,352

Total commitments	$36,864,254	$25,003,389	$6,825,314	$3,501,213	$72,194,170

The FHLBNY does not anticipate any credit losses from its off-balance sheet commitments and accordingly no provision for loan losses is required.

22.	Otter Developments

The FHLBNY is subject to legal proceedings arising in the normal course of business. After consultation with legal counsel, the FHLBNY does not anticipate that the ultimate liability, if any, arising out of these matters will have a material effect on the FHLBNY’s financial condition or results of operations.

Federal Home Loan Bank of New York
Notes to Financial Statements

23.	Segment Information

The FHLBNY manages its operations as a single business segment. Management and the FHLBNY’s Board of Directors review enterprise-wide financial information in order to make operating decisions and assess performance.

The FHLBNY has a unique cooperative structure and is owned by member institutions located within a defined geographic district. The Bank’s market is the same as its membership district – New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. Institutions that are members of the FHLBNY must have their principal places of business within this market, but may also operate elsewhere.

The FHLBNY’s primary business is making low-cost, collateralized loans, known as “advances,” to its members. Members use advances as a source of funding to supplement their deposit-gathering activities. As a cooperative, the FHLBNY prices advances at minimal net spreads above the cost of its funding to deliver maximum value to members.

Advances to large members constitute a significant percentage of FHLBNY’s advance portfolio and its source of revenues.

The FHLBNY’s total assets and capital could significantly decrease if one or more large members were to withdraw from membership or decrease business with the Bank. Members might withdraw or reduce their business as a result of consolidating with an institution that was a member of another FHLBank, or for other reasons. The FHLBNY has considered the impact of losing one or more large members. In general, a withdrawing member would be required to repay all indebtedness prior to the redemption of its capital stock. Under current conditions, the FHLBNY does not expect the loss of a large member to impair its operations. Since the FHLBank Act of 1999 does not allow the FHLBNY to redeem the capital of an existing member if the redemption would cause the FHLBNY to fall below its capital requirements, the loss of a large member should not result in an inadequate capital position for the FHLBNY. However, such an event could reduce the amount of capital that the FHLBNY has available for continued growth. This, in turn, could have various ramifications for the FHLBNY, including a possible reduction in net income and dividends, and a lower return on capital stock for remaining members.

The following table summarizes advances to the top 5 members at December 31, 2004 (in thousands):

				Percent of
	City	State	Advances	Total Advances

GreenPoint Bank	New York	New York	$5,125,015	7.60%
HSBC Bank USA	Buffalo	New York	5,011,786	7.50%
New York Community Bank	Westbury	New York	4,644,290	6.90%
Independence Community Bank	New York	New York	3,958,000	5.90%
Manufacturers and Traders Trust Company	Buffalo	New York	3,529,333	5.20%

			$22,268,424	33.10%

Federal Home Loan Bank of New York
Notes to Financial Statements

The following table summarizes advance interest income from the top 5 members and non-members during year ended December 31, 2004 (in thousands):

December 31, 2004

New York Community Bank	$196,510
GreenPoint Bank	145,738
Independence Community Bank	131,164
Washington Mutual Bank	60,887
HSBC Bank USA	35,507

$569,806

At December 31, 2004, the FHLBNY had 302 members. Interest revenues received from New York Community Bank aggregated $196,510,000, or 10.2% of total revenue for the year ended December 31, 2004.